SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive information Statement

STAR SCIENTIFIC, INC.

(Name of Registrant as Specified In Its Charter)

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STAR SCIENTIFIC, INC.

801 LIBERTY WAY

CHESTER, VIRGINIA 23836

June 12, 2003

Dear Star Scientific Stockholder:

I am writing to you regarding the proposed sale of our cigarette business. Pursuant to an asset purchase agreement, we will sell our cigarette business to North Atlantic Trading Company, Inc. in a cash transaction valued at approximately $80 million, subject to adjustments described in the asset purchase agreement. North Atlantic Trading Company will acquire substantially all of the assets of our cigarette business, including those held by our wholly owned subsidiary, Star Tobacco, Inc., and generally will assume the related liabilities, including product liability claims related to pre-closing sales of cigarettes, except as disclosed in the accompanying information statement. Our cigarette business represents substantially all of our discount cigarettes and smokeless tobacco products segment, including approximately 99% of the revenues reported for this segment during the quarter ended March 31, 2003.

Following the sale, we will seek to build our smokeless tobacco business by continuing to sell and expand the distribution of our very low tobacco-specific nitrosamine non-fermented smokeless tobacco products, principally ARIVA™ hard tobacco cigalett™ pieces, and developing other hard tobacco products, such as a spit-free™ hard tobacco product for moist snuff users. Also, we will continue to develop and license low tobacco-specific nitrosamine tobacco and tobacco products, including to Brown & Williamson Tobacco Corporation, pursuant to our current agreement with Brown & Williamson. Further, we will pursue our pending patent litigation against R.J. Reynolds for infringement of patents relating to the process for producing low tobacco-specific nitrosamine tobacco to which we are the exclusive licensee.

We intend to use a portion of the net proceeds from the transaction, after the payment of taxes and transaction expenses, at closing to pay $7.5 million to Brown & Williamson as a reduction of the principal balance of notes outstanding and all other amounts owing to Brown & Williamson (for which Brown & Williamson will release all of its liens on our intellectual property), to pay down our lines of credit, and to provide for our future escrow obligations relating to our pre-closing sales of cigarettes. We intend to use the remaining net proceeds for working capital and general corporate purposes and we may use a portion of the proceeds to purchase shares of our stock under our previously announced buyback program for up to 1.2 million shares.

After careful consideration, our board of directors unanimously approved the sale of our cigarette business and concluded that the sale of our cigarette business is advisable and in the best interests of our company.

In evaluating the transaction and reaching its determination, our board of directors considered a number of factors and consulted with its professional advisors, including legal, financial and accounting advisors. The accompanying information statement contains detailed information about the sale of our cigarette business, the asset purchase agreement governing the sale and other important information. Please give all of this information your careful attention.

Under the Delaware General Corporation Law, because our cigarette business may constitute substantially all of our assets, the proposed transaction must be approved by the holders of a majority of the outstanding shares of our common stock. Stockholders holding approximately 51% of our common shares have consented in writing to the sale of our cigarette business pursuant to the asset purchase agreement. Accordingly, we are not required, and are not seeking, to hold a stockholder meeting or to obtain further stockholder approval of the sale.

The closing of the sale of our cigarette business will occur as soon as all conditions to the closing of the transactions are satisfied or waived, including the condition that North Atlantic Trading Company obtain the financing necessary for it to acquire the cigarette business.

We believe the sale of our cigarette business will help us achieve our previously stated goals by allowing us to focus on the development of very low tobacco-specific nitrosamine products and processes and the licensing of the technology to which we have exclusive rights. We appreciate your support and patience as we continue to focus on these long-term business objectives.

Sincerely,

Paul L. Perito

Chairman of the Board, President, and Chief

Operating Officer

STAR SCIENTIFIC, INC.

801 LIBERTY WAY

CHESTER, VIRGINIA 23836

INFORMATION STATEMENT

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this information statement. It may not contain all of the information that is important to you. To understand fully the proposed sale of our cigarette business, and for a more complete description of the terms of the transaction, you should read carefully the entire information statement, as well as the additional documents to which we refer you, including the asset purchase agreement attached as Annex A. If you have additional questions, see “Where You Can Find More Information” on page 120. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Principal Parties to the Transaction (Page 12)

Star Scientific, Inc.    We are a Delaware corporation. We refer to ourselves throughout this information statement as the “company,” “Star Scientific,” “we” or “us.” We are a technology-oriented tobacco company. Currently, we primarily manufacture and sell four discount cigarette brands, engage in the development, marketing and sale of very low tobacco-specific nitrosamine, or “TSNA,” smokeless and other tobacco products that expose tobacco users to lower levels of carcinogenic toxins, the processing of very low-TSNA tobacco through contracts with StarCured™ tobacco farmers, the licensing of the technology under patents to which we are the exclusive licensee for producing low-TSNA tobacco and products and the enforcement of these patents. Our principal office is located at 801 Liberty Way, Chester, Virginia 23836 and the telephone number of our office is (804) 530-0535.

Star Tobacco, Inc.    We refer to Star Tobacco, Inc. in this information statement as “Star Tobacco.” Star Tobacco is a Virginia corporation and a wholly owned subsidiary of Star Scientific. Star Tobacco is the entity through which we primarily conduct our cigarette business. We sometimes collectively refer to Star Scientific and Star Tobacco as the “Sellers.” Star Tobacco’s principal office is located at 801 Liberty Way, Chester, Virginia 23836. The telephone number for Star Tobacco is (804) 530-0535.

North Atlantic Trading Company, Inc.    We refer to North Atlantic Trading Company, Inc. in this information statement as “NATC.” NATC is a privately held Delaware corporation. NATC, through its wholly owned subsidiaries National Tobacco Company, L.P. and North Atlantic Operating Company, Inc., manufactures and markets loose leaf chewing tobacco and imports and distributes premium cigarette papers and related products. NATC’s principal executive offices are located at 257 Park Avenue South, New York, New York 10010, and its telephone number is (212) 253-8185.

Sale of the Cigarette Business (Page 12)

Pursuant to the terms of, and subject to the conditions of, the asset purchase agreement, dated February 18, 2003, among Star Scientific, Star Tobacco and NATC, we will sell to NATC substantially all of the assets of our business of manufacturing and marketing discount cigarettes, which we refer to as our cigarette business. NATC will assume the related liabilities, including product liability claims related to pre-closing sales of cigarettes, subject to exceptions set forth in the asset purchase agreement, such as funded debt and, with respect to pre-closing sales of cigarettes, escrow obligations under the state “qualifying statutes” adopted in accordance with the November 23, 1998 tobacco master settlement agreement among 46 states, the District of Columbia, several U.S. territories and the major tobacco companies, to which we refer as the “master settlement agreement” or the “MSA”. As a result of this transaction, our ownership of the cigarette business, which traditionally has generated the substantial majority of our revenues, will transfer to NATC. As consideration for the sale of our cigarette business, NATC has agreed to pay a purchase price of approximately $80 million, subject to a post-closing net working capital adjustment and the Sellers’ obligation to purchase accounts receivable from NATC to the extent not collected at the Sellers’ historical rate. These adjustments could increase or decrease the amount of the net proceeds to the company. In addition, we have agreed to indemnify NATC and its affiliates for certain types of damages related to or resulting from the breach of any of our warranties, representations, covenants or agreements under the asset purchase agreement. We will not be required to indemnify NATC for any losses for breach until the cumulative amount of such losses exceeds $500,000 and our indemnification obligation for breach will not exceed $12,500,000.

Holders of a Majority of Our Common Stock Have Approved the Sale of the Cigarette Business (Page 26)

On February 18, 2003, holders of approximately 51% of the shares of our outstanding common stock delivered to the company written consents approving the sale of our cigarette business pursuant to the asset purchase agreement. These written consents represent sufficient stockholder approval of the sale under the Delaware General Corporation Law and, consequently, no additional votes by our stockholders are required, and we are not soliciting any such votes.

The Company’s Business Following the Completion of the Sale of the Cigarette Business (Page 27)

Following the sale, we will seek to build our smokeless tobacco business by continuing to sell and expand the distribution of our very low tobacco-specific nitrosamine non-fermented smokeless tobacco products. These products are manufactured with StarCured™ tobacco that is 100% Virginia flue-cured tobacco and which contain natural and artificial flavors and other ingredients commonly found in smokeless tobacco products. Unlike many other conventional forms of smokeless tobacco products, we do not use a fermentation process in preparing our StarCured™ tobacco for product manufacturing, because fermentation has been found to contribute to the formation of carcinogenic TSNAs. Currently, our principal smokeless tobacco product is ARIVA™, a hard tobacco cigalett™. We also are developing other hard tobacco products, such as a spit-free™ hard tobacco product for moist snuff users. Also, we will continue to develop and license low-TSNA tobacco and tobacco products, including to Brown & Williamson Tobacco Corporation, pursuant to our current agreement with Brown & Williamson. Further, we will pursue our pending patent litigation against R.J. Reynolds for infringement of patents relating to the process for producing low-TSNA tobacco to which we are the exclusive licensee.

Use of Sale Proceeds (Page 13)

We intend to use a portion of the net proceeds from the transaction, after the payment of taxes and transaction expenses, at closing to pay $7.5 million to Brown & Williamson as a reduction of the principal balance of notes outstanding and all other amounts owing to Brown & Williamson (for which Brown & Williamson will release all of its liens on our intellectual property), to pay down our lines of credit, and to provide for our future escrow obligations relating to our pre-closing sales of cigarettes. We intend to use the remaining net proceeds for working capital and general corporate purposes and we may use a portion of the proceeds to purchase shares of our stock under our previously announced buyback program for up to 1.2 million shares.

Factors Considered by our Board of Directors (Page 18)

In reaching its conclusion to approve the sale of the cigarette business, our board of directors consulted with its professional advisors and considered the short-term and long-term interests of the company and stockholders, focusing on a variety of business, financial, industry and market factors, including without limitation, the following:

Positive Factors

•	That the sale of our cigarette business will allow us to focus on less toxic forms of tobacco use, i.e. very low-TSNA StarCured™ non-fermented smokeless tobacco products and the continued development of technology for producing low-TSNA tobacco and the licensing of that technology under patents to which we are the exclusive licensee.

•	That, in the past, we have publicly stated that we wished to exit the cigarette business as soon as practicable and focus our attention on smokeless tobacco products that contain fewer toxins than cigarette products.

•	The financial performance and future prospects of our cigarette business, including the current economic and market conditions in the cigarette industry, pressure from foreign competitors and the continued impact on the cigarette business of the terms of the master settlement agreement.

•	That NATC has agreed generally to assume all liability for, among other matters, the development, manufacture, advertising, marketing, distribution and sale of cigarettes developed, manufactured, advertised, distributed or sold by us under the brands included in our cigarettes business.

•	That the sale of our cigarette business will enable us to realize substantially all of the value of that business in cash, increasing our financial flexibility, including our ability to redeploy the capital into higher growth opportunities.

•	The oral presentation of McColl Partners, LLC and its written fairness opinion, which is attached hereto as Annex B. The written opinion states that, as of the date of the opinion and based upon and subject to the various assumptions and limitations described in the opinion, the purchase price to be paid to the company for the sale to NATC of the assets comprising the cigarette business was fair to the company from a financial point of view. The opinion does not take into account any adjustments to the purchase price. See “Opinion of Financial Advisor”, beginning on page 20.

Negative Factors

•	That the sale of our cigarette business will be a taxable transaction to the company.

•	That the consummation of the sale of our cigarette business is conditioned upon NATC obtaining financing necessary for it to purchase the cigarette business.

•	That the consummation of the sale of our cigarette business is conditioned upon a number of other factors, including approval by our stockholders (which already has been obtained), the accuracy of the representations and warranties of the parties, compliance by the parties with their obligations under the asset purchase agreement, and the absence of a material adverse change relating to our cigarette business.

•	That, in the event we do not come into compliance with the MSA “qualifying statutes” as described in “Escrow Obligations” on page 35, NATC would not have to complete the transaction and we would have to reimburse NATC for its expenses, including those related to its financing.

•	That the cigarette business represents the substantial majority of our existing assets and income and we may not be able to effectively use the proceeds of the sale and our remaining assets and businesses to generate revenues at our historical level.

•	That in the asset purchase agreement we have agreed to indemnify NATC for certain losses that result from a breach of the representations and warranties, covenants or agreements we make in the asset purchase agreement and for liabilities not assumed by NATC, which could present us with financial liabilities in the future.

•	That the failure of the sale to be consummated for any reason could adversely affect our cigarette business through loss of customers, loss of employees and other factors.

•	That the asset purchase agreement prevents us from soliciting other transactions to acquire our cigarette business and requires us to pay NATC a termination fee of $2.8 million, plus NATC’s reasonable expenses incurred in connection with this transaction, including the related financing, if the asset purchase agreement is terminated in connection with a superior proposal by a third party.

The foregoing discussion of information and factors considered by the company’s board of directors is not intended to be exhaustive and, in view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. Although some of the risks identified above are significant, the board of directors believes that the risks associated with the sale of our cigarette business to NATC are outweighed by its potential benefits. After taking into account all of the factors set forth above, the company’s board of directors unanimously determined that the sale of our cigarette business was advisable and in the best interest of the company and that the company should proceed with the sale of our cigarette business on the terms and conditions set forth in the asset purchase agreement.

Approval by Board of Directors (Page 20)

At a meeting on February 17, 2003, our board of directors unanimously determined that the sale of our cigarette business, on the terms and conditions set forth in the asset purchase agreement, was advisable and in the best interests of the company and unanimously recommended that our stockholders approve the sale of our cigarette business pursuant to the asset purchase agreement.

Opinion of Financial Advisor (Page 20)

On February 17, 2003, McColl Partners, financial advisor to the company, delivered its written opinion to the company’s board of directors that, as of that date and based upon and subject to the various assumptions and limitations described in the opinion, the purchase price to be paid to the company for the sale of the assets to NATC in connection with the proposed transaction was fair to the company from a financial point of view. McColl Partners’ opinion and presentation to the board of directors were among the many factors taken into consideration by the board of directors in its decision to approve, and to recommend that the company’s stockholders approve, the sale of the company’s cigarette business pursuant to the asset purchase agreement.

McColl Partners’ written opinion to the board of directors is attached as Annex B to this information statement and is incorporated by reference into this information statement in its entirety. The opinion sets forth assumptions, limitations and matters considered in the review undertaken in connection with the opinion. The opinion does not constitute a recommendation by McColl Partners to any stockholders as to any consent to or approval of the sale of the company’s cigarette business or as to any other matter relating to the proposed transaction. The opinion addresses only the financial fairness of the cash purchase price of $80 million to the company for the sale to NATC of the assets comprising the cigarette business (along with the assumption by NATC of the assumed liabilities), not taking into account any adjustments to the purchase price or guarantee of accounts receivable. You should read the opinion carefully and in its entirety.

Closing of the Transaction (Page 31)

The closing of the transaction will take place on the third business day after all conditions precedent to closing, as set forth in the asset purchase agreement, have been satisfied, but in no event later than July 15, 2003, unless the parties agree otherwise. It is currently anticipated that closing will occur on or before July 15, 2003.

Conditions to the Transaction (Page 41)

The asset purchase agreement contains closing conditions, some of which are waivable by the party who would benefit from the condition, that are customary in transactions similar to the sale of our cigarette business. These conditions include, but are not limited to:

•	NATC having obtained all financing necessary for it to purchase our cigarette business;

•	the Sellers being in compliance with the MSA “qualifying statutes” as described in “Escrow Obligations” on page 35;

•	the accuracy and completeness of representations and warranties of the parties and the compliance by the parties with their obligations under the asset purchase agreement;

•	NATC having obtained certain licenses or approvals from the U.S. Department of Treasury Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) in connection with NATC’s acquisition of the cigarette business; and

•	the absence of the occurrence of a material adverse effect relating to the cigarette business, taken as a whole.

Termination of the Asset Purchase Agreement (Page 42)

The asset purchase agreement may be terminated at any time prior to the completion of the transaction by mutual written consent of the company and NATC, and by either the company or NATC if:

•	the transaction is not completed on or before July 15, 2003, other than as a result of a breach of the asset purchase agreement by the terminating party;

•	if the other party has not complied with its obligations under the asset purchase agreement or has breached its representations or warranties;

•	if our stockholders reject the transaction (note that we have already received the requisite stockholder approval of the transaction); or

•	a court prohibits the completion of any of the transactions contemplated by the asset purchase agreement.

In addition, NATC may terminate the asset purchase agreement if our board withdraws or adversely modifies its approval or recommendation of the sale of the cigarette business.

Termination Fee (Page 43)

If we are not in compliance with the MSA “qualifying statues” as described in “Escrow Obligations,” on page 35, the conditions to our obligations to close are satisfied, and NATC has obtained the financing necessary to complete the sale, we will be required to reimburse NATC for its reasonable expenses incurred in connection with the sale, including those related to its financing.

NATC will be required to pay us a termination fee of $2,000,000, which amount NATC has deposited into escrow, if NATC fails to obtain the necessary financing prior to July 15, 2003 and NATC’s other conditions to closing are satisfied.

Other Agreements (Page 43)

We have entered or will enter into the following additional agreements in connection with this transaction.

Concurrently with the date of the asset purchase agreement, the company executed a deposit escrow agreement with NATC, with respect to the $2,000,000 deposited by NATC into escrow concurrently with the signing of the asset purchase agreement. Under that agreement, the escrow agent would release $2,000,000 to the company if the purchase agreement is terminated after July 15, 2003, NATC fails to obtain the necessary financing and NATC’s other conditions to closing are satisfied.

We also have agreed to enter into an escrow agreement with NATC and a separate escrow agent in connection with our obligation to deposit into escrow a portion of the sales proceeds equal to our estimated escrow obligations under the MSA “qualifying statutes” with respect to 2003 sales of cigarettes directly into states that are a party to the MSA.

Additionally, the parties have agreed to enter into a license agreement at the closing of the sale of the cigarette business in the form attached to this information statement as Annex C. This license agreement will provide NATC with a license under certain of the company’s patents pertaining to low-TSNA tobacco. Royalties under the license will be based on the net sales of cigarettes and other tobacco products containing low-TSNA tobacco covered by the company’s patents. The royalty rate will be equal to one-half the lowest royalty rate the company receives from any United States tobacco company (excluding the royalty rate paid by B&W pursuant to the currently existing royalty arrangement under the April 25, 2001 agreement with the company and by Golden Leaf Tobacco Company, Inc. pursuant to its arrangements with the company in effect on the date hereof), but in no event more than 2.5% of the net sales.

Interests of Certain Persons in the Sale (Page 28)

Our directors, executive officers and employees described below have interests in the sale of the cigarette business that may differ from your interests as a stockholder. Our board of directors was aware of these interests and considered them, among other matters, in approving and recommending the sale of the cigarette business.

Star has entered into employment agreements with three of its officers. Under the company’s employment agreement with Paul L. Perito, the company’s chairman, president and chief operating officer, Mr. Perito is entitled, in connection with the company’s acceptance of any offer to sell all or substantially all of the assets of the company, to terminate the agreement and to receive a one-time termination payment of $2,500,000, plus an additional amount, referred to as a gross-up payment, to reimburse him for certain taxes due in connection with this payment. Prior to the execution of the asset purchase agreement, Mr. Perito voluntarily waived in writing his rights under this agreement in connection with the sale of the cigarette business to NATC.

The company has also entered into employment agreements with Christopher G. Miller, the company’s chief financial officer and a member of our board of directors, and Robert E. Pokusa, the company’s general counsel. These employment agreements provide that, if the company terminates the employment of Mr. Miller or Mr. Pokusa after a change of control of the company, the company will pay him a severance payment equal to six months’ salary, paid on a monthly basis. For the purposes of these agreements, the sale of the cigarette business would likely be deemed to be a change of control.

Our directors and officers have received options under the company’s 1998 Stock Option Plan and Amended and Restated 2000 Equity Incentive Plan. Pursuant to the terms of these options, upon the sale of our cigarette business, all unvested options would become immediately exercisable. At the time of the execution of the asset purchase agreement, all options held by our directors and executive officers had already vested, except for 25,000 unvested options held at that time by each of Messrs. Patrick M. McSweeney and John R. Bartels, Jr., directors of the company. Each of these unvested options has an exercise price of $2.40, well in excess of the trading price of our common stock in the months leading up to the date of this information statement, and were to vest and become immediately exercisable on January 28, 2004, if not accelerated in connection with the sale of the cigarette business. Subsequent to the approval by our board of directors of the asset purchase agreement, and the company’s execution of the asset purchase agreement, Mr. McSweeney resigned from the board for personal and professional reasons not related to any disagreement with management or the board of directors with respect to the sale of the cigarette business or any other matter. Effective upon his resignation, Mr. McSweeney is no longer entitled to acceleration of the options described above.

Material U.S. Federal Income Tax Consequences (Page 28)

The sale of the cigarette business will be a taxable event to the company. We will recognize gain on the difference between the purchase price (including liabilities assumed), taking into account the adjustments to the purchase price, and our adjusted tax basis in the cigarette business and other assets sold, and will pay income tax accordingly.

Our stockholders will not recognize any gain or loss solely as a result of the sale of the cigarette business.

Accounting Treatment of the Sale (Page 28)

As our cigarette business is a separate component of the company, the sale will be treated as “discontinued operations” for accounting purposes upon obtaining majority stockholder approval for the sale (which approval was obtained in February 2003). With discontinued operations treatment, the historical financial statements will be restated, all cigarette assets and liabilities will be collapsed into one line item on the balance sheet and all cigarette income statement amounts for current and prior periods will be presented as “discontinued operations” less applicable inome taxes and excluded from income from continuing operations.

Appraisal Rights (Page 30)

Stockholders of the company are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the sale of our cigarette business pursuant to the asset purchase agreement.

INTRODUCTION

This information statement is being mailed or otherwise furnished to stockholders of Star Scientific, Inc., a Delaware corporation, in connection with the proposed sale of our cigarette business to NATC pursuant to an asset purchase agreement described in this information statement. Under the Delaware General Corporation Law, because our cigarette business may constitute substantially all of our assets, the proposed transaction must be approved by the holders of a majority of the outstanding shares of our common stock. Stockholders holding a majority of our common shares have consented in writing to the sale of our cigarette business pursuant to the asset purchase agreement. Accordingly all necessary stockholder approval with respect to the matters described in this information statement has been obtained and we do not require, and are not seeking, to hold a stockholder meeting or to obtain further stockholder approval of the sale. This information statement is furnished solely for the purpose of informing stockholders in the manner required under the Securities Exchange Act of 1934, as amended, of the sale of the cigarette business before it takes effect.

Our board of directors believes that the sale of our cigarette business is in the best interest of Star Scientific, Inc. The transaction has the unanimous support of our board of directors and the support of the holders of a majority of the outstanding shares of the company’s common stock.

The principal executive offices of Star Scientific, Inc. are located at 801 Liberty Way, Chester, Virginia 23836. This information statement is dated June 12, 2003 and will be first sent to holders of the company’s common stock on or about June 13, 2003.

Unless otherwise indicated or the context otherwise requires, in this information statement, (1) the “company,” “Star Scientific,” “we” or “us” refers to Star Scientific, Inc., a Delaware Corporation, (2) “Star Tobacco” refers to Star Tobacco, Inc., a Virginia corporation and a wholly owned subsidiary of Star Scientific, (3) the “Sellers” refers to the Company and Star Tobacco, collectively, and (4) “NATC” refers to North Atlantic Trading Company, Inc., a Delaware corporation.

QUESTIONS AND ANSWERS ABOUT THE SALE OF THE CIGARETTE BUSINESS

The following questions and answers are intended to address briefly some commonly asked questions regarding the sale of our cigarette business. These questions and answers may not address all questions that may be important to you as a company stockholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference into this information statement.

Q: What	transaction is being proposed?

A: We are selling substantially all of our assets related to our cigarette business. Pursuant to an asset purchase agreement, we will sell our cigarette business to NATC for cash consideration of approximately $80 million, subject to post-closing adjustments for net working capital and collections of accounts receivable and NATC will acquire substantially all of the assets and will assume the related liabilities, including product liability claims related to pre-closing sales of cigarettes, subject to exceptions set forth in the asset purchase agreement, including funded debt and, with respect to pre-closing sales of cigarettes, escrow obligations under the state “qualifying statutes” adopted in accordance with the November 23, 1998 tobacco master settlement agreement among 46 states, the District of Columbia, several U.S. territories and the major tobacco companies, to which we refer as the “master settlement agreement” or the “MSA”.

Q: What	vote is required of the stockholders to approve the transaction?

A:  Because the cigarette business may constitute the sale of substantially all of our assets under the Delaware General Corporation Law, the sale of our cigarette business must be approved by holders of a majority of the outstanding shares of our common stock. Stockholders holding approximately 51% of our common shares have consented in writing to the sale of our cigarette business pursuant to the asset purchase agreement. This action by stockholders holding a majority of our common shares constitutes the stockholder action necessary to approve the sale without the approval of any other stockholder. Therefore, you are not required to vote and your vote is not being sought.

Q: Why	has the company’s board of directors approved the sale of our cigarette business?

A: After considering a number of factors, including our previously stated goals of focusing our business on the development of very low-TSNA products and processes and the licensing of the technology to which we have exclusive rights, the financial performance and future prospects of the cigarette business, current economic and market conditions in the cigarette industry, potential liabilities related to the cigarette industry and the consideration being offered, and after consulting with our professional advisors, including legal, financial and accounting advisors, our board of directors determined that the sale of our cigarette business on substantially the terms and conditions set forth in the asset purchase agreement is advisable and in the best interest of the company. Our board of directors has unanimously approved the transaction.

Q:	How will the sale of our cigarette business affect our exposure for claims relating to the production and sale of cigarettes?

A: NATC has agreed to assume all liability for, among other matters, the development, manufacture, advertising, marketing, distribution and sale of cigarettes developed, manufactured, advertised, distributed or sold by us under the brands included in our cigarettes business. This includes liability from any related third party claims, including with respect to health-related effects for our products or violations of law. We have made a number of representations and warranties to NATC under the asset purchase agreement, including that we have not made any claims that smoking cigarettes marketed by us under the brands is less injurious to human health than smoking other cigarette brands. To the extent third party claims are based on facts or circumstances that represent a breach of our representations or warranties, we may be obligated to indemnify NATC for losses incurred as a result of such a breach. These representations and warranties, and the related indemnification obligations, are more fully described in “Terms of the Asset Purchase Agreement and Related Agreements”, particularly under the captions “Indemnification”, beginning on page 36, and “Representations and Warranties”, beginning on page 37. Because we have not claimed that our cigarettes are less injurious than other cigarettes, and have attempted to accurately portray the adverse health effects of smoking, including the addictive nature of nicotine and the fact that smoking involves a range of serious health risks, we believe that we have conducted our business in a manner that reduces the risk of liability associated with the use of our products and which distinguishes us from other tobacco companies.

Q:	How will the sale of the cigarette business impact the Sellers’ obligations to make MSA escrow deposits and its rights to the funds already deposited.

A: NATC is not assuming the Sellers’ obligations to make escrow deposits under the qualifying statutes with respect to sales of cigarettes prior to the closing and it is not acquiring the Sellers’ rights to the funds already deposited into escrow. Accordingly, the Sellers retain their obligations to make such escrow deposits arising in 2003 prior to the sale of the cigarette business, as well as any additional escrow deposits demanded by the states with respect to sales prior to 2003. NATC is responsible for escrow obligations arising after closing with respect to sales of cigarettes. As described under the caption “Escrow Obligations”, beginning on page 35, due to the difficulty of determining the specific date on which escrow obligations arise, the parties have agreed to a formula to allocate escrow obligations arising in 2003 in a manner intended to approximate the respective portions of these obligations arising prior to and after the closing. There is no escrow obligation associated with the sale of smokeless tobacco products and, after the sale of the cigarette business is complete, the Sellers do not anticipate remaining in the cigarette business. Thus, the Sellers do not anticipate having escrow obligations under the qualifying statutes related to the Sellers’ sales after the closing. The Sellers will retain their rights to the funds deposited into escrow, subject to the restrictions placed on those funds in escrow and claims by the MSA States as described under the caption “Tobacco Master Settlement Agreement”, beginning on page 59.

Q: Who	are the parties purchasing the cigarette business?

A: The company purchasing our cigarette business is NATC. NATC is a privately held Delaware corporation headquartered in New York, New York. NATC, through its wholly owned subsidiaries National Tobacco Company, L.P. and North Atlantic Operating Company, Inc., manufactures and markets loose leaf chewing tobacco and imports and distributes premium cigarette paper and related products.

Q: What	will the company receive for the cigarette business it is selling to NATC?

A: NATC has agreed to acquire our cigarette business for a cash purchase price of approximately $80 million, subject to adjustments and other provisions of the asset purchase agreement described in “Terms of the Asset Purchase Agreement and Related Agreements,” beginning on page 31, and subject to taxes and transaction expenses incurred in connection with the sale.

Q: Will	I receive any payment as a result of the sale of the cigarette business in the transaction?

A: Our stockholders will not receive any payment as a result of this transaction. In the event the company subsequently elects to use a portion of the after-tax proceeds from the sale of the cigarette business to pay a dividend or purchase our common stock, amounts received by the company’s stockholders will be treated as either a dividend or distribution (generally ordinary income) or as payment in exchange for a portion of their stock (generally capital gain or loss), depending on the particular facts and circumstances.

Q: When	do you expect the transaction to be completed?

A: We are working to complete the transaction by July 15, 2003. The closing of the transaction is subject to the satisfaction or waiver of all the conditions set forth in the agreement. There are several significant conditions to closing, including but not limited to:

•	NATC having obtained all financing necessary for it to purchase our cigarette business;

•	the Sellers being in compliance with the MSA “qualifying statutes” as described in “Escrow Obligations” on page 35;

•	the accuracy and completeness of representations and warranties of the parties and the compliance by the parties with their obligations under the asset purchase agreement;

•	NATC having obtained certain licenses or approvals from the U.S. Department of Treasury Alcohol and Tobacco Tax and Trade Bureau, to which we refer throughout this document as the “Tax and Trade Bureau,” in connection with NATC’s acquisition of the cigarette business; and

•	the absence of the occurrence of a material adverse effect relating to the cigarette business, taken as a whole.

Q: What	will the company’s business be following the sale of the cigarette business?

A: Sales of cigarettes traditionally have generated the substantial majority of our revenues, including approximately 99% of the revenues reported for our discount cigarettes and smokeless tobacco products segment during the quarter ended March 31, 2003. Following the sale, we will seek to build our smokeless tobacco business by continuing to sell and expand the distribution of our very low tobacco-specific nitrosamine non-fermented smokeless tobacco products. These products are manufactured with StarCured™ tobacco that is 100% Virginia flue-cured tobacco and which contain natural and artificial flavors and other ingredients commonly found in smokeless tobacco products. Unlike many other forms of conventional smokeless tobacco products, we do not use a fermentation process in preparing our StarCured™ tobacco for product manufacturing, because fermentation has been found to contribute to the formation of carcinogenic TSNAs. Currently, our principal smokeless tobacco product is ARIVA™, a hard tobacco cigalett™. We also are developing other hard tobacco products, such as a spit-free hard tobacco product for moist snuff users. Also, we will continue to develop and license low tobacco-specific nitrosamine tobacco and tobacco products, including to Brown & Williamson Tobacco Corporation, pursuant to our current agreement with Brown & Williamson. Further, we will pursue our pending patent litigation against R.J. Reynolds for infringement of patents relating to the process for producing low tobacco-specific nitrosamine tobacco to which we are the exclusive licensee.

Q: Will	I owe any federal income tax as a result of the sale of the cigarette business?

A: No, you will not owe any federal income tax solely as a result of the sale of our cigarette business. You will not recognize any gain solely as a result of the sale of our cigarette business. The sale of our cigarette business will be a taxable event to us. We will recognize gain or loss equal to the difference between the purchase price (including liabilities assumed), taking into account the adjustments to the purchase price, and our tax basis in the assets sold.

Q: How	can I learn more?

A: This information statement contains important information regarding the sale of our cigarette business to NATC and the asset purchase agreement, as well as information about us and the parties acquiring our assets. It also contains important information about what our board of directors considered in approving the transaction. In addition, to learn more information you should read the asset purchase agreement attached as Annex A to this information statement.

Q: Who	can help answer my questions?

A: If you would like additional copies of this information statement, or if you would like to ask any additional questions about the transaction, you should contact Christopher G. Miller, our chief financial officer, at (804) 530-0535 or (800) 867-6653.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This information statement contains forward-looking statements. Certain matters discussed herein are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Certain, but not necessarily all, of such statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” “estimates” or “anticipates” or the negative thereof or comparable terminology. All forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual transactions, results, performance or achievements of the company to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. These may include, but are not limited to: (a) matters described in this information statement and matters described in “Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2002, (b) the ability to close the sale of our cigarette business, and (c) the ability to operate our business after the closing in a manner that will maximize the use of proceeds and provide other sources of revenue. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions and business opportunities, we can give no assurance that our expectations will be attained or that any deviations will not be material. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

THE SALE OF THE CIGARETTE BUSINESS

Principal Parties to the Transaction

Star Scientific, Inc. We are a Delaware corporation. We are a technology-oriented tobacco company. Currently, we primarily manufacture and sell four discount cigarette brands and engage in the development, marketing and sale of very low-TSNA smokeless and other tobacco products that expose tobacco users to lower levels of carcinogenic toxins, the processing of very low-TSNA tobacco through contracts with StarCured™ tobacco farmers, the licensing of the technology under patents to which we are the exclusive licensee for producing low-TSNA tobacco and products and the enforcement of these patents. Our principal office is located at 801 Liberty Way, Chester, Virginia 23836 and the telephone number of our office is (804) 530-0535.

Star Tobacco, Inc. Star Tobacco is a Virginia corporation and a wholly owned subsidiary of Star Scientific. Star Tobacco is the entity through which we primarily conduct our cigarette business. Star Tobacco’s principal office is located at 801 Liberty Way, Chester, Virginia 23836. The telephone number for Star Tobacco is (804) 530-0535.

North Atlantic Trading Company, Inc. NATC is a privately held Delaware corporation. NATC, through its wholly owned subsidiaries National Tobacco Company, L.P. and North Atlantic Operating Company, Inc., manufactures and markets loose leaf chewing tobacco and imports and distributes premium cigarette papers and related products. NATC’s principal executive offices are located at 257 Park Avenue South, New York, New York 10010, and its telephone number is (212) 253-8185.

Sale of the Cigarette Business

Pursuant to the terms, and subject to the conditions, of the asset purchase agreement, dated February 18, 2003, among Star Scientific, Star Tobacco and NATC, we will sell to NATC substantially all of the assets of our business of manufacturing and marketing discount cigarettes, or our cigarette business, for $80 million in cash, subject to adjustments described in the following paragraphs. NATC will assume the related liabilities, subject to exceptions set forth in the asset purchase agreement, such as indebtedness for borrowed money and obligations under the qualifying statutes to deposit money into escrow for any cigarette sales prior to the closing date.

Sales of cigarettes traditionally have generated the substantial majority of our revenues, and the cigarette business has represented substantially all of our discount cigarettes and smokeless tobacco products segment, including approximately 99% of the revenues reported for this segment during the quarter ended March 31, 2003. Nonetheless, for reasons including those described under the caption “Reasons for the Company’s Sale of the Cigarette Business”, beginning on page 18, we believe this transaction is in the best interest of the company. We have publicly stated that we wished to exit the cigarette business as soon as possible and focus our attention on smokeless tobacco products that contain fewer toxins than cigarette products. The sale of our cigarette business will allow us to realize substantially all of the value of that business for cash and to pursue our goals of building our smokeless tobacco business and developing and licensing low-TSNA tobacco and tobacco products. It also will reduce the risk to the company of liability associated with the continued sale of cigarette products and relieve us of future obligations under the MSA (other than for such obligations arising prior to the closing) and from foreign competition which has become increasingly significant under the MSA.

The assets transferred in the sale of the cigarette business will include our cigarette and moist snuff manufacturing facility in Petersburg, VA, as well as the equipment and property of Star Tobacco’s Chester, Virginia sales and administrative offices. The Star Tobacco sales force of approximately 80 people that has been focused on cigarette sales will be given offers of employment by the purchaser, as will approximately 90 other Star Tobacco employees. To recognize longevity and loyalty among Star Tobacco employees, NATC will establish a $2 million retention fund for employees who remain with NATC, to be paid one year after the completion of the sale.

As described in greater detail in “The Company’s Business Following the Completion of the Sale of the Cigarette Business” on page 27, we will retain our other businesses and assets, which include our leaf sales, licensing and smokeless tobacco product businesses; our Bethesda, Maryland offices, our Chase City, Virginia tobacco processing facility and recently expanded Ariva™ manufacturing facilities; the StarCured™ tobacco curing equipment and barns; and our rights to eight product and process patents to which Star Scientific is the exclusive licensee.

As consideration for the sale of our cigarette business, NATC has agreed to pay a cash purchase price of $80 million, subject to a post-closing net working capital adjustment and the Sellers’ obligation to purchase accounts receivable from NATC to the extent not collected at the Sellers’ historical rate. If the net working capital (defined as current assets minus current liabilities) transferred to NATC exceeds $5,000,000 by more than $50,000, NATC will pay the Sellers the amount of such excess in cash. If the net working capital transferred to NATC is less than $5,000,000 by more than $50,000, the Sellers will pay NATC a cash amount equal to the difference. In addition, the Sellers have agreed to effectively guarantee the value of the accounts receivable transferred to NATC with the cigarette business as described in “Purchase Price” on page 34. These adjustments could increase or decrease the amount of the proceeds to the company.

In addition, in connection with the sale of the cigarette business, NATC may buy certain equipment not used in the cigarette business that is currently leased by the company at its Petersburg, Virginia, facility. We refer to this equipment throughout this information statement as the moist snuff equipment, and it includes packaging equipment and casing equipment formerly used in the production of our moist snuff products. We have agreed to negotiate with the lessor of the equipment to buy out this equipment, effective at the closing of the sale of our cigarette business. If we negotiate an agreement to buy out this equipment at a price that NATC approves, then NATC and the company will arrange to have the company purchase the equipment from lessor, and to have NATC immediately purchase the equipment from us at the same price that we paid to the lessor. Consequently, we do not anticipate this transaction with respect to moist snuff equipment to have a net impact on the proceeds to the company.

We have agreed to indemnify NATC and its affiliates for damages related to or resulting from the breach of any of our warranties, representations, covenants or agreements under the asset purchase agreement, and from assets and liabilities not acquired or assumed by NATC. We will not be required to indemnify NATC for any such losses resulting from breach until the cumulative amount of such losses exceeds $500,000 and our indemnification obligation for such breaches will not exceed $12,500,000.

Use of Sale Proceeds

We intend to use a portion of the net proceeds from the transaction, after the payment of taxes and transaction expenses, at closing to pay $7.5 million to Brown & Williamson as a reduction of the principal balance of notes outstanding and all other amounts owing to Brown & Williamson including for purchases of tobacco and for cigarette manufacturing (for which Brown & Williamson will release all of its liens on our intellectual property), to pay down our line of credit with Guaranty Bank and to provide for our future escrow obligations relating to our pre-closing sales of cigarettes (see “Terms of the Asset Purchase Agreement and Related Agreements – Escrow Obligations” on page 35). We intend to use the remaining net proceeds for working capital and general corporate purposes and we may use a portion of the proceeds to purchase shares of our stock under our previously announced buyback program for up to 1.2 million shares.

In accordance with the settlement terms negotiated with the NAAG and the MSA states, and subject to the MSA states’ right to make demands for additional payments and to seek penalties relating to its escrow payments, since April 15, 2003 Star has deposited approximately $3.5 million into escrow for year 2002 sales. The amount deposited into escrow for the year 2002 sales reflects escrow deposits for cigarettes manufactured by Star at its facility in Petersburg, Virginia. The Company has signed a settlement agreement consistent with the terms described under the caption “Tobacco Master Settlement Agreement”, beginning on page 59, and expects that in the very near future the MSA states will execute this settlement agreement as part of a comprehensive settlement which involves a number of MSA participating manufacturers. If a comprehensive settlement agreement is not completed with the NAAG, then it is anticipated that the demands for additional escrow would be significantly higher, both for the 1999-2001 period as well as for the 2002 sales. As described in more detail under the caption “Escrow Obligations”, beginning on page 35, after the sale of the cigarette business we will be obligated to pay additional escrow obligations related to our sales of cigarettes during 2003 before closing of the transaction. Because escrow obligations are related to sales of cigarettes, we will not incur additional MSA escrow obligations after we complete the sale of the cigarette business.

Set forth in the table below is a summary of management’s expectations for the company’s uses of the proceeds received in this transaction. The company has based these estimated amounts on a number of estimates made by management, including with respect to working capital, taxes, debt and other obligations summarized in the table.

STAR SCIENTIFIC, INC.

USE OF PROCEEDS FROM SALE OF ASSETS

OF CIGARETTE BUSINESS

(in thousands)

Purchase price, before adjustments	$80,000
Estimated adjustment for net working capital(1)	$2,175

Total proceeds	$82,175
Estimated federal and state taxes	$(28,500)
Legal/accounting services	$(1,000)
Financial advisory services	$(800)
Pay B&W long-term debt(2)	$(7,500)
Pay B&W cigarette payables(3)	$(3,370)
Pay other B&W payables(4)	$(1,606)
Pay down line of credit(5)	$(4,931)

Net cash to Star	$34,468

(1)	NATC must pay in cash working capital received in excess of $5,000. As of March 31, 2003, working capital totals $7,175.
(2)	Total long-term debt to B&W is $21,382. By agreement, Star is paying B&W $7,500 of that amount at closing to release its liens on the assets being transferred to NATC and the company’s intellectual property.
(3)	This is the total amount owed by Star to B&W for cigarettes manufactured by B&W and for tobacco purchased from B&W. In addition, B&W holds 1.0 million pounds of tobacco which Star is obligated to purchase.
(4)	This is the total amount of other short-term debt outstanding to B&W, which by agreement, will be paid at closing, in addition to $500 that Star has agreed to pay to B&W at closing if the MSA settlement agreement described under “Tobacco Master Settlement Agreement,” beginning on page 59, is completed.
(5)	$4,931 is the amount outstanding on the line of credit as of March 31, 2003.

Background of the Sale of the Cigarette Business

During the spring and summer of 2000, the company’s management began to consider the long-term prospects for continuing to manufacture cigarette products and possible options under which the company could restructure or spin-off its cigarette business. At or about the same, management and the company’s board of directors, in consultation with our Scientific Advisory Board, decided that the company should focus on the development of a number of very low-TSNA non-fermented smokeless tobacco products, as alternatives to cigarettes. At a meeting on July 6, 2000, the board authorized management to pursue discussions with an investment banker to evaluate strategic alternatives including potential sublicenses of the company’s patented technology and sales of product lines.

In early 2001, J. Martin, at that time a representative of NATC, contacted Paul L. Perito, our chairman, president and chief operating officer, regarding possible business opportunities between NATC and the company, including having NATC act as a distributor for our company’s cigarette products, entering into a joint venture arrangement for the production and sale of discount cigarettes or, potentially, having NATC acquire our discount cigarette business. Mr. Perito and Mr. Martin then met and conferred on several occasions concerning these potential opportunities. On April 10, 2001, Mr. Perito and Jonnie R. Williams, our chief executive officer, met with Mr. Martin and David Brunson, president and chief financial officer of NATC, in New York. At this meeting, the parties continued to discuss this range of business opportunities.

Mr. Williams and Christopher G. Miller, our chief financial officer, met with David Brunson and Thomas F. Helms, Jr., chairman of the board and chief executive officer of NATC, in NATC’s New York office on April 27, 2001. At this meeting, the parties continued to discuss a possible joint venture or a sale of our discount cigarette business to NATC. On May 4, 2001, NATC submitted a preliminary term sheet for a transaction that was to be structured as a spin-off of the discount cigarette business into a subsidiary that would be merged with NATC or its subsidiaries. At this point, no price was discussed regarding this potential transaction. On May 18, 2001, the company and NATC entered into a confidentiality agreement to allow the parties to exchange financial and other business information to be used solely for considering proposed business transactions.

On July 3, 2001, NATC submitted a letter relating to the proposed acquisition of the cigarette business for cash and stock and proposing pre-acquisition arrangements between NATC and the company for the company to contract manufacture cigarettes for NATC and for NATC to act as a distributor for the smokeless tobacco products the company was developing. At this point, the company advised NATC that given its current focus on the development of several smokeless tobacco products and negotiations relating to certain issues with the MSA, it was not in a position to explore these potential transactions at that time. Discussions between NATC and the company were then terminated, but the company advised NATC that, if it did not make other arrangements, it might be worthwhile for the parties in 60-90 days to resume discussions regarding these possible business arrangements.

On November 2, 2001, the board authorized management to engage McColl Partners as our financial advisor in connection with potential strategic alternatives. On November 27, 2001, we retained McColl Partners to act as our financial advisor. Pursuant to our engagement of McColl Partners as our financial advisor, we directed McColl Partners to assist in evaluating potential strategic opportunities. These strategic opportunities included joint ventures, mergers, acquisitions, and divestitures, including the potential disposition of our cigarette business in a transaction with NATC or other potential purchasers. McColl Partners was not requested to, and did not, contact other potential purchasers of the cigarette business. McColl Partners had no pre-existing affiliation with us or NATC, although members of our senior management were acquainted with several principals of McColl Partners and several principals of McColl Partners owned shares in our company and currently own shares representing approximately 2.5% of our common stock.

In the period from November 2001 through January 2002, we had discussions with a tobacco manufacturer that is a participant in the master settlement agreement. These discussions involved a series of possible transactions under which this tobacco manufacturer would have provided a loan to our company and obtained a warrant for the purchase of shares in our company and a license from us for use of low-TSNA tobacco. Also, as part of the negotiations, we had discussions with this tobacco manufacturer concerning the potential sale of our cigarette business to that entity. McColl Partners assisted the company in a number of these discussions. Management discussed these potential opportunities with the board at meetings held on November 28, 2001 and January 28, 2002. In February 2002 this tobacco manufacturer advised the company that it was not interested in pursuing any of the proposed transactions, in part, we believe, due to worsening economic conditions at the time. As a result, discussions with this tobacco manufacturer were terminated.

In February 2002, at our request representatives of McColl Partners contacted and met with representatives of NATC to discuss potential business opportunities between the company and NATC. In early March 2002, at the company’s request, representatives of McColl Partners discussed with NATC the potential formation of a joint venture involving the cigarette business. In late March 2002, the company and NATC mutually agreed not to pursue a joint venture, given the company’s desire to exit from the cigarette business and NATC’s desire to expand its operations to include cigarette manufacturing. Further, the company advised NATC that it might be interested in a transaction involving the sale of the discount cigarette business. On March 21, 2002 management reviewed with the board the recent developments in the company’s discussions with NATC.

Between late March and early May, NATC and the company continued periodic discussions with respect to our cigarette manufacturing operations. On May 15, 2002, NATC proposed to acquire the assets of the cigarette business for $120 million, consisting of $90 million in cash plus $30 million in deferred payments. Under the terms proposed by NATC, NATC would have acquired the assets of our company, including the MSA escrow fund, but would only have assumed liabilities incurred in the ordinary course of the business associated with the cigarette assets. Also, the proposal required that B&W enter into agreements for manufacturing cigarettes and supplying “cut rag” tobacco to NATC on terms at least as favorable as those under its agreements with the company.

Also on May 15, 2002, Mr. Miller, Robert E. Pokusa, Esquire, our general counsel, Sara Machir, our director of communications, and David Vorhoff of McColl Partners met with David Brunson and other representatives of NATC in New York to discuss a potential sale of assets to NATC. During this discussion, the parties addressed issues relating to the MSA. Our representatives explained to NATC that the company had entered into negotiations with the National Association of Attorney Generals, to which we refer in this document as the “NAAG,” regarding a potential settlement of the company’s MSA escrow obligations. NATC was advised that our ability to sell our cigarette business was dependent upon the resolution of the negotiations with the NAAG.

On May 28, 2002, at the Company’s direction, representatives of McColl Partners met with representatives of NATC and potential financing sources to discuss the May 15, 2002 proposal, the ability of NATC to finance such a transaction and the form of deferred payment that had been proposed by NATC. Management met with the board on May 31, 2002 and discussed with the board the proposal made by NATC.

In early June, we delivered to NATC additional information concerning the financial performance of the cigarette business in 2002. At a meeting held on June 14, 2002, management updated the board with respect to the term sheet submitted by NATC and discussed with the board management’s plans to negotiate in tandem with the NATC and NAAG regarding the potential divestiture of the cigarette business. The board authorized management to continue its negotiations with NATC.

On June 18, 2002, representatives of NATC and the company met in Chester, Virginia to further discuss due diligence issues and the operating performance of the discount cigarette business. Thereafter, NATC modified its proposal to provide for the purchase of the assets of the discount cigarette business for $80 million in cash with $30 million in deferred payments. NATC informed us that the revised offer reflected its assessment that, due in part to worsening conditions in the discount segment of the cigarette industry, our discount cigarette business would not be able to achieve the same level of profitability in 2002 as it had in 2001.

On June 21, 2002, management met to discuss the terms of the latest proposal by NATC. Management met with the board on June 28, 2002 to review the initial preparation of documents consistent with the terms discussed with NATC. The board authorized management to proceed with negotiating a possible transaction with NATC, subject to developments arising from our negotiations with the NAAG. On July 12, 2002, we provided NATC with a draft asset purchase agreement.

On July 15, 2002, NATC advised the company that, because of the continuing decline in performance of the discount cigarette business, it would have to reexamine its evaluation of the business. On July 26, 2002 the company received comments on the draft asset purchase agreement reflecting an all-cash purchase price of $80 million with no deferred payment. In early August, based on the developments in the NAAG negotiations, the company decided to put the negotiations with NATC on hold.

In August and September 2002, the company continued negotiations with the NAAG. In connection with these negotiations, the company reviewed strategic alternatives, including the sale of any exemption from MSA payments that Star expected to obtain as part of a settlement in which the company became an MSA participant. We approached a number of the MSA participating manufacturers concerning the sale of this exemption. During these discussions, it became apparent that the sale of the exemption would likely result in a sale price no more favorable than the $80 million cash price that NATC had proposed in its July 26 comments to the asset purchase agreement. Also, it was apparent that if this exemption were sold it would be extremely difficult to operate in the discount cigarette segment and make required MSA settlement payments.

On October 14, 2002, management advised the board of directors that the negotiations with the NAAG had changed focus and the NAAG was now of the view that a potential settlement was more likely to result in the company remaining a non-participating manufacturer in which case we would still be in a position to sell our cigarette business to NATC. In light of that development, management proposed to the board that we explore re-starting the negotiations with NATC for the sale of the cigarette business. The board approved this approach and directed management to resume negotiations with NATC, although the company had not yet definitively determined to sell the cigarette business. Mr. Williams spoke to Mr. Brunson regarding the resumption of negotiations and arranged for a meeting for the following week in Chester, Virginia.

On October 23, 2002, David Brunson of NATC, along with counsel from Weil, Gotshal & Manges, met in Chester, Virginia with representatives of the company, including Messrs. Williams, Miller, and Pokusa, along with outside counsel from Latham & Watkins and representatives of McColl Partners. At this meeting, the parties discussed the material terms of the proposed asset purchase agreement. On October 28, 2002, another meeting was held in Chester, Virginia and was attended by the same parties. The purpose of this meeting was to further discuss the material terms of the draft asset purchase agreement. Negotiations between the company and NATC focused on a variety of subjects, including liabilities to be assumed by NATC, MSA issues, conditions to closing, and the required stockholder approval.

Between October 28 and December 4, 2002, the company and NATC continued to negotiate the terms of the asset purchase agreement and the overall transaction and NATC conducted due diligence. On November 8, 2002, in connection with NATC’s interest in additional due diligence with respect to the employees of the cigarette business, NATC and the company entered into an amendment of the May 18, 2001 confidentiality agreement prohibiting NATC’s solicitation of certain employees of the Sellers. During this period, management and outside counsel briefed the board of directors at meetings held on October 31—November 1, November 11, November 20, and November 27, 2002 regarding the ongoing negotiations with NATC, the material terms of the asset purchase agreement and other considerations relating to the sale of the discount cigarette business. The board considered these terms and other considerations, including the fairness of the purchase price, the use of proceeds following the sale and other alternatives available to the company. These alternatives included continuing the operation of the cigarette business, becoming an MSA member and selling the company’s MSA exemption, and attempting to find another potential buyer. In addition, during these meetings, Latham & Watkins discussed with the directors their fiduciary duties in connection with the proposed transaction.

On December 4, 2002 a meeting was held at the offices of Latham & Watkins in Washington, D.C. Present at the meeting on behalf of NATC were David Brunson and NATC’s outside counsel. Our representatives included Messrs. Williams, Perito, and Pokusa, as well as outside counsel and a representative of McColl Partners. The purpose of the meeting was to negotiate open issues of the asset purchase agreement, including issues relating to the MSA and the manner in which the parties would deal with MSA escrow obligations pre- and post-closing.

On December 10 and December 13, 2002, our management and outside counsel advised the board on the status of the negotiations and the progress that had been made on the material terms of the asset purchase agreement. At the December 10 meeting, representatives of McColl Partners advised the board that they had met recently with NATC representatives and its investment bankers regarding NATC’s ability to finance the purchase agreement and discussed NATC’s plans to secure financing. At the December 13 board meeting, McColl Partners presented its preliminary financial analysis of the potential consideration provided for in the proposed transaction, including an overview of the preliminary analyses used by McColl Partners in assessing the fairness to the company from a financial point of view of the proposed purchase price. Also, McColl Partners provided to the board a copy of an analysis of the high yield market that had been prepared by NATC’s investment bankers and discussed its assessment of NATC’s ability to obtain financing for the purchase of the cigarette business. At the conclusion of these meetings, the board instructed management to continue negotiations with NATC.

Between December 4, 2002 and the end of the first week in January 2003, the company and NATC continued to negotiate aspects of the asset purchase agreement, based on the assumption that we would not enter into an agreement until there was an MSA settlement. Early in January, it became apparent that the MSA negotiations were continuing, but that it could take a substantial period before there was any final resolution on the MSA issues. Given this delay and the interest of NATC in moving forward on its financing for the proposed transaction, NATC and the company agreed to negotiate an asset purchase agreement that would include, as a condition to closing, that we would be in full compliance with the MSA qualifying statutes. NATC and the company, along with counsel, participated in conference calls on January 13, January 17, and January 19, 2003 in an effort to agree on final terms of the asset purchase agreement. During the later part of January and early February, NATC and the company negotiated several ancillary agreements, including a license agreement under which NATC would receive the right to obtain and use low-TSNA tobacco.

On February 3 and February 7, 2003, management updated the board of directors as to the ongoing negotiations. The board instructed management to continue negotiations with NATC and to continue providing NATC with appropriate due diligence materials.

During the next week, NATC and the company worked to resolve the final issues in the asset purchase agreement and continued to finalize the ancillary agreements. On February 17, 2003, our board of directors met to consider the asset purchase agreement and related agreements and the transactions contemplated thereby. During its discussion of the transaction, the board was advised that McColl Partners had issued its written opinion to the board that, as of its date and based upon and subject to the various assumptions and limitations described in the opinion, the purchase price of $80 million in cash to be paid to the company for the sale of the Assets to NATC in connection with the proposed transaction was fair to the company from a financial point of view. Upon the conclusion of its deliberations, the board unanimously approved the transaction and authorized management to execute the asset purchase agreement and related documents. On February 18, 2003, after confirming that NATC had wired to the company the $2 million earnest money deposit, the parties executed the asset purchase agreement and publicly announced the transaction.

Reasons for the Company’s Sale of the Cigarette Business

The company’s board of directors unanimously determined that the sale of our cigarette business on the terms and conditions of the asset purchase agreement and the related agreements is advisable and in the best interests of the company and unanimously recommended that our stockholders approve the sale of the cigarette business pursuant to the asset purchase agreement.

The company’s board of directors believes that the sale of the cigarette business will be beneficial to the company and its stockholders and considered a number of positive factors in reaching this conclusion, including:

•	That the sale of our cigarette business will allow us to focus on less toxic forms of tobacco use, i.e. very low-TSNA StarCured™ non-fermented smokeless tobacco products and the continued development of technology for producing low-TSNA tobacco and the licensing of that technology under patents to which we are the exclusive licensee.

•	That, in the past, we have publicly stated that we wished to exit the cigarette business as soon as practicable and focus our attention on smokeless tobacco products that contain fewer toxins than cigarette products.

•	The financial performance and future prospects of our cigarette business, including the current economic and market conditions in the cigarette industry, pressure from foreign competitors and the continued impact on the cigarette business of the terms of the MSA.

•	That NATC has agreed generally to assume all liability for, among other matters, the development, manufacture, advertising, marketing, distribution and sale of cigarettes developed, manufactured, advertised, distributed or sold by us under the brands included in our cigarettes business.

•	That the sale of our cigarette business will enable us to realize substantially all of the value of that business in cash, increasing our financial flexibility, including our ability to redeploy the capital into higher growth opportunities.

•	The oral presentation of McColl Partners, LLC and its written fairness opinion, which is attached hereto as Annex B. The written opinion states that, as of the date of the opinion and based upon and subject to the various assumptions and limitations described in the opinion, the purchase price to be paid to the company for the sale to NATC of the assets comprising the cigarette business was fair to the company from a financial point of view. The opinion does not take into account any adjustments to the purchase price. See “Opinion of Financial Advisor”, beginning on page 20.

The company’s board of directors also considered a number of potentially negative factors in its deliberation concerning the sale of the cigarette business, including:

•	That the sale of our cigarette business will be a taxable transaction to the company.

•	That the consummation of the sale of our cigarette business is conditioned upon NATC obtaining financing necessary for it to purchase the cigarette business.

•	That the consummation of the sale of our cigarette business is conditioned upon a number of other factors, including approval by our stockholders (which already has been obtained), the accuracy of the representations and warranties of the parties, compliance by the parties with their obligations under the asset purchase agreement, and the absence of a material adverse change relating to our cigarette business.

•	That, in the event we do not come into compliance with the MSA “qualifying statutes” as described in “Escrow Obligations” on page 35, NATC would not have to complete the transaction and we would have to reimburse NATC for its expenses, including those related to its financing.

•	That the cigarette business represents the substantial majority of our existing assets and income and we may not be able to effectively use the proceeds of the sale and our remaining assets and businesses to generate revenues at our historical level.

•	That in the asset purchase agreement we have agreed to indemnify NATC for certain losses that result from a breach of the representations and warranties, covenants or agreements we make in the asset purchase agreement and for liabilities not assumed by NATC, which could present us with financial liabilities in the future.

•	That the failure of the sale to be consummated for any reason could adversely affect our cigarette business through loss of customers, loss of employees and other factors.

•	That the asset purchase agreement prevents us from soliciting other transactions to acquire our cigarette business and requires us to pay NATC a termination fee of $2.8 million, plus NATC’s reasonable expenses incurred in connection with this transaction, including the related financing, if the asset purchase agreement is terminated in connection with a superior proposal by a third party.

The foregoing discussion of information and factors considered by the company’s board of directors is not intended to be exhaustive and, in view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. Although some of the risks identified above are significant, the board of directors believes that the risks associated with the sale of our cigarette business to NATC are outweighed by its potential benefits. After taking into account all of the factors set forth above, the company’s board of directors unanimously determined that the sale of our cigarette business was advisable and in the best interest of the company and that the company should proceed with the sale of our cigarette business on the terms and conditions set forth in the asset purchase agreement.

Approval of Our Board of Directors

For the reasons discussed above, the company’s board of directors unanimously approved the sale of the cigarette business on the terms and conditions set forth in the asset purchase agreement and determined that the sale of the cigarette business is advisable, and in the best interests of the company, and unanimously recommended that our stockholders approve the sale of our cigarette business pursuant to the asset purchase agreement.

Opinion of Financial Advisor

On November 27, 2001, the company retained McColl Partners, LLC to act as its financial advisor in connection with the evaluation of potential business opportunities, including the disposition of its cigarette business in a transaction with NATC or other potential purchasers. In connection with McColl Partners’ engagement, the company requested that McColl Partners evaluate the fairness, from a financial point of view, to the Company of the potential consideration provided for in the proposed sale of the cigarette business. McColl Partners is a widely recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated transactions, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The company selected McColl Partners to act as its financial advisor on the basis of the experience of the principals of McColl Partners, including the principals’ expertise in transactions similar to the proposed transaction, and the principals’ reputation in the industry and in the investment community.

McColl Partners delivered its written opinion dated as of February 17, 2003 to the company’s board of directors that, as of that date and based upon and subject to the various assumptions and limitations described in the opinion, the purchase price to be paid to the company for the sale of the Assets to NATC in connection with the proposed transaction was fair to the company from a financial point of view. The board of directors did not limit the investigations made or procedures followed by McColl Partners in rendering its opinion.

The full text of McColl Partners’ written opinion to the board of directors, which sets forth assumptions, limitations and matters considered in the review undertaken in connection with the opinion, is attached as Annex B to this information statement and is incorporated by reference into this information statement in its entirety. You should read the opinion carefully and in its entirety. However, we have also included the following summary of McColl Partners’ opinion, which is qualified in its entirety by reference to the full text of the opinion.

McColl Partners’ opinion does not constitute a recommendation to any stockholders as to any consent to or approval of the sale of the company’s cigarette business or as to any other matter relating to the proposed transaction. The opinion addresses only the financial fairness of the purchase price of $80 million in cash to be paid to the company for the sale of the Assets to NATC (along with the assumption of Assumed Liabilities by NATC). (The terms “Assets” and “Assumed Liabilities” are defined under “Terms of the Asset Purchase Agreement and Related Agreements,” beginning on page 31.) The opinion does not take into account or give effect to any requirements regarding the company’s escrow obligations relating to the master settlement agreement or to any purchase price adjustment or guarantee of accounts receivable. No view or opinion was expressed as to the prospects or viability of any of the company’s assets or business or as to any liabilities, contingent or otherwise, in each case that are retained by the company. The terms of the proposed transaction, including the consideration to be received, were determined through negotiations between the company and NATC and were not determined by McColl Partners. The opinion does not address the relative merits of the proposed transaction or any alternatives to the proposed transaction, the underlying decision of the board of directors to approve, and to recommend that the company’s stockholders approve, or to proceed with or effect the sale of the company’s cigarette business pursuant to the asset purchase agreement, or any other aspect of the proposed transaction.

McColl Partners:

•	reviewed publicly available financial statements and other business and financial information of the company deemed by McColl Partners to be relevant to its analyses described herein, including SEC filings, analyst reports, trade publications and newspaper articles;

•	reviewed internal financial statements and other interim financial and operating data concerning the company prepared by management of the company, including forecast and projected information prepared by management as to future financial results of the cigarette business;

•	discussed the past and current operations, financial condition and prospects of the company’s business of manufacturing and marketing discount cigarettes in the United States and the related Assets with members of the company’s board of directors, its senior executives and other personnel and with representatives of the company;

•	reviewed the reported prices and public trading activity for the shares of Star Scientific’s common stock;

•	compared the financial performance of the company with that of, and reviewed the reported prices and trading activity of Star Scientific’s common stock with those of, certain other publicly traded companies McColl Partners deemed relevant;

•	analyzed the purchase price for the proposed transaction with reference to prices paid and financial terms, to the extent publicly available, in certain other acquisition transactions McColl Partners deemed relevant;

•	participated in discussions among representatives of the company and NATC, including without limitation the company’s legal advisors and others who have served as advisors to the company;

•	reviewed the February 17, 2003 draft asset purchase agreement and certain related documents; and

•	performed such other analyses and considered such other factors as McColl Partners deemed appropriate.

McColl Partners reviewed the February 17, 2003 draft asset purchase agreement in its preparation of its opinion. While the company and NATC had the opportunity to agree to materially add, delete or alter material terms of the asset purchase agreement before its execution, the asset purchase agreement entered into as of February 18, 2003 was substantially identical to the draft asset purchase agreement of February 17, 2003.

McColl Partners did not assume any responsibility to independently verify the information listed above. Instead, with the consent of the board of directors, in conducting its review and arriving at its opinion McColl Partners assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. McColl Partners also made, among others described in the text of its opinion, the following assumptions with the consent of the board of directors:

•	regarding the financial forecasts that management of the company provided to McColl Partners, on the advice of management, that the forecasts were reasonably prepared on bases reflecting management’s best currently available estimates and good faith judgments of management as to the future financial performance of the company;

•	in connection with the receipt of all material governmental, regulatory or other approvals or consents required in connection with the consummation of the proposed transaction, that no limitations,

restrictions or conditions will be imposed or amendments, modifications or waivers made that would materially reduce the contemplated benefits of the proposed transaction to the company;

•	that the proposed transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations; and

•	that the proposed transaction will be consummated in accordance with the terms described in the draft asset purchase agreement, without further amendment to the asset purchase agreement that would cause it to differ in any material respect from the draft reviewed by McColl Partners, and without waiver by the company of any of the conditions to its obligations that are contained in the asset purchase agreement.

The company does not publicly disclose internal management forecasts of the type provided to McColl Partners by the management of the company in connection with McColl Partners’ review of the proposed transaction. The forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts. McColl Partners assumes no liability for the forecasts. In addition, for purposes of its opinion, McColl Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of the company, and did not receive any appraisals.

No opinion was expressed by McColl Partners as to whether any alternative transaction might produce consideration for the company in an amount in excess of that contemplated in the proposed transaction.

As is customary in the rendering of fairness opinions, McColl Partners’ opinion was based on economic, monetary and market and other conditions in effect on, and the information made available to it as of, the date of the opinion. Accordingly, it was understood that although subsequent developments may affect its opinion, McColl Partners does not have any obligation to update, revise or reaffirm its opinion. No opinion was rendered by McColl Partners with respect to NATC or any of its affiliates.

The following represents a brief summary of the material financial analyses performed by McColl Partners in connection with providing its opinion to the board of directors. Some of the summaries of financial analyses performed by McColl Partners include information presented in tabular format. In order to understand more fully the financial analyses performed by McColl Partners, you should read the tables together with the rest of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by McColl Partners. References in this section to (i) “EBITDA”, which refers to earnings before interest, taxes, depreciation and amortization (reduced in accordance with management’s projections for payments in connection with the master settlement agreement), and (ii) the financial performance of the company generally relate to the company’s business of manufacturing and marketing discount cigarettes in the United States and the related Assets.

The following table summarizes the implied valuation ranges derived from each of the financial analyses performed by McColl Partners described below:

Valuation Methodology	RANGE OF MULTIPLES	CONSIDERATION IN PROPOSED TRANSACTION
Comparable Company Analysis
Aggregate Value to Latest 12 months revenues[1]	0.2x to 3.4x	0.7x
Aggregate Value to Latest 12 months EBITDA[1]	2.3x to 11.6x	9.7x
Comparable Transactions Analysis
Aggregate Value to Latest 12 months revenues[2]	0.5x to 4.1x	0.7x
Aggregate Value to Latest 12 months EBITDA[2]	4.5x to 14.1x	9.7x

RANGE OF AGGREGATE VALUE
Discounted Cash Flow Analysis (in thousands)	$56,356 to $140,878	$80,000

1	Latest trailing 12 months information publicly available as of January 30, 2003.
2	Latest publicly available information for trailing 12 months prior to the date of the acquisition.

Comparable Company Analysis

Based on public and other available information1, McColl Partners calculated the multiples of aggregate value to each of revenues and EBITDA, in each case for the latest twelve months, for ten publicly held tobacco companies that McColl Partners deemed to be comparable to the company. McColl Partners defined aggregate or “enterprise” value to mean market value of equity plus net debt. The following ten companies were included in this analysis:

•	British American Tobacco Plc

•	Carolina Group

•	Gallaher Group Plc

•	Imperial Tobacco Group Plc

•	Altria Group (Phillip Morris)

•	R.J. Reynolds Tobacco Holdings Inc.

•	Rothmans Inc.

•	Swedish Match AB

•	UST Inc.

•	Vector Group Ltd.

1	The following information was unavailable to McColl Partners for the purpose of its analysis: (1) for Carolina Group, earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the last twelve months (“LTM”), EBITDA Margin, ratio of Debt to EBITDA, and ratio of enterprise value (“EV”) to EBITDA; (2) for Gallaher Group Plc, Gross Margin.

The following table sets forth multiples indicated by this analysis for those ten companies as of January 30, 2003:

AGGREGATE VALUE TO:	RANGE OF MULTIPLES	MEDIAN	AVERAGE	CONSIDERATION IN PROPOSED TRANSACTION
Latest twelve months revenues*	0.2x to 3.4x	0.9x	1.2x	0.7x
Latest twelve months EBITDA*	2.3x to 11.6x	5.7x	6.7x	9.7x

*Latest	trailing 12 months information publicly available as of January 30, 2003.

The comparable company analysis compared the company to the ten publicly held tobacco companies on the basis that the companies selected were deemed to be the most relevant by McColl Partners and the company.

Consequently, McColl Partners did not include every company that could be deemed to be a participant in the same industry. There are few purely comparable public companies because most of the company’s competitors operate on a materially different concept or are privately held. The selected comparable publicly traded companies differ in size, profitability and growth outlook and thus provide imprecise valuation indications. In addition, market-based valuation relies on public information and thus may not reflect undisclosed company-specific opportunities or capabilities.

Comparable Transactions Analysis

Based on public and other available information1, McColl Partners calculated the multiples of aggregate value to each of revenues and EBITDA, in each case for the latest twelve months, for the acquired company implied in twelve acquisitions of companies in the tobacco industry that have been announced within the prior four year period. The valuation analysis reflects historical prices paid in transactions for those companies in the tobacco industry. The following twelve acquisitions were included in this analysis:

Announced Date	Acquiror	Target

March 2002	Imperial Tobacco Group Plc	Reemtsma Cigarettenfabriken GmbH (Private)

November 2001	Vector Group Ltd.	The Medallion Company, Inc. (Private)

November 2001	R.J. Reynolds Tobacco Holdings, Inc.	Santa Fe Natural Tobacco Company (Private)

June 2001	Gallaher Group Plc	Austria Tabakwerke AG

July 2001	Houchens Industries Inc. (Private)	Commonwealth Brands, Inc. (Private)

April 2001	Imperial Tobacco Group Plc	Tobaccor SA (Bollore SA)

June 2000	Gallaher Group Plc	Liggett-Ducat Ltd. (Vector Group Ltd.)

April 2000	British American Tobacco International	Nobleza Piccardo SA

October 1999	Tabacalera SA	Seita

May 1999	British American Tobacco Plc	Rothmans Industries (Singapore)

March 1999	Japan Tobacco Inc.	International Tobacco Division of RJR Nabisco

January 1999	British American Tobacco Plc	Rothmans International Plc

1	The following information was unavailable to McColl Partners for the purpose of its analysis: (1) for Reemtsma Cigarettenfabriken GmbH (Imperial Tobacco Group Plc), ratio of Debt to EBITDA; (2) for The Medallion Company, Inc. (Vector Group Ltd.), LTM Sales, LTM EBITDA, EBITDA Margin, ratio of Debt to EBITDA, ratio of EV to Sales, ratio of EV to EBITDA; (3) for Santa Fe Natural Tobacco Company (R.J. Reynolds Tobacco Holdings, Inc.), ratio of Debt to EBITDA; (4) for Commonwealth Brands, Inc. (Houchens Industries Inc.), LTM Sales, LTM EBITDA, EBITDA Margin, ratio of Debt to EBITDA, Equity Market Value, Enterprise Value, ratio of EV to Sales, and ratio of EV to EBITDA; (5) for Tobaccor SA (Imperial Tobacco Group Plc), LTM EBITDA, EBITDA Margin, ratio of Debt to EBITDA, and ratio of EV to EBITDA; (6) for Liggett-Ducat Ltd. (Gallaher Group Plc), LTM EBITDA, EBITDA Margin, ratio of Debt to EBITDA, and ratio of EV to EBITDA; (7) for Seita (Tabacalera SA), ratio of Debt to EBITDA; (8) for Rothmans Industries (British American Tobacco Plc), EBITDA for the LTM, EBITDA Margin, ratio of Debt to EBITDA, and ratio of EV to EBITDA;

The following table sets forth the multiples indicated by this analysis for those twelve acquisitions:

AGGREGATE VALUE TO:	RANGE OF MULTIPLES	MEDIAN	AVERAGE	CONSIDERATION IN PROPOSED TRANSACTION
Latest twelve months revenues*	0.5x to 4.1x	2.1x	2.1x	0.7x
Latest twelve months EBITDA*	4.5x to 14.1x	8.4x	8.7x	9.7x

*Latest	publicly available information for trailing 12 months prior to the date of the acquisitions.

The comparable transactions analysis compared the proposed transaction to the twelve acquisitions for the prior four year period of companies in the tobacco industry on the basis that the transactions selected were the most relevant. Consequently, McColl Partners did not include every transaction that could be deemed to have occurred in the relevant industries.

No company or transaction used in the comparable company or comparable transactions analyses is identical to the company or the proposed transaction. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the company and the proposed transaction were compared.

Discounted Cash Flow Analysis

McColl Partners used financial cash flow forecasts for the company for the fiscal years ending December 31, 2003 through 2007, as estimated by the management of the company, to perform discounted cash flow analysis. In conducting this analysis, McColl Partners first calculated the present values of the forecasted cash flows. Second, McColl Partners estimated the terminal value of the company at the end of 2007 by applying growth rates for periods thereafter ranging from 0.0% to 4.0% to the company’s unlevered cash flow based on estimated 2007 EBITDA. McColl Partners then discounted the cash flows and terminal values to present values using discount rates ranging from 8.0% to 12.0%. McColl Partners selected the range of discount rates to reflect the estimated weighted average cost of capital for the company. The weighted average cost of capital weights the cost of debt and equity by the proportion of each type of capital employed by the company. McColl Partners used the January 10, 2003 10-year treasury note for a risk free rate, a selected equity risk premium, the average of the comparable companies’ predicted betas derived from a selected equity model and the company’s targeted capital structure to calculate the company’s cost of capital.

This analysis indicated a range of aggregate value for the company as follows:

RANGE OF AGGREGATE VALUE (in thousands)	MEDIAN	AVERAGE	CONSIDERATION IN PROPOSED TRANSACTION
$56,356 to $140,878	$77,721	$81,902	$80,000

As noted above, the discussion in this section is merely a summary of the analyses and examinations that McColl Partners considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by McColl Partners. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, as a result, a fairness opinion is not readily susceptible to partial analysis or summary description. McColl Partners believes, and has advised the board of directors, that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors and in its written opinion. McColl Partners did not assign any specific weight to any of the analyses or factors described above, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be McColl Partners’ view of the actual value of the company.

In performing its analyses, McColl Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the company and NATC. The analyses performed by McColl Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of McColl Partners’ analysis of the financial fairness of the purchase price to the company for the sale of the Assets to NATC (along with the assumption of the Assumed Liabilities by NATC) in connection with the proposed transaction and were provided to the board of directors in connection with the delivery of McColl Partners’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and McColl Partners assumes no responsibility if future results are materially different from those projected.

As described above, McColl Partners’ opinion and presentation to the board of directors were among the many factors taken into consideration by the board of directors in its decision to approve, and to recommend that the company’s stockholders approve, the sale of the company’s cigarette business pursuant to the asset purchase agreement.

At the time the engagement letter was executed, the company agreed to pay McColl Partners a retainer fee of $200,000 during the first year of the engagement. The company also agreed to pay McColl Partners a fee of $200,000 at the time McColl Partners delivered its opinion and a fee of $800,000 that is contingent on the completion of a transaction. The fee to be paid at the time McColl Partners delivered its opinion was credited in full against the retainer fee. Upon any delivery of the opinion after the first delivery, the company will pay McColl Partners an additional mutually agreeable fee. The board of directors was aware of this fee structure and took it into account in considering McColl Partners’ fairness opinion and in approving the proposed transaction. The engagement letter calls for the company to reimburse McColl Partners for all reasonable out-of-pocket expenses, including fees and expenses of McColl Partners’ counsel. The company has agreed to indemnify McColl Partners and its affiliates, and their respective officers, directors, advisors, representatives, agents, employees, and each other person controlling McColl Partners or any of its affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 against particular liabilities, including liabilities under the federal securities laws.

In the past, McColl Partners or its affiliates have provided financial advisory and financing services to the company and may continue to receive fees for rendering such services. Star Scientific has granted to McColl Partners the right to purchase shares representing less than 1% of Star Scientific’s outstanding common stock at a price equal to the closing price of the common stock as listed on NASDAQ as of November 27, 2001. As of the date hereof, that exercise price for those option shares substantially exceeds the trading price of the common stock. In addition, principals of McColl Partners own common stock of Star Scientific representing approximately 2.5% of Star Scientific’s outstanding common stock.

Required Stockholder Approval

Under the Delaware General Corporation Law, or the “DGCL,” and the company’s By-Laws, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such consents are delivered to the company. Section 228 of the DGCL requires the company to provide its stockholders with prompt notice of any such consent.

Under Delaware law, the record date for determining stockholders entitled to approve the sale of the cigarette business is February 17, 2003. There were outstanding on the record date 59,719,480 shares of common stock. Each holder of common stock was entitled to one vote on the sale of the cigarette business for each share of common stock held by such stockholder. Stockholders holding a majority of the issued and outstanding shares of the company approved the sale of the cigarette business by written consents delivered to our principal place of business and to our corporate secretary, effective on February 18, 2003. These stockholders consisted of Jonnie R. Williams, Regent Court Technologies, LLC, to which we refer as “Regent Court,” Irrevocable Trust #1 FBO Francis E. O’Donnell, Jr., M.D. and the Francis E. O’Donnell, Jr., Descendants Trust; as of the record date, they were the holders of record of 30,704,394 shares of the company’s common stock constituting approximately 51% of the company’s issued and outstanding common stock. On February 19, 2003, the company mailed notice of this stockholder consent in accordance with the company’s obligation under Section 228 of the DGCL.

In accordance with the DGCL, the consents from the stockholders described in the preceding paragraph are sufficient to approve the sale of the cigarette business pursuant to the asset purchase agreement, without any other stockholder action. As a result of the action of these stockholders, we are not required, and are not seeking to hold a stockholder meeting or to obtain further stockholder approval.

The Company’s Business Following the Completion of the Sale of the Cigarette Business

Sales of cigarettes traditionally have generated the substantial majority of our revenues, including approximately 99% of the revenues reported for our discount cigarettes and smokeless tobacco products segment during the quarter ended March 31, 2003. Following the sale of our cigarette business, we will seek to build our smokeless tobacco business by continuing to sell and expand the distribution of our smokeless tobacco products. In the fall of 2001, we introduced three very low-TSNA non-fermented smokeless tobacco products, Stonewall™ moist and dry snuff and Ariva™ hard tobacco cigalett™ pieces. Since that time, we have strategically focused on the transition from smoked to smokeless tobacco products, with our principal focus being on Ariva™. Following the sale, we will seek to continue and expand our sales and marketing and develop other very low-TSNA non-fermented smokeless tobacco products, such as a spit-free™ hard tobacco product for moist snuff users.

As described in “The Sale of the Cigarette Business” on page 12, NATC may purchase the company’s moist snuff equipment in connection with the sale of the cigarette business. While the company will continue to sell its Stonewall™ moist snuff currently in inventory, it does not anticipate purchasing replacement equipment or otherwise acquiring additional inventories of this product. Rather, we are completing the pre-marketing testing and development of a new non-fermented smokeless spit-free™ hard tobacco product for moist snuff users, called Stonewall™ Hard, which is made from 100% low-TSNA Star-Cured™ tobacco plus natural and artificial flavorings as well as other ingredients. We have recently begun limited test marketing of this product.

We will seek to continue the development, implementation and licensing of scientific technology for the curing of low-TSNA tobacco under patented processes that substantially prevent the formation of carcinogenic toxins otherwise present in tobacco and tobacco smoke, principally TSNAs. The Company licenses its patented technology pursuant to an exclusive licensing arrangement with Regent Court. Pursuant to that agreement, we have rights to nine current patents and any additional patents issued to Regent Court during the term of the license, which continues until the expiration of the last of the applicable patents. For more information regarding the patents, see “Patents, Trademarks and Licenses” on page 65. We currently have licenses in place with Brown & Williamson and Golden Leaf Tobacco Company and we will enter into such a license with NATC at closing. Under these licenses, we will begin to receive royalty payments once we have established a royalty rate with one of the largest tobacco companies either by agreement or as a result of litigation. Once a royalty rate is established, the licensee’s obligation to pay the royalties will continue until the last of the company’s patents covering low-TSNA tobacco or any process for making low-TSNA tobacco expires. There are no conditions to termination so long as the patents are not invalidated. Further, we will continue to pursue our pending patent litigation against R.J. Reynolds for infringement of patents relating to the process for producing low-TSNA tobacco to which we are the exclusive licensees from Regent Court.

Also, we will continue to process substantial quantities of StarCured™ very low-TSNA tobacco at our Chase City, Virginia facility (in the last year we processed approximately 19 million pounds of StarCured™ tobacco) for use in our very low-TSNA non-fermented smokeless tobacco products, and for sale to B&W pursuant to the terms of our April 25, 2001 Restated Master Agreement.

Interests of Certain Persons in the Sale

Our directors, executive officers and employees described below have interests in the sale of the cigarette business that may differ from your interests as a stockholder. Our board of directors was aware of these interests and considered them, among other matters, in approving and recommending the sale of the cigarette business.

Star has entered into employment agreements with three of its officers. Under the company’s employment agreement with Paul L. Perito, the company’s chairman, president and chief operating officer, Mr. Perito is entitled, in connection with the company’s acceptance of any offer to sell all or substantially all of the assets of the company, to terminate the agreement and to receive a one-time termination payment of $2,500,000, plus an additional amount, referred to as a gross-up payment, to reimburse him for certain taxes due in connection with this payment. Prior to the execution of the asset purchase agreement, Mr. Perito voluntarily waived in writing his rights under this agreement in connection with the sale of the cigarette business to NATC.

The company has also entered into employment agreements with Christopher G. Miller, the company’s chief financial officer, and a member of our board of directors, and Robert E. Pokusa, the company’s general counsel. These employment agreements provide that, if the company terminates the employment of Mr. Miller or Mr. Pokusa after a change of control of the company, the company will pay him a severance payment equal to six months’ salary, paid on a monthly basis. For the purposes of these agreements, the sale of the cigarette business would likely be deemed to be a change of control.

Our directors and officers have received options under the company’s 1998 Stock Option Plan and Amended and Restated 2000 Equity Incentive Plan. Pursuant to the terms of these options, upon the sale of our cigarette business, all unvested options would become immediately exercisable. At the time of the execution of the asset purchase agreement, all options held by our directors and executive officers had already vested, except for 25,000 unvested options held at that time by each of Messrs. Patrick M. McSweeney and John R. Bartels, Jr., directors of the company. Each of these unvested options has an exercise price of $2.40, well in excess of the trading price of our common stock in the months leading up to the date of this information statement, and were to vest and become immediately exercisable on January 28, 2004, if not accelerated in connection with the sale of the cigarette business. Subsequent to the approval by our board of directors of the asset purchase agreement, and the company’s execution of the asset purchase agreement, Mr. McSweeney resigned from the board for personal and professional reasons not related to any disagreement with management or the board of directors with respect to the sale of the cigarette business or any other matter. Effective upon his resignation, Mr. McSweeney is no longer entitled to acceleration of the options described above.

Material U.S. Federal Income Tax Consequences

The sale of the cigarette business will be a taxable event to the company. We will recognize a gain on the difference between the purchase price (including liabilities assumed), taking into account adjustments to the purchase price, and our adjusted tax basis in the cigarette business and other assets sold and will pay income tax accordingly.

Our stockholders will not recognize any gain or loss solely as a result of the sale of the cigarette business.

Accounting Treatment of the Sale

As our cigarette business is a separate component of the company, the sale will be treated as “discontinued operations” for accounting purposes, upon obtaining majority stockholder approval for the sale (which approval was obtained in February 2003). With discontinued operations treatment, the historical financial statements will be restated, all cigarette assets and liabilities will be collapsed into one line item on the balance sheet and all cigarette income statement amounts for current and prior periods will be presented as “discontinued operations” less applicable income taxes and excluded from income from continuing operations.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act,” as amended, and the related rules and regulations, the sale of the cigarette business may not be completed until certain information has been furnished to the Antitrust Division of the Department of Justice, or the “Antitrust Division”, and the Federal Trade Commission, or the “FTC”, and certain regulatory waiting period requirements have been satisfied. The company and NATC have made all required notification filings with the Antitrust Division and the FTC and the applicable waiting period has been terminated.

The Sellers and NATC must comply with various requirements of the Tax and Trade Bureau in connection with the sale of our cigarette business to NATC. The Sellers must notify the Tax and Trade Bureau advising it of the sale of the cigarette business and its intent to surrender or transfer its current license for the facilities being transferred to NATC. NATC will be required to obtain a new license from the Tax and Trade Bureau or take over Star Tobacco’s existing license, and, as part of this process, to post a bond with respect to NATC’s future obligations in connection with the cigarette business. In addition, NATC must obtain permission from the Tax and Trade Bureau in order to use the inventory that it acquires from us in the transaction to the extent the inventory bears Star Tobacco’s current tobacco product manufacturing number and identifies Star Tobacco as the manufacturer.

The Sellers and NATC have agreed to use their respective reasonable best efforts to prepare and file any information as may be reasonably necessary to obtain promptly all regulatory consents required in connection with the sale of the cigarette business.

As described below in “Conditions to Consummation of the Transaction,” on page 41, and “Termination,” on page 42, our compliance with the qualifying statutes is a condition to NATC’s obligation to acquire the cigarette business. We will be deemed to have satisfied this condition if we enter into a settlement agreement on the terms that we are currently negotiating with the NAAG and we fulfill our obligations under that settlement agreement. Set forth below is a brief summary of our recent negotiations with the NAAG and the settling states.

In May 2002, the company entered into negotiations with representatives of the NAAG regarding terms under which we could become a subsequent participating member of the MSA and resolve all currently contested issues relating to the MSA and state qualifying statutes, including our constitutional challenge to the MSA. In connection with those discussions, a standstill agreement was negotiated that provides that, during the standstill period, the settling states that executed the standstill agreement will not initiate any enforcement action against the company relating to any claims for additional escrow funding and the compliance with state qualifying statutes, and the company will not initiate any new actions against those settling states. The standstill agreement was executed by 29 of the 46 settling states and by Puerto Rico, and by its terms extended through July 23, 2002. Although the standstill agreement has not been formally extended, the parties have continued negotiations, and neither the settling states that signed the standstill agreement nor the remaining settling states have initiated any enforcement action against the company. The company and the NAAG are continuing the negotiation of a comprehensive settlement under which we would remain a non-participating manufacturer under the MSA, issues as to the funding of the escrow for the period 1999-2002 would be resolved, Star would be released from claims of noncompliance with the qualifying statutes for these years, and the MSA states would waive all related penalties. Under the settlement as presently proposed, it is anticipated that the Company would have escrow obligations of approximately $3.5 million initially for sales made during calendar year 2002, of which the Company anticipates $0.3 million being refunded after applying maximum payment requirements for sales in certain MSA states under the state qualifying statutes. Also, such a comprehensive settlement would result in Star contributing approximately $10.0 million of its previously escrowed funds toward that settlement. In accordance with the settlement terms being negotiated with the NAAG and the Settling States, and subject to the Settling States’ right to make demands for additional payments and/or to seek penalties relating to its escrow payments, since April 15, 2003 Star has deposited approximately $3.5 million into escrow for year 2002 sales, bringing the total amount deposited into escrow to approximately $37 million. The amount deposited into escrow for year 2002 sales is based on cigarettes manufactured by Star at its facility in Petersburg, Virginia. The Company has signed a settlement agreement consistent with the terms described above, and expects that in the very near future the MSA states will execute this settlement agreement as part of a comprehensive settlement which involves a number of MSA participating manufacturers.

Appraisal Rights

Stockholders of the company are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the sale of our cigarette business pursuant to the asset purchase agreement.

TERMS OF THE ASSET PURCHASE AGREEMENT AND RELATED AGREEMENTS

The terms of the sale of the cigarette business are included in the following transaction agreements:

•	Asset Purchase Agreement among Star Scientific, Star Tobacco and NATC, dated February 18, 2003, which is attached hereto as Annex A and is incorporated into this information statement by reference.

•	Deposit Escrow Agreement among Star Scientific, Star Tobacco, NATC and the escrow agent thereunder, dated February 18, 2003, to which we refer throughout this document as the “deposit escrow agreement.”

•	Form of Patent License Agreement, between Star Scientific and NATC, to be entered into at closing, to which we refer throughout this document as the “license agreement”, and which is attached hereto as Annex C and incorporated into this information statement by reference.

•	Form of Post-Closing Escrow Agreement, among Star Scientific, Star Tobacco, NATC and the escrow agent thereunder, to be entered into at closing, to which we refer throughout this document as the “post-closing escrow agreement.”

Below are summaries of the material provisions of the transaction agreements. You should refer to the full text of the asset purchase agreement, attached to this information statement as Annex A and incorporated herein by reference, and the license agreement, attached to this information statement as Annex C and incorporated herein by reference, for details of the terms and conditions of these agreements.

Closing

The closing of the transaction will take place on the third business day after all conditions precedent to closing set forth in the asset purchase agreement have been satisfied, but in no event later than July 15, 2003, unless the parties agree otherwise. It is currently contemplated that closing will occur on or before July 15, 2003.

The Asset Purchase Agreement

THE FOLLOWING DESCRIPTION OF THE ASSET PURCHASE AGREEMENT DESCRIBES THE MATERIAL PROVISIONS OF THE ASSET PURCHASE AGREEMENT BUT DOES NOT PURPORT TO DESCRIBE ALL OF THE TERMS OF THE ASSET PURCHASE AGREEMENT. THE FULL TEXT OF THE ASSET PURCHASE AGREEMENT IS ATTACHED TO THIS INFORMATION STATEMENT AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. ALL OF OUR STOCKHOLDERS ARE URGED TO READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE TRANSACTION AND THE PRINCIPAL DOCUMENT PURSUANT TO WHICH THE COMPANY WILL SELL THE CIGARETTE BUSINESS TO NATC.

Sale of the Cigarette Business

Pursuant to the terms of, and subject to the conditions of, the asset purchase agreement, we will sell to NATC substantially all of the assets used or held for use in the operation of our cigarette business other than Excluded Assets, as discussed below. Throughout this information statement, we refer to the assets being transferred to NATC pursuant to the asset purchase agreement as the “Assets.” As a result of this transaction, ownership of these Assets will transfer from Star Scientific and Star Tobacco, sometimes collectively referred to in this information statement as the Sellers, to NATC. Additionally, as a result of the transaction, NATC generally will assume the liabilities related to the cigarette business on the terms and subject to the exceptions described below. The liabilities to be assumed by NATC include those described in “Assumed Liabilities” below, and in the financial statements of our cigarette division, beginning on page F-76. The current liabilities to be assumed by NATC include the following (as of March 31, 2003):

• Accounts payable, trade	$5,221,505
• Federal excise taxes payable	3,979,724
• Accrued expenses	269,517

Acquired Assets

The asset purchase agreement defines the term “Assets” to expressly include all assets of the Sellers (other than the Excluded Assets) used or held for use in our cigarette business subject to certain exceptions, including (other than the Excluded Assets):

•	all machinery, equipment and other tangible personal property used or held for use in the operation of the cigarette business;

•	the real property, leaseholds and subleaseholds therein, owned by either of the Sellers and used or held for use in the operation of the cigarette business and any improvements and fixtures;

•	all contracts entered into in connection with the operation of the cigarette business;

•	intellectual property, including trademarks, service marks, trade dress, logos, all works copyrighted by Sellers, all trade secrets and confidential business information (on a non-exclusive basis), and all owned or licensed proprietary software used in the operation of the cigarette business, including the MAINSTREET®; SPORT®; VEGAS GOLD®; AND G-SMOKE® marks;

•	all refunds, deposits, and prepaid expenses to the extent related to the operation of the cigarette business;

•	all items of inventory used or held for use in connection with the operation of the cigarette business;

•	all accounts receivable of each of the Sellers to the extent accruing or arising from the operation of the cigarette business;

•	all licenses, authorizations and permits issued or granted by any governmental authority relating to the Assets or the operation of the cigarette business, in each case only to the extent transferable;

•	all books, records, files and papers relating to the cigarette business and the Assets;

•	to the extent assignable, all claims, prepayments, causes of action, counterclaims, setoffs, rights of recovery or defenses that the Sellers may have with respect to any Assumed Liability (as defined below), to the extent of the Assumed Liability;

•	all cash and cash equivalents, held by sales representatives on behalf of the Sellers for use in the cigarette business; and

•	subject to our reaching an agreement with the applicable equipment lessor, as described below in “Adjustments to the Purchase Price,” beginning on page 34, the moist snuff equipment.

Excluded Assets

Under the asset purchase agreement, NATC will not acquire the following assets, which we define in the asset purchase agreement and refer to in this information statement as the “Excluded Assets”:

•	other than cash held by sales representatives on behalf of the Sellers for use in the cigarette business, all cash and cash equivalents of each of the Sellers, including, without limitation, amounts deposited by either of the Sellers into escrow under the MSA qualifying statutes;

•	the Sellers’ facilities located in Chase City, Virginia and Bethesda, Maryland, together with all improvements thereon, all fixtures affixed to such improvements and any and all rights relating to such real property;

•	machinery, equipment and other tangible personal property described in the asset purchase agreement as excluded, including machinery, equipment and other tangible personal property used or held for use primarily in the retained businesses and held by either of the Sellers at one of the locations of the excluded real property and StarCured™ tobacco curing barns and associated equipment, wherever located;

•	other than cut rag tobacco blends and cigarettes containing StarCured™ tobacco, all items of inventory either (1) relating to any of the Sellers’ businesses other than the cigarette business, to which other businesses we refer throughout this document as the “retained businesses”, regardless of the location, or (2) containing or consisting of StarCured™ leaf tobacco;

•	intellectual property described in the asset purchase agreement as excluded, including (1) all inventions, improvements and patents, including the StarCured™ technology and patents, (2) all trademarks, service marks, trade dress and logos primarily used or held for use in the Sellers’ retained businesses, including “Star Scientific,” “Star Tobacco” and similar names, (3) all copyrighted works primarily related to the Sellers’ retained businesses, (4) on a non-exclusive basis, all trade secrets and confidential business information, and (5) all Internet domain names;

•	all of each Seller’s rights in and to any tax assets;

•	each Seller’s corporate franchises, certificates of incorporation, corporate seals, minute books, and other corporate records;

•	all capital stock or other equity interests of each subsidiary of the company, including Star Tobacco;

•	except as otherwise expressly set forth herein, any trusts, trust assets, trust accounts, insurance policies or other assets of any “employee benefit plans” and any rights under any plan or agreement maintained by either Seller relating to employee benefits, employment or executive compensation of such Seller;

•	all insurance policies and binders and all claims, refunds and credits from such insurance policies or binders due or to become due with respect to such policies or binders;

•	all claims, prepayments, refunds, deposits, prepaid expenses, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment in favor of or for the benefit of either Seller relating to the excluded assets and the excluded liabilities or otherwise described in the asset purchase agreement as being excluded;

•	all rights of either of the Sellers and any of their subsidiaries against any other of the Sellers and their subsidiaries;

•	all rights of the Sellers under or in respect of the asset purchase agreement, the license agreement, the deposit escrow agreement, the post-closing escrow agreement, the Sellers’ agreements with Brown & Williamson, and the other contracts described in the asset purchase agreement as being excluded;

•	all licenses, authorizations and permits issued or granted by any governmental authority used in the cigarette business to the extent not transferable, as well as the Sellers’ federal and state tobacco-related licenses; and

•	all assets and properties used or held for use exclusively in the operation of the retained businesses.

Assumed Liabilities

Under the asset purchase agreement, NATC will assume all liabilities of the Sellers (other than the Excluded Liabilities) relating to the Assets or the operation of the cigarette business, including (other than the Excluded Liabilities):

•	all debts, liabilities, and obligations arising from, or related to, the (1) development, manufacture, advertising, marketing, distribution, sale, or use (including any related health effects) of (2) exposure to or (3) warnings regarding cigarettes under the brands included in the cigarette business, and all related claimed violations of law and other third party claims;

•	all debts, liabilities, and obligations relating to contracts being transferred;

•	all debts, liabilities, and obligations to pay wages, salaries, bonuses, severance or retention payments, and payroll taxes to transferred employees;

•	subject to the expense provisions set forth in the asset purchase agreement, all debts, liabilities, and obligations for taxes arising out of or relating to the operation of the cigarette business or the ownership of the Assets arising or accruing after the closing date;

•	subject to the provisions set forth in the asset purchase agreement allocating escrow obligations for 2003, which are described under the caption “Escrow Obligations,” beginning on page 35, all debts, liabilities and obligations related to the cigarette business under any qualifying statutes, including any escrow obligations arising or accruing after the closing date; and

•	all other debts, liabilities, and obligations reflected as current liabilities in the calculation of the final net working capital of the cigarette business.

Excluded Liabilities

Under the asset purchase agreement, NATC will not assume the following liabilities, which we define in the asset purchase agreement and refer to herein as the “Excluded Liabilities”:

•	other than obligations of NATC under the asset purchase agreement to pay certain transfer taxes, all debts, liabilities, and obligations for taxes arising out of or relating to the operation of the cigarette business or ownership of the Assets arising or accruing on or prior to the closing date;

•	any indebtedness for borrowed money of either of the Sellers;

•	other than transferred tobacco liabilities described in “Assumed Liabilities” above, all liabilities arising solely out of the Excluded Assets;

•	all liabilities of the cigarette business prior to the closing owing to the Sellers or any of their subsidiaries;
•	except as otherwise expressly set forth in the asset purchase agreement, all liabilities relating to employee benefit plans accruing, arising out of, or relating to, events occurring prior to the closing date;

•	all liabilities arising from any benefit plan which is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and to which either of the Sellers or any of their ERISA affiliates has an obligation to contribute;

•	subject to the provisions set forth in the asset purchase agreement allocating escrow obligations for 2003, which are described under the caption “Escrow Obligations,” beginning on page 35, all debts, liabilities and obligations of either of the Sellers under any qualifying statutes, including any escrow obligations arising or accruing on or prior to the closing date; and

•	all liabilities as of the closing date to any transferred employee for accrued vacation.

Purchase Price

NATC has agreed to acquire our cigarette business for a cash purchase price of approximately $80 million subject to purchase price adjustments and the guarantee of accounts receivable described below, and subject to taxes and transaction expenses incurred in connection with the sale.

Adjustments to the Purchase Price

As promptly as practicable, but no later than sixty (60) days after the closing date, the company will prepare (or cause to be prepared) and deliver to NATC for review, a closing statement, setting forth the company’s calculation of the net working capital of the cigarette business as of the close of business of the Closing Date. For these purposes “net working capital of the cigarette business” means the Assets that are current assets less the Assumed Liabilities that are current liabilities.

NATC will have an opportunity to review the closing statement and the asset purchase agreement provides for an expedited resolution of any disputes as to the net working capital of the cigarette business. If the finally determined net working capital of the cigarette business is less than $5.0 million by more than $50,000, the purchase price will be decreased by the amount by which $5.0 million exceeds the finally determined net working capital of the cigarette business. If the finally determined net working capital of the cigarette business is greater than $5.0 million by more than $50,000, the purchase price will be increased by the amount by which the finally determined net working capital of the cigarette business exceeds $5.0 million.

In addition, the company has agreed, subject to the terms of the asset purchase agreement, to purchase from NATC accounts receivable sold to NATC with the cigarette business that are not collected within 60 days of the closing. NATC has agreed to use commercially reasonable efforts to collect on a timely basis the accounts receivable of the cigarette business reflected on the closing statement delivered to NATC by the company. If, 60 days after the closing, NATC has not collected, in respect of accounts receivable transferred to it by the company, an amount at least equal to the amount at which such accounts were valued in the finally determined net working capital of the cigarette business, and it certifies this fact to the company within 65 days of the closing, the company must pay to NATC the amount by which the value of accounts receivable in the finally determined net working capital of the business exceeds the amount NATC collected on such accounts receivable. In exchange, NATC will transfer all such uncollected accounts receivable back to the company and will cooperate with the company’s efforts to collect such accounts.

If we complete the purchase of moist snuff equipment from its current lessor on or prior to the closing date and the terms are in compliance with the asset purchase agreement, then the equipment will be deemed an Asset and the price paid for such equipment will be added to the purchase price for the cigarette business. We expect the purchase price that we pay for this equipment to be approximately $1.4 million, based on the buyout value of this equipment under the applicable leases, however that price may vary depending on when we close this purchase of the moist snuff equipment. Because the asset purchase agreement contemplates NATC paying to the Sellers the same price for the moist snuff equipment that we will pay to the lessor, management does not expect the purchase and sale of the moist snuff equipment to impact the net proceeds received by the Sellers in the sale of the cigarette business.

Escrow Obligations

As a nonparticipating manufacturer of cigarettes, Star Tobacco is obligated to deposit payments into escrow based on sales of cigarettes in the District of Columbia and the states, to which we refer, collectively, throughout this information statement as the “MSA States”, that are party to the master settlement agreement entered into in November 1998 in connection with litigation against tobacco manufacturers. These escrow obligations arise under so-called qualifying statutes enacted by the MSA States. Throughout this information statement, we refer to these statutes, together with other statutes, regulations and rules enacted in connection with such statutes, as the “qualifying statutes.” The Sellers incur escrow obligations both from direct sales into MSA States, or “direct sales,” and sales in MSA States of cigarettes that originally were sold by the Sellers in the states that are not party to the master settlement agreement, or “indirect sales.”

Under the asset purchase agreement, the Sellers have agreed to retain all liability for escrow obligations arising under the qualifying statutes on or prior to the date on which the sale of the cigarette business is completed. Due to the difficulty of ascertaining the particular day on which these obligations arise, the asset purchase agreement provides a formula to allocate the escrow obligations for 2003 between the parties based on identifiable criteria, which formula the parties believe will result in an allocation of escrow obligations approximately equal to the intended allocation. At closing, Purchaser will deposit into a separate escrow account an amount based on our estimate of our future escrow obligations for direct sales in 2003 on or prior to the closing date. The amount deposited into this escrow will be used, together with any additional funds that may be necessary, to satisfy our MSA escrow obligations for 2003.

The precise formula used in the agreement to allocate liability for MSA escrow obligations depends with respect to each MSA state upon the information that the MSA state provides to the Sellers. If an MSA state provides us with the number of our cigarettes tax stamped in that state during 2003, then we are responsible for escrow obligations for cigarettes tax stamped in the months completed prior to the closing and, with respect to cigarettes tax stamped during the closing month, we are responsible for a portion of those escrow obligations equal to the portion of the month occurring on or prior to the closing date. For other states, we are responsible for all escrow obligations for cigarettes sold directly by Star Tobacco into those states and, with respect to indirect sales of the cigarette business (made in 2003 before or after closing) into those states, we are responsible for a portion of the escrow obligations for those sales equal to the portion of the total 2003 sales of the cigarette business represented by our sales prior to the closing. For the purposes of calculating this portion, sales will be measured by the total number of cigarettes on which federal excise taxes will have been paid in 2003.

There is no escrow obligation associated with the sale of smokeless tobacco products and after the sale of the cigarette business is complete, Sellers do not anticipate remaining in the cigarette business. Thus, Sellers do not anticipate having escrow obligations under the qualifying statutes related to the Sellers’ sales after the closing.

The Sellers also have agreed to use reasonable best efforts to be in compliance with the qualifying statutes as of the closing. As described below in “Conditions to Consummation of the Transaction” and “Termination,” if we are not in compliance with the qualifying statutes as of the closing, NATC may choose not to complete the transaction and, in the circumstances described in those sections, we would have to reimburse NATC for its reasonable expenses incurred in connection with this transaction. Under the asset purchase agreement, we will be deemed to be in compliance with the qualifying statutes if we enter into a settlement agreement on the terms that we are currently negotiating with the NAAG and we fulfill our obligations under that settlement agreement. We expect these obligations to include the company contributing some of its existing escrow funds toward that settlement and depositing into escrow an agreed upon amount for 2002 sales. For a description of these settlement negotiations, see “Tobacco Master Settlement Agreement” on page 59.

Indemnification

The Sellers have agreed to indemnify and hold NATC and its officers, directors, employees and affiliates and their respective successors and assigns harmless from any damage, claim, liability or expense, including, without limitation, reasonable attorneys’ fees, arising out of or relating to (i) the breach of any warranty, representation, covenant or agreement of the Sellers contained in the asset purchase agreement or (ii) any Excluded Liability.

NATC has agreed to indemnify and hold the Sellers and their respective officers, directors, employees and affiliates and their respective successors and assigns harmless from any damage, claim, liability or expense, including, without limitation, reasonable attorneys’ fees, arising out of or relating to (i) the breach of any warranty, representation, covenant or agreement of NATC contained in the asset purchase agreement or (ii) any Assumed Liability.

Notwithstanding the Seller’s general right to indemnification for Assumed Liabilities, the Sellers have agreed that, in the event, within five years of the closing, an environmental proceeding is initiated against NATC with respect to the real property transferred by the Sellers to NATC in this transaction, NATC would be permitted to exercise any statutory right of contribution against the Sellers as owner or operator of the real property transferred by the Sellers to NATC. Liability incurred by the Sellers in connection with such a proceeding would not be covered by NATC’s indemnification obligations.

Neither NATC nor either of the Sellers is entitled to indemnification for a breach of a representation, warranty or covenant, unless NATC or the Sellers, as applicable, has incurred losses for such breaches equal to at least $500,000. Once that threshold has been exceeded, NATC or the Sellers, as applicable, will be entitled to the amount of such losses (excluding attorney’s fees other than for third-party claims) in excess of $250,000. In no event will NATC or the Sellers be liable to indemnify the other party for damages related to breaches of representations, warranties and covenants in excess of $12,500,000. Under the asset purchase agreement,

indemnification obligations with respect to breaches of representations and warranties generally survive for two years after closing, except that (1) certain representations and warranties related to due authorization and title to assets survive indefinitely, (2) representations and warranties related to tax issues survive until 30 days after the expiration of the applicable statute of limitations, and (3) certain representations and warranties regarding certain tobacco-related liabilities survive for three years after closing.

Representations and Warranties

In the asset purchase agreement, the Sellers made customary representations and warranties, subject to qualifications for materiality and exceptions disclosed to NATC, concerning the cigarette business and its assets and liabilities. The representations and warranties must be true and correct, subject to customary qualifications for materiality, at the closing of the transaction, or NATC will not be required to complete the transactions. These representations and warranties relate to, among other things:

•	the corporate organization of the Sellers and similar corporate matters, as well as the authorization, execution and delivery of the asset purchase agreement;

•	the absence of conflict with or violation of any provision under the Sellers’ organizational documents, transferred contracts and applicable laws in connection with the asset purchase agreement;

•	the sufficiency of the Assets to conduct the cigarette business;

•	title to the Assets;

•	certain identified types of contracts that are being transferred by the Sellers to NATC;

•	intellectual property that is being transferred by the Sellers to NATC;

•	real property being transferred by the Sellers to NATC;

•	certain pending or threatened litigation relating to the cigarette business, the Assets, or the Assumed Liabities;

•	matters relating to the employee benefit plans of the Sellers;

•	labor relations involving or relating to the cigarette business of the Sellers;

•	compliance with applicable laws by the Sellers including, specifically, environmental laws;

•	compliance with tobacco laws by the Sellers including escrow obligations under the qualifiying statutes;

•	required governmental consents, approvals, authorizations and filings;

•	the absence, since September 30, 2002 to the date of the asset purchase agreement, of any material adverse change including the occurrence of any Business Material Adverse Effect, as defined below, or certain other changes;

•	fees to brokers, finders and investment bankers in connection with the transactions contemplated by the asset purchase agreement;

•	tax matters;

•	insurance policies owned or held by the Sellers with respect to the cigarette business;

•	the accuracy as to the cigarette business of the Sellers’ financial statements and reports filed with the Securities and Exchange Commission, or SEC, since January 1, 2002; and

•	the condition of the transferred inventory, as of the date of the asset purchase agreement, in quantities consistent with past practice.

The asset purchase agreement defines “Business Material Adverse Effect” as a material adverse effect on our cigarette business (excluding Excluded Assets and Excluded Liabilities), Assets, Assumed Liabilities, results of operations or financial condition of our cigarette business, taken as a whole, it being understood that any decline in the stock market generally, or the trading price of Star Scientific’s common stock specifically, will not be taken into account in determining whether such a material adverse effect has occurred.

The asset purchase agreement contains customary representations and warranties of NATC relating to:

•	the corporate organization of NATC and similar corporate matters, as well as the authorization, execution and delivery of the asset purchase agreement;

•	the absence of conflict with or violation of any provision under NATC’s organizational documents, contracts and applicable laws in connection with the asset purchase agreement;

•	the accuracy of NATC’s financial statements, reports, schedules, forms, and other documents filed with the SEC since January 1, 2000;

•	certain pending or threatened litigation;

•	compliance with applicable laws by NATC;

•	required governmental consents, authorizations and filings; and

•	fees payable by NATC to brokers, finders, investment bankers or other persons in connection with the transactions contemplated by the asset purchase agreement.

Covenants Relating to the Conduct of Business

The Sellers have agreed that during the period between the date of the asset purchase agreement and the closing, except as disclosed or as consented to by NATC, they will use commercially reasonable efforts to operate the cigarette business in the ordinary course and substantially in accordance with past practice.

In addition, unless consented to by NATC in writing, the Sellers have agreed they will not, and will not allow their respective affiliates to, with respect to the cigarette business:

•	enter into, extend, materially modify, terminate or renew any material contract related to the operation of the cigarette business, except in the ordinary course of business;

•	sell, assign, transfer, convey, lease or otherwise dispose of any Assets, except in the ordinary course of business, and except for the disposition of obsolete or worthless assets;

•	except as otherwise required by law or consistent with past practices, take any action to (1) increase wages or benefits of any cigarette business employee, (2) enter into new agreements with, or promote, employees of the cigarette business, (3) grant any severance or termination pay (otherwise than pursuant to policies or agreements of either of the Sellers in effect on the date hereof) to any transferred employee which will become due and payable from NATC or any of its subsidiaries on or after the closing date, or (4) make any change in the key management structure of the cigarette business, including, without limitation, the hiring of additional officers or the terminations of existing officers;

•	permit any lien to encumber any of the Assets, other than permitted liens;

•	waive or relinquish any material right or claim with respect to the Assets, other than in the ordinary course of business or consistent with past practices;

•	fail to maintain their books, accounts and records consistent with past practices;

•	extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business;

•	enter into any commitment for capital expenditures (to the extent it represents an Assumed Liability), except for expenditures not exceeding $50,000 per project or $100,000 in the aggregate for all projects; or

•	enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

No Solicitation of Acquisition Proposals

The Sellers have agreed, except as described below, not to, and not to authorize any of their respective officers, directors, or employees, or any financial advisor, attorney, accountant or other representative to:

•	solicit, initiate or encourage (including by way of furnishing material, nonpublic information regarding the Assets or the cigarette business) the making or submission of any acquisition proposal (as defined below), or

•	participate in any discussions or negotiations regarding an acquisition proposal.

The Sellers agreed to request that their affiliates, officers, directors, employees, investment bankers, attorneys, accountants and other agents cease any existing discussions or negotiations with third parties regarding any acquisition proposal. In addition, we agreed to promptly notify NATC of any acquisition proposal, and any material change to an acquisition proposal, made by a third person, and to provide to NATC copies of any nonpublic information regarding the cigarette business that we provide to such third person.

Prior to receiving stockholder approval of the sale of the cigarette business, the Sellers were entitled to entertain unsolicited acquisition proposals from third persons if (1) we determined in good faith, after consultation with outside counsel, that such inquiry could reasonably likely result in a superior proposal (as defined below), and (2) we received from such third party a customary confidentiality agreement on the use and disclosure of all information furnished to such third person. In response to such an unsolicited acquisition proposal, the Sellers were entitled to:

•	furnish information, including, without limitation, non-public information, with respect to the Sellers, the cigarette business and the Assets to the person who made such inquiry; and

•	participate in negotiations regarding such acquisition proposal.

Because we have already received sufficient stockholder approval of the sale of the cigarette business, the Sellers are no longer permitted under the asset purchase agreement to discuss or negotiate acquisition proposals from third parties, whether or not solicited by the Sellers.

The asset purchase agreement defines the term “acquisition proposal” to mean, other than the sale of the cigarette business to NATC, any proposed or actual (i) sale, lease or other disposition of any assets of the Sellers representing 20% or more of the Assets or (ii) liquidation, dissolution, or other similar type of transaction with respect to either of the Sellers.

The asset purchase agreement defines the term “superior proposal” to mean any proposed or actual transaction:

•	that is (1) an acquisition proposal, (2) a merger, consolidation or similar transaction involving either of the Sellers, (3) an issue, sale or other disposition by either Seller of (including by way of merger, consolidation, share exchange or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50% or more of the votes associated with the outstanding securities of either Seller, (4) a tender offer or exchange offer in which any third party would acquire beneficial ownership (as such term is defined in Section 13d-3 under the Securities Exchange Act of 1934, as amended), or the right to acquire beneficial ownership, of 50% or more of the outstanding shares of either Seller’s common stock, (v) a recapitalization, restructuring, or other similar type of transaction with respect to either of the Sellers, or (vi) a similar transaction; and

•	that our board of directors determines in good faith, after consultation with its financial adviser and outside legal counsel, is likely to be consummated and would, if consummated, result in a transaction that is more favorable from a financial point of view to our stockholders than the transactions contemplated by the asset purchase agreement.

Our board of directors may withdraw or modify, in a manner adverse to NATC, its approval or recommendation of the transactions contemplated by the asset purchase agreement only in the event our board of directors (i) receives a superior proposal, and (ii) determines in good faith that the transactions contemplated by the asset purchase agreement are no longer in the best interests of our stockholders. However, since obtaining stockholder approval of the sale of the cigarette business to NATC, as noted above, we are no longer permitted under the asset purchase agreement to discuss any proposals with third parties.

North Atlantic Trading Company Financing

NATC has agreed to use its reasonable best efforts to obtain the financing necessary for it to acquire the cigarette business, and to keep us informed as to the material terms and status of its financing arrangements. NATC will consult with us with respect to descriptions in its financing documents of the Sellers, the cigarette business and the transactions contemplated by the asset purchase agreement. We have agreed to provide limited information to NATC to assist with its financing.

Additional Agreements

Stockholder Meeting and Proxy Material

Under the asset purchase agreement we agreed, unless the stockholders had already approved the sale of the cigarette business, to hold a stockholder meeting and to take customary actions in connection with solicitation of the stockholder vote to approve the sale. Because we have already received stockholder approval of the sale of the cigarette business, we will not hold a stockholder meeting with respect to the sale of the cigarette business and we are circulating this information statement in lieu of a proxy statement.

Support and Cooperation Covenants

The Sellers and NATC have agreed to:

•	use reasonable best efforts to obtain consents and take actions necessary to complete the sale of the cigarette business;

•	afford the other parties and their respective accountants, counsel and other representatives reasonable access, during normal business hours, to their respective properties, books, records, and personnel; and

•	cooperate post-closing, including with respect to product packaging and returns.

Employee Benefits

As of the closing, NATC shall offer employment to certain employees of the cigarette business who are (i) identified on a schedule to the asset purchase agreement and (ii) are actively employed on the closing date on terms that are substantially equivalent to those provided by NATC to its similarly situated employees and no less favorable than those provided by the Sellers immediately prior to closing.

The Sellers will cause the transferred employees to be fully vested in Star Tobacco 401(k) plan as of the closing. NATC will provide a 401(k) plan for transferred employees, and transferred employees will be permitted, but not required, to make a rollover contribution from the Star Tobacco plan to NATC’s plan.

NATC has established a retention plan for transferred employees in an amount equal to $2,000,000. Employees eligible to receive a payment under the retention plan will include transferred employees who are employed by NATC or its affiliates on the first anniversary of the closing, or who are terminated by NATC or it affiliates other than for cause. Eligible employees will be entitled to receive a retention payment equal to the portion of the $2,000,000 allocated to such employee as reflected in the retention plan adopted by NATC pursuant to the terms of the asset purchase agreement.

Conditions to Consummation of the Transaction

The obligations of the Sellers and NATC to consummate the transactions related to the sale of the cigarette business are subject to the satisfaction or waiver of the following conditions:

•	all waiting periods under the HSR Act applicable to the transactions must have expired or been terminated (note that this condition already has been satisfied);

•	the receipt of permits, approvals, clearances, and consents of, and all filings with, governmental authorities required in order to consummate the transactions;

•	no order, decree, injunction, statute, rule or regulation of any governmental authority prohibiting the consummation of the transactions may be in force; and

•	Star Scientific must have obtained from its stockholders any necessary approval of the transactions contemplated by the asset purchase agreement (note that this condition already has been satisfied).

The obligations of NATC to consummate the transactions related to the sale of the cigarette business are subject to the satisfaction of the following conditions:

•	the Sellers’ representations and warranties contained in the asset purchase agreement qualified as to Business Material Adverse Effect must be true and correct in all respects as of the date of the asset purchase agreement and as of the closing, as if made anew at that time (other than representations and warranties made as of a specific date, which must be true and correct as of that date);

•	the Sellers’ representations and warranties contained in the asset purchase agreement not qualified by Business Material Adverse Effect must be true and correct in all respects as of the date of the asset purchase agreement and as of the closing, as if made anew at that time (other than representations and warranties made as of a specific date, which must be true and correct as of that date) except where all such failures to be true and correct individually or in the aggregate, do not constitute a Business Material Adverse Effect;

•	each of the covenants and agreements of each of the Sellers to be performed as of or prior to the closing must have been duly performed in all material respects;

•	each of the Sellers must have delivered to NATC a certificate signed by an officer of such Seller, dated as of the closing date, certifying that the conditions described above relating to the Sellers’ representations and warranties and covenants and agreements have been fulfilled;

•	from the date of the asset purchase agreement to the closing date, there must not have occurred a Business Material Adverse Effect;

•	the Sellers must have executed and delivered to NATC the license agreement;

•	NATC must have obtained all financing necessary for it to consummate the transactions; and

•	each of the Sellers must be in compliance with the qualifying statutes. The asset purchase agreement provides a number of ways the Sellers can be deemed to have satisfied this condition. The Sellers expect to satisfy this condition by performing its obligations under the proposed settlement agreement with the MSA states, which is described in “Regulatory Matters” on page 29.

The obligations of the Sellers to consummate the transactions related to the sale of the cigarette business are subject to the satisfaction of the following conditions:

•	NATC’s representations and warranties contained in the asset purchase agreement qualified as to Purchaser Material Adverse Effect, which we describe below, must be true and correct in all respects as of the date of the asset purchase agreement and as of the closing, as if made anew at that time (other than representations and warranties made as of a specific date, which must be true and correct as of that date);

•	NATC’s representations and warranties contained in the asset purchase agreement not qualified by Purchaser Material Adverse Effect must be true and correct in all respects as of the date of the asset purchase agreement and as of the closing, as if made anew at that time (other than representations and warranties made as of a specific date, which must be true and correct as of that date), except where all such failures to be true and correct, individually or in the aggregate, do not constitute a Purchaser Material Adverse Effect;

•	each of the covenants and agreements of NATC to be performed as of or prior to the closing must have been duly performed in all material respects;

•	NATC must have delivered to each of the Sellers a certificate signed by an officer of NATC, dated as of the closing date, certifying that the conditions described above relating to NATC’s representations and warranties and covenants and agreements have been fulfilled;

•	from the date of the asset purchase agreement to the closing date, there must not have occurred a Purchaser Material Adverse Effect, which is defined in the asset purchase agreement to have substantially the same meaning as “Business Material Adverse Effect,” but with respect to NATC rather than the Sellers;

•	NATC must have executed and delivered to the Sellers the license agreement; and

•	NATC must have obtained from the Tax and Trade Bureau any license or other approval and procured any bond, required in connection with the transactions contemplated by the asset purchase agreement, including any bond or other approval from the Tax and Trade Bureau necessary to allow transfer by the Sellers to NATC of the Assets held in bond without incurring any obligation on the part of the Sellers to pay federal excise taxes with respect to such transfer.

Termination

The asset purchase agreement may be terminated prior to the closing of the transaction by mutual agreement of the Sellers and NATC.

In addition, either the Sellers or NATC may terminate the asset purchase agreement upon written notice to the non-terminating party if:

•	there is any material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party that cannot be cured prior to the closing of the sale of the cigarette business (or the non-terminating party fails to use reasonable best efforts to cure such breach), except that the party electing to terminate cannot do so if it, itself, is in material breach of the asset purchase agreement;

•	the closing of the transaction has not occurred by July 15, 2003, other than as a result of a breach of a representation, warranty or covenant by the terminating party; or

•	a court prohibits the completion of any action contemplated by the asset purchase agreement, and such prohibition is final and cannot be appealed.

Further, NATC may independently terminate the asset purchase agreement upon written notice to us if our board of directors withdraws or modifies in an adverse manner the approval or recommendation of the asset purchase agreement and transactions contemplated by it, or approves or publicly recommends an acquisition proposal different from the transaction with NATC contemplated by the asset purchase agreement.

Prior to stockholder approval of the transaction, which we have already received, the asset purchase agreement provided for termination:

•	by either Star Scientific or NATC, if our stockholders voted not to approve the asset purchase agreement and the sale of the cigarette business; and

•	by us, if our board of directors received a superior proposal and determined in good faith that the transactions contemplated by the asset purchase agreement were no longer in the best interest of our stockholders.

Termination Fees

If the asset purchase agreement is terminated prior to closing of the transaction by the mutual written consent of NATC and Star Scientific, it generally will become void and have no effect, without any liability to any party except as described below and for intentional or grossly negligent breaches of the asset purchase agreement. With respect to grossly negligent breaches of the asset purchase agreement, the breaching party will be liable for the lesser of $750,000 and the amount of the non-breaching party’s reasonable, out-of-pocket expenses incurred in connection with the asset purchase agreement.

Prior to the approval by our stockholders of the sale of the cigarette business, we would have been liable to NATC for a termination fee of $2,800,000, plus all reasonable fees incurred by NATC in connection with the sale of the cigarette business, if the asset purchase agreement had been terminated in any of the following circumstances: (1) we or NATC terminated the asset purchase agreement after our stockholders voted not to approve the sale of the cigarette business if, at the time of the meeting, an alternative acquisition proposal had been publicly disclosed, submitted or commenced and, within six months after termination, we had entered into a definitive agreement with respect to that transaction, (2) NATC terminated the asset purchase agreement due to a withdrawal or modification by our board of directors of their recommendation of sale of the cigarette business or the approval or public recommendation by our board of directors of any acquisition proposal, and our stockholders had not approved the sale of the cigarette business, or (3) we terminated the asset purchase agreement in favor of a superior proposal.

If the asset purchase agreement is terminated by either party due to the failure of the closing to occur on or prior to July 15, 2003, and, prior to such termination, NATC had obtained its financing, and all of the conditions to the Sellers’ obligation to close had been satisfied, but the Sellers were not in compliance with the qualifying statutes, then the Sellers would be obligated to reimburse NATC for its reasonable fees incurred in connection with this transaction. In both scenarios (as described here and in the preceding paragraph) in which we would be obligated to reimburse NATC for its expenses, these expenses would likely be material and include expenses incurred in NATC’s efforts to finance this transaction.

Concurrently with the execution of the asset purchase agreement, NATC deposited $2,000,000 into an escrow account governed by the deposit escrow agreement described below in “Other Agreements”. If the asset purchase agreement is terminated by either party due to the failure of the closing to occur on or prior to July 15, 2003 and, prior to such termination, all of the conditions to NATC’s obligation to close — other than NATC’s financing condition—had been satisfied, then NATC must take all actions necessary to cause $2,000,000 to be released to the company from the escrow account.

Other Agreements

Deposit Escrow Agreement

The Sellers, NATC and HSBC Bank USA, as escrow agent, have entered into the deposit escrow agreement, pursuant to which NATC has deposited $2,000,000 into an escrow account. If, as described in more detail in the immediately preceding paragraph, the agreement is terminated due to NATC’s failure to obtain the necessary financing on or prior to July 15, 2003, then we are entitled to receive $2,000,000 from this escrow account. NATC is responsible for the fee of the escrow agent and receives the benefit of the earnings on the escrow amount.

License Agreement

NATC has agreed, at or prior to the closing of the sale of the cigarette business, to enter into a patent license agreement with the company, which will provide NATC with a license under certain of the company’s patents pertaining to low-TSNA tobacco. Royalties under the license shall be based on the net sales of cigarettes and other tobacco products containing low-TSNA tobacco covered by the company’s patents, and shall commence on the earlier of (a) the date that one or more of the patents is enforced by a United States trial court having jurisdiction over the matter against any of the four largest United States tobacco companies in a manner that results in one or more of those companies being enjoined from violating the patents or being required to make payments to the company, or (b) such date as any United States tobacco company, excluding B&W, makes a royalty payment to the company for rights under the patents. No royalty obligation shall be incurred to the company by NATC for its exercise of any rights granted by this agreement prior to the earlier date described in the immediately preceding sentence.

The royalty rate shall be equal to one-half the lowest royalty rate the company receives from any United States tobacco company (excluding the royalty rate paid by B&W pursuant to the currently existing royalty arrangement under the April 25, 2001 agreement with the company and by Golden Leaf Tobacco Company, Inc. pursuant to its arrangements with the company in effect on the date hereof), but in no event more than 2.5% of net sales. If a judgment is entered by a United States trial court against one of the four largest United States tobacco companies that does not result in the setting of a royalty rate, then a presumed royalty rate of 2.5% shall apply from the date of judgment until a royalty rate is established. A form of the Patent License Agreement is attached hereto as Annex C and incorporated into this information statement by reference.

Post-Closing Escrow Agreement

The Sellers, NATC and Branch, Banking & Trust Company, will enter into the post-closing escrow agreement, pursuant to which, as described above in “Escrow Obligations” on page 35, at closing NATC will deposit into escrow a portion of the purchase price equal to the Sellers’ estimate of their escrow obligations under the qualifying statutes with respect to direct sales in 2003. The escrowed funds, in addition to any additional funds that are necessary, which the Sellers will provide, will be used to satisfy the Sellers’ escrow obligations for 2003 sales when those obligations become due. NATC is responsible for the fee of the escrow agent. The earnings in the escrow account are allocated to the Sellers, which entities will be entitled to receive any funds, including earnings, remaining in the escrow account after satisfaction of the Sellers’ MSA escrow obligations for 2003 sales.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 9, 2003 certain information with respect to the beneficial ownership of the company’s common stock by each beneficial owner of more than 5% of the company’s voting securities, each director and each named executive officer, and all directors and executive officers of the company as a group, except as qualified by the information set forth in the notes to this table. As of June 9, 2003, there were 59,719,480 shares of the company’s common stock outstanding.

Name	Shares Beneficially Owned (1)	Percentage Owned (2)
Jonnie R. Williams (3)	16,994,819	28.5%

Kathleen M. O’Donnell as Trustee for Irrevocable Trust #1 FBO . Francis E. O’Donnell, Jr., M.D. and the Francis E. O’Donnell, Jr. Descendants’ Trust (4) 709 The Hamptons Lane Chesterfield, MO 63017	13,709,575	23.0%

Prometheus Pacific Growth Fund entities P.O. Box 1062 George Town, Grand Cayman, B.W.I. (5)	5,202,640	8.7%

Francis E. O’Donnell, Jr., M.D. (6) 709 The Hamptons Lane Chesterfield, MO 63017	3,368,362	5.6%

Paul L. Perito (7) 7475 Wisconsin Ave, Suite 850 Bethesda, MD 20814	3,349,000	5.5%

David M. Dean (8)	555,300	*

Christopher G. Miller (9)	528,000	*

Robert E. Pokusa (10) 7475 Wisconsin Ave, Suite 850 Bethesda, MD 20814	320,000	*

Sheldon L. Bogaz (11)	211,100	*

Martin R. Leader (12)	185,250	*

Leo S. Tonkin (13)	145,000	*

Whitmore B. Kelley (14)	138,000	*

John R. Bartels, Jr (15)	83,500	*

All Directors, Executive Officers and Officers (11 Persons)	22,509,969	36.1%

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days, by August 8, 2003, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them. Unless otherwise noted, the address for each of the above persons is c/o Star Scientific, Inc., 801 Liberty Way, Chester, Virginia 23836.
(2)	The “Percentage Owned” calculations are based on the outstanding shares of common stock as of June 9, 2003.

(3)	Includes 15,894,819 shares held by Mr. Williams. Also includes 1,100,000 shares held by Regent Court of which Mr. Williams is deemed to have beneficial ownership by virtue of his ownership interest in Regent Court and over which he shares voting and investment power with Dr. O’Donnell.
(4)	Includes 11,441,213 shares owned by a trust for the benefit of Francis E. O’Donnell, Jr., M.D., over which Kathleen O’Donnell, as trustee, has sole voting and investment power and 2,268,362 shares owned by a trust for the benefit of Dr. O’Donnell’s children over which Mrs. O’Donnell, as trustee, has sole voting and investment power. Excludes 400,000 shares owned by Hopkins Capital Group II, LLC, 200,000 shares owned by Hopkins Capital Group III, LLC and 200,000 shares owned by Hopkins Capital Group IV, LLC, each of which is a wholly-owned affiliate of Irrevocable Trust #1.
(5)	Includes 2,700,000 shares held by Prometheus Pacific Growth Fund LDC and 2,502,640 shares held by Prometheus Pacific Growth Fund, Inc.
(6)	Includes 2,268,362 shares owned by a trust for the benefit of Mr. Williams’ children, over which Dr. O’Donnell has sole voting and investment power. Also includes 1,100,000 shares held by Regent Court of which Dr. O’Donnell is deemed to have beneficial ownership by virtue of his ownership interest in Regent Court and over which he shares voting and investment power with Mr. Williams.
(7)	Includes 2,300,000 shares held by Mr. Perito, 1,000,000 shares which Mr. Perito has the right to acquire upon exercise of stock options which are presently exercisable and an aggregate of 49,000 shares held by his children or in trust for the benefit of his children, of which Mr. Perito disclaims beneficial ownership.
(8)	Includes 350,000 shares which Mr. Dean has the right to acquire upon exercise of stock options which are presently exercisable and 1,100 shares owned by Mr. Dean’s spouse.
(9)	Includes 363,000 shares which Mr. Miller has the right to acquire upon exercise of stock options which are presently exercisable.
(10)	Includes 250,000 shares which Mr. Pokusa has the right to acquire upon exercise of stock options which are presently exercisable.
(11)	Includes 150,000 shares which Mr. Bogaz has the right to acquire upon exercise of stock options which are presently exercisable.
(12)	Includes 125,000 shares which Mr. Leader has the right to acquire upon exercise of stock options which are presently exercisable and 50,000 shares which are held by the Martin R. Leader Living Trust.
(13)	Includes 125,000 shares which Mr. Tonkin has the right to acquire upon exercise of stock options which are presently exercisable.
(14)	Includes 138,000 shares which Mr. Kelley has the right to acquire upon exercise of stock options that are presently exercisable.
(15)	Includes 50,000 shares which Mr. Bartels, Jr. has the right to acquire upon exercise of stock options that are presently exercisable.

CERTAIN INFORMATION ABOUT THE COMPANY

Description of Business

General

The company and its wholly-owned subsidiary, Star Tobacco, formerly Star Tobacco & Pharmaceuticals, Inc., are technology-oriented tobacco companies with a mission to reduce toxins in tobacco leaf and tobacco smoke. The company is engaged in: (1) the development and implementation of scientific technology for the curing of tobacco so as to significantly reduce the formation of carcinogenic toxins present in tobacco and tobacco smoke, primarily the TSNAs; (2) the sales, marketing and development of tobacco products that expose adult tobacco users to substantially lower levels of carcinogenic toxins, namely TSNAs, and that are sold with enhanced health warnings so that adult tobacco consumers will have the option to make informed choices about the use of tobacco products which pose a range of serious health risks (the TSNA levels in the Sellers’ smokeless tobacco products will continue to be reduced to very low levels, measured in parts per billion, using the

StarCured™ tobacco curing process); (3) the sales, marketing and development of very low-nitrosamine smokeless tobacco products that also carry enhanced warnings beyond those required by the Surgeon General (in 2001, the company introduced three new smokeless products, Stonewall™ moist and dry snuffs, and ARIVA™ compressed powdered tobacco cigalett™ pieces); and (4) the manufacture and sale of four discount cigarette brands.

As indicated in the information statement, the company will sell the cigarette business to NATC pursuant to the asset purchase agreement. If the sale of the cigarette business is consummated, the company will no longer engage in the manufacture or sale of cigarettes, but will instead focus on its other lines of business, as described above in “The Company’s Business Following the Completion of the Sale of the Cigarette Business,” on page 27. The company’s overall objective is to ultimately reduce the range of serious health hazards associated with the use of smoked and smokeless tobacco products. Accordingly, its primary corporate mission is to demonstrate the commercial viability of products that expose adult tobacco users to fewer toxins and are potentially less harmful. However, given the present limited state of the research efforts of Star and others in this area, the company, in discussing its low-TSNA products, has shared with adult consumers the fact that there is not now sufficient evidence to demonstrate that reduced toxin delivery can be quantified in terms of reduced health risk. Accordingly, the company does not make any direct or indirect therapeutic or health claims regarding its tobacco products. The company fully accepts the evidence that links smoking tobacco and a variety of diseases with premature death and believes that it is unlikely that the health risks of smoked tobacco can be completely eliminated. Star believes it was the first company to state unequivocally that “there is no such thing as a safe cigarette”, and to affix to the back of the package of its first premium low-TSNA product, Advance®, a package “onsert” which contained not only scientifically verified comparative content data, but also additional health warnings. Nevertheless, in a world where an estimated 1.2 billion people smoke and use other conventional tobacco products, there is an urgent need to reduce the toxicity of tobacco products to the maximum extent possible, given available technology. Accordingly, the company believes that it has a corporate responsibility to continue to expand its research and development efforts to manufacture tobacco products in the least hazardous manner possible, given available technology, particularly through the StarCured™ tobacco curing process. Further, the company believes it has the technology to reduce carcinogenic TSNAs, particularly the subgroups of nitrosamines commonly referred to as NNNs and NNKs, to the lowest possible levels and has demonstrated that the method it has developed for curing tobacco using the StarCured™ tobacco curing process can be scaled up to meet broad commercial needs in the United States and abroad.

Given the fact that tobacco smoke contains over 4,000 constituents, 43 of which are known carcinogens, the company’s focus over the last three years has centered on the development and commercialization of very low-TSNA non-fermented smokeless tobacco products that can be used as an alternative to cigarettes in situations where adult tobacco users either cannot or choose not to smoke. The company expects that in the future its focus will continue to be on the development and sale of very low-TSNA non-fermented smokeless tobacco products. For that reason, the company recently entered into the asset purchase agreement to sell the cigarette business to NATC. The company is also committed to continuing to advocate meaningful federal regulation for all tobacco products and has publicly announced its support for reasoned regulation of tobacco products by the United States Food and Drug Administration (the “FDA”).

Star’s long-term strategy is to encourage other tobacco manufacturers to sublicense the StarCured™ tobacco curing technology to produce very low-TSNA tobacco (with carcinogenic NNKs and NNNs that measure 200 parts per billion and below). Further, Star is committed to continuing to explore the development of products that expose adult tobacco users to lower levels of toxins and are potentially less harmful than conventional smoked tobacco, such as smokeless tobacco products. In September 2001, the company introduced two very low-TSNA snuff products (a moist and a dry snuff) under the brand name Stonewall™. In November 2001, the company initiated the test market of its compressed powdered tobacco “cigalett”™ pieces under the brand name ARIVA™. The tobacco in both Stonewall™ and ARIVA™ is 100% StarCured™ very low-TSNA tobacco.

During 2002, while discount cigarettes continued to constitute the substantial majority of the company’s sales, the company expanded distribution of its smokeless products, most notably ARIVA™ compressed powdered cigalett™ pieces. By the end of 2002, ARIVA™ was available in approximately 35,000 retail locations in 48 states and in Bermuda.

The company’s revenues have been generated principally through Star Tobacco. Star Tobacco, a Virginia corporation, was incorporated in 1990 and, until 1994, primarily was engaged in the business of manufacturing cigars and cigarettes for others as a contract manufacturer. By late 1994, Star Tobacco had commenced development and commercialization of its own brands of discount cigarettes using primarily Virginia flue-cured tobacco and competed principally on the basis of price. At about that same time, Star Tobacco commenced a program of research and development relating to a range of tobacco products that deliver fewer toxins as well as tobacco cessation products. Shortly thereafter, Star Tobacco shifted its near-term research to technology focused on reducing the carcinogenic TSNAs, particularly the NNNs and NNKs, in the tobacco leaf and tobacco smoke.

In February 1998, Star Tobacco completed a share exchange with Eye Technology, Inc., a publicly held OTC Bulletin Board company based in Minneapolis, Minnesota. Eye Technology was organized as a Delaware corporation in 1985. While Eye Technology became Star Tobacco’s parent corporation, in effect control of Eye Technology shifted to the former stockholders of Star Tobacco and the management of Star Tobacco became the management of Eye Technology. By December 30, 1998, the assets and liabilities that comprised the pre-merger business of Eye Technology had been sold or liquidated, and the stockholders of Eye Technology voted to change its name to Star Scientific, Inc. The company’s primary corporate focus from that time forward has centered on the sales, marketing and development of tobacco products which expose adult tobacco users to lower levels of toxins and potentially may be proven to reduce risk. In addition, the company, in the future, intends to explore engaging in the development of smoking cessation products either with a joint venture partner or a corporate pharmaceutical partner with significant resources, and/or experience in scientific and regulatory infrastructure that can assist and accelerate the FDA’s New Drug Application regulatory process necessary for market entry.

The company has an exclusive, worldwide license from Regent Court under nine patents issued and patents pending relating to methods to substantially prevent the formation of TSNAs in tobacco including the StarCured™ tobacco curing process. The StarCured™ tobacco curing process, as discussed herein, involves the control of certain conditions in tobacco curing barns, and in certain applications, uses microwave and/or electronic beam technology. The StarCured™ process substantially prevents the formation in the tobacco leaf of the carcinogenic TSNAs, which are widely believed by medical and scientific experts to be among the most abundant and powerful cancer-causing toxins present in tobacco and in tobacco smoke. In each of 2000, 2001 and 2002, the company processed approximately 19 million pounds of very low-TSNA flue-cured tobacco using the StarCured™ process. Star has focused on the production of StarCured™ flue-cured tobacco since this variety is used exclusively in the company’s smokeless products. At the same time, the company believes that this process can be applicable to burley and other varieties of tobacco on a broad-scale commercial basis and continues to support research and technological development directed to varieties other than flue-cured tobacco.

On April 25, 2001, the company and B&W, the third largest tobacco company in the United States, entered into a series of new comprehensive long-term agreements, to which we refer as the “April 25, 2001 Agreements”, that amended agreements previously entered into with B&W. Among other things, the agreements provided for B&W to take over all aspects of the sale of Advance®, the low-TSNA cigarette that was jointly developed by the company and B&W and first test marketed by the company in October 2000, in return for royalty payments to the company. B&W subsequently launched an expanded test market of Advance® in approximately 1,500 stores in Indianapolis, Indiana in November 2001. That test market is continuing and B&W potentially may market this brand on a national basis, if the current market test is successful. The agreements also provided B&W with the exclusive marketing rights for the company’s compressed powdered cigalett™ pieces in the United States (subject to the company’s own rights), in return for paying the company a royalty plus the cost of manufacturing the cigaletts™. Among other things, the agreements also restated various loan agreements made by B&W to the company during 1999 and 2000, and provided for the purchase of StarCured™ tobacco by B&W over the 2001-2003 growing seasons, with the right to purchase additional tobacco in future years. (See “Relationship with B&W” for more information on the company’s agreements with B&W).

Segments and Products

See Note 13 of the company’s audited consolidated financial statements on page F-68, and Note 6 of the Company’s unaudited consolidated financial statements, on page F-84, for financial information about the company’s segments.

Leaf Tobacco

In each of 2000, 2001 and 2002, Star processed and sold approximately 19 million pounds of very low-TSNA flue-cured tobacco that had been cured using the StarCured™ tobacco curing process. Substantially all of these sales were made to B&W, pursuant to Star’s contractual arrangements with B&W described elsewhere in this report. These sales accounted for approximately 22.8%, 20.6% and 20.7% of the company’s net sales in 2002, 2001 and 2000, respectively. Star also received a royalty of $1.5 million in both 2002 and 2001 from B&W on B&W’s purchases of other low-TSNA tobacco. During 2003 and in the future, B&W will not be obligated under the April 25, 2001 Agreements to pay any further royalty for purchases of low TSNA tobacco unless and until a royalty rate is established with one of the other three largest tobacco manufacturers. Under the April 25, 2001 Agreements, it is anticipated that the company will process approximately 18-20 million pounds of very low-TSNA flue-cured tobacco during the 2003 growing season, for sale to B&W and for use in the company’s smokeless tobacco products. The tobacco will be cured using the StarCured™ tobacco curing process. If B&W reduces its StarCured™ tobacco purchases in subsequent years below 15 million pounds per year, the company will receive a credit of $0.80 for each pound reduction up to a total of $12 million.

The bulk of processed tobacco sales occur in the third and fourth quarter of each year, resulting in higher revenues in those quarters. The company’s long-term goal is to derive an increasingly larger percentage of its revenues from sublicensing its tobacco curing technology to major cigarette manufacturers. During 2002 and 2001, approximately ninety-nine percent (99%) and eighty-five percent (85%), respectively, of all flue-cured tobacco in the United States was cured in a manner to reduce the levels of TSNAs in the cured tobacco leaf. In May 2001, the company filed suit against R. J. Reynolds Tobacco Company (“R.J. Reynolds”) for patent infringement relating to R.J. Reynolds’ efforts to have farmers produce low-TSNA tobacco using the technology to which Star is the exclusive licensee. In August 2002, the company filed a second suit against R.J. Reynolds for patent infringement, which in August was consolidated with the first suit filed in May 2001 (see “Legal Matters”).

Smokeless Tobacco Products

Over the past three years, the company has been engaged in the development of very low-TSNA non-fermented smokeless tobacco products that could provide adult tobacco users with a viable alternative to cigarettes for use in situations and environments when they cannot smoke or when they would prefer not to smoke. This effort was encouraged by the company’s Scientific Advisory Board and other independent scientific, medical, and public health advisors who encouraged Star to accelerate the development of smokeless products using 100% StarCured™ very low-TSNA tobacco, because smokeless products have far fewer toxins than conventional cigarettes. Cigarette smoke contains more than 4,000 chemical compounds, 43 of which are known to be carcinogenic. A number of respected scientists and researchers throughout the world believe that the only major or significant toxins in non-fermented smokeless tobacco are the TSNAs, particularly the NNNs and NNKs.

On September 28, 2001, the company introduced its first two very low-TSNA snuff products (a moist and a dry snuff) under the brand name Stonewall™. On November 14, 2001, Star introduced its flagship hard tobacco cigalett™ pieces (ARIVA™). ARIVA™ is a compressed powdered tobacco product designed to dissolve completely in the mouth without leaving any residue or requiring expectoration. Sales of Star’s smokeless products were de minimis in 2001 and 2002. ARIVA™ and Stonewall™ are being marketed nationwide by Star Tobacco through its network of established tobacco distributors and through new distributors with whom Star Tobacco has not previously had a relationship. These sales have been generated in part through our existing sales force. After the sale of the discount cigarette business, our sales force will decrease significantly. This could adversely impact our relationships with established tobacco distributors. In addition, the company has introduced ARIVA™ and Stonewall™ through direct arrangements with several national retail chains and through national distributors experienced with consumer products. Following the limited test market of its smokeless products, Star decided it was appropriate to expand distribution. Accordingly, by March 31, June 30, September 31 and December 31 of 2002, respectively, the company’s smokeless products had been placed in more than 12,000, 30,000, 33,000, and approximately 35,000 convenience and retail store locations, respectively. In the fourth quarter of 2002, the company sold 7,780 cartons of ARIVA™ (10 packs equal one carton), compared to 16,800, 69,420 and 73,800 for the 3rd, 2nd and 1st quarters of 2002, respectively. In the first quarter of 2003, the company sold 3,980 cartons of ARIVA™. In addition, as of the end of the first quarter 2003, not all of the stores in which our smokeless products were placed continued to sell ARIVA™ or our other smokeless products. The decline in sales of ARIVA™ since the second quarter resulted from the fact that initial sales were primarily derived from original placements of the product in stores. The company anticipates future sales will be derived from a combination of initial sales to retail, convenience and tobacco departments of drug stores and re-orders from existing customers. Overall, the sales of smokeless products continue to represent a nominal portion of the company’s total sales. Despite the broad distribution of ARIVA™, sales have been slower than expected, in part, we believe, due to the lack of customer familiarity with ARIVA™ and lack of funds to properly communicate product information to adult tobacco users. As a result, the time period for generating significant revenue and cash flow from the introduction of ARIVA™ will be longer than originally expected and it will take longer for the smokeless products to support themselves on a stand-alone basis. During 2003, the company anticipates continuing to expand the number of stores in which ARIVA™ will be available, but cannot be sure that ARIVA™ will be accepted into the national marketplace or produce sufficient revenues to support the company’s initiative to focus primarily on smokeless tobacco products.

As part of the asset purchase agreement, the company will sell to NATC certain equipment leased by the company and located at its Petersburg, Virginia facility that is used in the production of Stonewall™ moist snuff. While the company will continue to sell its Stonewall™ moist snuff, it does not anticipate purchasing replacement equipment. Rather, the company is completing the pre-marketing testing and development of a new non-fermented smokeless spit-free™ hard tobacco product for moist snuff users, called Stonewall™ Hard, which is made from 100% low-TSNA StarCured™ tobacco plus natural and artificial flavorings as well as other ingredients. The company has recently begun limited test marketing of this product.

Discount Cigarettes

Traditionally, sales of discount cigarettes have represented the substantial majority of Star Tobacco’s revenues. Until the closing of the sale of the cigarette business to NATC pursuant to the asset purchase agreement, Star Tobacco will continue to sell four brands of discount cigarettes through approximately 200 tobacco distributors throughout the United States. We anticipate the sale of the cigarette business will close on or before July 15, 2003. If the proposed sale of the cigarette business to NATC is not closed, Star Tobacco will continue to manufacture discount cigarettes until the company can transition from the smoked tobacco business. These cigarettes, which are sold as discount brands, accounted for approximately 75.1%, 79.4%, and 79.3% of the company’s net sales in 2002, 2001 and 2000, respectively. Star Tobacco does not engage in extensive advertising or marketing programs for its cigarette products, but relies primarily upon communications with distributors, product placement by its field sales force (the field sales force focuses primarily on placing Star Tobacco’s products with retailers in the four non-MSA states, Florida, Minnesota, Mississippi and Texas), pricing appropriate for discount cigarettes, and, to a lesser extent, on brand recognition, product appearance and taste in order to compete in the marketplace. Star Tobacco has chosen to focus its cigarette sales in the four non-MSA states because sales in those states are not subject to MSA escrow obligations. (See “Liquidity and Capital Resources”, beginning on page 80, and “Tobacco Master Settlement Agreement” under “Government Regulation” for a more detailed description of the cash implications of making payments into the MSA escrow accounts.) Star Tobacco has avoided any marketing efforts aimed at young persons, and the company is committed to keeping its products out of the hands of youngsters. There were no export sales by the company in 2002.

During the 1st quarter of 2003, in an effort to increase the competitiveness of discount cigarettes in the rapidly growing fourth tier (discount segment) of the market, which now constitutes more than 10% of the overall cigarette market, the company replaced the 24% StarCured™ very low-TSNA tobacco in its cigarettes with other less expensive tobacco. In addition, until the 3rd quarter of 2002, the company utilized more costly carbon/acetate filters on all of its discount cigarettes. Due in part to questioning by certain members of the public health advocacy community of the added benefit of such filters, the company also replaced carbon/acetate filters with more conventional acetate filters that are standard in the industry.

Low-TSNA Cigarettes

Star launched the first low-TSNA cigarette, Advance®, in October 2000 in two test markets—Richmond, Virginia and Lexington, Kentucky. Advance® was the first conventional cigarette to be manufactured to deliver fewer carcinogenic TSNAs. The Advance® cigarette reduced additional toxic smoke constituents through a unique activated carbon/acetate filter. Advance® also differed from conventional premium brands because it provided adult tobacco consumers with enhanced health warnings (not required by the Surgeon General), on the back of the package and “onserts” that contained comparative content information and additional health-related information.

Under the April 25, 2001 Agreements, B&W agreed to take over all aspects of the sales, marketing and distribution of Advance®. On November 5, 2001, B&W initiated a test market of its version of Advance® in Indianapolis, Indiana. That test market is ongoing. If B&W determines that its test market is successful, then B&W will undertake a further rollout of the product. Under the April 25, 2001 Agreements, Star receives a royalty on each carton of Advance® sold by B&W. Sales of Advance® during the company’s test market, and royalty payments from B&W during 2001 and 2002 were de minimis. This business arrangement was consistent with the company’s long-term objective of moving out of the combusted cigarette business and focusing on the licensing of its technology.

Tobacco-Flavored Chewing Gum and Lozenges and Chewing Gum Containing Tobacco Extract

Prior to the decision to concentrate on the development of products for adult tobacco users that incorporate very low-TSNA StarCured™ tobacco, the company sought to develop both cessation products and a product intended to help patients who relapsed after a trial of smoking cessation to prepare for another cessation attempt, and secured two Investigational New Drug Applications (“IND”) from the FDA. While the initial results of the IND protocol testing of these products were positive, the company determined that the further testing and the preparation and submission of required marketing applications to the FDA would be costly and time consuming, as well require a major scientific infrastructure, which the company did not have and could not afford at the time. Accordingly, the company made the business decision that it was unlikely that the development of cessation-related products on its own would produce an adequate return on investment. The company has explored entering into a joint venture, partnership and/or technology license as a means to develop cessation-related products. The company would have preferred to work with a major pharmaceutical company with significant resources and experience and the scientific and regulatory infrastructure that can assist and accelerate the approval process required for market entry. However, at this point in time, the company is focused on other objectives, as set forth above.

Sales and Marketing

In marketing ARIVA™ hard tobacco cigalett™ pieces and Stonewall™ moist and dry snuffs, the company has sought to position the products in the smokeless sector of the tobacco market using many of the same distribution channels that it uses for cigarette sales. As part of the marketing and distribution effort, the company also has negotiated agreements with a number of national retail chains and national distributors selling consumer products.

Three of the company’s officers, Mr. Jonnie R. Williams, Star’s Chief Executive Officer, Mr. David M. Dean, Star’s Vice President of Sales and Marketing, and Mr. Sheldon Bogaz, Star Tobacco’s Vice President of Trade Operations, lead the company’s sales and marketing activities. Mr. Randy Escamilla, National Sales Manager, supervises a staff of five regional sales managers who direct Star Tobacco’s field sales force. The asset purchase agreement contemplates Messrs. Bogaz and Escamilla joining NATC in connection with the sale of the cigarette business.

During 2002, Star Tobacco repositioned and consolidated its field sales force in response to increased competition from foreign and domestic companies selling discount brands. By the end of 2002, Star Tobacco had 78 field sales personnel and merchandisers primarily positioned in Florida, Minnesota, Mississippi and Texas.

It has been Star Tobacco’s strategy to rely to a large degree upon distributors to promote Star Tobacco’s discount cigarette brands to retail customers. Star Tobacco provides to its distributor customers, for redistribution to retailers, point-of-sale materials such as posters, pole signs, display racks and counter top and floor displays. Also, Star Tobacco produces marketing materials for use by distributors and their direct sales force to promote the sale of Star Tobacco products to their retail customers.

Star Tobacco sells its tobacco products through approximately 200 tobacco distributors throughout the United States, although in 2002 its sales of discount cigarettes were primarily in Florida, Mississippi, Minnesota and Texas. Of these 200 distributors, approximately 69 are located in Florida, Mississippi, Minnesota, and Texas where the company’s sales force is now concentrated and where it does not have purported obligations to make payments into escrow under state qualifying statutes enacted pursuant to the MSA for sales of cigarette products. The distributors maintain state and, where applicable, municipal government tobacco product licenses, and apply state and/or local tax stamps when needed to resell the tobacco products. Star Tobacco delivers its products directly to distributors mainly by common carrier trucks. Star Tobacco’s distributor customers primarily serve convenience stores, gas stations and other outlets and retail stores. No one distributor accounted for more than 14% of Star Tobacco’s revenue in 2002. The overall number of distributors was reduced from approximately 260 in 2001 to 200 in 2002 due to price increases, as well as the company’s focus on enhancing its market share in four states: Florida, Minnesota, Mississippi, and Texas. Star Tobacco’s shipment volume for discount cigarettes during 2002 decreased approximately 18% to 2.9 billion units from 2001’s shipment volume of 3.5 billion units, reflecting a continued commitment by the company to concentrate the field sales force and sales efforts in four states and to develop and launch a series of smokeless tobacco products, which the company believes will be the primary focus of its business in the future. Sales of smokeless tobacco products have been generated in part through our existing sales force. After the sale of the discount cigarette business, our sales force will decrease significantly. This could adversely impact our relationships with established tobacco distributors.

Purchasing

Star purchases its low-TSNA flue-cured tobacco for its leaf tobacco sales from approximately 200 participating tobacco farmers (“StarCured™ farmers”) who cure their tobacco in specially designed StarCured™ barns pursuant to long-term contracts entered into with the company. Star believes that it will be able to purchase a sufficient supply of flue-cured, StarCured™ leaf tobacco from these farmers for its own use and to satisfy commitments to B&W for the foreseeable future. The company anticipates that it will be able to process the tobacco purchased from the farmers within its Chase City processing facility within one to three days of delivery to the facility.

During 2002, pursuant to the company’s Supply Agreement with B&W, the tobacco used in Star Tobacco’s cigarettes was purchased from B&W’s Export Leaf Division in “cut rag” form, meaning that the tobacco had been cut, processed and flavored to Star Tobacco’s specifications, and was ready when delivered to Star Tobacco for the manufacturing process. Star Tobacco expects to purchase “cut rag” tobacco from B&W’s Export Leaf Division or other sources until the closing of the sale of the cigarette business to NATC, at which time the Supply Agreement with B&W will terminate. If the transaction with NATC does not close, Star Tobacco will purchase “cut rag” tobacco from B&W Export Leaf Division or purchase tobacco needed for its business from other sources. Buying tobacco from B&W’s Export Leaf Division or other sources allows Star Tobacco to avoid having to dedicate substantial amounts of working capital to tobacco inventories. (See “Manufacturing” below for a description of the company’s manufacture of cigarettes as well as its purchase of manufactured cigarettes.)

At the end of 2002, Star had approximately 347,000 pounds of burley tobacco in inventory at B&W facilities, which will be maintained by B&W until the closing of the sale of the cigarette business to NATC. In 2002, Star continued its research and development to attempt to perfect the StarCured™ tobacco curing process for burley tobacco in conjunction with the University of Kentucky’s Department of Agronomy, The Burley Tobacco Growers Cooperative Association, Inc. and Star’s scientific and technical advisors. Star believes that the StarCured™ process is applicable to burley tobacco, and the company will continue its efforts with respect to burley tobacco experiments with the University of Kentucky this growing season. However, because the tobacco in Star’s smokeless tobacco products is 100% flue-cured low-TSNA StarCured™ tobacco, the company’s need for a low-TSNA burley tobacco is expected to decline as the company shifts its emphasis to smokeless tobacco products. Moreover, no assurances can be given at this time that the low-TSNA StarCured™ tobacco curing process for burley tobacco will be successfully developed and commercialized.

At the end of 2002, Star had approximately 1.0 million pounds of re-dried strip StarCured™ tobacco paid for by B&W and held in inventory by B&W on Star’s behalf. This tobacco will be used in Star’s smokeless tobacco products.

Manufacturing

All of the flue-cured tobacco that the company plans to use in 2003 and thereafter, either for sale in leaf form to B&W and potentially other parties or in Star’s smokeless tobacco products, but not in the company’s discount cigarettes, will be cured using the StarCured™ tobacco curing process. The StarCured™ tobacco curing process involves controlling certain conditions in the tobacco curing barns, and in certain applications, uses microwave and/or electronic beam technology. The specially designed curing barns that utilize the StarCured™ tobacco processing technology have been manufactured exclusively for Star by Powell Manufacturing Company of Bennettsville, South Carolina (“Powell”). Specially designed barns, which are owned or leased by the Company, are erected on site at the tobacco farms and provide Star with its source of very low-TSNA tobacco. A total of 1,125 Star barns have been manufactured and approximately 935 have been delivered to farmers who currently produce flue-cured tobacco. In 2000, 100 barns were delivered to farmers in Kentucky in connection with the research, development and testing of the StarCured™ tobacco curing process for burley tobacco in conjunction with the previously mentioned joint program with The Burley Tobacco Growers Cooperative Association, Inc.

Star does not anticipate purchasing any additional barns in 2003 because the company has sufficient barns in place to process approximately 20 million pounds of StarCured™ flue-cured tobacco, which will meet the company’s needs for this growing season. Under the April 25, 2001 Agreements, B&W agreed to finance all of the StarCured™ tobacco curing barns on an interest-free basis through January 1, 2005. That date has now been extended to June 1, 2005. Beginning in June 2005, this debt will be payable in 60 monthly installments. Subsequent to April 2001, Star entered into a series of sale/leaseback transactions for approximately 590 barns and, as part of these transactions and in order to have B&W release its collateral interest in the barns, Star agreed to pay 4/14ths of the proceeds to B&W to reduce its long-term indebtedness. As of December 31, 2002, the company owed B&W approximately $0.6 million for these payments, which will be repaid from the proceeds of the sale of the cigarette business. Also, in 2001, as a further reduction of outstanding debt owed to B&W, Star sold 91 curing barns to Golden Leaf Tobacco Company, Inc. for $1.85 million, as part of a sale and licensing arrangement. The $1.85 million was used to reduce long-term debt owed to B&W because the barns were held as collateral for this debt. From an initial loan balance of $29 million in April 2001, the company has reduced the amount outstanding to approximately $21.4 million as of December 31, 2002. Under the sale/leaseback transactions Star has financed the barns with certain financial institutions and agreed to repurchase the barns at the end of the lease period, thus ultimately having the ability to retain control of the barns.

In early 2000, Star’s processing facility in Chase City, Virginia underwent a substantial expansion of its capacity to process significantly larger amounts of low-TSNA tobacco, as well as to provide sufficient space for the installation of new equipment to be used in conjunction with the manufacturing of the company’s smokeless tobacco products and the installation of a state of the art laboratory to test for TSNAs. This expansion allowed Star to process approximately 19 million pounds of StarCured™ tobacco during each growing season in 2000, 2001 and 2002. As a result of the expansion, the Chase City facility will have more than adequate capacity for volumes anticipated for B&W under the April 25, 2001 Agreements and for Star’s requirement for tobacco processing.

Star Tobacco expanded its cigarette manufacturing capability in 2000 by outsourcing a portion of its manufacturing through a contract with B&W to manufacture cigarettes. During 2001 and 2002, B&W produced approximately 70% of the cigarettes that Star Tobacco sold. Effective January 1, 2003, the company and B&W terminated their Manufacturing Agreement under which B&W had produced cigarettes that Star Tobacco had been selling from 1999 through 2002. Since January 1, 2003, the company has been manufacturing all of its cigarettes in its Petersburg manufacturing facility. The company anticipates that the manufacturing capacity in Petersburg should be sufficient to satisfy the manufacturing needs for its cigarettes through the closing of the sale of the cigarette business to NATC, or for the foreseeable future if the transaction with NATC does not close, given the current manufacturing levels which have been decreasing over the past several years as the company has focused its sales of cigarettes in the four non-MSA states.

In 2002, Star also installed at Chase City a high-speed manufacturing line for the production of ARIVA™ hard tobacco cigalett™ pieces and Stonewall™ dry snuff, and a second manufacturing line has been ordered. Plans are currently underway for the installation of these manufacturing lines in a newly renovated facility in Chase City, adjacent to the existing Star facility. This second facility has approximately 91,000 square feet of space that can accommodate both manufacturing lines and an expanded testing facility and 9,000 square feet of office space located on approximately nine acres of land. This facility was purchased during 2002 by the Mecklenburg County and Chase City Industrial Development Authorities and they, along with Star, renovated the facility to Star’s specifications. Star entered into a long-term lease with an option to purchase this facility. It is anticipated that, by the end of 2003, all of Star’s smokeless tobacco manufacturing operations and its laboratory for testing low-TSNA tobacco will be housed in this facility.

The company believes its manufacturing facilities will allow it to respond to the demand for its smokeless products, as well as to the demand for cigarette products through the close of the sale of the cigarette business and beyond, if that transaction does not close.

Relationship with B&W

On October 12, 1999, the company and B&W entered into an agreement, to which we refer as the “Master Agreement”, under which B&W, among other things, agreed to purchase StarCured™ tobacco. On April 25, 2001, the company and B&W entered into a Restated Master Agreement that provided for increased purchases of StarCured™ tobacco by B&W. B&W agreed to purchase at least 15 million pounds of StarCured™ tobacco over three growing seasons (2001-2003) with the right to purchase additional amounts of StarCured™ tobacco during those years and in future years. At the end of the 2003 growing season, Star and B&W have agreed to negotiate in good faith for the purchase of StarCuredTM tobacco by B&W in later years. If B&W does not purchase at least 15 million pounds of StarCuredTM tobacco in the later years, then for each pound purchased below 15 million pounds Star will receive an $0.80 per pound reduction of its outstanding debt obligations, up to a total reduction of $12 million on a cumulative basis.

During each of the years 2000, 2001 and 2002, Star produced and delivered to B&W approximately 19 million pounds of very low-TSNA StarCured™ tobacco. Pursuant to the Restated Master Agreement, some of this tobacco has been purchased by the company for use in Star Tobacco’s own discount cigarettes, or in Star’s new hard tobacco and moist and dry snuff products. As of December 31, 2002, B&W is holding in inventory for the company’s use approximately one million pounds of StarCured™ tobacco worth approximately $3.7 million.

B&W also manufactured cigarettes for Star Tobacco until December 31, 2002, pursuant to a Manufacturing Agreement entered into in January 2000 and has been supplying leaf tobacco to Star Tobacco for use in its tobacco products, pursuant to a Supply Agreement entered into in January 2000, as well as warehousing burley tobacco for Star. As discussed above in “Manufacturing”, effective January 1, 2003, Star and B&W terminated the Manufacturing Agreement. The Supply Agreement will be terminated upon the closing of the sale of the discount cigarette business to NATC.

Under the Restated Master Agreement, B&W also agreed to restructure approximately $29 million of debt into long-term, interest-free debt with interest and principal payments initially beginning in January 2005 and continuing over five years. The date for repayment of the loans has subsequently been extended until June 1, 2005. Beginning in June 2005, this debt will be payable in 60 monthly installments. There are provisions in the agreements that forgive one-half of the then-current debt if B&W determines that its test market of a cigalett™ product is successful, and all of the remaining debt once B&W introduces a cigalett™ product into distribution in retail locations in 15 states.

Further, pursuant to one of the April 25, 2001 Agreements, B&W has taken over all aspects of the Advance® low-TSNA cigarette in return for royalty payments (initially 40 cents per carton and which payments decrease over time) on the sales of that cigarette. Pursuant to another agreement entered into on April 25, 2001 (the “Hard Tobacco Agreement”), B&W has an exclusive right (subject to Star’s own rights) to purchase and sell hard tobacco cigalett™ pieces, in return for royalty payments of 50 cents per package ($5 per carton) on the sales of these products during the test market and ten-year exclusivity period, reduced by 50% subsequent to that period. Provided satisfactory test marketing is achieved, the term of the agreement is ten years, automatically renewable for seven successive ten-year periods. In the case of the cigalett™ pieces, B&W has to pay Star its manufacturing costs in addition to the royalty payments. Finally, under another agreement entered into on April 25, 2001 (the “Other Low-TSNA Tobacco Agreement”), B&W is obligated to pay royalties to Star on B&W’s purchases of StarCured™ tobacco and other low-TSNA tobacco. During 2001 and 2002, Star received approximately $1.5 million each year of royalty payments from B&W on its purchase of low-TSNA tobacco, all of which was used to reduce Star’s long-term debt to B&W. During 2003 and in the future, B&W will not be obligated to pay any further royalty for purchases of low-TSNA tobacco until a royalty rate is established with one of the other three largest tobacco manufacturers pursuant to the terms of the April 25, 2001 Agreements.

In return for B&W releasing its security interests in the company’s intellectual property and all assets included in the sale of the cigarette business to NATC and providing other consents, the company at the closing of the sale of its discount cigarette business to NATC will pay $7.5 million of proceeds to B&W to reduce principal on the promissory notes entered into as part of the April 25, 2001 Agreements, and will pay all other outstanding obligations to B&W aside from such notes.

For additional information on our relationship with B&W, including more detailed information regarding the agreements described above, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 71, as well as “General” and “Manufacturing” above.

Competition

ARIVA™ compressed tobacco cigalett™ pieces are intended to compete with conventional cigarettes and to be used by adult smokers in situations and environments when they cannot or choose not to smoke. The primary competition for ARIVA™ is expected to be from the large tobacco manufacturers that dominate the cigarette industry, as opposed to traditional competitors in the smokeless market. However, as discussed herein, the company has entered into an agreement for B&W to purchase and sell a hard tobacco cigalett™-type product in return for the payment of royalties to Star. The company’s primary competition for its Stonewall™ snuff products is expected to be other smokeless tobacco companies such as US Smokeless Tobacco Company and Swedish Match because Stonewall™ is competing with moist snuff products. ARIVA™ is priced competitively with cigarettes, while Stonewall™ is priced at a discount to traditional moist snuff products.

In the discount cigarette segment of the market, price is one of the principle competitive driving factors. However, customer familiarity with brands, market accessibility and service also play a role. The company’s primary competition for cigarettes traditionally has been from the four “majors,” that is, Philip Morris, the brands of which accounted for approximately 50% of all cigarette sales in the United States in 2002, R.J. Reynolds, B&W and Lorillard, as well as Vector Group, Ltd. (the parent company of Liggett), each of which has substantially greater financial and operating resources than the company. The company also encounters significant competition from several other smaller U.S. manufacturers of cigarettes, as well as importers of cigarettes manufactured in foreign countries. Many of these manufacturers and importers have substantially greater financial, manufacturing, marketing and other resources than the company. Further, the company has faced increased competition from foreign manufacturers who are not participating members of the MSA. Despite the requirements of the MSA, many of the newer discount competitors have not made, and it appears do not intend to make, deposits into escrow accounts purportedly required by the MSA. Due to the price sensitive nature of the discount segment of the cigarette market, this has allowed these newer discount competitors to undercut the current discount market and unfairly compete against Star Tobacco for discount cigarette sales. Although several states have begun litigation against some of these companies for failure to make escrow payments on sales in those states, it is unclear whether such litigation will adequately resolve this issue.

In 2001, Vector Group, Ltd. introduced a reduced-toxin cigarette that it represents contains fewer toxins, including TSNAs, than other conventional brands. In November 2001, B&W also began an expanded test market in Indianapolis, Indiana of its version of the Advance® low-TSNA cigarette that Star and B&W jointly developed. As discussed above, the company receives a royalty on each carton of Advance® sold by B&W. Other companies have begun to purchase low-TSNA tobacco and are expected to incorporate that tobacco into their products. Such products apparently were brought to market in 2002 and it is anticipated that more low-TSNA tobacco will be incorporated into tobacco products in 2003. In particular Swedish Match has worked with various varieties of tobacco under crop management environments and other methods in an effort to maintain low-TSNA levels in its smokeless products. In 2001, Swedish Match introduced a new smokeless tobacco product in the United States that claims to have reduced levels of carcinogens.

B&W now has in its possession low-TSNA tobacco from the 1999-2002 growing seasons. Also, the industry has initiated a program that is intended to require all tobacco sold at auction to be cured in a manner that is intended to result in reduced levels of TSNAs. As a result, virtually all flue-cured tobacco grown in the United States in 2002 was cured in a manner to reduce the levels of TSNAs. Further, the United States Department of Agriculture (“USDA”) announced in 2002 that in the future, it will not provide full price supports for flue-cured tobacco that is not cured in a manner to reduce or limit the levels of TSNAs in the cured tobacco leaf. Star believes that, if it is successful in commercializing its unique low-TSNA tobacco products and enforcing the patents for such technology to which it is the exclusive licensee, many of the major tobacco companies will follow its lead and may seek to sublicense the technology for producing low-TSNA tobacco.

Smoking cessation products that are approved for sale in the United States by the FDA are designed to wean the smoker from nicotine addiction over a period of time ranging from 30 days to six weeks. These products are referred to as “nicotine replacement therapies”. Some of these products are sold over the counter and others are available by prescription. The manufacturer of at least one such product apparently perceives Star’s low-TSNA smokeless products as an alleged competitor in the “When You Can’t Smoke”TM market, although such pharmaceutical products are not intended to be substitutes for tobacco products. There are also non-tobacco cigarettes produced with fillers such as lettuce and herbs. In addition to the use of consumable products for smoking cessation or reduction purposes, medical practitioners and others have developed a variety of programs intended to assist a person in withdrawing from nicotine dependence. Treatments used include psychological counseling, hypnosis, group therapy and behavior modification techniques. There can be no assurance that in the future Star’s competitors will not succeed in developing technologies and products that are more effective than Star’s product candidates, that are less toxic than Star’s products, or that would render Star’s products obsolete or non-competitive.

Government Regulation

The manufacture and sale of cigarettes and other tobacco products are subject to extensive federal and state governmental regulation in the United States and by comparable authorities in many foreign countries. The manufacture and sale of tobacco products is regulated by the Tax and Trade Bureau under authority of the Internal Revenue Code of 1986, as amended (26 U.S.C. § 5701 et seq.) and the company has been granted a manufacturing license from the Tax and Trade Bureau for its facilities in Chester, Chase City and Petersburg, Virginia. Also, the Federal Trade Commission (the “FTC”) regulates the warnings on tobacco product labels and the advertising of tobacco products under the Federal Cigarette Labeling and Advertising Act (15 U.S.C. §§ 1331-1341) and the Comprehensive Smokeless Tobacco Health Education Act of 1986 (15 U.S.C. §§ 4401-4408). In accordance with these statutes, the company has submitted plans for the labeling and advertising of its tobacco products that have been approved by the FTC in its role as the agency responsible for implementing these statutes. Many states also require manufacturers of tobacco products to obtain a cigarette license or a tobacco product license in order to sell tobacco products. Where required, the company has obtained the necessary state licenses to permit it to sell cigarettes and other tobacco products. States also regulate the age at which adult consumers may purchase tobacco products and the locations where tobacco products can be sold. The states over the past few years have placed increased restrictions on the purchase and use of tobacco products.

Multiple bills have been introduced in both the United States Congress and in several state legislatures during the past three years which, if enacted, would have significantly changed the United States tobacco industry. Some of these federal bills contained provisions which would provide substantial federal government funds for smoking cessation programs and products, as well as incentives to tobacco companies and others to produce less toxic or reduced-risk tobacco products under specific standards. Star is unable to predict what effect, if any, these provisions, if enacted, would have on Star’s low-TSNA tobacco curing technology or on the sale of smoking cessation products and/or potentially reduced-risk tobacco products. The company believes, however, that any bill that requires manufacturers to reduce or disclose levels of TSNAs in tobacco or tobacco smoke in a meaningful manner would be beneficial.

During the 108th Congress, which began on January 7, 2003, two bills from the 107th Congress have been reintroduced: HR 140, Congressman McIntyre’s (D, North Carolina) bill formerly known as HR 3940 and HR 245, the bill introduced by Congressman Fletcher (R, Kentucky) during the previous session as HR 5035. Both of these bills contain language that describes a framework within the FDA that would regulate the labeling, marketing, advertising and sale of all tobacco products. It is unclear at this time whether these bills will be passed during this Congress. The company will continue to follow these legislative proposals in Congress and provide input, support and/or recommendations that are based on our position that adult consumers have the right to fair, honest and balanced information about the tobacco products they may choose to purchase, and that tobacco products should be developed and manufactured in the least hazardous manner possible, given available technologies.

President’s Commission On Improving Economic Opportunity In Communities Dependent Upon Tobacco Production

Star has been actively supporting the vast majority of the recommendations of The President’s Commission on Improving Economic Opportunity in Communities Dependent upon Tobacco Production while Protecting Public Health. Star is interested in supporting the American tobacco farming community and assisting farmers in obtaining higher prices for low-TSNA tobacco, while promoting public health-related issues by, among other things, giving the farmers an opportunity to produce very low-TSNA tobacco using StarCured™ tobacco curing barns that have been provided to the farmers by Star. Star testified before the President’s Commission in Louisville, Kentucky, in 2000, and provided written comments on the Commission’s preliminary recommendations in March 2001. Star’s Board of Directors voted unanimously to endorse the recommendations of the President’s Commission in September 2001. Star believes it is the only tobacco company that testified and supported the majority of the Commission’s recommendations.

FDA Regulation

On March 21, 2000, in FDA v. Brown & Williamson Tobacco Corporation, 529 U.S. 120 (2000), the United States Supreme Court held that Congress has not given the FDA authority to regulate tobacco products as customarily marketed.

In December 2001 and early 2002, three petitions were filed with the FDA seeking to have ARIVA™ regulated as a drug product and/or as a food. Because ARIVA™, is a smokeless tobacco product that is intended to provide tobacco satisfaction and is licensed as a tobacco product by the Tax and Trade Bureau, the company believes the FDA lacks any statutory authority to regulate ARIVA™, based on the decision of the Supreme Court in Brown & Williamson. Star has advised the FDA that it believes the petitions are without merit and its legal team filed responses to each of the petitions and to certain supplemental submissions. The FDA stated, in a letter dated July 17, 2002, that it was continuing to review issues raised in the first petition filed with the Agency on December 18, 2001. Given the decision by the Supreme Court, it is unclear whether Congress will act to grant authority to the FDA over tobacco products, although legislation that would create such authority has been introduced. However, the company believes that in the future, reasoned FDA regulation of all tobacco products should better enable the company to compete in its particular market niche. Over the last three years, the company has publicly stated its position in favor of reasoned FDA regulation of all tobacco products.

Institute of Medicine

On February 22, 2001, the Institute of Medicine issued a comprehensive report, entitled “Clearing the Smoke: Assessing the Science Base for Tobacco Harm Reduction,” in response to a request from the FDA to assess the scientific basis for possible harm reduction relating to the use of tobacco. This voluminous report suggests, among other findings, that it is scientifically feasible to design and manufacture a range of emerging “potential reduced-exposure products” (which the report referred to as “PREPs”), but that, without appropriate governmental regulation and independent scientific evaluation of PREPs, the public is left without clear information regarding the degree to which these products have reduced the risks associated with smoking. The company provided testimony before the Institute of Medicine and shared certain of its scientific and applied research and findings related to the development of products that deliver less of certain toxins (TSNAs) and other gas and vapor-phase toxic substances in tobacco smoke. Star’s innovative products that deliver fewer toxins, and the StarCured™ process, were referred to in the Institute of Medicine’s discussion of PREPs.

Federal Trade Commission

The requirements for health warnings on cigarettes are governed by the Federal Cigarette Labeling and Advertising Act. Similar requirements are imposed on smokeless tobacco products under the Comprehensive Smokeless Tobacco Health Education Act of 1986. These Acts impose labeling and advertising requirements on the manufacturers, packagers and importers of cigarettes and smokeless tobacco products and require any company wishing to sell such products within the United States to submit a plan to the FTC explaining how it will comply with the warning label display requirements. Star has submitted labeling plans for its cigarette and smokeless products to the FTC in accordance with these Acts and before introducing its new products. Also, Star shared with the FTC its enhanced warning labels for Advance® prior to the initiation of the test marketing of Advance® in October 2000 and the enhanced warning labels for Stonewall™ moist and dry snuff and ARIVA™ hard tobacco prior to the introduction of these products in 2001.

Trade and Tax Bureau

Manufacturers and importers of tobacco products are taxed pursuant to regulations promulgated by the Tax and Trade Bureau under authority of the Internal Revenue Code of 1986, as amended. The company’s tobacco products are subject to tax under such regulations. The federal excise tax on cigarettes rose from $.24 per pack in 1999 to $.34 in 2000, and increased to $.39 per pack in 2002. Smokeless tobacco in the form of snuff is subject to federal tax at a rate of $.585 per pound in 2002 and thereafter. The manufacturing of tobacco products is also subject to regulation by the Tax and Trade Bureau. The company currently has licenses from the Tax and Trade Bureau to manufacture tobacco products, including cigarettes and smokeless tobacco products. Such licenses require that the company adhere to strict regulations regarding the manufacturing and transportation of its tobacco products.

State and Municipal Laws

The sale of cigarettes is subject to taxation through excise taxes in all fifty states, and smokeless tobacco is taxed in most jurisdictions. State excise taxes on cigarettes range from $.025 per pack in Virginia to $1.50 per pack in New York. Several states have no excise tax on smokeless tobacco and the rates in other states vary significantly from state to state using formulas based on weight or a percentage of the wholesale price of the product. For example, the states of Alabama and North Dakota tax smokeless products at a rate of ¾ of 1 cent per ounce and 16 cents per ounce, respectively, while the states of North Carolina and Oregon impose an excise tax of 2% and 65% of wholesale cost, respectively.

In addition, some states permit municipalities to impose an additional sales tax, and many municipalities do so. The state and municipal sales taxes are imposed upon wholesalers and/or retailers but not on manufacturers, and therefore the company has no liability for such taxes. The company is required by many states, however, to report its shipments of cigarettes to distributors/retailers located within their jurisdiction. Star is aware of at least three states, Massachusetts, Minnesota and Texas, that have adopted laws and regulations regarding the disclosure by manufacturers of certain chemical constituents in their products. Star has complied and intends to continue to comply with such laws to the extent they are upheld, and believes both the company and its customers will benefit from such disclosure.

Tobacco Master Settlement Agreement

In November 1998, the 46 states and several U.S. territories constituting the MSA States entered into the master settlement agreement to resolve litigation that had been instituted against the major tobacco manufacturers. The company was not named as a defendant in any of the litigation matters and chose not to become a participating manufacturer under the terms of the master settlement agreement. As a non-participating manufacturer, the company is required to satisfy certain purported escrow obligations under the qualifying statutes that the master settlement agreement required participating states to pass, if they were to receive the full benefits of the settlement. The so-called “level playing field” statutes, or qualifying statutes, require non-participating manufacturers to fund escrow accounts that could be used to satisfy judgments or settlements in lawsuits that may at some future date be filed by the participating states against such non-participating tobacco manufacturers. Under these statutes the company is obligated to place an amount equal to $1.88 per carton for 1999, $2.09 in 2000, $2.72 for 2001 and 2002, $3.35 for 2003 through 2006 and $3.77 thereafter, in escrow accounts for sales of cigarettes occurring in the prior year in each such state. An inflation adjustment is also added to these deposits at the higher of 3% or the Consumer Price Index each year. Such escrowed funds will be available to satisfy tobacco-related judgments or settlements, if any, in the MSA states. If not used to satisfy judgments or settlements, the funds will be returned to the company 25 years after the applicable date of deposit on a rolling basis. Also, absent a successful challenge to the state specific statutes, or some accommodation as to the escrow amounts, the failure to place the required amounts in escrow could result in penalties to the company and potential restrictions on its ability to sell cigarettes within particular states. Because all of the MSA states have passed the so-called “level playing field” statutes, the company expects that a material portion of its cigarette sales will continue to be subject to such purported escrow obligations. Star’s sale of smokeless tobacco products are not subject to the MSA escrow obligations.

As of January 1, 2001, all 46 MSA states had adopted model “level playing field” statutes. As noted above, under these statutes, the company is required to place funds in escrow for each cigarette carton sold in a state that is a member of the MSA. After funding escrow accounts for 2001 sales, the company has deposited approximately $33.5 million into escrow under protest, including for indirect sales, as described below. In addition to the escrow deposits associated with the company’s direct customer sales, the company has, under protest, been required to make additional escrow deposits related to sales of the company’s cigarettes subsequently made by the company’s direct customers in other states (“indirect sales”). To date, the company has made approximately $4.5 million in escrow payments in connection with indirect sales that occurred in 1999, 2000 and 2001. The company has received demands for additional escrow payments after making its escrow payments for 2001. However, the demands with regard to potential indirect sales have been suspended as a result of a standstill agreement and ongoing negotiations with the NAAG, as discussed below.

In addition to the “level playing field” statutes, a number of states have recently enacted statutes that require non-participating manufacturers to certify that they are in full compliance with the escrow requirements of the MSA as a condition to being permitted to sell cigarette products in those states. While the company has recently focused its sales in the four states that were not part of the MSA, these statutes could impact on its ability to sell cigarettes in the MSA states, notwithstanding its substantial payments into escrow.

On December 15, 2000 and June 12, 2001, the company filed lawsuits in the United States District Courts for the Eastern District of Virginia and the Southern District of Indiana, respectively, challenging the MSA and the qualifying statutes on a number of constitutional bases. On March 26, 2001, the District Court for the Eastern District of Virginia dismissed the company’s complaint, but in its opinion, the court did note that Star “must now suffer as a result of the bad faith of previous market entrants.” The court further noted that Star “has never been accused of the fraudulent, collusive and intentionally dishonest activities of the Big Four,” “was not even in existence during the bulk of the time that these activities were occurring,” and has taken “every step to provide complete disclosure about the harmful nature of its products.” The court also stated that the “financial burden on Star and others like it may hamper efforts to develop new tobacco technologies.” The company promptly appealed the court’s ruling.

On appeal, the United States Court of Appeals for the Fourth Circuit affirmed the decision of the District Court and on October 7, 2002, the Supreme Court denied the company’s Petition for a Writ of Certiorari filed with the Supreme Court on May 20, 2002. The action by the Supreme Court effectively ended the company’s constitutional challenge to the MSA and, subsequently, the action in Indiana was dismissed by joint stipulation of the parties.

In May 2002, the company entered into negotiations with representatives of the NAAG regarding terms under which Star could become a Subsequent Participating Member of the MSA and resolve all currently contested issues relating to the MSA and state qualifying statutes, including its constitutional challenge to the MSA. In connection with those discussions, a Standstill Agreement was negotiated that provides that during the standstill period, the MSA states that executed the Standstill Agreement will not initiate any enforcement action against the company relating to any claims for additional escrow funding and the compliance with state qualifying statutes, and the company will not initiate any new actions against those MSA states. The Standstill Agreement was executed by 29 of the 46 MSA states and by Puerto Rico, and by its terms extended through July 23, 2002. Although the Standstill Agreement has not been formally extended, the parties have continued negotiations, and neither the MSA states that signed the Standstill Agreement nor the remaining MSA states have initiated any enforcement action against the company. The company and NAAG are continuing the negotiation of a comprehensive settlement under which Star would remain a non-participating manufacturer under the MSA, issues as to the funding of the escrow for the period 1999-2002 would be resolved, Star would be released from claims of noncompliance with the qualifying statutes for these years, and the MSA states would waive all related penalties. Under the settlement as presently proposed, it is anticipated that the company would have April 15, 2003 escrow obligations of approximately $3.5 million initially for sales made during calendar year 2002, of which the Company anticipates $0.3 million being refunded after applying a maximum payment requirements for sales in certain MSA states under the state qualifying statutes. Also, such a comprehensive settlement would result in Star contributing approximately $10.0 million of its previously escrowed funds toward that settlement. Star has also agreed to pay B&W $500,000 from the proceeds of the sale of the cigarette business if the sale and the MSA settlement are completed. Any such contributions and payments will be charged as an expense to the income statement in the period when paid. In accordance with the settlement terms being negotiated with the NAAG and the MSA states, and subject to the MSA states’ right to make demands for additional payments and/or to seek penalties relating to its escrow payments, since April 15, 2003 Star has deposited approximately $3.5 million into escrow for year 2002 sales, bringing the total amount deposited into escrow to approximately $37.0 million. The amount deposited into escrow for year 2002 sales is based on cigarettes manufactured by Star at its facility in Petersburg, Virginia. The Company has signed a settlement agreement consistent with the terms described above, and expects that in the very near future the MSA states will execute this settlement agreement as part of a comprehensive settlement which involves a number of MSA participating manufacturers. If a comprehensive settlement agreement is not completed with the NAAG, then the demands for additional escrow would be significantly higher, both for the 1999-2001 period, as well as for the 2002 sales, and would likely require the company, among other things, to raise substantial additional funds to meet those obligations or to use significant portions of the proceeds from the anticipated closing of the sale of the cigarette business to meet such obligations.

Virginia Incentive Rebates

In 1999, the Commonwealth of Virginia enacted legislation that explicitly encouraged the manufacture and sale of “products that reduce the carcinogenic TSNA levels in tobacco products.” That legislation, pursuant to House Bill 2635 and Senate Bill 1165 (1999), provided that $2.0 million should be made available to the Virginia Economic Development Partnership to provide for economic development incentive rebates to assist Virginia companies that reduce carcinogenic TSNA levels in tobacco products and pass a portion of that rebate on to Virginia tobacco farmers.

Star was the only company that qualified for those rebates, and in June 2000, was awarded $2.0 million by the Commonwealth of Virginia. Approximately $275,000 of those funds was subsequently provided by the company to certain Virginia farmers to help defray their costs relating to the installation of the company’s StarCured™ tobacco curing barns.

World Health Organization (“WHO”) Global Public Health Advocacy

Star testified on October 13, 2000, at the World Health Organization public hearings in Geneva, Switzerland on its view of the structure of a Global Framework Convention on Tobacco Control (“FCTC”). In that testimony Star reiterated its support for reasoned regulation of all tobacco products in the U.S. and worldwide to create a more rational environment in which toxicity reduction rather than marketing creativity would determine relevant market share. Star also testified before the WHO Scientific Advisory Committee on Tobacco Product Regulation on February 1, 2001, and again reiterated its support for reasoned world-wide tobacco regulation within the FCTC proposed structure.

Royal College of Physicians Statement on Tobacco Regulation and Statement On European Union Policy on Smokeless Tobacco

In December 2002, the British Royal College of Physicians issued a report titled: “Protecting Smokers, Saving Lives”. In that report, the Royal College of Physicians concluded that “the consumption of non-combustible tobacco is in the order of 10-1,000 times less hazardous than smoking, depending on the product.” In February 2003, an independent group of researchers and public health educators issued a report titled: “European Union Policy on Smokeless Tobacco—A Statement in Favour of Evidence-Based Regulation”. In the report, the researchers called on the European Union to reconsider an existing ban on smokeless tobacco products, in part because, “smokeless tobacco is substantially less harmful than smoking, and evidence from Sweden suggest it is used as a substitute for smoking . . .”

Research and Development

In the mid-1990’s, Star commenced research and development activities based upon newly conceived technology for the processing of tobacco so as to substantially prevent the formation of TSNAs in cured tobacco. This technology is under exclusive license from Regent Court, a company in which Jonnie R. Williams, the technology’s inventor and the company’s founder and current Chief Executive Officer and largest stockholder, is part owner. (See “Patents, Trademarks and Licenses.”) TSNAs are generally recognized by certain health researchers and respected scientists to be among the most potent and abundant carcinogens in tobacco and tobacco smoke. Star’s research and development activities have focused on: (1) perfecting and testing methods for processing very low-TSNA tobacco; (2) developing products that incorporate Star’s specially processed tobacco, including products for the smoked and smokeless tobacco markets; (3) establishing a patent position; and (4) developing relationships with tobacco farmers, as well as the tobacco industry, with a view to the commercialization of Star’s processes through licensing and royalty arrangements, among other vehicles, to generate income for the company. Star’s research and development efforts culminated in the development of various aspects of the process for producing very low-TSNA tobacco and tobacco products, with respect to which Star has exclusive rights to patents as well as patent applications that are pending (See “Patents, Trademarks and Licenses”, particularly “License Agreement with Regent Court”, beginning on page 65). As early as 2000, Star convened a Scientific Advisory Board of highly regarded physicians, scientists, researchers and public health experts to provide it with counsel on how best to proceed in a variety of scientific and research oriented areas. In 2002, 2001 and 2000, the company spent approximately $1.0 million, $4.1 million and $1.7 million, respectively, on its research and development activities.

StarCured™ Technology

The process of curing or drying tobacco so that it is suitable for production of tobacco products begins immediately upon harvesting of the tobacco leaf. The two principal varieties of tobacco leaf in the United States are Virginia flue-cured tobacco and burley tobacco, both of which are typically used in American-made cigarettes to produce what is referred to as an American blend. Under conventional curing methods with Virginia flue-cured tobacco, the leaves are placed in enclosed barns and are then exposed to gas-fired heat, while with burley tobacco the leaves are hung in sheds to dry naturally. The curing process for Virginia flue-cured tobacco takes approximately five to seven days, and for burley tobacco, a month or more.

The StarCured™ technology is applicable to Virginia flue-cured tobacco and, Star believes, to burley tobacco, and most likely to other varieties of tobacco on a broad-scale commercial basis. Star’s curing process essentially arrests or eliminates microbial activity that normally occurs during curing, thereby preventing the formation of TSNAs. The StarCured™ curing technology does not, however, alter or affect taste, color or the nicotine content of tobacco. Star makes no claim or representation that the StarCured™ tobacco curing process precludes the formation of any harmful chemical constituents in tobacco and/or tobacco smoke other than TSNAs. Additionally, Star makes no claim that the elimination of TSNAs reduces the risk of disease. Star has been careful not to make any health claims, directly or indirectly, because there is not yet clinical evidence to show that a reduction in these specific carcinogens in tobacco will translate into a reduced health risk.

The technology for producing low-TSNA tobacco has been licensed to the company in an agreement that grants to the company exclusive worldwide rights with a right of sublicense. (See “Patents, Trademarks and Licenses”). It is the company’s objective to achieve widespread acceptance of this tobacco curing technology as a standard for the manufacture of less toxic and potentially less harmful tobacco products and, in the future, as a basis for the use of very low-TSNA tobacco in the production of smoking cessation products.

Star conducted a pilot program during the 1998 U.S. tobacco harvest season (July through October). The purposes of this program were: (1) to continue to test and perfect Star’s curing processes in quantities and under conditions which would serve as a model for future operations; (2) to test custom designed equipment; (3) to provide processed tobacco to major manufacturers in quantities for testing and test market purposes; and (4) to demonstrate the commercial feasibility of adoption of Star’s processes for widespread use in the production of tobacco products. The program was operated from the company’s facility in Chase City, Virginia. During 1999, Star processed over 3.5 million pounds of StarCured™ tobacco. In each of 2000, 2001 and 2002, Star processed approximately 19 million pounds of StarCured™ tobacco, which constituted approximately 30% of the entire Virginia flue-cured crop in each of those years. During 2000, 2001 and 2002, the Chase City receiving station was the fifth largest flue-cured tobacco receiving station in the United States.

Development of Low-TSNA Cigarette and Smokeless Tobacco Products

Beginning in October 2000, Star test-marketed Advance®, which the company believes was the first low-TSNA premium cigarette to be sold in the United States, and which contained enlarged health warnings on the package, comparative content information, and informational package “onserts” attached to each pack that provided additional information regarding the health hazards of smoking. Advance® utilized StarCured™ very low-TSNA flue-cured tobacco, as well as other tobaccos (burley and oriental) selected for their low-TSNA levels. Advance® also had a 40-milligram activated carbon/acetate filter that reduced other gas and vapor-phase toxins.

Under the April 25, 2001 Agreements, B&W assumed all responsibility for the test marketing of Advance® and the anticipated national rollout of the product following a successful test market. In November 2001, B&W initiated an expanded test market of Advance® in Indianapolis, Indiana (approximately 1,500 retail outlets). B&W’s version of Advance® continues to use very low-TSNA StarCured™ tobacco and other low-TSNA tobaccos, and a modified Trionic™ Filter. The packages of Advance® continue to have enlarged health warning and package onserts that provide comparative information on the major toxins in Advance® and two leading light brands. Star receives a royalty on the sale of each carton of Advance®.

During 2001, Star continued its efforts to develop several smokeless tobacco products in which the tobacco is exclusively very low-TSNA non-fermented StarCured™ tobacco. In September 2001, the company introduced two such products, Stonewall™ moist snuff and Stonewall™ dry snuff. On November 14, 2001, Star introduced its flagship hard tobacco cigalett™ pieces (ARIVA™). ARIVA™ is a compressed powdered tobacco product designed to dissolve completely in the mouth without leaving any residue and without the need for expectoration. Sales of Star’s smokeless products were de minimis in 2001. In late January 2002, the company began expanded distribution of ARIVA™ in the United States. ARIVA™ is being marketed nationwide by Star Tobacco through its network of established tobacco distributors and through new distributors with whom Star Tobacco has not previously had a relationship. In addition, the company has sought to introduce ARIVA™ through direct arrangements with several national retail chains and through national distributors experienced with consumer products. Following the successful limited test market of ARIVA™, Star decided it was appropriate to expand distribution. By March 31, 2002, ARIVA™ had been placed in more than 12,000 convenience and retail stores. As of June 30, 2002 that had increased to 30,000 stores, and ARIVA™ now is available in approximately 35,000 stores. (For additional information on the development of the company’s smokeless tobacco products, see “Segments and Products—Smokeless Tobacco Products.”)

Prior Development of CigRx™

In 1997 Star submitted a cigarette product that it called “CigRx™” to the FDA as a pharmaceutical product. The objective was to offer a product to help patients who relapse after a trial of smoking cessation to prepare for another cessation attempt while reducing exposure to TSNAs. At this time, Star is not aware of any other company submitting a tobacco product for FDA clearance. However, Star’s strategy has since changed, and it has advised the agency that it will not seek FDA approval for CigRx™. A Phase I study, under an FDA-reviewed protocol, was completed at the Virginia Commonwealth University under the direction of Professor William Barr, Director of the Center for Drug Studies. The study, involving male and female subjects, was a cross-over study designed to test in vivo elimination or reduction of TSNAs following the smoking of CigRx™ cigarettes compared to the subjects’ normally used cigarettes. These test cigarettes were made entirely from flue-cured

Virginia tobacco with no added flavorings. The average total TSNA levels in the tobacco itself at the time of testing were about 100 parts per billion, as compared to more than 3,000 parts per billion in popular brands. As measured by the current FTC method, the CigRx™ cigarettes used in the study delivered substantially less carbon monoxide (4.8 milligrams versus 12.2 milligrams) and about half as much tar (7.0 milligrams versus 14.0 milligrams) compared to an average of the best selling full- flavored cigarettes. The study contrasted Star’s product with conventional brands in terms of breath levels of carbon monoxide, blood levels of nicotine, and urinary levels of TSNAs. On the CigRx™ product, blood nicotine levels were somewhat higher and carbon monoxide was substantially lower. Urinary levels of TSNA (as measured by NNAL) were analyzed by the American Health Foundation. The average levels of NNAL and its metabolite after nine days on the CigRx™ product were reduced substantially, consistent with published data showing that TSNAs leave the body over 90 to 120 days in an initial rapid phase and then in a slower phase during this period. The results of this study were significant in demonstrating that reductions of TSNA levels in tobacco resulted in reduced levels of TSNAs in the human body when study subjects smoked cigarettes containing tobacco with reduced levels of TSNAs.

Product Liability

In the United States, there have been numerous and well-publicized lawsuits against the largest manufacturers of cigarettes and other tobacco products initiated by state and municipal governmental units, health care providers and insurers, individuals (for themselves and on a class-action basis) and by others. The legal theories underlying such lawsuits are varied, but are generally based upon one or more of the following: (1) manufacturer defendants have deceived consumers about the health risks associated with tobacco product consumption; (2) such defendants knew or should have known about various harmful ingredients of their products and failed to adequately warn consumers about the potential harmful effects of those ingredients; and (3) such defendants knew of the addictive attributes of nicotine and have purposefully manipulated their product ingredients so as to enhance the delivery of nicotine.

The company believes that it has conducted its business in a manner that decreases the risk of liability in a lawsuit of the type described above because the company:

•	has attempted to consistently present to the public the most current information regarding the health risks of long-term smoking and tobacco use generally;

•	has always acknowledged the addictive nature of nicotine;

•	has never targeted adolescent or young persons as customers;

•	has not advertised its cigarette products to consumers except for point-of-sale materials;

•	has conducted research on the chemical or other constituents of its products only in the course of efforts to reduce the delivery of toxins;

•	has stated unequivocally that smoking involves a range of serious health risks, is addictive, and that smoked cigarettes products can never be produced in a “safe” fashion; and

•	did not produce its own brands until late 1994/early 1995, and the volume of sales has not been substantial in relation to the volume generated by the larger manufacturers.

The company maintains product liability insurance only with respect to claims that tobacco products manufactured by or for the company contain any foreign object, i.e., any object that is not intended to be included in the manufactured product. The coverage on the company’s product liability insurance is $1 million for each occurrence with a $2 million aggregate limit. Such insurance does not cover health-related claims such as those that have been made against the major manufacturers of tobacco products. The company does not believe that insurance for health-related claims can currently be obtained. Although, to date, no health-related lawsuit by consumers of its products has ever been filed against Star, a lawsuit based upon claims not covered by its product liability insurance could have a materially adverse effect upon the company. As part of the asset purchase agreement with NATC, NATC generally agreed to assume the liabilities for cigarette brands sold by the company prior to the sale of the cigarette business to NATC.

Patents, Trademarks and Licenses

License Agreement with Regent Court

The company is the licensee under a license agreement (the “License Agreement”) with Regent Court, of which Jonnie R. Williams, the company’s founder and Chief Executive Officer and Francis E. O’Donnell, Jr., M.D., the beneficiary of the O’Donnell Trust, which is the company’s largest shareholder, after Mr. Williams, are the owners. The License Agreement provides, among other things, for the grant of an exclusive, worldwide, irrevocable license to the company, with the right to grant sublicenses, to make, use and sell tobacco and products containing tobacco under the licensor’s patent rights and know-how relating to the processes for curing tobacco so as to substantially prevent the formation of TSNAs, and to develop products containing such tobacco, whether such patent rights and know-how are now in existence or hereafter developed. This license includes inventions of Regent Court and its affiliates during the term of the License Agreement relating to the production, treatment or curing of tobacco, or a method of manufacturing a product containing tobacco, and of extracting one or more substances from tobacco for the purpose of incorporating such substance or substances in a product or products. Absent a material breach of the License Agreement, the Agreement will continue until the expiration of the last of the applicable patents, which includes nine current patents and any additional patents issued to Regent Court during the term of the License Agreement. Generally, patents have a term of twenty years from the initial date of filing of a patent application. As of the date of this information statement, the latest expiration date of a patent subject to the License Agreement is June 4, 2019.

The company is obligated to pay to Regent Court a royalty of 2% on all net sales of products by it and any affiliated sublicensees, and 6% on all fees and royalties received by it from unaffiliated sublicensees, less any related research and development costs incurred by the company as well as costs incurred enforcing the patent rights.

The License Agreement may be terminated by the company upon 30 days’ written notice. The License Agreement may also be terminated by Regent Court upon (a) a default in the payment of royalties or a failure to submit a correct accounting continuing for at least 30 days after written notice or (b) a material breach of any other obligation of the company under the License Agreement continuing for at least 60 days after written notice. A material breach may include a sublicense of the Patent Rights (as defined in the License Agreement) without obtaining a written agreement of the sublicensee to be obligated to Regent Court under the License Agreement. The company is also obligated to provide Regent Court with copies of all patent applications by it relating to the Patent Rights. For purposes of determining materiality, a breach is deemed material if such breach results in a loss of royalties exceeding $100,000. Regent Court may also terminate the Licensing Agreement in the event of the purchase of Star’s stock or assets. Regent Court has executed and delivered to the company an acknowledgement and waiver to the effect that the sale of the cigarette business to NATC does not trigger this termination right.

The License Agreement obligates the company to prosecute and pay for United States and foreign patent rights. The License Agreement contains other provisions typically found in a patent license agreement, such as provisions governing patent enforcement and the defense of any infringement claims against the company and its sublicensees. The License Agreement further provides that any obligation or liability related to patent infringement matters brought against the company will be borne by the company. The company has agreed to indemnify and defend the licensor and its affiliates against losses incurred in connection with the company’s use, sale or other disposition of any licensed product or the exercise of any rights under the License Agreement. Regent Court has made no representations to the company in any documents regarding the efficacy of the licensed technology.

Patents and Proprietary Rights

Under the License Agreement, the company has exclusive rights to nine issued patents and pending patent applications, which are the only patents issued to or applied for by Regent Court. The issued and pending patents cover the current technology for substantially preventing the formation of TSNAs in tobacco. Corresponding patent filings have been initiated in numerous foreign countries. The company has no rights to any other patent or patent applications. There can be no assurance that patents will issue from any of the pending applications, that claims that may be allowed thereunder will be sufficient to protect the intellectual property owned or licensed by the company, or that the company or Regent Court has or will develop or obtain the rights to any additional products or processes that are patentable. In addition, no assurance can be given that any patents issued to or licensed by the company will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to the company.

The following is a summary of the patents to which the Company has rights under the license from Regent Court:

Patent Number	Date of Issue	Description	Expiration Date
U.S. Patent No. 5,803,081	09/08/1998	Method of Treating Tobacco with microwave radiation to prevent formation of nitrosamines	06/28/2016

U.S. Patent No. 5,845,647	12/08/1998	Tobacco products improved by the use of propolis.	06/28/2016

U.S. Patent No. Re 38,123	05/27/2003	Tobacco Products Having Reduced Nitrosamine Content (Reissue of U.S. Patent 6,135,121, issued 10/24/2000)	06/28/2016

U.S. Patent No. 6,202,649	03/20/2001	Method Of Preventing Nitrosamine Formation by Treating Tobacco in Controlled Environment	12/02/2016

U.S. Patent No. 6,311,695 B1	11/06/2001	Method Of Treating Tobacco With High Frequency Energy to Prevent Nitrosamine Formation	06/28/2016

U.S. Patent No. 6,338,348 B1	01/15/2002	Method Of Treating Tobacco With Microwave Energy to Prevent Nitrosamine Formation	06/28/2016

U.S. Patent No. 6,350,479 B1	02/26/2002	Method of Administering Alcohol Extracts Of Tobacco	06/04/2019

U.S. Patent No. 6,425,401	07/30/2002	Method Of Preventing Nitrosamine Formation By Treating Tobacco in Controlled Environment	12/02/2016

U.S. Patent No. 6,569,470	05/27/2003	Method of Administering Anatabine	06/04/2019

The company believes that it is the world leader in curing technology that consistently produces very low-TSNA tobacco.

Employees and Consultants

As of December 31, 2002, the company employed approximately 190 full-time employees. After the sale of our cigarette business, and transfer of related employees to NATC, the company will retain approximately 24 employees. From time to time, the company engages temporary personnel to augment its regular employee staff. Further, the company utilizes the services of consultants, scientific and technical experts and independent contractors to provide key functions in the scientific, medical, public health care, compliance, technological, legal, communications, financial and related areas. The use of such outside providers enables the company to secure unique expertise in a wide variety of areas that it might otherwise not be in a position to secure or which it would otherwise be required to secure through the hiring of many additional company-employed personnel at potentially greater cost to the company. Substantially all of the company’s research and development efforts have been, and are expected to continue to be conducted, pursuant to contractual arrangements with universities, scientific, medical and public health consultants and independent investigators and research organizations.

Properties

The company’s executive, marketing, sales and administrative offices are located in Chester, Virginia, which consist of a 45,000 square foot warehouse facility, including 7,000 square feet of office space. The warehouse space is used for storing and shipping tobacco products. This facility is subject to a lease that, pursuant to a notice of early termination delivered by the company in December 2002, is now set to expire on June 30, 2003. The company is negotiating with the landlord to renew the lease on terms in line with current market conditions in connection with the asset purchase agreement and have NATC assume this lease if the transaction closes.

The company’s cigarette and Stonewall™ moist snuff manufacturing facilities are located in Petersburg, Virginia. The company owns its Petersburg facilities, which consist of a 50,000 square foot, four-story manufacturing building and an adjacent 6,000 square foot, single-story office building. The company also leases a 10,000 square foot warehouse in Petersburg, Virginia, about one mile from its manufacturing facilities, pursuant to a month-to-month lease.

As part of the sale of the cigarette business, the Company has agreed to sell to NATC its Petersburg manufacturing facility and it is anticipated that NATC will take over the leases on the Chester and Petersburg warehouses.

An additional 5,600 square feet of office space is currently being leased by the company in Bethesda, Maryland, pursuant to a lease expiring in 2005. This additional space houses executive, administrative, and scientific offices. This location in Bethesda was selected to afford Star’s scientific and medical consultants access to the FDA, National Institutes of Health and the U.S. National Medical Library.

The company leases seven acres of land and an approximately 100,000 square foot building thereon in Chase City, Virginia, which is used in processing tobacco utilizing the company’s StarCured™ tobacco curing method and for manufacturing ARIVA™ and Stonewall™ dry snuff. During 2000, this facility was expanded from approximately 50,000 square feet to its current size by completing a construction project that cost approximately $500,000. The company has approximately seven years remaining on a ten-year lease for the Chase City property, which covers the expanded facility, and it has an option to purchase the property at any time during the term of the lease.

During 2002, Star entered into a ten-year lease, with an option to purchase, for another property in Chase City, adjacent to the existing facility describe above. This second facility has approximately 91,000 square feet of warehouse space and 9,000 square feet of office space located on approximately nine acres of land. This facility was purchased during 2002 by the Mecklenburg and Chase City Industrial Development Authorities and renovated to Star’s specifications.

The company believes its manufacturing facilities will allow it to respond to the demand for its smokeless products, its tobacco receiving needs, as well as to the demand for cigarette products through the closing of the sale of the cigarette business to NATC and in the future if the closing does not occur.

Legal Proceedings

See the discussion of the negotiations with the NAAG under the caption “Regulatory Matters”, beginning on page 29.

In May 2001, the company filed a patent infringement action against R.J. Reynolds in the United States District Court for Maryland, Southern Division to enforce the Company’s rights under U.S. Patent No. 6,202,649 (`649 Patent). On July 30, 2002, the company filed a second patent infringement lawsuit against R.J. Reynolds based on a new patent issued by the U.S. Patent and Trademark Office on July 30, 2002 (Patent No. 6,425,401). The new patent is a continuation of the `649 Patent, which is at issue in the first lawsuit against RJR. Shortly after filing its second lawsuit, the company filed a motion to consolidate the two patent infringement lawsuits in the United States District Court for Maryland. This motion was granted on August 26, 2002 and the court thereafter set a fact discovery deadline of January 31, 2003, a period for expert discovery through March 15, 2003 and the filing of dispositive motions by March 31, 2003. The parties recently completed fact and expert discovery, and submitted a joint stipulation, which was entered as an order by the court on March 17, 2003. Under that order dispositive motions were filed on April 28, 2003 and briefing on such motions will be completed by June 20, 2003. While a trial date has not yet been set, the company anticipates that the consolidated lawsuits will proceed to trial before the end of 2003.

In June 2001, R.J. Reynolds filed a complaint against the company for declaratory judgment in the United States District Court for the Middle District of North Carolina. In that case, R.J. Reynolds sought a judgment declaring that the ‘649 Patent has not been infringed and that the patent is invalid. The company filed a motion to stay, dismiss or transfer the North Carolina action, given the earlier filing in the Maryland District Court. The court on October 3, 2001 granted the company’s motion in part and the North Carolina case is now stayed.

In July 2001, Harry Powell filed a lawsuit against Star in San Diego County Superior Court, pursuant to California Business and Professional Code Section 17200. Plaintiff alleges that Star failed to fully comply with California’s qualifying statute, despite the fact that Star deposited approximately $882,000 into escrow for sales of cigarettes in California in 2000. Star moved to dismiss the complaint on the basis that any determination as to deposits into escrow rested with the Attorney General’s office. In response to an inquiry from the court, the Attorney General’s office indicated that it does not intend to intervene in the case and that if it turns out that it has any dispute with Star over its escrow obligation it would raise this with Star and give it a reasonable opportunity to make any additional deposit required, before taking any action against it. Based on the response from the Attorney General’s office, Star moved to dismiss the action or stay the case, after which the case was stayed pending the issuance of regulations by the Attorney General’s office. On May 2, 2003, the court set a case management conference for June 20, 2003, to further consider the status of the case given the ongoing settlement discussions regarding Star’s liability under the qualifying statutes.

On June 28, 2002, Philip Morris filed a declaratory judgment action against the company in the United States District Court for the Eastern District of Virginia, Richmond Division. The Complaint sought a declaration of non-infringement and patent invalidity and unenforceability with respect to the `649 Patent. On July 29, 2002, the company filed a motion to dismiss that lawsuit on the basis that no actionable controversy exists between the companies. After full briefing and oral argument, the United States District Court dismissed Philip Morris’ lawsuit on September 11, 2002. Philip Morris did not appeal the decision by the District Court.

Since the introduction of ARIVA™, three citizen petitions have been filed with the FDA seeking to have ARIVA™ regulated as a food and/or a drug product under the Federal Food, Drug and Cosmetic Act. On May 1, 2002 the company, through counsel, filed responses to two of these petitions, and on June 13, 2002, filed a response to the third petition. The company has also filed responses to other comments filed with the FDA in certain of these dockets, including comments filed by certain state Attorneys General. The company’s legal team is headed by former U.S. Solicitor General Charles Fried, Esquire and by FDA attorneys from McDermott, Will & Emery; Paul, Hastings, Janofsky & Walker LLP and Bergeson & Campbell, P.C. In the responses counsel concluded that the petitions are factually flawed and without merit, because ARIVA™ does not fit the definition of a food or a drug under the Federal Food, Drug and Cosmetic Act. Furthermore, because ARIVA™ is a customarily marketed smokeless tobacco product that is intended to provide tobacco satisfaction and is licensed by the Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms), the FDA lacks jurisdiction to regulate ARIVA™ based on the March 21, 2000 decision of the Supreme Court in FDA v. Brown & Williamson Tobacco Corporation, 529 U.S. 120 (2000). Despite the company’s position as reflected in its responses, there is no certainty that the FDA would agree with that position and not seek to assert jurisdiction over ARIVA™. By letter dated July 17, 2002, the FDA stated that it was continuing to review the issues raised in the first petition filed with the agency on December 18, 2001.

The Virginia Department of Taxation has asserted a Virginia Sales and Use Tax assessment for the period January 1, 1999, through March 31, 2002, against the company with respect to its tobacco-curing barns in the amount of $860,115.06. The company has applied for a correction of the assessment and a total abatement of the tax on the grounds that its barns are exempt from sales and use taxes under the industrial use and processing exemption and/or the agricultural exemption. The company has not paid that assessment and is not required to do so pending its appeal to the Department of Taxation. The company has also challenged the taxation of certain other property on the grounds that the property is used directly in production activities at the company’s plant in Chase City, Virginia. The company has paid that assessment, in the amount of $24,273.75, in full pending appeal. The administrative procedure for consideration of the company’s application for correction of these assessments is expected to be concluded during 2003.

There is other minor litigation in the ordinary course of business which the Company is vigorously defending.

Market for Common Equity and Related Stockholder Matters

The common stock of the company (the “Common Stock”) is traded on the NASDAQ National Market System under the symbol “STSI.” Set forth below are the high and low sales prices for each full quarterly period during 2001 and 2002, as reported by NASDAQ. From time to time, during the periods indicated, trading activity in the Common Stock was infrequent. As of June 9, 2003, there were approximately 847 registered holders of Common Stock. As of May 12, 2003, the high and low sale price per share for the Common Stock as reported by NASDAQ were $1.29 and $1.18, respectively.

2003	High	Low
First Quarter	$1.500	$0.880

2002	High	Low
First Quarter	$2.690	$1.980
Second Quarter	$2.600	$1.120
Third Quarter	$1.730	$0.800
Fourth Quarter	$1.250	$0.890

2001	High	Low
First Quarter	$2.438	$1.438
Second Quarter	$3.250	$1.188
Third Quarter	$2.900	$1.920
Fourth Quarter	$3.650	$2.500

The company has never paid dividends on its Common Stock, and the Board of Directors currently intends to retain any earnings for use in the company’s business for the foreseeable future. Any future determination as to the payment of such cash dividends would depend on a number of factors including future earnings, results of operations, capital requirements, the company’s financial condition and any restrictions under credit agreements outstanding at the time, as well as such other factors as the Board of Directors might deem relevant. No assurance can be given that the company will pay any dividends in the future.

Selected Financial Data

The selected consolidated financial data of the company, for and as of the end of each of the periods indicated in the five-year period ended December 31, 2002, have been derived from the audited consolidated financial statements of the company. This information has been restated to give effect to the discontinued operations for the cigarette division. The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and the consolidated financial statements of the company, including the notes to those consolidated financial statements contained elsewhere in this report.

	(Unaudited) Three Months Ended March 31		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Statement of Operations Data:
Net Sales	$58	$1,594	$39,425	$35,998	$46,224	$9,846	$—
Cost of goods sold (excludes federal excise tax)	16	169	40,154	37,635	42,093	6,940	—
Gross Profit	42	1,425	729	1,636	4,131	2,906	—
Operating income (loss) from continuing operations	(4,303)	(3,453)	(18,829)	(19,039)	(7,517)	(4,690)	—
Income (loss) from continuing operations	(2,786)	(2,498)	(12,556)	(10,714)	(4,865)	(1,475)	(663)
Income (loss) from discontinued operations	3,020	3,076	8,198	13,738	14,905	12,989	(3,785)
Basic income (loss) per share from continuing operations	(0.05)	(0.04)	(0.21)	(0.18)	0.08	(0.04)	(0.08)
Basic income (loss) per share from discontinued operations	0.05	0.05	0.14	0.23	0.25	0.36	(0.45)
Diluted income (loss) per share from continuing operations	(0.05)	(0.04)	(0.21)	(0.18)	0.08	(0.03)	(.08)
Diluted income (loss) per share from discontinued operations	0.05	0.05	0.14	0.23	0.25	0.26	(0.45)
Weighted average shares outstanding	59,741	59,741	59,729	59,741	59,008	36,207	8,327

	(Unaudited) Three Months Ended March 31	Year Ended December 31,
	2003	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents	$3,388	$14	$3,085	$16,747	$17,205	$103
Property, plant & equipment	19,739	20,341	20,275	25,655	9,107	—
MSA escrow funds	33,482	33,482	28,444	11,605	—	—
Total assets	93,530	89,299	79,339	69,467	38,709	4,435
Long-term obligations	42,731	43,559	29,818	13,272	7,505	612
Stockholders’ equity (deficit)	25,845	24,783	28,524	25,276	12,319	(639)

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion of the results of operations and financial condition of the company should be read in conjunction with the company’s consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties.

Critical Accounting Policies

Accounting principles generally accepted in the United States of America require estimates and assumptions to be made that affect the reported amounts in the company’s consolidated financial statements and accompanying notes. Some of these estimates require difficult, subjective and/or complex judgments about matters that are inherently uncertain, and as a result, actual results could differ from those estimates. Due to the estimation processes involved, the following summarized accounting policies and their application are considered to be critical to understanding the business operations, financial condition and results of operations of the company.

Revenue Recognition

Revenue is recognized when tobacco products are delivered to customers and title passes. The company also records appropriate provisions for uncollectible accounts and credits for returns. In connection with its leaf segment the company sells very low-TSNA StarCured™ tobacco at a price that is lower than its purchase price. The company is the primary obligor to the farmers from whom the tobacco is purchased and has general inventory risk. Due to these factors, and others, the company records tobacco leaf sales at gross amounts. Royalty revenues are recognized when earned.

MSA Escrow Fund

Cash deposits restricted pursuant to the MSA are reflected as a non-current asset in the company’s consolidated financial statements. Amounts deposited into MSA escrow accounts are required to be held in escrow for 25 years, during which time the company is not entitled to access these funds. All interest earned on this account is unrestricted and reflected in current earnings. If not used to satisfy judgments or settlements, the funds will be returned to the company 25 years after the applicable date of deposit on a rolling basis.

Results of Operations—First Quarter 2003 Compared to First Quarter 2002

The company’s unaudited condensed consolidated results for the periods ended March 31, 2003 and 2002 are summarized in the following table:

	Three Months Ended March 31,
	2003	2002
Net sales	$57,720	$1,594,478
Cost of goods sold	15,622	169,103

Gross profit	42,098	1,425,375

Total operating expenses	4,345,276	4,878,235

Operating loss	(4,303,178)	(3,452,860)

Income from Discontinued Operations	3,020,159	3,075,875
Net income	$234,270	$578,042

Basic:
Loss per common share from continuing operations	$(.05)	$(0.04)
Income per common share from discontinued operations	$.05	$0.05
Net income per common share	$.00	$0.01
Diluted:
Loss per common share from continuing operations	$(.05)	$(0.04)
Income per common share from discontinued operations	$.05	$0.05
Net income per common share	$.00	$0.01
Weighted average shares outstanding	59,741,480	59,741,480
Diluted weighted average shares outstanding	60,291,438	60,291,438

For long-lived assets to be disposed of by sale or otherwise, the unit of accounting is the group (disposal group) that represents assets to be disposed of together as a group in a single transaction and liabilities directly associated with these assets that will be transferred in the transaction. SFAS No. 144 establishes six criteria that must be met before a long-lived asset may be classified as held for sale. Assets that meet those criteria are no longer depreciated, and are measured at the lower of carrying amount at the date the asset initially is classified as held for sale or its fair value less costs to sell. As a result of the asset purchase agreement entered into with NATC, the company has segregated assets and liabilities associated with the cigarette division at March 31, 2003 for financial reporting purposes and reclassified results of operations for that division as discontinued operations. The cigarette division assets held for sale are recorded at their carrying value as there was no impairment at March 31, 2003.

Overview.    This is the first financial report where the company is reporting the results of its cigarette business as a discontinued operation. Because the cigarette business constitutes the substantial majority of Star’s revenues and gross profits, most of the revenues and gross profits are shown in net form in the line item shown above as “Discontinued Operations”. The revenues and costs above the line labeled “Discontinued Operations” are from Star’s smokeless tobacco business. To help understand the financial statements, we have described, in this section of the report, both the smokeless tobacco business and our cigarette business. In the unlikely event that the sale of our cigarette business to NATC does not occur, it is Star’s intention to continue to operate the cigarette business.

Continuing Operations:

Net Sales.    During the first quarter of 2003, the company’s consolidated net sales for smokeless products decreased approximately $1.53 million or 96% to approximately $57,000, from $1.59 million for the first quarter of 2002. Sales decreased because initial sales were primarily derived from original placement of the product in stores. We believe that the acceptance of ARIVA™ has been impacted by a number of factors, including, among others: (1) lack of consumer familiarity with ARIVA™, (2) the fact that ARIVA™ requires a change in habit by smokers, i.e. using a smokeless product rather than a smoked product; (3) publicly stated opposition to ARIVA™ by certain Attorneys General and certain public health advocacy groups which has appeared in various newspapers and FDA filings; (4) ARIVA™ requires smokeless warning labels that may be unfamiliar to and/or misunderstood by cigarette smokers; (5) the need to develop name brand recognition with consumers; and (6) difficulty in obtaining capital required for large scale consumer education and marketing directed to adult tobacco users. During the first quarter of 2003, as during the first quarter of 2002, the Company earned de minimis royalties paid by B&W on sales of its ADVANCE® low-TSNA cigarette, which B&W continues to test market in Indianapolis, Indiana.

Gross Profit.    During the first quarter of 2003, the company’s consolidated gross profit for smokeless products decreased approximately $1.4 million or 97% to approximately $42,000, from $1.4 million for the first quarter of 2002. This is proportional to the 96% drop in sales of Star’s smokeless products.

Total Operating Expenses.    During the first quarter of 2003, the company’s total operating expenses for smokeless products decreased approximately $0.5 million or 11% to approximately $4.3 million from $4.9 million for the first quarter of 2002. Due to the initial launch of ARIVA™ on a nation-wide basis during the first quarter of 2002, marketing and distribution costs were $1.8 million, and fell to $0.4 million during the first quarter of 2003. While marketing and distribution costs have fallen, general and administrative costs have risen to $3.8 million during the first quarter of 2003 from $2.8 million for the first quarter of 2002.

Marketing and Distribution Expenses.    During the first quarter of 2003, the company’s marketing and distribution expenses for smokeless products decreased approximately $1.4 million or 77% to $0.4 million from $1.8 million for the first quarter of 2002. Due to the 96% decrease in sales, distribution costs have fallen correspondingly, while marketing costs are the vast majority of the expense. At the end of the first quarter of 2003, Star’s smokeless products had been placed in approximately 35,000 convenience and retail stores, although not all of these locations continue to sell ARIVA™ as of that date. In comparison, at the end of the first and fourth quarters of 2002, the number of convenience and retail stores carrying Star’s smokeless products were approximately 12,000 and 35,000, respectively.

General and Administrative Expenses.    General and administrative expenses totaled $3.8 million for the first quarter of 2003, an increase of $1.0 million over the comparable 2002 period. This increase was primarily due to legal costs incurred in connection with the negotiation of the Purchase Agreement with NATC and increased costs in connection with the company’s pending consolidated lawsuits against R.J. Reynolds for patent infringement in the United States District Court for the District of Maryland. In the coming months, the company anticipates increases in its general and administrative costs in connection with its patent infringement lawsuits.

Research and Development Expenses.    Research and development costs in the first quarter of 2003 were approximately $0.1 million compared to $0.2 million during the first quarter of 2002. During both 2002 and the first quarter of 2003, research and development costs related principally to scientific studies related to low-TSNA products and the company’s continued development of a spit-free™ Stonewall™ hard snuff tobacco product for smokeless tobacco users. The company expects research and development expenses to continue at approximately their current level given the fact that the company has introduced three very low-TSNA smokeless products since 2001 and is completing development of a hard snuff low-TSNA smokeless product that will be test marketed this year. The company continues its focus on the research and development on products that have reduced levels of toxins, primarily TSNAs, and that potentially may reduce exposure to toxins related to the range of serious health hazards associated with the use of conventional smoked and smokeless tobacco products. The company is in the process of designing several additional scientific studies to determine, among other things, whether a reduction in TSNAs can be equated with a reduction in health risk. These studies are conducted by independent laboratories and universities.

Interest Expense.    The company had interest expense of $355,576 and interest income of $18,000, for a net interest expense of $337,576 in the first quarter of 2003. This compares to net interest expense of $178,513 during the first quarter of 2002. The higher interest expense in the first quarter of 2003 resulted from interest charges from the company’s line of credit facility, which line was utilized for general working capital requirements. This interest expense was partially offset by interest income generated by the Company’s MSA Escrow Fund; however, the interest rates are very low due to the conservative investment options permitted by the escrow agreements. The company receives for its own account the current interest on the amounts in escrow, but this interest income is not sufficient to offset the company’s cost of capital.

Income Tax Expense.    The company had income tax benefit of $1.8 million for the first quarter of 2003 as compared to an income tax benefit of $1.1 million for the first quarter of 2002. This increase is directly attributable to the increase in pre-tax loss during the respective periods.

Discontinued Operations:

Net Sales.    Net sales of the discontinued operations during the first quarter of 2003 decreased $6.0 million or 18.7% to $26.0 million, from $32.0 million, for the first quarter of 2002. Cigarette sales continued to decline primarily due to concentrating sales and marketing efforts into a smaller and increasingly price-sensitive geographic region, namely Texas, Florida, Mississippi and Minnesota, and the company’s focus on the introduction and market penetration of its very low-TSNA smokeless tobacco products. The company sold approximately 592 million cigarettes during the first quarter of 2003, compared with sales of approximately 749 million cigarettes during the first quarter of 2002, representing a decrease of approximately 21%. The decline in unit sales was slightly offset by an approximately 2% increase in the sales price charged by the company for its cigarettes.

Gross Profits.    Gross profit of the discontinued operations increased $1.3 million or approximately 18% in the first quarter of 2003 to $8.53 million from $7.20 million gross profit in the first quarter of 2002. Lower revenues were more than offset by a reduction in the company’s cost-of-goods sold by approximately 20% per carton, to approximately $2.12 per carton, compared with an average cost of approximately $2.66 per carton during the first quarter of 2002.

Total Operating Expenses.    Total operating expenses of the discontinued operations increased to $3.38 million for the first quarter of 2003 from $2.58 million for the first quarter of 2002. The vast majority of this increase is attributable to an increase in marketing and distribution expenses.

Marketing and Distribution Expenses.    Marketing and Distribution expenses for the discontinued operations totaled $2.4 million for the first quarter of 2003, an increase of $0.7 million over the comparable 2002 period expense of $1.7 million. This increase was caused by higher retail and wholesale promotions, and higher cigarette commissions.

General and Administrative Expenses.    General and Administrative Expenses for the discontinued operations totaled $1.1 million for the first quarter of 2003, compared with $0.9 million expense for the comparable 2002 period.

Research and Development Expenses.    There are no research and development expenses attributable to the cigarette business.

Interest Expense.    The discontinued operations have no interest income or interest expense. The company’s MSA Escrow Fund, and the interest income it earns for the company on a current basis, will remain with the continuing operations.

Income Tax Expense.    The discontinued operations had income tax expense of $2.0 million for the first quarter of 2003 as compared to an income tax expense of $1.5 million for the first quarter of 2002. This increase is due to the increase in pre-tax income during 2003.

Consolidated Company results:

Net Income.    The Company had consolidated net income of $0.2 million for first quarter 2003 compared with consolidated net income of $0.6 million reported in the comparable 2002 period. The net income primarily reflects higher margins on decreased cigarette sales and efforts to control marketing and distribution expenses while continuing to absorb higher legal expenses.

In the first quarter 2003, the company had basic and diluted earnings per share of $0.00 compared to basic and diluted per share earnings of $0.01 in the same period in 2002.

Results of Operations—Fiscal 2002 Compared to Fiscal 2001

Overview.    Star Scientific is reporting the results of its cigarette business as discontinued operations. Because the cigarette business constitutes the substantial majority of Star’s revenues and gross profits, most of the revenues and gross profits are shown in net form in the “Discontinued Operations” section of Star’s Consolidated Statements of Operations. The information above the line labeled “Discontinued Operations” in Star’s Consolidated Statements of Operations are from Star’s smokeless tobacco business as well as its leaf tobacco sales (which are seasonal in nature and occur during the third and fourth quarters of each year). To help understand the financial statements we have described, in this section of the report, both the continuing operations and our cigarette business. In the unlikely event that the sale of our cigarette business to NATC does not occur, it is Star’s intention to continue to operate the cigarette business.

Continuing Operations:

Net Sales.    During 2002, the Company’s consolidated net sales for smokeless products and tobacco leaf sales increased approximately $3.4 million or 9.5% to approximately $39.4 million, from $36.0 million for 2001.

Net sales of smokeless tobacco products totaled $1.8 million in 2002, a substantial increase compared to sales of approximately $19,000 during 2001. Three smokeless products were introduced into the market in late 2001 (i.e. Stonewall™ moist and dry snuffs and ARIVA™) and were marketed nationwide beginning early in the first quarter of 2002.

Net sales in 2002 included $36.1 million in very low-TSNA StarCured™ tobacco sold to B&W, delivered in the third and fourth quarters of 2002, which compares to a total of $34.4 million of sales during the third and fourth quarter in 2001. Additionally, the Company received $1.5 million of non-cash royalty payments during the third and fourth quarters of 2002 from B&W for purchases of low-TSNA tobacco which was not StarCured™ tobacco. This royalty was applied to reduce long-term loans that B&W has provided to the company. Once the debt to B&W has been reduced to zero, the royalty payments will be made in cash. However, during 2003 and in the future, B&W will not be obligated under the April 25, 2001 Agreements to pay any further royalty for purchases of low-TSNA tobacco unless and until a royalty rate is established with one of the other three largest tobacco manufacturers.

During both 2002 and 2001, the Company earned de minimis royalties paid by B&W on sales of its ADVANCE® low-TSNA cigarette, which B&W began to test market in late 2001 in Indianapolis, Indiana. This test market continued throughout 2002.

Gross Loss.    During 2002, the Company’s consolidated gross loss for smokeless products and tobacco leaf sales was approximately $0.7 million compared to a loss of $1.6 million for 2001.

The gross profit for smokeless tobacco products was approximately $0.6 million in 2002 compared with a gross loss of $0.6 million during 2001 when the products were first introduced.

The gross loss for tobacco leaf sales increased to $1.4 million in 2002, compared with a loss of $1.1 million in 2001.

Depreciation costs were $3.1 million in 2002 compared to $2.9 million in 2001, primarily related to the company’s tobacco curing barns. This depreciation cost is a cost of sales of the StarCured™ tobacco.

Total Operating Expenses.    During 2002, the Company’s total operating expenses for smokeless products and tobacco leaf sales increased approximately $0.7 million or 4% to approximately $18.1 million from $17.4 million for 2001. Due to the initial launch of ARIVA™ on a nationwide basis during the first quarter of 2002, marketing and distribution costs increased $2.2 million, general and administrative costs increased $1.6 million while research and development decreased $3.0 million over 2001 figures.

Marketing and Distribution Expenses.    During 2002, the Company’s marketing and distribution expenses for smokeless products and tobacco leaf sales increased approximately $2.2 million or 80% to $4.9 million from $2.7 million for 2001. Increased marketing and distribution costs for 2002 compared to 2001 were incurred in connection with the distribution and sales of ARIVA™ which cost approximately $2.0 million. By the end of 2002, Star’s smokeless products had been placed in approximately 35,000 convenience and retail stores.

General and Administrative Expenses.    General and administrative expenses for continuing operations totaled $12.2 million for 2002, an increase of $1.6 million or 15% from $10.6 million in 2001. A significant portion of the general and administrative expense was attributable to legal and consulting costs associated with the company’s fulfillment of its compliance obligations as a publicly-held company, pursuit of its legal and public health strategies in the legislative, regulatory and executive agency arenas (including its challenge to the MSA), litigation expenses associated with the patent infringement lawsuits against R.J. Reynolds, and scientific and legal expenses connected with ARIVA™. The company expects to continue to incur significant general and administrative expenses, particularly in connection with its patent infringement lawsuits against R.J. Reynolds.

Research and Development Expenses.    Research and development expenses for continuing operations were $1.0 million in 2002 versus $4.1 million in 2001. The high costs during 2001 were specifically related to the continued development of the company’s low-TSNA reduction technology, as well as to the development of the three smokeless tobacco products introduced into the market in late 2001 (i.e. Stonewall™ moist and dry snuffs and ARIVA™). These expenses consisted primarily of costs incurred by the company for consulting services, salaries, and professional fees and expenses in connection with the company’s continuing research and development programs. During 2002, research and development costs related principally to scientific studies related to low-TSNA products and the company’s continued development of a spit-free™ Stonewall™ hard snuff tobacco product for smokeless tobacco users. The company expects research and development expenses to continue at approximately their current level given the fact that the company has introduced three very low-TSNA smokeless products since 2001 and is completing development of a hard snuff low-TSNA smokeless product that will be test marketed this year.

Interest Expense.    The Company had interest expense for continuing operations of $1.8 million and interest income of $0.6 million, for a net interest expense of approximately $1.3 million in 2002. This compares to net interest income of $0.5 million during 2001. This was the result of higher line of credit borrowings, partially offset by interest income generated by the company’s deposit into the MSA escrow fund, albeit at lower interest rates due to the lower market rates available during 2002 compared to 2001.

Income Tax Expense.    The Company had an income tax benefit for continuing operations of $7.4 million for 2002 as compared to an income tax benefit of $7.9 million for 2001. This decrease is directly attributable to the increase in pre-tax loss during the respective periods.

Discontinued Operations:

Net Sales.    Net sales of the discontinued operations during 2002 decreased $20.0 million or 14.4% to $118.8 million, from $138.8 million, for 2001. Star Tobacco’s shipment volume during 2002 decreased approximately 18% to 2.9 billion cigarettes from 2001’s shipment volume of 3.5 billion cigarettes, reflecting a continued focus by the company to concentrate the field sales force and sales efforts in the four states not party to the MSA and to develop and launch a series of smokeless tobacco products, as well as increasing competition from foreign manufacturers. Increases in product pricing helped to partially offset reductions in net sales created by the lower sales volume.

Gross Profits.    Gross profit of the discontinued operations decreased $10.6 million or approximately 27.9% in 2002 to $27.4 million from $38.0 million gross profit in 2001. Federal Excise Tax increased to $3.90 per carton during 2002 versus $3.40 per carton during 2001, although, due to higher prices, the excise taxes paid as a percentage of cigarette net sales decreased from 42.2% in 2001 to 34.4% in 2002. In addition, the company experienced higher manufacturing costs in its manufacturing contract with B&W. The cost of B&W manufactured cigarettes increased from $2.45 per carton during 2001 to $2.56 per carton in 2002. The company and B&W terminated this manufacturing contract as of December 31, 2002. Since January 1, 2003, the company has been manufacturing all of its cigarettes in its Petersburg, Virginia facility. The company’s cost per carton for manufacturing cigarettes is anticipated to be at least 10% lower than the per carton cost charged for cigarettes manufactured by B&W.

Total Operating Expenses.    Total operating expenses of the discontinued operations decreased to $10.5 million for 2002 from $11.1 million for 2001. While marketing and distribution expenses increased by $1.1 million, general and administrative costs decreased by $1.6 million.

Marketing and Distribution Expenses.    Marketing and distribution expenses for the discontinued operations totaled $9.6 million for 2002, an increase of $0.6 million over 2001 expense of $8.9 million. In connection with the expansion of Star Tobacco’s discount cigarette market for sales in Florida, Minnesota, Mississippi and Texas, the company engaged in marketing and incentive programs at the wholesale/distributor level to achieve increased market penetration in these non-MSA states.

General and Administrative Expenses.    General and Administrative Expenses for the discontinued operations totaled $3.9 million for 2002, compared with $5.5 million for 2001.

Research and Development Expenses.    There are no research and development expenses attributable to the cigarette business.

Interest Expense.    The discontinued operations have no interest income or interest expense. The Company’s MSA Escrow Fund, and the interest income it earns for the Company on a current basis, remains with the continuing operations.

Income Tax Expense.    The discontinued operations had income tax expense of $5.8 million for 2002 as compared to an income tax expense of $9.9 million for 2001. These taxes are approximately proportional to the amount of pre-tax income for the cigarette business.

Consolidated Company results:

Net Income.    The Company had consolidated net loss of $4.4 million for 2002 compared with consolidated net income of $3.0 million during 2001. The net loss in 2002 was primarily due to a decrease in the volume of cigarette sales, higher excise taxes and cost of manufacturing cigarettes, and cost associated with the introduction of the Company’s smokeless tobacco products, including higher marketing and distribution expenses, partially offset by higher pricing of the company’s discount cigarettes.

In 2002, the Company had basic and diluted loss per share of $0.07 compared to basic and diluted per share earnings of $0.05 in 2001.

Results of Operations—Fiscal 2001 Compared to Fiscal 2000

Overview.    Star Scientific is reporting the results of its cigarette business as discontinued operations. Because the cigarette business constitutes the substantial majority of Star’s revenues and gross profits, most of the revenues and gross profits are shown in net form in the “Discontinued Operations” section of Star’s Consolidated Statements of Operations. The information above the line labeled “Discontinued Operations” in Star’s Consolidated Statements of Operations are from Star’s smokeless tobacco business as well as its leaf tobacco sales (which are seasonal in nature and occur during the third and fourth quarters of each year). To help understand the financial statements we have described, in this section of the report, both the continuing operations and our cigarette business. In the unlikely event that the sale of our cigarette business to NATC does not occur, it is Star’s intention to continue to operate the cigarette business.

Continuing Operations:

Net Sales.    During 2001, the Company’s consolidated net sales for smokeless tobacco products and tobacco leaf sales decreased approximately $10.2 million or 22.2% to approximately $36.0 million, from $46.2 million for 2001.

Net sales of smokeless tobacco products totaled $19,000 in 2001 compared to zero during 2000. Three smokeless products were introduced into the market in late 2001 (i.e. Stonewall™ moist and dry snuffs in September and ARIVA™ in November) and were marketed nation-wide beginning early in the first quarter of 2002.

Net sales in 2001 included $34.4 million in very low-TSNA StarCured™ tobacco sold to B&W, delivered in the third and fourth quarters of 2001, which compares to a total of $46.2 million in third and fourth quarter sales in 2000. Additionally, the Company received $1.5 million of non-cash royalty payments during the third and fourth quarters of 2002 from B&W for purchases of low-TSNA tobacco which was not StarCured™ tobacco. This royalty was applied to reduce long-term loans that B&W has provided to the company. Once the debt to B&W has been reduced to zero, the royalty payments will be made in cash. However, after 2002, B&W will not be obligated under the April 25, 2001 Agreements to pay any further royalty for purchases of low-TSNA tobacco unless and until a royalty rate is established with one of the other three largest tobacco manufacturers.

During 2001, the Company earned de minimis royalties paid by B&W on sales of its ADVANCE® low-TSNA cigarette, which B&W began to test market in late 2001 in Indianapolis, Indiana. There were no royalty payments during 2000.

Gross Profit.    During 2001, the Company’s consolidated gross loss for smokeless products and tobacco leaf sales was approximately $1.6 million compared to a gross profit of $4.1 million for 2000.

The gross loss for smokeless tobacco products was approximately $0.6 million in 2001 when the products were first introduced compared to no revenue for smokeless tobacco products in 2000.

The gross loss for tobacco leaf sales was $1.1 million in 2001, compared with a profit of $4.1 million in 2000. The margins on the sales of StarCured™ tobacco leaf to B&W decreased substantially. This decrease was attributable to a change in the focus in the April 25, 2001 Agreements with B&W, from income generated on the sale of tobacco to B&W, to an income stream from royalty payments on products produced using StarCured™ tobacco and royalty payments on the purchase of StarCured™ tobacco and other low-TSNA tobacco. Also, the loss was attributable in part to the fact that the Company has continued to pay the farmers participating in its StarCured™ program a 10 cent per pound premium for producing StarCured™ tobacco, consistent with its prior commitment to the farming community. All royalties are to be paid as a credit toward reducing the amount of outstanding debt arising from B&W’s loans to the Company until the debt is extinguished, at which time the royalties will be paid in cash. During 2001, B&W paid a total of $1.5 million (in the form of debt reduction) for royalties for low-TSNA tobacco other than StarCured™ tobacco and a minimal amount of royalties in connection with its test market of Advance®.

Depreciation costs were $2.9 million in 2001 compared to $2.2 million in 2000, primarily related to the company’s tobacco curing barns. This depreciation cost is a cost of sales of the StarCured™ tobacco.

Total Operating Expenses.    During 2001, the Company’s total operating expenses for smokeless products and tobacco leaf sales increased approximately $5.7 million or 48.6% to approximately $17.4 million from $11.7 million for 2001. Due primarily to the initial launch of ARIVA™ in late 2001, marketing and distribution costs increased $0.1 million, general and administrative costs increased $3.2 million and research and development increased $2.3 million over 2000 figures.

Marketing and Distribution Expenses.    During 2001, the Company’s marketing and distribution expenses for smokeless products and tobacco leaf sales increased approximately $0.1 million or 4.0% to $2.7 million from $2.6 million for 2000.

General and Administrative Expenses.    General and administrative expenses for continuing operations totaled $10.6 million for 2001, an increase of $3.2 million or 43.3% from $7.4 million in 2000. These costs were primarily attributable to additions in the company’s management team and legal and consulting costs associated with the company’s fulfillment of its compliance obligations as a publicly held company, pursuit of its legal and public health strategies in the legislative, regulatory and executive agency arenas (including its challenge to the MSA), its technical recruitment efforts, litigation expenses associated with the patent infringement suit against R.J. Reynolds, and increased scientific consulting connected with its new product initiatives.

Research and Development Expenses.    Research and development expenses for continuing operations were $4.1 million in 2001 versus $1.7 million in 2000. These costs were specifically related to the continued development of the company’s low-TSNA reduction technology as well as the development of the three smokeless products introduced into the market during 2001, i.e. Stonewall™ moist and dry snuffs and ARIVA™. These expenses consisted primarily of costs incurred by the company for consulting services, salaries, and professional fees and expenses in connection with the company’s continuing research and development programs.

Interest Expense.    The Company had interest expense for continuing operations of $0.6 million and interest income of $1.1 million, for net interest income of approximately $0.5 million in 2001. This compares to net interest expense of $0.6 million during 2000. This was the result of decreased interest expense from the credit facility with B&W, and interest income generated by the company’s deposits in the MSA escrow fund.

Income Tax Expense.    The Company had income tax benefit for continuing operations of $7.9 million for 2001 as compared to an income tax benefit of $3.3 million for 2000. This increase is directly attributable to the increase in pre-tax loss during the respective periods.

Discontinued Operations:

Net Sales.    Net sales of the discontinued operations during 2001 decreased $38.0 million or 21.5% to $138.8 million, from $176.8 million, for 2000. Star Tobacco’s shipment volume during 2001 decreased approximately 31% to 3.5 billion cigarettes from 2000’s shipment volume of 5.0 billion cigarettes, reflecting a continued focus by the company to concentrate the field sales force and sales efforts in the four states not party to the MSA and to develop and launch a series of smokeless tobacco products. Increases in product pricing helped to offset reductions in net sales created by the lower sales volume.

Gross Profits.    Gross profit of the discontinued operations decreased $3.3 million or approximately 8.0% in 2001 to $38.0 million from $41.4 million gross profit in 2000. Higher pricing associated with sales of the company’s four brands of discount cigarettes was more than offset by decreased sales volume and increased costs due to the inclusion of 24% very low-TSNA StarCured™ tobacco in the discount brands and beginning in January 2001, an increased amount of activated charcoal in its carbon/acetate filters to 30 milligrams. Star Tobacco’s four discount cigarette brands experienced a decrease in excise taxes paid as a percentage of cigarette net sale from 47.3% in 2000 to 42.4% in 2001.

Total Operating Expenses.    Total operating expenses of the discontinued operations decreased to $11.1 million for 2001 from $12.3 million for 2000. Marketing and distribution expenses decreased by $0.9 million, and general and administrative costs decreased by $0.3 million.

Marketing and Distribution Expenses.    Marketing and distribution expenses for the discontinued operations totaled $9.0 million for 2001, a decrease of $1.4 million over 2000 expense of $10.4 million. This decrease is in line with the decreased sales volume and, in part, reflects salary and incentive compensation payments to sales personnel. Offsetting this decline were costs incurred for marketing and incentive programs at the wholesale/distributor level to achieve increased market penetration in the four non-MSA states: Florida, Minnesota, Mississippi, and Texas.

General and Administrative Expenses.    General and Administrative Expenses for the discontinued operations totaled $5.5 million for 2001, compared with $5.8 million for 2000.

Research and Development Expenses.    There are no research and development expenses attributable to the cigarette business.

Interest Expense.    The discontinued operations have no interest income or interest expense. The Company’s MSA escrow fund, and the interest income it earns for the Company on a current basis, will remain with the continuing operations.

Income Tax Expense.    The discontinued operations had income tax expense of $9.9 million for 2001 as compared to an income tax expense of $10.3 million for 2000. These taxes are approximately proportional to the amount of pre-tax income for the cigarette business.

Consolidated Company results:

Net Income.    The Company had consolidated net income of $3.0 million for 2001 compared with consolidated net income of $10.0 million during 2000. The reduced income in 2001 was primarily due to decrease cigarette sales volume, increased cost of goods, increased general and administrative expenses and increased research and development expenses.

In 2001, the Company had basic and diluted income per share of $0.05 compared to basic and diluted per share earnings of $0.17 in 2000.

Liquidity and Capital Resources

Overview.    The company currently continues to experience negative cash flow when MSA obligations and payments due to vendors are considered and has limited sources of external funding. As a result of the significant escrow obligations arising under the MSA, the company has been required to deposit into escrow approximately $37.0 million for sales of cigarettes in MSA states during the period 1999-2002. These payments have totaled more than the company’s net income over the corresponding time period. Thus, the company has been required to meet its liquidity needs through means other than relying upon generating operating income. These other external sources of liquidity have included financing activities and income tax refunds related to its MSA escrow deposits. The company currently is not generating sufficient cash from operations to fund its anticipated cash requirements for its MSA escrow obligations as well as its debt and leasing obligations, and expects to continue to experience negative cash flow from operations for the near and intermediate future.

Under the proposed comprehensive settlement agreement currently being negotiated with the NAAG, the company would be required to deposit approximately $3.5 million for sales made during calendar year 2002 of which the company anticipates $0.3 million being refunded after applying maximum payment requirements for sales in certain MSA states under the state qualifying statutes. Since April 15, 2003, the company has deposited approximately $3.5 million into escrow for year 2002 sales pursuant to the formula set forth in the proposed settlement agreement.

The company’s liquidity needs for the next 12 months will depend upon a number of factors. Increased competition in the discount cigarette business, the fact that the closing of the NATC transaction is subject to conditions to closing including NATC’s fundraising efforts, the complexity of the issues relating to the negotiations with the NAAG, the Company’s obligations to make MSA escrow deposits, and the uncertainty regarding consumer acceptance of ARIVA™, make it difficult for the company to predict with clarity its precise liquidity needs over specific time frames.

The company recognizes that in order to protect and defend its intellectual property, additional capital will need to be spent in connection with its ongoing patent litigation matters. The company anticipates increases in its general and administrative costs in the coming months in connection with its pending patent infringement lawsuits. Further, the company anticipates that there will be a significant period of time before its smokeless tobacco products are potentially able to generate significant revenues or cash flow. In order to continue to market ARIVA™ and develop the company’s other smokeless tobacco products, substantial additional capital will be needed for sales, marketing and promotion. The company has made MSA escrow deposits for 2002 sales based upon the terms of its proposed settlement agreement with the NAAG, as described above. However, the company could be required to make additional significant deposits in the event that there is no successful settlement with the NAAG regarding obligations under the MSA.

Given the current cash shortfalls, the company may need to generate or raise from outside sources a substantial amount of additional cash to meet its obligations and to support its ongoing operations and activities. Failure to raise additional capital would have a substantial adverse effect on the company’s financial condition, results of operations and prospects. However, based on the receipt of a $4.1 million tax refund and management’s expectation that it will complete a settlement with the NAAG, the company believes it will have sufficient funds to operate through April 2004.

As of the date of this report, the company anticipates that a significant source of liquidity will be proceeds from the sale of its cigarette business. While the closing of this transaction is subject to a number of conditions, including NATC obtaining all financing necessary for it to purchase the cigarette business, and there can be no assurances that the transaction will be completed, the company believes the proceeds from the sale of the cigarette business will provide the company with sufficient liquidity over the near and intermediate term. As described below, the company has recently engaged in price increases and cost-saving measures, including a significant reduction in cost-of-goods sold, intended to improve cash flow. In addition, the company anticipates completing a financing transaction, which would provide approximately $1.2 million by the third quarter and received, subsequent to March 31, 2003, a tax refund in the amount of $4.1 million. However, if the company does not complete the sale of the cigarette business, it will have to seek to reduce overhead through salary reductions, personnel reductions, salary deferrals, as well as deferring or curtailing ARIVA™ marketing costs or finding alternative sources to fund its working capital requirements. The company has already entered into loans and/or lease arrangements collateralized by substantially all of the company’s assets. As a result, the ability of the company to generate additional funds through additional loans or leases collateralized by its assets is limited.

As of March 31, 2003, the company held approximately $3.4 million in cash and cash equivalents and de minimis accounts receivable, compared to approximately $14,000 in cash and cash equivalents and $0.3 million in accounts receivable, as of December 31, 2002. For discontinued operations as of March 31, 2003, there were $12.3 million of accounts receivable from cigarette sales compared to $9.6 million in accounts receivable as of December 31, 2002.

Net Cash Provided By (Used In) Operating Activities.    In the first three months of 2003, $3.0 million of cash was generated by operating activities. This compared to $1.8 million of cash used in operating activities during the first three months of 2002. The increase in cash generated by operations during the first three months of 2003 was primarily due to an increase of $4 million of liabilities, most of which represents payments due to vendors.

Net Cash Provided By (Used In) Financing Activities.    During the first quarter of 2003, $0.5 million of cash was used in financing activities versus $5.3 million of cash generated by financing activities in the same period in 2002. Primarily the funds generated during the first quarter of 2002 were from sale-leaseback transactions, and there were no further sale-leaseback transactions funded during the first quarter of 2003.

Net Cash Provided by (Used In) Investing Activities.    During the first quarter of 2003, $0.8 million of cash was generated by investing activities versus $1.1 million of cash used in investment activities in the same period in 2002. The cash generated during 2003 was from the repayment of a note from an officer of the company. During 2002, the use of cash was principally due to deposits on equipment required for production of ARIVA™.

Potential New Financing Sources.    During the first quarter of 2003, the company had deposits for equipment orders and deposits collateralizing certain obligations in the amount of approximately $2.7 million. The company intends to complete a leasing transaction by the third quarter of 2003 for equipment required to manufacture ARIVA™ totaling approximately $1.2 million, which will release approximately $0.5 million in equipment order deposits. Further, the company intends to refinance or renegotiate an operating lease by the third quarter of 2003 and convert it to a capital lease which will result in the release of approximately $1.2 million in deposits. Previously, the company entered into loans and lease agreements collateralized by a substantial portion of the company’s assets. As a result, the ability of the company to generate additional funds through additional loans or leases collateralized by its assets is limited.

B&W Agreements.    The company and Star Tobacco each have granted B&W a first priority security interest under the B&W credit facility in their respective intellectual property as collateral, and have each guaranteed the payment of the other’s obligations. The B&W credit facility is collateralized by the company’s curing barns, leaf tobacco inventory and intellectual property, and principal is to be repaid beginning on June 1, 2005 in equal monthly installments for 60 months. The B&W credit facility bears no interest until June 2005.

Working Capital Line of Credit.    As of March 31, 2003, the company, through Star Tobacco, has a working capital line of credit, which is collateralized by under-30-day accounts receivable from its cigarette business, in the amount of $7.5 million. The company can borrow up to 80% of its receivables and had $4.9 million of borrowings under this credit facility at March 31, 2003 at an interest rate of prime plus 0.5% which was an effective rate of approximately 5.25% during the first quarter of 2003. Additionally, as of March 31, 2003, the company had access to approximately $2.6 million (after adjusting for accounts receivable restrictions) under its working capital line of credit. This line of credit matures in 2005.

Master Settlement Agreement.    The company is continuing its negotiations with representatives of the NAAG regarding a comprehensive settlement under which Star would remain a non-participating manufacturer under the MSA and issues as to the funding of the escrow for the period 1999-2002 would be resolved. Under the settlement as presently proposed, it is anticipated that the company would have escrow obligations of approximately $3.5 million initially for sales made during calendar year 2002 of which the company anticipates $0.3 million being refunded after applying maximum payment requirements for sales in certain MSA states under the state qualifying statutes. Also, such a comprehensive settlement would result in Star contributing approximately $10.0 million of its previously escrowed funds toward that settlement. Star has also agreed to pay B&W $500,000 from the proceeds of the sale of the cigarette business if the sale and the MSA settlement are completed. Any such contributions and payments will be charged as an expense to the income statement in the period when paid. In accordance with the settlement terms negotiated with the NAAG and the MSA states and subject to the MSA states right to make demands for additional payments and/or to seek penalties relating to its escrow payments, since April 15, 2003, Star has deposited approximately $3.5 million into escrow for year 2002 sales, bringing the total amount deposited into escrow for the period 1999-2002 to approximately $37 million. The amount deposited into escrow for the year 2002 sales reflects escrow deposits for cigarettes manufactured by Star at its facility in Petersburg, Virginia.

The Company has signed a settlement agreement consistent with the terms described above, and expects that in the very near future the MSA states will execute this settlement agreement as part of a comprehensive settlement which involves a number of MSA participating manufacturers. If a comprehensive settlement agreement is not completed with the NAAG, then it is anticipated that the demands for additional escrow would be significantly higher, both for the 1999-2001 period as well as for the 2002 sales. In order to meet these obligations, the company would be required, among other things, to raise additional funds to meet these obligations or to use significant portions of the proceeds from the anticipated sale of the cigarette business. Given the status of its negotiations with NAAG, which have been pending for almost a year, the company believes that this possibility is remote. The company is not presently able to estimate the total amount of this possible obligation, which will depend on a number of factors, including a determination of the amount of indirect sales in particular states and a determination of whether the company is obligated to escrow funds for all products it sold, including product manufactured by B&W under its recently terminated manufacturing agreement with the company, or only product the company manufactured at its Petersburg, Virginia facility. If the company is only required to make escrow payments for cigarettes it manufactured at its Petersburg, Virginia facility, it could have potential obligations to B&W for additional costs that B&W incurred for producing cigarettes under the manufacturing agreement with the company. Under either scenario, the amount of any additional obligation would be material and would require the company, among other things, to raise substantial additional funds to meet such obligations.

All funds placed in escrow continue to be an asset of the company, and the company receives the interest income generated by the escrow deposits.

Litigation Costs.    The company has entered into fee arrangements with counsel in several litigation and related matters under which certain costs related to the litigation are being advanced by counsel on behalf of the company. It is estimated that at the time these litigation and related matters are concluded, which likely will not be before late 2003, the company’s portion of these costs could be in excess of one million dollars. One-half of these costs advanced by counsel would be payable by the company if it does not prevail in these litigation matters. However, given the contingent nature and the fact that a probability assessment of liability cannot be made at this time, no accrual has been made for this contingent liability. The company has paid or accrued all obligations currently due. Also, as part of its fee arrangements in certain of these matters, the company has agreed to pay counsel a percentage of any damage award and a percentage of the resulting payments the company actually receives in the event that the litigation is resolved in favor of the company in return for a cap on fee payments during the litigation.

The company has never been sued by a consumer of its tobacco products on a claim for product liability and is not named as a defendant in any litigation relating to the manufacture of tobacco products. The company believes that it has conducted its business in a manner which decreases the risk of liability in a lawsuit relating to product liability because it:

•	has attempted to consistently present to the public the most current information regarding the health effects of long-term smoking and tobacco use;

•	has always acknowledged the addictive nature of nicotine; and

•	has stated unequivocally that smoking involves a range of serious health risks, is addictive and that smoked cigarettes products can never be produced in a “safe” fashion.

In addition, under the Purchase Agreement NATC has agreed to assume liabilities relating to the cigarette business, including liability relating to the manufacturer, sale and marketing of the brands. The company believes that this assumption of liability by NATC should further limit its liability relating to claims arising out of past product usage. However, it is noted that the company has not been able to obtain insurance for product liability claims, so that any such claims, if successfully asserted, could have a material adverse impact on the company.

Over the past several years, the company has asserted several challenges to the MSA and qualifying statutes. As discussed above, these constitutional challenges were not successful and the company is not currently engaged in any litigation challenging the constitutionality of the MSA and qualifying statutes. Also, the company is currently negotiating a comprehensive settlement relating to its obligation as a nonparticipating manufacturer under the MSA and expects that it will cease manufacturing cigarettes after the closing of the Purchase Agreement. As a result, the Company does not anticipate incurring significant costs related to litigation arising out of the MSA in the future.

The company is currently prosecuting patent infringement claims against R.J. Reynolds in a consolidated action in the United States District Court for the District of Maryland and in 2002 was successful in having a declaratory judgment action brought by Philip Morris dismissed on the basis that no actionable controversy existed between the companies. Although discovery has been completed in the company’s patent infringement lawsuit against R. J. Reynolds, and it is anticipated that these cases will proceed to trial this year, the company anticipates incurring significant expenses in terms of legal fees and costs in connection with this litigation for the foreseeable future.

Changes in Operations.    In the second half of 2002 and early 2003, management implemented cost-cutting measures designed to reduce cost of goods sold and overhead. First, in 2002 and in the first quarter of 2003, the company changed the filter and began to use other tobacco in its discount cigarettes to cut costs and ensure that such discount cigarettes are competitive in an expanding fourth tier of the marketplace. These changes helped reduce the cost of a carton of cigarettes by approximately $0.54 per carton. The company anticipates that these changes will not have any material adverse impact on the sales of discount cigarettes by Star Tobacco. During the third quarter of 2002, the company increased margins for its discount cigarettes by raising prices approximately $1.00 per carton. Lastly, the company reduced the size of its workforce by approximately 10 positions in total at its Chester, Virginia; Chase City, Virginia; and Bethesda, Maryland locations in late 2002 and early 2003. Despite these efforts, the company expects to continue to experience negative cash flow for the near and intermediate future.

Request for a Private Letter Ruling.    During 2002, the company submitted to the IRS a request for a Private Letter Ruling that would confirm the deductibility of funds placed in escrow under the MSA. Based on the rationale set forth in its Private Letter Ruling request, the company took a deduction for escrow expenses in its IRS return for 2001, and sought a refund for prior year payments. During the fourth quarter of 2002, the company received $8.4 million in federal and state refunds relating to such payments, $8.0 million of which was applied to increase deferred tax liabilities since these payments are not deductible for financial reporting purposes and were not considered in the 2001 tax accrual. The company also received, subsequent to March 31, 2003, an additional tax refund of $4.1 million. If the IRS determines that the company’s treatment of the payments into escrow is not appropriate for tax purposes, then the company, based upon advice from tax counsel, expects it will challenge that determination in U.S. Tax Court to seek a final determination with respect to this issue. Ultimately, if the company does not prevail in its position, the funds would have to be returned. Even the successful execution of the above action items and the receipt of the tax refund cited above, may not provide sufficient funds to meet the company’s ongoing cash needs, particularly given the company’s potential MSA funding obligations in the event that there is no successful settlement with the NAAG.

Conclusion.    The adequacy of the company’s liquidity on both a short and long-term basis will depend upon the effects on the company and its business from many factors such as the finalization of a settlement with the NAAG, the closing of the sale of the cigarette business to NATC, and the amount of capital required to execute the company’s business objectives of broadly distributing and marketing ARIVA™, defending its intellectual property, and other working capital needs. Thus, it is anticipated that the company may need to raise additional funds and/or consider other business options. The company is currently not able to estimate the combined impact of these events; however, there could be circumstances under which the company would be required to raise a substantial amount of capital. There can be no guarantee that the company will be able to raise capital, or that, if it can raise the capital, the terms would be acceptable to the company. The company’s need to raise additional funds to meet its working capital and other capital requirements will depend upon numerous factors, including the results of its marketing and sales activities, the amount of any escrow obligations it may be required to deposit to comply with the MSA, the success of the company’s anticipated very low-nitrosamine smokeless tobacco products and the other factors described under “Factors That May Affect Future Results” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Future commitments:

At December 21, 2002, the Company’s contractual cash obligations, with initial or remaining terms in excess of one year, were as follows:

AMOUNT OF COMMITMENT EXPIRING BY YEAR ENDED DECEMBER 31,

Year	Long-term debt	Capital leases	Operating leases	Total
2003	$2,151,221	$5,105,916	$1,308,315	$8,565,452
2004	1,291,371	4,349,540	1,085,553	6,726,464
2005	4,055,169	1,236,978	1,085,553	6,377,700
2006	4,055,169	126,070	975,683	5,156,922
2007	4,055,169		426,333	4,481,502
Thereafter	8,110,340		1,558,802	9,669,142
Total	$23,718,439	$10,818,504	$6,440,239	$40,977,182
Less amount representing imputed interest		(1,066,865)
Present value of future minimum lease payments		$9,751,639

Effect of Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001. SFAS No. 142 requires the company to complete a transitional goodwill impairment test six months from the date of adoption. The company is also required to reassess the useful lives of the other intangible assets within the first interim quarter after adoption of SFAS No. 142. The adoption of SFAS No. 142 did not have a material impact on our financial position or cash flows.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002; we have adopted SFAS No. 143 effective January 1, 2003. We do not expect that the adoption of this statement will have a material impact on our results of operations, financial position or cash flows.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 applies to all long-lived assets, including discontinued operations and consequently amends APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and

Transactions”. Based on SFAS No. 121, SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and we have adopted SFAS No. 144 effective January 1, 2002. We have adopted SFAS No. 144 with no material impact on our results of operations, financial position or cash flows.

During December 2002, the Financial Accounting Standards Board (FASB) issued Statement 148. Statement 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of FASB Statement 123 Accounting for Stock-Based Compensation (Statement 123). Statement 148 also amends and augments the disclosure provisions of Statement 123 and Accounting Principles Board Opinion 28 Interim Financial Reporting to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transitions standards and disclosure requirements of Statement 148 are effective for fiscal years and interim periods ending after December 15, 2002.

The company has already adopted the accounting provisions of Statement 123, and therefore, the adoption of this standard has no impact on the company’s financial statements.

During November 2002, the FASB issued Interpretation 45. Under Interpretation 45 guarantees, contracts and indemnification agreements are required to be initially recorded at fair value. Current practice provides for the recognition of a liability only when a loss is probable and reasonably estimable, as those terms are defined under FASB Statement 5 Accounting for Contingencies. In addition Interpretation 45, requires significant new disclosures for all guarantees even if the likelihood of the guarantor’s having to make payments under the guarantee is remote. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. The initial recognition and measurement provisions of Interpretation 45 are applicable on a prospective basis to guarantees, contracts or indemnification agreements issued or modified after December 31, 2002. The company currently has no guarantees, either direct or indirect, and therefore adoption of this standard has no impact on the company.

During April 2002, the FASB issued Statement 145. Statement 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishments of Debt, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of the rescission of Statement No. 4, the classification of gain and losses arising from debt extinguishments requires consideration of the criteria for extraordinary accounting treatment provided in Accounting Principles Board Opinion No. 30 Reporting the Results of Operations. In the absence of Statement No. 4, debt extinguishments that are not unusual in nature and infrequent in occurrence would be treated as a component of net income or loss from continuing operations. Statement 145 is effective for financial statements issued for fiscal years beginning after May 15, 2002. Adoption of this standard is not anticipated to have a significant effect on the company’s results of operations in the future.

During July 2002, the FASB issued Statement 146. Statement 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement 146 requires the recognition of a liability for costs associated with exit or disposal activities when the liability is actually incurred. Under EITF 94-3, such costs were generally recognized in the period in which an entity committed to and exit plan or plan of disposal. While both standards covered costs associated with one-time termination benefits (e.g. severance pay or stay-bonus arrangements), Statement 146 provides standards that provide for the timing of recognition of these types of benefits. Statement 146 is effective for exit or disposal activities initiated after December 31, 2002.

The sale of the cigarette business, as described in this information statement, would require the application of FAS 146. In connection with the adoption of this standard, any liabilities incurred in connection with the disposition of the cigarette division will be recognized when incurred. FAS 146 has no impact on the financials as presented herein.

Quantitative and Qualitative Disclosures About Market Risk

The company has not entered into any transactions using derivative financial instruments or derivative commodity instruments and believes that its exposure to market risk associated with other financial instruments (such as investments and borrowings) and interest rate risk is not material.

While a majority of the company’s debt facilities and leases are at fixed interest rates, some borrowings, including the company’s line of credit and some of the company’s leases are at variable rates and, as a result, the company is subject to interest rate exposure. In addition, the company’s investments in the MSA-related escrow accounts are short-term, very high-quality investments. Consequently, the income generated by these investments is subject to fluctuation with changes in interest rates.

The company receives, for its own account, the current interest on the amounts in escrow, but this interest income is not sufficient to offset the company’s cost of capital.

Changes in and Disagreements with Accountants and Financial Disclosure

None.

CERTAIN INFORMATION ABOUT NORTH ATLANTIC TRADING COMPANY

Description of Business

NATC is a holding company, which is organized under the laws of the State of Delaware. NATC has two significant wholly owned subsidiaries: National Tobacco Company, L.P., to which we refer as “NTC,” and North Atlantic Operating Company, Inc., to which we refer as “NAOC.” NTC is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the brand names Beech-Nut Regular, Beech-Nut Wintergreen, Trophy, Havana Blossom and Durango. NAOC is the largest importer and distributor in the United States of premium cigarette papers and related products, which are sold under the ZIG-ZAG brand name pursuant to an exclusive long-term distribution and license agreement with Bolloré, S.A., to which we refer as “Bolloré.” NAOC also contracts for the manufacture of and distributes Make-Your-Own, to which we refer as “MYO,” smoking tobaccos and related products under the ZIG-ZAG brand name.

Evolution of NATC

In 1988, Thomas F. Helms, Jr., chairman and chief executive officer of NATC, and an investor group led by Lehman Brothers, formed NTC to acquire the smokeless tobacco division of Lorillard Tobacco Company, to which we refer as “Lorillard.” Lorillard had manufactured and sold the popular Beech-Nut brand of loose leaf chewing tobacco since 1897. Since 1988, Mr. Helms has continued to upgrade and expand the core of the management team which directs NATC today.

In 1997, NATC was formed to facilitate a corporate reorganization undertaken in connection with the acquisition, to which we refer as the “1997 Acquisition,” of NATC Holdings USA, Inc., which owned the exclusive rights to market and distribute ZIG-ZAG premium cigarette papers in the United States, Canada and certain other international markets. The ZIG-ZAG brand was originally introduced in France in 1879 by Bolloré, a major French industrial concern. Upon consummation of the 1997 Acquisition and the related reorganization, NATC became the holding company of NTC, which operates NATC’s smokeless tobacco business, and NAOC, which operates NATC’s premium cigarette paper and MYO cigarette business.

Recent Events

On February 18, 2003, NATC entered into an asset purchase agreement with Star Scientific and Star Tobacco to purchase substantially all of the assets of the cigarette business. For further description, see “Sale of the Cigarette Business” on page 12.

Business Strategy

NATC’s business strategy is to grow, both internally and through acquisitions, by responsibly marketing its products to adult consumers and by complying with all applicable laws, regulations and statutes. NATC intends to (i) capitalize on the strong brand identities of its products with a focus on product linkages and extensions; and (ii) improve the sales, marketing and operating efficiencies of its subsidiaries. Through the acquisition of the cigarette business, NATC intends to enter the discount cigarette market and to expand that business with a strategy tailored to maximize profitability.

Industry and Markets

NATC currently competes in two distinct markets: (1) the smokeless tobacco market and (2) the MYO cigarette segment of the cigarette market. NATC believes that both the smokeless tobacco market, which includes the loose leaf chewing tobacco segment, and the MYO cigarette segment of the cigarette market, which is composed of the premium cigarette papers sector and the rapidly growing MYO smoking tobaccos and related products sector, are each characterized by non-cyclical demand, relative brand loyalty, meaningful barriers to entry, similar channels of distribution, modest capital expenditure requirements, relatively high profit margins, generally stable wholesale prices and the ability to generate significant and consistent free cash flows.

Smokeless Tobacco

Smokeless tobacco products, including chewing tobacco, have a long, established tradition of use in the United States dating back to colonial times. Currently, an estimated 7 million Americans are regular users of smokeless tobacco products, according to the Smokeless Tobacco Council.

The smokeless tobacco market is composed of the following five product categories:

•	Moist snuff, which is cured, aged, flavored and finely ground tobacco packaged in round fiber or plastic cans;

•	Loose leaf chewing tobacco, which is typically made from air-cured leaf tobacco, using both domestic and imported tobaccos, aged, flavored and packed in foil pouches;

•	Plug chewing tobacco, which is made from air-cured leaf tobacco, heavily flavored and pressed into small bricks or blocks;

•	Twist chewing tobacco, which is made of dark, air-cured leaf tobacco twisted into strands that are dried and packaged like a dry, pliable rope; and

•	Dry snuff, which is a powdered tobacco product that is sometimes flavored and is packaged in a variety of containers.

NATC believes that many consumers of smokeless tobacco regularly use products in more than one of these categories. Further, many of its competitors in the smokeless tobacco market offer products in more than a single smokeless tobacco category.

According to information provided by the Smokeless Tobacco Council, manufacturers’ sales for the smokeless tobacco market were $1.1 billion in 1990 and $2.2 billion in 2001, representing a compounded annual growth rate of 5.9%. This growth is primarily related to the increase in manufacturers’ sales of moist snuff which have grown from $705.7 million in 1990 to $1.8 billion in 2001, representing a compounded annual sales growth rate of 8.1%, an increase from 42.5 million pounds in 1990 to 62.4 million pounds in 2001, representing a compounded annual volume growth rate of 3.2%. Manufacturers’ sales of chewing tobacco products were $334.0 million in 1990 and $321.8 million in 2001, representing a compounded annual sales rate of decline of 0.3%. During the same period, the volume of chewing tobacco products has declined from 66.9 million pounds to 44.7 million pounds, a compounded annual volume rate of decline of 3.3%.

Loose leaf chewing tobacco, which is the second largest product category in the smokeless tobacco market, has generally been most popular in the Southeast, Southwest and rural Northeast and North Central regions of the United States. Loose leaf chewing tobacco products are typically sold through mass merchandisers, chain and independent convenience stores, tobacco outlets, food stores and chain and independent drug stores. Tobacco outlets have become an increasingly important distribution channel for all tobacco products, including loose leaf chewing tobacco, as their volume has grown to approximately 23% of all tobacco sales in 2002. Convenience stores have also grown their share of the tobacco market by increasing their sales of tobacco products while, during the same period, food stores and drug stores have been deemphasizing their focus on sales of tobacco products and, as a result, their volume has declined. Among these channels of distribution, some retail customers choose to purchase loose leaf chewing tobacco directly from manufacturers, although most choose to purchase through wholesale distributors.

MYO Cigarettes

Although rapidly growing, the MYO cigarette segment remains a minor component of the overall U.S. cigarette market. If viewed as a part of that total market, sales of MYO smoking tobacco on a cigarette equivalent basis, would represent an estimated market share of 1.4% for 2002, up from 0.6% in 1997. In 2002, according to the USDA, the U.S. cigarette market sold approximately 415 billion cigarettes. According to industry sources, these cigarettes were consumed by approximately 23.3% of the adult population, or approximately 45 million persons.

The MYO cigarette segment consists of several different products, designed to work with each other. Among these products are cigarette papers; cigarette tubes, which are cigarette papers with a filter fashioned into an “empty” cigarette; cigarette smoking tobacco in loose form, packaged typically in canisters, pouches or bags; cigarette rolling machines, used to roll cigarette papers and smoking tobacco into a cigarette; and cigarette injector machines, used to insert the smoking tobacco into the empty cigarette tubes.

Cigarette papers are sold in booklets, and come in various size papers. Cigarette papers can also be segmented by price and quality characteristics, for example, premium interleaved papers in contrast to discount “flat” or non-interleaved papers.

The MYO products are typically sold through mass merchandisers, chain and independent convenience stores, tobacco outlets, food stores and chain and independent drug stores. Among these channels of distribution, certain retail customers choose to purchase MYO products directly from manufacturers, although most choose to purchase through wholesale distributors.

Products

Currently, NATC manufactures and markets loose leaf chewing tobacco for the smokeless tobacco market, and imports and distributes premium cigarette papers and related products and contract manufactures and markets MYO smoking tobaccos and related products for the MYO cigarette market.

Loose Leaf Chewing Tobacco

Loose leaf chewing tobacco is made from aged, air-cured tobacco, which is processed and flavored and then packaged in foil pouches. Loose leaf chewing tobacco products can be broadly characterized as either full-

flavored or mild. According to A.C. Nielsen, in 2002 full-flavored products accounted for approximately 47% of the loose leaf volume and mild flavored products comprised an estimated 53%. NATC sells its loose leaf chewing tobacco products under the Beech-Nut, Trophy, Havana Blossom and Durango brand names. The Beech-Nut brands are available in two flavors: Regular and Wintergreen. Beech-Nut Regular is a full-flavored product, which is ranked second in market share in the full-flavored loose leaf chewing tobacco category, and third overall. Beech-Nut Wintergreen was introduced in 1979 and has the largest market share of any flavored loose leaf brand. NATC introduced its Trophy brand into the mild product category in 1992. NATC’s Havana Blossom brand is a regional brand, sold primarily in West Virginia, Pennsylvania and Ohio. Its Durango brand, which was introduced in March 1998, is a nationally distributed value brand.

Premium Cigarette Papers and MYO Smoking Tobaccos and Related Products

NATC sells its premium cigarette papers under the ZIG-ZAG brand. Although premium cigarette papers are sold in a variety of different widths and styles, NATC’s primary styles are its standard width ZIG-ZAG White and ZIG-ZAG 1¼ sized French Orange premium cigarette papers. These styles are the most important in terms of sales, and they accounted for approximately 91% of NATC’s unit volume in 2002. Other premium paper products sold under the ZIG-ZAG name are Kutcorners, which are designed for easier handrolling; 1½ sized, king sized; and double-wide.

NATC’s MYO smoking tobacco products include its European blend, ZIG-ZAG Gold Standard, and its American blend, ZIG-ZAG Classic American Blend, tobaccos. MYO related products include ZIG-ZAG cigarette tubes, ZIG-ZAG cigarette rolling and injector machines and a complete line of ZIG-ZAG MYO cigarette starter kits.

Sales and Marketing

NATC has a 112 person nationwide sales organization, which is divided into a national accounts group, a field sales organization, a sales training department and a sales administration staff. The sales organization was expanded and re-organized in 2002, primarily to allow NATC to more effectively provide sales coverage and to penetrate the distribution channel of the large chain convenience stores.

NATC has focused and will continue to focus its sales efforts on both wholesale distributors and retail merchants in the independent large chain convenience store, drug store and mass merchandising channels as well as the food store and tobacco outlet channels. Since the 1997 Acquisition, NATC has expanded and will continue to expand the sales of its smokeless tobacco and MYO products into geographic markets and retail channels that had previously been underdeveloped. NATC currently distributes its products through approximately 1,000 customers.

At the retail level, NATC’s loose leaf chewing tobacco products are promoted through volume and price-discount programs and the use of innovative, high visibility point-of-purchase floor and shelf displays, banners and posters. NATC has neither relied upon nor conducted any advertising in the consumer media for its loose leaf chewing tobacco products.

The majority of ZIG-ZAG premium cigarette papers promotional activity is at the wholesale distributor level and consists of distributor promotions, trade shows and trade advertising. The MYO smoking tobaccos and related products’ promotional activity is more focused at the retail level with spending on point-of-sale displays and at the consumer level with price-off promotions, primarily through the use of coupons.

NATC’s largest customers, COD Company and McLane Company, accounted for approximately 13.1% and 8.7%, respectively, of its net sales in 2002. The loss of either of these customers could have a material adverse effect on the results of operations, financial position and cash flows of NATC. NATC does not believe that the loss of any other customer would have a material effect on the results of operations, financial position or cash flows of NATC either in the intermediate or long term.

Distribution Agreements

NAOC is party to two long-term distribution and licensing agreements with Bolloré with respect to sales of premium cigarette papers, cigarette tubes and cigarette injector machines, to which we refer collectively as the “Products,” in the United States and Canada, to which we refer as the “U.S. Distribution Agreement” and the “Canada Distribution Agreement,” respectively. Under these distribution agreements, Bolloré granted NAOC the exclusive right to purchase the Products bearing the ZIG-ZAG brand name from Bolloré for resale in the United States and Canada. NAOC has the sole right to determine the price and other terms upon which NAOC may resell any products purchased from Bolloré, including the right to determine the distributors of such products within these countries.

NATC also has a long-term distribution and licensing agreement for sales of ZIG-ZAG brand premium cigarette papers in Hong Kong, Singapore, Dubai, Oman and Jordan, to which we refer as the “Other Countries Distribution Agreement” and, together with the U.S Distribution Agreement and the Canada Distribution Agreement, the “Distribution Agreements”. Under this agreement, Bolloré granted NAOC the exclusive right to purchase premium cigarette papers bearing the ZIG-ZAG brand name for resale in those countries. NAOC has the sole right to determine the price and other terms upon which NAOC may resell any products purchased from Bolloré, including the right to determine the distributors of such products within the countries noted above. NATC and Bolloré are currently in dispute as to whether the Other Countries Distribution Agreement is renewable after March 31, 2003 based on whether or not certain minimum purchase requirements have been satisfied. The expiration and failure to renew the Other Countries Distribution Agreement would not have a material adverse effect on the results of operations, financial position or cash flows of NATC.

The Distribution Agreements establish the purchase price for premium cigarette papers through 2004, subject to certain adjustments to reflect increases in the U.S. and Canadian Consumer Price Indices and to account for material currency fluctuations. The Distribution Agreements provide that, in order to assure each of the parties commercially reasonable profits in light of inflationary trends and currency translation factors, prior to December 31, 2004 and each fifth-year anniversary from such date thereafter, the parties would enter into good faith negotiations to agree on an index and currency adjustment formula to replace the index and formula currently in effect. If the parties are unable to agree, the dispute is to be submitted to binding arbitration.

Pursuant to the Distribution Agreements, export duties, insurance and shipping costs are the responsibility of Bolloré and import duties and excise taxes are the responsibility of NAOC. Bolloré’s terms of sale are 45 days after the bill of lading date and its invoices are payable in Euros. The Distribution Agreements reduce catastrophic foreign exchange risk by providing that Bolloré will bear certain exchange rate risks at levels fixed through 2004. The catastrophic foreign exchange risk allocations set forth in the Distribution Agreements will be renegotiated in 2004 in a similar manner as set forth above.

According to the Distribution Agreements, NAOC must purchase the Products from Bolloré, subject to Bolloré fulfilling its obligations under these agreements. Bolloré is required by the agreements to provide NAOC with the quantities and quality of the products that it desires. The Distribution Agreements provide NAOC with certain safeguards to help ensure that NAOC will be able to secure a steady supply of product. Such safeguards include (i) granting NAOC the right to seek third party suppliers with continued use of the ZIG-ZAG trademark if Bolloré is unable to perform its obligations or ceases its cigarette paper manufacturing operation, in each case as set forth in the Distribution Agreements, and (ii) maintaining a two month supply of emergency inventory in the United States at Bolloré’s expense.

Under the Distribution Agreements, NAOC, in agreeing to the terms of the Distribution Agreements, has also agreed for a period of five years after termination of such Distribution Agreements not to engage, directly or indirectly, in the manufacturing, selling, distributing, marketing or otherwise promoting in the countries identified above, of premium cigarette paper or premium cigarette paper booklets of a competitor without Bolloré’s consent, except for certain de minimis acquisitions of debt or equity securities of such a competitor and certain activities with respect to an alternative supplier used by NAOC as permitted under the Distribution Agreements.

Each of the Distribution Agreements was entered into on November 30, 1992. Each of the U.S. Distribution Agreement and the Canada Distribution Agreement was for an initial twenty year term commencing on the date of such agreement and will be renewed automatically for successive twenty year terms unless terminated in accordance with the provisions of such agreement. Each of the Distribution Agreements permits Bolloré to terminate such agreement (i) if certain minimum purchases (which, in the case of the U.S. Distribution Agreement and the Canada Distribution Agreement were significantly exceeded in 2002 and which NATC believes were exceeded in the case of the Other Countries Distribution Agreement) of premium cigarette paper booklets have not been made by NATC for resale in the jurisdiction covered by such agreement within a calendar year; (ii) if NATC assigns such agreement without the consent of Bolloré (other than certain permissible assignments to wholly owned subsidiaries of NATC); (iii) upon a change of control of NAOC or any parent of NAOC without the consent of Bolloré; (iv) upon certain acquisitions of equity securities of NAOC or any parent of NAOC by a competitor of NAOC or certain investments by significant stockholders of NATC in a competitor of NAOC; and (v) certain material breaches, including NAOC’s agreement not to promote, directly or indirectly, premium cigarette paper or premium cigarette paper booklets of a competitor. Additionally, the Canada Distribution Agreement is terminable by either NAOC or Bolloré upon the termination of the U.S. Distribution Agreement.

Trademarks and Trade Secrets

NTC has numerous registered trademarks relating to its loose leaf chewing tobacco products, including the trademarks for its Beech-Nut, Trophy, Havana Blossom and Durango products. These trademarks, which are significant to NTC’s business, expire periodically and are renewable for additional 20-year terms upon expiration. Flavor and blend formulae trade secrets relating to NTC’s and NAOC’s tobacco products, which are key assets of their businesses, are maintained under strict secrecy. The ZIG-ZAG trade name and trademark for premium cigarette papers and related products are owned by Bolloré and have been exclusively licensed in the U.S. and Canada to NAOC. The ZIG-ZAG trademark with respect to tobacco products is owned by NAOC.

Raw Materials, Product Supply and Inventory Management

Loose Leaf Chewing Tobacco

NTC’s loose leaf chewing tobacco is produced from air-cured leaf tobacco. Each of NATC’s brands has its own unique tobacco blend. NTC utilizes tobaccos grown domestically in Pennsylvania and Wisconsin as well as those imported from other countries, such as Argentina, Brazil, Columbia, Germany, Indonesia, Italy, Mexico, and the Philippines. NATC’s management does not believe that it is dependent on any single country source for tobacco. Pursuant to an agreement with Lancaster Leaf Tobacco Company of Pennsylvania, a wholly owned subsidiary of Universal Corporation, to which we refer as “Lancaster,” and under instructions from NTC, Lancaster (i) purchases and processes tobacco on an exclusive basis, (ii) stores tobacco inventory purchased on behalf of NTC and (iii) generally maintains a 12- to 24-month supply of NTC’s various tobacco types at its facilities. NTC generally maintains a one- to two-month operating supply of tobacco at its manufacturing facilities in Louisville, Kentucky.

In addition to raw tobacco, NTC’s loose leaf chewing tobacco products include food grade flavorings, all of which have been approved by the Food and Drug Administration and other federal agencies. NTC is not dependent upon any single supplier for those raw materials or for the supply of its products’ packaging materials.

NTC generally maintains a one- to two-month supply of finished loose leaf chewing tobacco. This supply is maintained at its Louisville facility and in four regional bonded public warehouses to facilitate distribution.

Premium Cigarette Paper and MYO Smoking Tobaccos and Related Products

Pursuant to NAOC’s Distribution Agreements with Bolloré, NAOC must purchase its premium cigarette papers, cigarette tubes and cigarette injecting machines from Bolloré, subject to Bolloré fulfilling its obligations under these agreements. If Bolloré is unable or unwilling to perform its obligations or ceases its cigarette paper manufacturing operation, in each case as set forth in the Distribution Agreements, NAOC may seek third-party suppliers and continue the use of the ZIG-ZAG trademark. To ensure NAOC has a steady supply of premium cigarette paper products and each style of cigarette tubes and injectors, Bolloré is required to maintain, at its expense, a two-month supply of inventory in a public warehouse in the United States. See “—Distribution Agreements.”

To facilitate general distribution, in addition to the inventory maintained by Bolloré, NAOC also maintains a supply of its products at NTC’s Louisville facility and in four regional bonded public warehouses.

NAOC obtains its MYO smoking tobaccos primarily from international sources and is not dependent on any one type of tobacco for its blends. NAOC purchases this smoking tobacco principally through a single purchasing agent. The MYO related products are purchased in finished form from various suppliers at Bolloré’s direction.

Bolloré has from time to time been unable to produce and supply NATC with sufficient quantities of cigarette tubes and injectors due, in part, to the rapid growth in NAOC’s sales of those products. In addition, Bolloré is currently unable to maintain the required two-month supply of inventory of cigarette tubes and injectors in the United States. As a result, NAOC currently has a two-month backlog of orders for certain styles of tubes. As part of recent contract negotiations with Bolloré for the cigarette tubes and injectors, NAOC has given Bolloré additional time to build the required two-month supply of inventory in the United States. Bolloré currently anticipates that it will resolve the supply problem by the third quarter of 2003. Bolloré has not experienced any problems supplying NATC with sufficient quantities of its premium cigarette paper products and is currently maintaining the required two-month supply of such products in the United States. NATC’s management currently believes that NATC’s other sources for its supplies are adequate for its projected needs.

Manufacturing

NTC manufactures its loose leaf chewing tobacco products at its manufacturing facility in Louisville, Kentucky, and NAOC contracts for the manufacture of its premium cigarette papers, cigarette tubes, rolling and injector machines and MYO smoking tobaccos. In the case of its MYO smoking tobacco products, NAOC packages these products at its manufacturing facility in Louisville. NATC believes that its production capabilities, quality control procedures, research and development activities and overall facilities and equipment are adequate for its projected operations as these activities are vital to maintaining the high-quality brand image and operating efficiency of its operations.

Production and Quality Control

NATC uses proprietary production processes and techniques, including strict quality controls. During the course of each day, NTC’s quality control group periodically tests the quality of the tobacco; flavorings; application of flavorings; premium cigarette papers, tubes and injectors; and packaging materials. NATC utilizes sophisticated quality control and pilot plant production equipment to test and closely monitor the quality of its products. The quality of NATC’s products is largely the result of using high grade tobacco leaf, food-grade flavorings and an ongoing analysis of tobacco cut, flavorings and moisture content.

Given the importance of contract manufacturing to NATC, NATC’s quality control group ensures that established standards are strictly adhered to by each of its contract manufacturers.

Research and Development

NATC has a research and development department that reformulates existing loose leaf and MYO tobaccos products in an effort to maintain a high level of product consistency and to facilitate the use of less costly raw materials without sacrificing product quality. NATC believes that for all of its tobacco products, including MYO, it has been and will continue to be able to develop cost effective blends of tobacco and flavorings that will maintain or reduce overall costs without compromising high product quality. The research and development department is also responsible for new product development.

NATC spent approximately $464,000, $487,000 and $539,000 on its research and development and quality control efforts for the years 2000, 2001 and 2002, respectively.

Facilities

NTC’s Louisville facility was formerly owned and used by Lorillard for the manufacture of cigarettes, little cigars and chewing tobacco. This approximately 600,000 square foot facility occupies a 26 acre urban site near downtown Louisville. The facility’s structures occupy approximately one-half of the total acreage. The facilities are in good condition and have received regular maintenance and capital improvements. The facility provides ample space to accommodate an expansion of NATC.

Competition

NTC is the third largest manufacturer and marketer of loose leaf chewing tobacco. The other three principal competitors in the loose leaf chewing tobacco segment, which, together with NTC, generate approximately 95% of this segment’s sales, are Swedish Match, Conwood Corporation and Swisher International Group Inc. NATC’s management believes that moist snuff products are used interchangeably with loose leaf products by many consumers and, as a result, US Smokeless Tobacco Company, the largest manufacturer of moist snuff (and of all smokeless tobacco products when taken as a whole) is also a significant competitor. As indicated above under “Industry and Markets,” sales of moist snuff have grown over the past decade while sales of loose leaf have declined during that same period. In addition, NTC’s three principal competitors in the loose leaf segment also manufacture and market moist snuff.

NAOC is the largest importer and distributor in North America of premium cigarette papers. NAOC’s two major competitors for premium cigarette paper sales, which, together with NAOC, generate approximately 93% of such sales, are Republic Tobacco Company and Robert Burton Associates, a wholly-owned subsidiary of Imperial Tobacco Group plc. Although there is no source for comprehensive industry data, NATC believes that it has approximately a 50% share of the total market for U.S. sales of premium cigarette paper and that Republic Tobacco’s share is approximately 25% and Robert Burton Associates’ share is approximately 18%.

NATC’s principal competitors in the MYO segment are Republic Tobacco Co., in conjunction with its TOP Tobacco, L.P. subsidiary, and Lane Ltd, an affiliate of B&W. Many other companies also compete in this segment, including Peter Stokebye International and RBJ Sales, Inc.

Many of NATC’s competitors are better capitalized than NATC and have greater financial and other resources than those available to NATC. NATC believes that its ability to effectively compete and its strong market positions in its principal product lines are due to its high brand recognition and the recognized quality of each of its products, its manufacturing and operating efficiencies, and its sales, marketing and distribution efforts.

Employees

As of March 21, 2003, NATC employed a total of 253 full-time employees. With the exception of 90 manufacturing employees, none of NATC’s other employees are represented by unions. The manufacturing employees, who are represented by three unions, are covered by three collective bargaining agreements. One of these agreements, covering 85 employees will expire in December 2004. The other two agreements, covering five employees, were extended during 2002 and will expire in 2005.

Regulation

The tobacco industry, in particular cigarette manufacturers, has been under public scrutiny for over forty years. Industry critics include special interest groups, the U.S. Surgeon General and many legislators at the state and federal levels. Although smokeless tobacco companies have recently come under some scrutiny, the principal focus has been directed at the manufactured cigarette market due to its large size relative to the smokeless tobacco market and the MYO segment of the cigarette market.

Producers of tobacco products are subject to regulation in the United States at federal, state and local levels. Together with changing public attitudes towards tobacco consumption, the constant expansion of regulations, including increases in various taxes, requirements that tobacco products be displayed “behind-the-counter” and smoking restrictions, has been a major cause of the overall decline in the consumption of tobacco products since the early 1970’s. Moreover, the future trend is toward increasing regulation of the tobacco industry.

In recent years, a variety of bills relating to tobacco issues have been introduced in the U.S. Congress, including bills that would (i) prohibit the advertising and promotion of all tobacco products and/or restrict or eliminate the deductibility of such advertising expenses; (ii) increase labeling requirements on tobacco products to include, among other things, additional warnings and lists of additives and toxins; (iii) modify federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; (iv) shift regulatory control of tobacco products and advertisements from the Federal Trade Commission to the Food and Drug Administration; (v) increase tobacco excise taxes; and (vi) require tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been enacted by Congress. Future enactment of such proposals or similar bills, depending upon their content, could have a material adverse effect on the results of operations or financial condition of NATC.

In 1996, Massachusetts enacted a statute which requires all tobacco companies to disclose information regarding the ingredients and nicotine content of their products sold in Massachusetts, which information would, subject to certain conditions, be made publicly available. The ingredients of NTC’s products are considered by NATC to be proprietary and such disclosure could result in the manufacture and sale of imitation products, which could have a material adverse effect on its tobacco business. In December 1997, the U.S. District Court for the District of Massachusetts entered a preliminary injunction on behalf of five smokeless tobacco companies (including NTC) against the Attorney General of Massachusetts and the Commissioner of Public Health, barring the officials from taking any steps to enforce the ingredient-reporting requirements of the Massachusetts statute pending a trial on the merits. In September 2000, the District Court enjoined enforcement of provisions of the law relating to ingredient reporting and issued a judgment in favor of the tobacco companies. The United States Court of Appeals for the First Circuit upheld the District Court’s judgment on December 2, 2002.

While there are no current regulations that materially and adversely affect the sale of premium cigarette papers, there can be no assurance that federal, state or local regulations will not be enacted which will seek to regulate premium cigarette papers. In the event such regulations are enacted, depending upon their parameters, they could have a material adverse effect on the results of operations, financial position and cash flows of NAOC and NATC.

State Attorney General Settlement Agreements

Forty-six states, certain U.S. territories and the District of Columbia are parties to the MSA and the Smokeless Tobacco Master Settlement Agreement, to which we refer as “STMSA”. To NATC’s knowledge, the other signatories to the MSA are 34 cigarette manufacturers and/or distributors and the only other signatory to the STMSA is US Smokeless Tobacco Company. In NATC’s opinion, the fundamental basis for each agreement is the states’ consents to withdraw all claims for monetary, equitable and injunctive relief against certain tobacco products manufacturers and others and, in return, the signatories have agreed to certain marketing restrictions and regulations as well as certain payment obligations.

Pursuant to the MSA and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to also include MYO cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding and maintaining an escrow account, with subaccounts on behalf of each settling state. The MSA escrow accounts are governed by states’ statutes that expressly give the manufacturers the option of opening, funding and maintaining an escrow account in lieu of becoming a signatory to the MSA. The statutes require companies, who are not signatories to the MSA, to deposit into qualified banks, on an annual basis, escrow funds based on the number of cigarettes or cigarette equivalents, i.e., the pounds of MYO smoking tobacco, sold. The purpose of these statutes is expressly stated to be to eliminate the cost disadvantage the settling manufacturers have as a result of entering into the MSA. Any company that establishes an escrow account is entitled to direct the investment of the escrowed funds and withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a final judgment against that company. Either option—becoming a MSA signatory or establishing an escrow account—is permissible under the MSA. The STMSA has no similar provisions under the MSA.

NAOC has chosen to open and fund an MSA escrow account as its means of compliance. As of December 31, 2002, NAOC has funded a total of approximately $1.1 million into its account. It is opinion of NATC’s management, due to the possibility of future federal or state regulations, though none have to date been enacted, that entering into one or both of the settlement agreements or establishing and maintaining an escrow account, as NAOC has chosen to do, would not necessarily prevent future regulations from having a material adverse effect on the results of operations, financial position and cash flows of NATC.

Various states have enacted or proposed complementary legislation intended to curb the activity of certain manufacturers and importers of cigarettes that are selling into MSA states without signing the MSA or that have failed to properly establish and fund a qualifying escrow account. To date, no such statute has been enacted which could inadvertently and negatively impact NATC, which has been and is currently fully compliant with all applicable laws, regulations and statutes, but there can be no assurance that the enactment of any such complementary legislation in the future will not have a material adverse effect on the results of operations, financial position or cash flows of NATC.

Excise Taxes

Tobacco products and premium cigarette papers have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. Since 1986, smokeless tobacco (including dry and moist snuff and chewing tobacco) has been subject to federal excise tax. Smokeless tobacco is taxed by weight (in pounds or fractional parts thereof) manufactured or imported. Effective January 1, 2002, the federal excise tax on loose leaf chewing tobacco was increased to $0.195 per pound from $0.17 per pound. Effective January 1, 2002, the federal excise tax on premium cigarette paper was increased to $0.0122 from $0.0106 per fifty papers, the federal excise tax on cigarette tubes was increased to $0.0244 from $0.0213 per fifty tubes, and the federal excise tax on MYO tobacco was increased to $1.0969 from $0.9567 per pound. Although these more recent increases in the rate of federal excise taxes are not expected to have an adverse effect on NATC’s business, future enactment of increases in federal excise taxes on NATC’s products could have a material adverse effect on the results of operations or financial condition of NATC. NATC is unable to predict the likelihood of passage of future increases in federal excise taxes.

Tobacco products and premium cigarette papers are also subject to certain state and local taxes. The imposition of state and local taxes in a jurisdiction could have a detrimental impact on sales in that jurisdiction. Any enactment of new state or local excise taxes or an increase in existing excise taxes on NATC’s products is likely to have an adverse effect on sales.

Environmental Regulations

NATC believes that it is currently in substantial compliance with all material environmental regulations and pollution control laws.

Other

Additional information about NATC’s business can be found in Note 21 (Segment Information) to NATC’s Consolidated Financial Statements.

Properties

As of December 31, 2002, NATC operated manufacturing, distribution, office and warehouse space in the United States with a total floor area of approximately 610,351 square feet. Of this footage, approximately 600,000 square feet are owned and 10,351 square feet are leased.

To provide a cost-efficient supply of products to its customers, NATC maintains centralized management of manufacturing and nationwide distribution facilities. NTC has one manufacturing and distribution facility located in Louisville, Kentucky, which is also utilized by NAOC.

The following table describes the principal properties of NATC as of December 31, 2002:

Location	Principal Use	Square Feet	Owned or Leased
New York, NY	Corporate headquarters	10,351	Leased

Louisville, KY	manufacturing, R&D, warehousing, distribution and administration	600,000	Owned	(1)

(1)	Encumbered by a mortgage securing all obligations and liabilities under the senior secured facilities.

Legal Proceedings

Litigation with Republic Tobacco

Kentucky and Illinois Complaints

On July 15, 1998, NAOC and NTC filed a complaint, to which we refer as the “Kentucky Complaint,” against Republic Tobacco, Inc. and its affiliates, to which we refer as “Republic Tobacco,” in Federal District Court for the Western District of Kentucky. Republic Tobacco imports and sells Roll-Your-Own, to which we refer as “RYO,” premium cigarette papers under the brand names JOB and TOP as well as other brand names. The Kentucky Complaint alleges, interS alia, that Republic Tobacco’s use of exclusivity agreements, rebates, incentive programs, buy-backs and other activities related to the sale of premium cigarette papers in the southeastern United States violate federal and state antitrust and unfair competition laws and that Republic Tobacco defaced and directed others to deface NAOC’s point of purchase vendor displays for premium cigarette papers by covering up the ZIG-ZAG brand name and advertising material with advertisements for Republic Tobacco’s RYO cigarette paper brands. The Kentucky Complaint alleges that these activities constitute unfair competition under federal and state laws.

On June 30, 1998, Republic Tobacco filed a complaint against NATC, NAOC and NTC in the U.S. District Court of the Northern District of Illinois, to which we refer as the “Illinois Complaint,” and served it on NATC after the institution of the Kentucky action. In the Illinois Complaint, Republic Tobacco seeks declaratory relief with respect to NATC’s claims. In addition, the Illinois Complaint alleges that certain actions taken by NATC to inform its customers of its claims against Republic Tobacco constitute tortuous interference with customer relationships, false advertising, violations of Uniform Deceptive Trade Practices and Consumer Fraud Acts, defamation and unfair competition. In addition, although not included in its original complaint but in its amended complaint, Republic Tobacco alleged that NATC has unlawfully monopolized and attempted to monopolize the market on a national and regional basis for premium cigarette papers. Republic is seeking unspecified compensatory damages, injunctive relief and attorneys fees and costs.

On October 20, 2000, Republic Tobacco filed a motion to dismiss, stay, or transfer the Kentucky Complaint to the Illinois Court. On December 19, 2000, the Court denied Republic Tobacco’s motion, holding that it was premature. The Court noted also that it had communicated with the Court in Illinois and that it had concluded that Republic Tobacco may not be entitled to any preference on forum selection, which would ordinarily be given because it was first to file.

Prior to the completion of discovery, the Court dismissed Republic Tobacco’s antitrust claims against NATC. After discovery was completed in 2001, both parties moved for summary judgment on the others claims. In April 2002, the District Court for the Northern District of Illinois decided the summary judgment motions by dismissing all claims of both NATC and Republic Tobacco and its affiliates, except for Republic Tobacco’s claim of defamation per se against NATC, on which it granted summary judgment on liability in favor of Republic Tobacco, and a Lanham Act false advertising claim, based on the same facts as the defamation claim, for equitable relief. A trial date of June 30, 2003 has been set for Republic Tobacco’s claims against NATC on Republic’s claims of defamation per se and under the Lanham Act.

NATC believes it has viable defenses to the Republic claims, however, no assurances can be given that it will prevail. If NATC were not to prevail, NATC’s management does not believe that any adverse judgment would be material to NATC’s results of operations, financial position or cash flows.

Litigation Related to Alleged Personal Injury

West Virginia Complaints

Trial of the West Virginia complaints has been postponed indefinitely, as described below. On October 6, 1998 NTC was served with a summons and complaint on behalf of 65 individual plaintiffs in an action in the Circuit Court of Kanawha County, West Virginia, entitled Kelly Allen, et al. v. Philip Morris Incorporated, et al. (Civil Action Nos. 98-C-2401). On November 13, 1998, NTC was served with a second summons and complaint on behalf of 18 plaintiffs in an action in the Circuit Court of Kanawha County, West Virginia, entitled Billie J. Akers, et al. v. Philip Morris Incorporated et al. (Civil Action Nos. 98-C-2696 to 98-C-2713). The complaints are identical in most material respects. In the Allen case, the plaintiffs have specified the defendant companies for each of the 65 cases. NTC is named in only one action. One Akers plaintiff alleged use of an NTC product, alleging lung cancer.

On September 14, 2000, NTC was served with a summons and complaint on behalf of 539 separate plaintiffs filed in Circuit Court of Ohio County, West Virginia, entitled Linda Adams, et al. v. Philip Morris Inc., et al. (Civil Action Nos. 00-C-373 to 00-C-911). Only one of these plaintiffs alleged use of a product currently manufactured by NTC. The time period during which this plaintiff allegedly used the product has not yet been specified. Thus, it is not yet known whether NTC is a proper defendant in this case.

On September 19, 2000, NTC was served with a second summons and complaint on behalf of 561 separate plaintiffs filed in Circuit Court of Ohio County, West Virginia, entitled Ronald Accord, et al. v. Philip Morris Inc., et al. (Civil Action Nos. 00-C-923 to 00-C-1483). A total of five of these plaintiffs allege use of a product currently manufactured by NTC. One of these plaintiffs does not specify the time period during which the product was allegedly used, and one alleges use that covers, in part, a period when NTC did not manufacture the product. Of the remaining three, one alleges consumption of a competitor’s chewing tobacco from 1966 to 2000 and NTC’s Beech-Nut chewing tobacco from 1998 to 2000; another alleges a twenty-four year smoking history ending in 1995 and consumption of Beech-Nut chewing tobacco from 1990 to 1995; and the last alleges a thirty-five year smoking history ending in 2000, and consumption of NTC’s Durango Ice chewing tobacco from 1990 to 2000 (although Durango Ice did not come onto the market until 1999).

In November 2001, NTC was served with an additional four separate summons and complaints in actions filed in the Circuit Court of Ohio County, West Virginia. The actions are entitled Donald Nice v. Philip Morris Incorporated, et al., (Civil Action No. 01-C-479), Korene S. Lantz v. Philip Morris Incorporated, et al., (Civil Action No. 01-C-480), Ralph A. Prochaska, et al. v. Philip Morris, Inc., et al., (Civil Action No. 01-C-481), and Franklin Scott, et al. v. Philip Morris, Inc., et al., (Civil Action No. 01-C-482).

All of the West Virginia smokeless tobacco actions have been consolidated before the West Virginia Mass Litigation Panel for discovery and trial of certain issues. Trial of these matters was planned in two phases. In the initial phase, a trial was to be held to determine whether tobacco products, including all forms of smokeless tobacco, cigarettes, cigars and pipe and roll-your-own tobacco, can cause certain specified diseases or conditions. In the second phase, individual plaintiffs would attempt to prove that they were in fact injured by tobacco products. Fact and expert discovery in these cases has closed, however, in the cigarette cases the Court has allowed additional discovery.

The claims against NATC in the various consolidated West Virginia actions include negligence, strict liability, fraud in differing forms, conspiracy, breach of warranty and violations of the West Virginia consumer protection and antitrust acts. The complaints in the West Virginia cases request unspecified compensatory and punitive damages.

The trial of the smokeless tobacco cases has been postponed indefinitely. The manufacturers of smokeless tobacco products (as well as the manufacturers of cigarettes) moved to sever the claims against the smokeless tobacco manufacturer defendants from the claims against the cigarette manufacturer defendants. That motion was granted, thus, the trial date on the smokeless tobacco claims has now been postponed indefinitely.

Minnesota Complaint

On September 24, 1999, NTC was served with a complaint in a case entitled Tuttle v. Lorillard Tobacco Company, et al. (Case No. C2-99-7105), brought in Minnesota. The other manufacturing defendants are Lorillard and The Pinkerton Tobacco Company. The Complaint alleges that plaintiff’s decedent was injured as a result of using NTC’s (and, prior to the formation of NTC, Lorillard’s) Beech-Nut brand and Pinkerton’s Red Man brand of loose-leaf chewing tobacco. Plaintiff asserts theories of liability, breach of warranty, fraud, and variations on fraud and misrepresentation. Plaintiff specifically requests in its complaint an amount of damages in excess of fifty thousand dollars ($50,000) along with costs, disbursements and attorneys’ fees, and “.  .  .an order prohibiting defendants from disseminating in Minnesota further misleading advertising and making further untrue, deceptive and/misleading statements about the health effects and/or addictive nature of smokeless tobacco products.  .”. After discovery, summary judgment motions were filed on behalf of all defendants. On March 3, 2003, the Court granted defendants’ motions, dismissing all claims against all defendants. The plaintiffs moved the Court to reconsider its decision. All of the plaintiff’s claims for personal injury against NTC have been dismissed, and the Court denied the plaintiff’s motion for reconsideration. Plaintiff has filed notice to appeal these dismissals. To date, the Court has not set a briefing schedule.

Although NATC believes that it has good defenses to the above actions in West Virginia and Minnesota and it intends to vigorously defend each such action, no assurances can be given that it will prevail. If any of the plaintiffs were to prevail, the results could have a material adverse effect on the results of operations, financial position and cash flows of NATC.

Litigation to Stem Counterfeiting

Texas Infringing Products Litigation

In Bolloré, S.A. v. Import Warehouse, Inc., Civ. No. 3-99-CV-1196-R (N.D. Texas), Bolloré, NATC’s Licensor of ZIG-ZAG brand premium cigarette papers, obtained a sealed order allowing it to conduct a seizure of infringing and counterfeit ZIG-ZAG products in the United States. On June 7, 1999, seizures of products occurred in Michigan and Texas. Subsequently, all named defendants have been enjoined from buying and selling such infringing or counterfeit goods. Bolloré and NATC have negotiated settlements with one group of defendants, including Import Warehouse Inc. and its owner/operator Ravi Bhatia. Those settlements included a consent injunction against distribution of infringing or counterfeit goods. NATC’s management believes that successful prosecution of this litigation, either by settlement or otherwise, will have a favorable impact on its future premium cigarette paper business.

On May 18, 2001, NATC, in conjunction with Bolloré, conducted raids on the businesses and homes of certain defendants previously enjoined from selling infringing or counterfeit ZIG-ZAG brand products in the Bolloré S.A. v. Import Warehouse litigation. Evidence was uncovered that showed that these defendants and certain other individuals were key participants in importing and distributing counterfeit ZIG-ZAG premium cigarette papers. After a two day hearing in the U.S. District Court for the Northern District of Texas, on May 30, 2001, the Court held the previously enjoined defendants in contempt of court.

NATC entered into a settlement with the defendants, the principal terms of which included a cash  payment, an agreed permanent injunction, the withdrawal of the defendants’ appeal of the civil contempt order, an agreed judgment of $11 million from the civil contempt order and an agreement to forbear from enforcing  that $11 million money judgment until such time in the future that the defendants violate the terms of the permanent injunction. Two of the defendants also agreed to provide complete information concerning the counterfeiting conspiracy as well as information on other parties engaged in the purchase and distribution of infringing ZIG-ZAG premium cigarette papers.

Pursuant to the U.S. Distribution Agreement and a related agreement between Bolloré and NATC, any collections on the judgments issued in the Bolloré v. Import Warehouse case are to be divided evenly between Bolloré and NATC after the payment of all expenses.

On February 7, 2002, Bolloré, NAOC and NATC filed a motion with the District Court in the Texas action seeking to hold Ravi Bhatia and Import Warehouse Inc. in contempt of court for violating the terms of the consent order and injunction entered against those defendants. NATC alleges that Mr. Bhatia and Import Warehouse sold counterfeit goods to at least three different companies over an extended period of time. A hearing was held on April 10, 2002. After evidence related to this matter was discovered by plaintiffs and upon plaintiffs’ application, another hearing was held on August 1, 2002. The Court allowed the defendants three weeks to supplement the record with additional evidence. Final arguments were held on January 22, 2003 and a decision is pending.

California Infringing Products Litigation

On March 23, 2001, NATC participated as co-plaintiff with NAOC and Bolloré in an action entitled Bolloré, S.A. v. A&A Smart Shopping (Case No. CV 01-02766 FMC (MANx)), filed in the U.S. District Court for the Central District of California. The plaintiffs alleged that nine distributors in California were selling counterfeit ZIG-ZAG brand premium cigarette papers.

On May 22, 2001, NATC participated as co-plaintiff with NAOC and Bolloré in an action entitled Bolloré, S.A. v. Buy-Rite Wholesale (Case No. CV 01-4570 FMC (MAN)), filed in the U.S. District Court for the Central District of California. The plaintiffs alleged that seven distributors and retailers in California were selling counterfeit ZIG-ZAG brand premium cigarette papers.

On June 5, 2002, the Court granted the plaintiffs application to consolidate the A&A Smart Shopping and Buy Rite Wholesalecases for trial purposes. In an effort to better manage this case for trial, the plaintiffs settled against certain defendants, obtained judgments for damage against most the defendants and obtained permanent injunctions against all of the settling defendants.

A trial of the plaintiffs’ claims against the remaining defendants, in the A&A Smart Shopping case, Downey Wholesale and Fadel El-Shahawi, Downey’s principal, began October 1, 2002. On October 15, 2002, after a two week jury trial, the jury found for the plaintiffs on all counts. The plaintiffs were awarded a total of $2,000,000 in damages, and the jury found that defendant Downey and the defendant Fadel El-Shahawi acted willfully and with fraud, oppression or malice. As a result, plaintiffs were entitled to and did request the Court to award them their reasonable attorney fees and expenses. The Court has ordered the defendants to pay plaintiffs $751,000 in attorneys’ fees and expenses. That application is pending. The verdict also allowed the Court, in its discretion, to apply a multiple of up to three times the verdict amount in order to adequately compensate plaintiffs and also, to award punitive damages. The parties settled the punitive damages and multiplier portions of the case for $500,000, of which half was paid on November 15, 2002 and the remainder will be paid in equal monthly installments over the next two year period, commencing on December 1, 2002. All recoveries from this litigation will be shared equally by NAOC and Bolloré. Defendants filed a new trial motion which the Court has denied. However, the Court reduced the plaintiff’s damages award to approximately $1.7 million. On March 13, 2003, the Court denied the defendants’ motions. Bond on the damages judgment (but not the attorneys’ fees and expenses) has been posted and the defendants have filed their notice of appeal. Defendants’ initial brief is due on August 4, 2003.

On June 6, 2002, the plaintiffs moved for contempt sanctions against JT Saniya Inc., asserting that JT Saniya had violated the terms of the preliminary injunction issued against it by selling 38 cases of counterfeit product. JT Saniya failed to dispute the allegations and a default judgment of $420,369.09 was entered against JT Saniya on July 23, 2002. The plaintiffs have entered into a settlement agreement with JT Saniya in respect of the default judgment pursuant to which JT Saniya has paid $82,500 in full satisfaction of the judgment.

In addition to the above described legal proceedings, NATC is subject to other litigation in the ordinary course of its business. NATC does not believe that any of these other proceedings will have a material adverse effect on the results of operations, financial position or cash flows of NATC. For a description of regulatory matters and related industry litigation to which NATC is a party, see “Business—Regulation.”

Selected Financial Data

	Three Months ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
	(amounts in thousands, except per share amounts)
Statement of Operations Data:
Net Sales(1)	$14,249	$21,952	$94,425	$89,622	$90,365	$92,162	$91,938
Net income (loss)(2)	(3,430)	1,489	5,485	(1,364)	(3,200)	1,595	1,007
Net income (loss) applicable to common shares(2)	(5,164)	(305)	3,904	(8,109)	(9,205)	(3,766)	(3,744)
Basic earnings per common share:
Income (loss)	$(9.78)	$(0.58)	$7.39	$(15.35)	$(16.96)	$(7.13)	$(7.09)
Cumulative effect of change in accounting principle	—	—	—	—	(0.47)	—	—

Net income (loss) applicable to common shares	$(9.78)	$(0.58)	$7.39	$(15.35)	$(17.43)	$(7.13)	$(7.09)

Diluted earnings per common share:
Income (loss)	$(9.78)	$(0.58)	$5.87	$(15.35)	$(16.96)	$(7.13)	$(7.09)
Cumulative effect of change in accounting principle	—	—	—	—	(0.47)	—	—

Net income (loss) applicable to common shares	$(9.78)	$(0.58)	$5.87	($15.35)	($17.43)	($7.13)	($7.09)

Balance Sheet Data (at end of period):
Total assets	$218,342	$215,987	$213,594	$216,663	$227,757	$243,603	$260,307

Total debt, including current maturities	162,500	164,375	160,500	167,500	180,000	195,864	215,586

Mandatorily redeemable preferred stock	59,538	59,237	57,805	57,443	50,698	44,693	39,332

(1)	During 2002, NATC adopted EITF No. 00-14, “Accounting for Certain Sales Incentives” and EITF 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products”. As a result of this adoption, certain expenses have been reclassified from selling, general and administrative to net sales for the years ended 2001, 2000, 1999 and 1998. Net sales for 2001, 2000, 1999 and 1998 have been reduced by $4,126, $2,780, $2,299 and $1,143, respectively, from previously reported amounts. The adoption of EITF 00-14 and EITF 00-25 had no impact on NATC’s net income for any of these periods.
(2)	Net income (loss) and net income (loss) attributable to common shares for the year ended December 31, 2000 includes a cumulative effect of change in accounting principle of $251 (net of income tax benefit of $153) as a result of the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”. Pursuant to the adoption of Statement of Financial Accounting Standards No. 145, “Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” the Company reclassified the write-off of $1.4 million of deferred financing costs incurred upon refinancing the Company’s term loan on December 29, 2000 to other expense from extraordinary loss.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

NATC is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States and the largest importer and distributor in the United States of premium cigarette papers and related products. NATC also contracts for the manufacture of and distributes MYO smoking tobaccos and related products. NATC has two significant wholly owned subsidiaries through which it operates: NTC, which operates NATC’s smokeless tobacco business and NAOC, which operates NATC’s premium cigarette paper and MYO cigarette business.

NATC generates revenues from the sale of its products primarily to wholesale distributors who in turn resell them to retail operations. NATC’s net sales, which include federal exercise taxes, consists of gross sales, net of cash discounts, returns, and selling and marketing allowances.

NATC’s principal operating expenses include cost of sales, which includes the cost of raw materials used to manufacture its products; the cost of finished products, which are purchased goods; direct labor; federal excise taxes; manufacturing overhead; and selling, general and administrative expenses, which includes sales and marketing related expenses, legal expenses and compensation expenses, including benefits costs of salaried personnel. In 2002, NATC ceased the amortization of goodwill in accordance with FASB Statement 142, Goodwill and Other Intangible Assets, to which we refer as “Statement 142,” and consequently, beginning in 2002, amortization of goodwill no longer constitutes one of NATC’s principal operating expenses. NATC’s other principal expenses include interest expense and deferred financing costs and other expenses, the last of which has arisen during the last several years and has during the last two years primarily represented the legal, investigative and related costs associated with the Texas and California Infringing Products Litigations instituted by NATC against alleged counterfeiters of ZIG-ZAG premium cigarette papers.

The following factors have affected NATC’s results over the past three years.

•	The existence of counterfeit cigarette papers bearing the ZIG-ZAG trademark. From 1999-2002, NATC’s management believes NATC lost in excess of $10 million of net sales and incurred approximately $7 million in expenses relating to the litigation and investigation of counterfeiting claims and to brand promotions intended to offset damage done to the legitimate distribution channels. NATC’s management believes that the inflow and sale of counterfeit products has been substantially reduced as a result of the actions taken by NATC during this period.

•	The impact of increased manufactured cigarette prices. NATC’s management believes such price increases have resulted in higher MYO cigarette sales. In 2002, a number of states increased their excise taxes on cigarettes. NATC’s management expects this trend to continue in 2003 and beyond as more states seek additional sources of revenue to combat significant budget deficits.

•	The continuing downward trend of loose leaf chewing tobacco. This is a result of an aging consumer base coupled with an increasing trend of consumers switching to moist snuff due to changing demographics. NATC’s management believes that the switch to moist snuff has been caused, in part, by the recent availability of discount moist snuff products being priced at the same levels or lower than loose leaf products. However, NATC’s management believes that the current rate of switching has slowed significantly as those consumers who found the moist snuff product more attractive have already switched, leaving a loyal base of higher use consumers in the loose leaf category. Historically, increased prices for loose leaf products have largely offset this downward trend in consumption. NATC’s management expects this pricing trend to continue and, as a result, NATC expects that this segment’s contribution to NATC’s earnings will remain relatively constant and stable for the foreseeable future.

NATC changed its incentive distribution program for ZIG-ZAG premium cigarette papers, effective January 1, 2003, from a triannual promotion to an everyday low price. This change has resulted in a decline in sales activity for the first three months of 2003. NATC’s management believes that notwithstanding this decline, sales of premium cigaratte papers for 2003 will be comparable to the prior year.

Results of Operations

Comparison of Three Months Ended March 31, 2003 and 2002

Net Sales.    Net sales for the three months ended March 31, 2003 were $14.2 million, a decrease of $7.7 million or 35.2% from the corresponding period of the prior year.

Net sales of the smokeless tobacco segment for the first quarter of 2003 decreased $0.6 million or 6.9% from the corresponding period of the prior year. This segment’s aggregate case volumes for the first quarter of 2003 decreased by 8.5% as compared to the prior period, due to increased discounting from other loose leaf competitors, growth of the moist snuff value brands and discounting activity by moist snuff manufacturers, coupled with the declining industry trend in the loose leaf category of the smokeless tobacco segment. The impact of the declining volume on NATC’s smokeless tobacco segment was partially offset by a price increase of approximately 5% instituted in the fourth quarter of 2002.

Net sales of NATC’s MYO segment for the first quarter of 2003 declined $7.1 million or 54.1% in comparison to the corresponding period of the prior year. Within the MYO segment, premium cigarette paper sales decreased $7.5 million or 74.2% from the corresponding period of the prior year. Though anticipated to a lesser degree, this decrease was due to reduced premium cigarette paper sales resulting from a change in NATC’s pricing strategy, which became effective January 1, 2003, from three major paper promotions each year to an everyday low price strategy. Thus, on a comparative basis, the sales for the first quarter 2002 incorporated the results of its Spring 2002 Paper Promotion, whereas, there was no such paper promotion in the first quarter of 2003. As a result of this change in pricing strategy, several of NATC’s more significant customers delayed their normal level of purchases. NATC is addressing these customers’ concerns and NATC’s management expects an increase in sales of its premium cigarette papers in subsequent quarters during 2003 to result in annual sales of premium cigarette papers comparable to results of the prior year. The MYO cigarette tobaccos and related products sales increased by $0.4 million or 13.8% in comparison to the corresponding period of the prior year, despite incurring out-of-stock situation with respect to its cigarette tubes lines.

Gross Profit.    Gross profit for the three months ended March 31, 2003 totaled $6.5 million, a decrease of $6.7 million or 50.8% from the corresponding period of the prior year due primarily to the decrease in premium cigarette paper sales, as described above.

Gross profit of the smokeless tobacco segment declined 3.5% from the corresponding period of the prior year as the result of lower aggregate case volume. Gross margins for this segment increased to 52.7% of net sales for the first quarter of 2003 from 50.9% in the corresponding period of the prior year due principally to the manufacturer’s price increase.

Due to the significant sales declines of premium cigarette papers, gross profit of the MYO segment for the first quarter of 2003 declined $6.6 million or 74.8%, as compared to the prior period. The gross margin of the MYO segment declined to 36.7% of net sales for the first quarter of 2003 in comparison to 67.0% for the prior period. This reduction in gross margin was due principally to the sales decline in the higher margin MYO premium cigarette paper category, coupled with the growth in the lower margin MYO cigarette tobacco and related products category.

Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses for the three months ended March 31, 2003 were $7.1 million, an increase of $1.3 million or 22.4% compared to the corresponding period of the prior year. As previously reported, during the second quarter of 2002, NATC undertook a review of its sales and marketing organization and their activities. Based on this review, NATC has initiated a concentrated effort to expand and redirect its sales efforts with increased emphasis on the large chain convenience stores, which have significant tobacco sales and growth opportunities. Further, as a component of this initiative, NATC’s focus is to expand its distribution of its higher margin products. This initiative has resulted in increased personnel, sales and marketing expenses of $0.8 million during the first quarter of 2003 in comparison to the prior year.

Interest Expense and Financing Costs.    Interest expense and financing costs declined $0.1 million or 2.1% to $4.6 million for the three months ended March 31, 2003 as compared to the corresponding period of the prior year. This reduction was due principally to a lower average outstanding loan balance.

Other Expense.    Other expense was $0.3 million for the three months ended March 31, 2003 as compared to expense of $0.4 million during the corresponding period of the prior year.

Income Tax Benefit (Expense).    Income tax benefit was $2.1 million for the three months ended March 31, 2003 compared to an expense of $0.9 million for the corresponding period of the prior year due to lower operating results in 2003. The effective income tax rate for both periods was 38%.

Net Income (Loss).    Due to the factors described above, the net loss for the three months ended March 31, 2003 was $3.4 million compared to net income of $1.5 million for the corresponding period of the prior year.

Summary

The table and discussion set forth below relates to the consolidated results of operations and financial condition of NATC for the years ended December 31, 2002, 2001 and 2000.

	Year Ended December 31,
	2002		2001		2000
	(amounts in thousands)
Net sales	$94,425	100.0%	$89,622	100.0%	$90,365	100.0%
Cost of sales	40,973	43.4	37,697	42.1	37,797	41.8

Gross profit	53,452	56.6	51,925	57.9	52,568	58.2
Selling, general and administrative expenses	24,065	25.5	23,372	26.1	23,586	26.3
Amortization of goodwill	—	—	5,490	6.1	5,490	6.1

Operating income	29,387	31.1	23,063	25.7	23,492	26.2
Interest expense, net, and deferred financing costs	18,744	19.9	19,742	22.0	22,261	24.8
Other expense	1,944	2.1	2,642	2.9	3,172	3.5

Income (loss) from continuing operations before income tax expense	8,699	9.2	679	0.8	(1,941)	(2.1)
Income tax expense	3,214	3.4	2,043	2.3	1,008	1.1

Income (loss) before cumulative effect of change in accounting principle	5,485	5.8	(1,364)	(1.5)	(2,949)	(3.3)
Cumulative effect of change in accounting principle	—	—	—	—	(251)	(0.3)

Net income (loss)	$5,485	5.8%	$(1,364)	(1.5)%	$(3,200)	(3.6)%

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

Net Sales.    For 2002, net sales were $94.4 million, an increase of $4.8 million or 5.4% from the prior year. Net sales of the smokeless tobacco segment decreased from $38.6 million to $35.7 million or 7.5% from the prior year reflecting, in part, a 9.4% volume decrease. This was partially offset by an approximate 5.0% price increase during 2002. Net sales continued to be adversely impacted by competitive pressures, including increased discounting from other loose leaf competitors, growth of the moist snuff value brands and increased discounting activity by moist snuff manufacturers.

Net sales of the MYO segment increased from $51.0 million to $58.7 million or 15.1% from the prior year. This was due to increases of $5.7 million in sales of the expanded MYO smoking tobacco and related products line, which in the opinion of NATC’s management resulted from increases in prices and taxes of manufactured cigarettes; $3.1 million in premium cigarette papers, due to a continuing recovery from the counterfeiting activity; and $0.9 million in sales to Canada, due to increased sales of premium cigarette papers. All of these positive factors were partially offset by an increase in customer incentives, both to expand the distribution in the MYO area and to enhance recovery from counterfeiting activity. NATC attributes its continuing recovery from counterfeiting activity to the litigation instituted by NATC against alleged counterfeiters as discussed under “Legal Proceedings” above.

Gross Profits.    For 2002, gross profit increased 2.9% to $53.5 million from $51.9 million for the prior year while the gross profit percentage decreased to 56.6% from 57.9%. Gross profit of the smokeless tobacco segment decreased to $16.5 million in 2002 from $17.1 million for the prior year, or 3.4%, due to the net sales reduction; however, the gross profit percentage increased to 46.1% of net sales in 2002 from 44.1% of net sales for the prior year. The primary reason for this was the reduction of the non-cash LIFO inventory adjustment to $2.1 million in 2002 from $2.9 million for the prior year. Disregarding this adjustment, the gross profit percentage still increased by 0.3% to 51.9% of net sales in 2002 from 51.6% for the prior year. Gross profit of the MYO segment increased 6.1% to $37.0 million from $34.9 million due to the continued growth in the smoking tobacco and related products area of this segment as a result of the net sales increase described above. The gross profit percentage decreased from 68.4% of net sales to 63.0% of net sales due primarily to product mix (greater growth in lower margin products) and to the increase in the non-cash LIFO inventory adjustment of $2.0 million. Disregarding this adjustment, the gross profit percentage decreased to 66.1% of net sales from 68.4% for the prior year, again, as the MYO smoking tobacco and related products margin is less than that of premium cigarette papers.

Currency.    Currency movements and suppliers’ price increases relating to premium cigarette papers, cigarette tubes and cigarette injector machines are the primary factors affecting cost of sales. Those products are purchased from Bolloré on terms of net 45 days and are payable in Euros. Thus, NAOC bears certain foreign exchange risks for its inventory purchases. To minimize this risk, NAOC may choose to utilize short-term forward currency contracts, through which NAOC secures Euros in order to provide payment for its monthly purchases of inventory. For 2002, though currency rates were generally not favorable to the U.S. dollar in comparison to the Euro, NATC’s inventory position benefited economically by utilizing prior short-term forward currency contracts. For 2003, as the Euro has remained strong against the U.S. dollar, NATC projects that its currency strategy will result in an increase in cost of goods sold; however, this increase will be exceeded by a reduction in promotional spending associated with the new everyday low price program. Given the view of NATC’s management of the currency market, no contracts are presently being utilized.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses for 2002 increased 3.0% to $24.1 million from the prior year’s $23.4 million. This increase was due primarily to compensation expenses related to hiring additional staff in connection with the re-organization of NATC’s sales force.

Amortization of Goodwill.    Amortization of goodwill was eliminated for 2002 compared to an expense of $5.5 million for the corresponding period of the prior year. Effective January 1, 2002, NATC ceased amortizing goodwill in accordance with FASB Statement 142.

Net Interest Expense and Deferred Financing Costs.    Interest expense and deferred financing costs decreased to $18.7 million in 2002 from $19.7 million for the prior year. This decrease was the result of a lower average term loan balance coupled with a low average interest rate environment.

Other Expense.    Other expense decreased to $1.9 million in 2002 from $2.6 million for the prior year. Other expense consists primarily of legal, investigative and related expenses with respect to the Texas and California Infringing Products Litigations involving ZIG-ZAG premium cigarette papers which are described above under “Legal Proceedings.”

Income Tax Expense.    Income tax expense increased to $3.2 million in 2002 from $2.0 million for the prior year as a result of the increase in taxable income from the prior year.

Net Income (Loss).    Due to the factors described above, NATC earned net income of $5.5 million for 2002 compared to the prior year’s net loss of $1.4 million.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

Net Sales.    For 2001, net sales were $89.6 million, a decrease of $0.7 million or 0.8% from the prior year. Sales of the smokeless tobacco segment decreased to $38.6 million from $39.4 million or 1.9% from the prior year reflecting, in part, a 4.8% volume decrease, which was significantly offset by price increases during 2001. Net sales continued to be adversely impacted by competitive pressures, including increased discounting from other loose leaf competitors, growth of the moist snuff value brands and increased discounting activity from moist snuff manufacturers.

Sales of the MYO segment were relatively flat to the prior year. Even though there was an increase of $2.2 million in sales of the expanded MYO smoking tobacco and related products line, this was partially offset by a planned decrease of $1.0 million in sales to Canada in an effort to balance inventory positions to projected sales levels. This was achieved, although ZIG-ZAG’s Canadian volume for the year at the consumer level increased 6.0%. In addition, NATC believes that its U.S. sales of ZIG-ZAG premium cigarette papers in the MYO segment were materially and adversely affected by the counterfeiting activity that is the subject of the Texas and California Infringing Products Litigations, described above under “Legal Proceedings”. NATC believes, based on information submitted as part of the legal process, that net sales of its ZIG-ZAG premium cigarette papers were reduced by a minimum of $6.5 million. In the opinion of NATC’s management, this had a material and adverse effect on NATC’s sales.

Gross Profits.    For 2001, gross profit decreased $0.7 million or 1.3% to $51.9 million from the prior year and the gross profit percentage decreased to 57.9% from 58.2%. Gross profit and gross profit percentage of the smokeless tobacco segment decreased to $17.1 million or 44.1% of net sales in 2001 from $18.1 million or 45.8% of net sales for the prior year. The increase in the non-cash LIFO inventory adjustment accounted for $0.8 million or 88.9% of the decline. Gross profit of the MYO segment increased 1.0% to $34.9 million from $34.5 million due to the continued growth in the smoking tobacco and related products area of this segment, despite the adverse impact of the counterfeiting activity described above. Gross profit percentage increased from 67.7% of net sales to 68.4% of net sales due to the benefit of a favorable currency strategy and to a decrease in the non-cash LIFO inventory adjustment of $0.6 million.

Currency.    Currency movements and suppliers’ price increases are the primary adjustment factors for changes in costs of goods sold. Cigarette papers are purchased from Bolloré on terms of net 45 days and are payable in Euros. Thus, NAOC bears certain foreign exchange risks for its inventory purchases. To minimize this risk, NAOC may utilize short-term forward currency contracts, through which NAOC secures Euros in order to provide payment for its monthly purchases of inventory. For 2001, currency rates were generally less favorable to the U.S. dollar in comparison to the Euro. However, NATC was able to benefit thorough its prior use of short-term forward currency contracts. As a component of its risk management process, NATC continually reassess its currency strategy. At year end, NATC had no outstanding contracts.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses for 2001 decreased 0.9% to $23.4 million from the prior year’s $23.6 million. This decrease was due primarily to a reduction in legal/litigation expense.

Amortization of Goodwill.    Amortization of goodwill was unchanged at $5.5 million from the prior year.

Net Interest Expense and Deferred Financing Costs.    Interest expense and financing costs decreased to $19.7 million in 2001 from $22.3 million for the prior year. This decrease was the result of a lower average term loan balance coupled with a lower average interest rate environment.

Other Expense (Income).    Other expense decreased to $2.6 million in 2001 from $3.2 million for the prior year. Other expense in 2001 represents legal, investigative and related expenses with respect to the Texas and California Infringing Products Litigations involving ZIG-ZAG premium cigarette papers which are described above under “Legal Proceedings.” Other expense in 2000 represented, in part, legal fees and other costs associated with a proposed sale of the smokeless tobacco segment which was terminated in December 2000. Pursuant to the adoption of Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” the Company reclassified the write-off of $1.4 million of deferred financing costs incurred upon refinancing the Company’s term loan on December 29, 2000 to other expense from extraordinary loss.

Income Tax Expense.    Income tax expense increased to $2.0 million in 2001 from $1.0 million for the prior year as a result of the increase in taxable income from the prior year.

Cumulative Effect of Change in Accounting Principle.    NATC recorded a cumulative effect of change in accounting principle of $0.3 million (net of income tax benefit of $0.1 million) for 2000, as a result of the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”.

Net Loss.    Due to the factors described above, NATC reduced its net loss to $1.4 million for 2001 compared to the prior year’s net loss of $3.2 million.

Liquidity and Capital Requirements

NATC’s principal uses for cash are for working capital, capital expenditures, debt service and its annual escrow account deposit. NATC’s principal sources of cash are from operating cash flows and from borrowings under its senior secured credit facility. In addition, NATC will require additional cash to complete the pending acquisition of the cigarette business which it expects to fund from debt and equity financing sources.

Working capital was $32.3 million at December 31, 2002 compared to $23.1 million at December 31, 2001. This increase was primarily the result of a reduction of $12.5 million in the current portion of long term debt, an increase of $2.0 million in accounts receivables and an increase of $1.8 million in other current assets which were offset by an increase of $5.5 million in the revolving credit portion of the senior secured credit facility, a decrease of $3.2 million in inventory and a decrease of $1.0 million in accrued liabilities.

At March 31, 2003, working capital was $27.1 million compared to $32.3 million at December 31, 2002. The lower working capital position was the result of a decrease in accounts receivable coupled with increased inventories due to lower sales, an increase in our other current assets due to transaction costs relating to the acquisition of the cigarette business (see Note 9, “Asset Purchase Agreement” on page F-37) and an increase in accrued expenses relating to the interest accrual on NATC’s long-term debt. NATC expects to continue to fund its seasonal working capital requirements through its operating cash flows and, if needed, bank borrowings under the revolving credit facility. As of March 31, 2003, NATC had additional availability of $11.2 million under its committed $20.0 million revolving credit facility.

On February 18, 2003, NATC entered into an asset purchase agreement to purchase substantially all of the assets of Star relating to the manufacturing, marketing and distribution of four discount cigarette brands in the United States for approximately $80 million in cash. NATC intends to finance this acquisition by offering debt and/or equity securities. The ability to do so will depend, among other things, on the financial performance of NATC and the availability of funds from debt and equity financing sources. Although NATC believes it will be able to effect such a financing, there can be no assurance that such financing will be obtained (see Note 9, “Asset Purchase Agreement” on page F-37).

NATC is currently operating under a Loan Agreement (the “Loan Agreement”), dated December 31, 2000, with Bank One, Kentucky, N.A. as Agent and the banks named therein. Borrowings under the Loan Agreement bear interest at variable rates based, at NATC’s option, on prime or LIBOR rates. On December 31, 2002 NATC entered into an Amended Loan Agreement (the “Amended Loan Agreement”) with Bank One in which the previous revolving credit facility was increased to $20 million and extended to December 31, 2003. All terms of the original loan agreement remain in place except for the replacement of a Fixed Charge Covenant with an Interest Coverage Covenant. NATC’s obligations under the Loan Agreement are guaranteed by its subsidiaries. As of March 31, 2003, the interest rate on borrowings under the Amended Loan Agreement was 3.66%.

On June 25, 1997, NATC issued $155.0 million of 11% Senior Notes due 2004 (the “Senior Notes”). The Senior Notes mature and are payable on June 15, 2004. The Senior Notes bear interest at the fixed rate of 11% per annum, payable semiannually on June 15 and December 15. At the present time, NATC projects that it will not have sufficient funds to effect repayment in full at maturity in the absence of refinancing. NATC intends to refinance this debt in advance of its maturity date. The ability to do so will depend, among other things, on the financial performance of NATC and the availability of funds from the capital markets. Although NATC believes it will be able to effect such a refinancing, there can be no assurance that such a refinancing will be obtained.

The Amended Loan Agreement and the Senior Notes include cross default provisions and limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of indebtedness, liens and encumbrances, and other matters. At March 31, 2003, NATC was in compliance with all provisions of the Amended Loan Agreement and Senior Notes.

On July 29, 2002, NATC successfully completed a consent solicitation (the “Consent Solicitation”) from registered holders of its 12% Senior Exchange Payment-in-Kind Preferred stock, par value $0.01 per share (“Preferred Stock”), for certain amendments to the certificate of incorporation of NATC relating to the terms of the Preferred Stock. See Note 11 “Preferred Stock” on page F-39 for information concerning changes to the terms of the Preferred Stock.

As a result of amendments to NATC’s certificate of incorporation resulting from the Consent Solicitation, among other things, dividends on NATC’s Preferred Stock are payable either in cash or through the issuance of additional shares of Preferred Stock. NATC’s future ability to make dividend payments in cash will depend upon the availability of funds and whether NATC has satisfied the “restricted payments” provision under the Indenture pursuant to which the Senior Notes were issued. NATC has sufficient authorized and un-issued shares of Preferred Stock to make its dividend payments through the issuance of additional shares. For the March 15, 2003 dividend payments, NATC chose to make these payments in-kind.

NATC is considering its options for redeeming its Preferred Stock and refinancing its Senior Notes either in connection with the acquisition of the Star cigarette business or otherwise prior to the maturity of the Senior Notes.

NATC believes that, in general, it maintains adequate inventories based on its historical and projected future sales activity and that it will be able to source its inventory requirements for the foreseeable future. In the event that growth in any area outstrips NATC’s projections, NATC will incur a temporary out-of-stock situation, which may result in a loss of sales. This occurred during the first quarter of 2003 as the demand for cigarette tubes exceeded available supply, resulting in lost or deferred sales of approximately $0.3 million.

NATC believes that any effect of inflation at current levels will be minimal. Historically, NATC has been able to increase prices at a rate equal to or greater than that of inflation and believes that it will continue to be able to do so for the foreseeable future. In addition, NATC has been able to maintain a relatively stable variable cost structure for its products due, in part, to its successful procurement and reformulation activities with regard to its tobacco products and, in part, to its existing contractual agreement for the purchase of its premium cigarette papers.

Pursuant to the U.S. Distribution Agreement (one of the Distribution Agreements, as more fully discussed above in “Business”), NATC is committed to purchase a minimum number of booklets of premium cigarette papers annually to avoid the termination of that agreement. This level of purchases has been significantly exceeded since the 1997 Acquisition and NATC’s management believes that NATC will be able to significantly exceed this requirement for the foreseeable future. The agreement has also established the purchase price for ZIG-ZAG premium cigarette papers through 2004, subject to certain adjustments to reflect increases in the U.S. consumer price index and to account for material currency fluctuations. The Distribution Agreements provide that, in order to assure each of the parties commercially reasonable profits in light of inflationary trends and currency translation factors, prior to December 31, 2004 and each fifth-year anniversary of such date, the parties will enter into good faith negotiations to agree on an index and currency adjustment formula to replace the index and formula currently in effect. If the parties are unable to agree, the dispute is to be submitted to binding arbitration.

The following schedule summarizes the NATC’s contractual cash obligations excluding interest at December 31, 2002:

	Payments Due By Period
	(in thousands)
Contractual Cash Obligations	Total	Less than 1 year	1-3 Years	4-5 years	After 5 years
(excluding interest)
Senior notes—Principal	$155,000	$—	$155,000	$—	$—
Loan agreement—Principal	5,500	5,500	—	—	—
Operating Leases	1,711	757	951	3	—

Total Contractual Cash Obligations	$162,211	$6,257	$155,951	$3	$—

NATC has incurred legal expenses in connection with defending product liability claims in the amounts of $391,991, $557,596 and $793,568 for each of the fiscal years ended December 31, 2002, 2001 and 2000 respectively. These expenses have been driven by forces outside of NATC’s control such as complaints brought by third parties, changes in the type or scope of the litigation brought and by being a member of the tobacco industry. Accordingly, because these factors are constantly changing, such figures are largely irrelevant to an analysis of the financial impact of product liability expense on NATC in future years. No amounts have been accrued by NATC as reasonable estimates of losses or a range of losses cannot be determined with respect to such contingencies as NATC has never settled a product liability litigation nor paid any amount to settle product liability litigation.

Based on the above trend, NATC does not expect that product liability claims and the accompanying litigation expenses will increase going forward, because neither it, specifically, nor its industry segments (smokeless tobacco and make-your-own) have been significant targets for product liability plaintiffs. NATC believes it has not been a significant target because it has sold its tobacco products with appropriate federal warnings concerning consumption of tobacco products and health risks and because NATC does not have a history of tobacco industry involvements and activities which have led to litigation with respect to the large cigarette manufacturers. However, there can be no assurance that NATC will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on NATC’s financial position, results of operations or cash flows.

Given its current operations, NATC believes that its capital expenditure requirements for 2003 will be approximately $1.3 million. For the three months ended March 31, 2003, NATC had funded capital expenditures of $0.1 million. Currently, NATC believes that its operating cash flows, together with its revolving credit facility and any renewal or replacement of such facility, should be adequate to satisfy its reasonably foreseeable capital requirements (other than the financing of the acquisition of Star’s cigarette business or the refinancing of its Senior Notes and redemption of its Preferred Stock). The financing of any other significant future products, business or property acquisitions will require additional debt or equity financing.

Critical Accounting Policies

NATC believes the accounting policies below represent its critical accounting policies due to the estimation process involved in each. See Note 2, in the Consolidated Financial Statements, for a detailed discussion of NATC’s accounting policies.

Revenue Recognition—NATC recognizes revenues and the related costs upon the transfer of title and risk of loss to the customer.

Goodwill—Upon adopting Statement 142 on January 1, 2002, NATC ceased amortizing goodwill. Statement 142 required completion of the first step of the transitional impairment test by June 30, 2002. In completing the transitional impairment test for fiscal 2002, NATC reported that it had incurred no impairment.

Taxes—NATC has not provided a valuation allowance to reduce its net deferred income tax assets since it is “more likely than not” to be able to realize these benefits before they expire. NATC should determine that it would not be able to realize all or part of its net deferred income tax assets in the future, an adjustment to the deferred income tax assets would be charged to earnings in the period such determination was made.

Contingencies—Note 19 of the Consolidated Financial Statements discusses various litigation matters that impact NATC. No loss or gain contingencies have been recorded for these matters because NATC’s management believes that it is not probable that a loss has been incurred or an asset realized. Future events may result in different conclusions, which could have a material impact, either positively or negatively, on the results of operations or financial condition of NATC.

Inventory/LIFO Adjustment—Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) method. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing.

Stock Options—NATC measures stock compensation costs related to stock options on the fair value method which is the preferred method under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”. The fair value based method requires compensation cost for stock options to be recognized based on the fair value of stock options granted.

Pension and Postretirement Benefits Obligations—Pension and postretirement benefits obligations accounting is intended to reflect the recognition of future benefit costs over covered employees’ approximate service periods based on the terms of the plans and the investment and funding decisions made by NATC. NATC is required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service costs and interest cost to arrive at pension income or expense for the year. As of December 31, 2002 and 2001, NATC used expected long-term rates of return on pension plan assets of 8.5%. The postretirement plan has no assets. NATC analyzed the rates of returns on assets used and determined that this rate is reasonable based upon the plans’ historical performance relative to the overall markets and mix of assets. NATC will continue to assess the expected long-term rate of return on plan assets assumptions for each plan based on relevant market conditions and will make adjustments to the assumptions as appropriate.

As of December 31, 2002 and 2001, NATC used discount rates of 6.75% and 7.25%, respectively, for both the pension and postretirement plans. The decrease in the discount rate used in the current year correlates with a decline in interest rates on noncallable, high quality bonds over the past year. NATC bases its discount rate used on Moody’s Aa bond index plus an adjustment upward to the next quarter percentage point. See Note 12 to the Consolidated Financial Statements for the full list of assumptions for the pension and postretirement plans.

Recent Accounting Pronouncements

During 2001, the Emerging Issues Task Force issued: (1) EITF No. 00-14, “Accounting for Certain Sales Incentives”, addressing the recognition, measurement and statement of earnings classification of certain sales incentives and (2) EITF No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products”, addressing the statement of earnings classification of consideration from a vendor to an entity that purchases the vendor’s products for resale. NATC adopted EITF 00-14 and EITF 00-25 in the first quarter of 2002. As a result of this adoption, certain expenses have been reclassified from selling, general and administrative expenses to allowances in determining net sales and to cost of goods sold for each of the years ended December 31, 2001 and 2000. Due to adopting EITF 00-14 and EITF 00-25, for each of the years ended December 31, 2001 and 2000, net sales decreased by $4.126 million and $2.780 million, respectively, cost of goods sold increased by $3.963 million and $4.108 million, respectively, and selling, general and administrative expenses were reduced by $8.089 million and $6.888 million, respectively, from the previously reported figures. The adoption of EITF 00-14 and EITF 00-25 had no impact on NATC’s net income for either of these periods.

In June 2001, FASB issued Statement No. 141, “Business Combinations”, to which we refer as “Statement 141,” and Statement 142. Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method as use of the pooling-of interest method is no longer permitted. Statement 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed at least annually for impairment using a two-step process. The first step is a test for potential impairment, and the second measures the amount of impairment, if any. Impairment losses that arise from completing a transitional impairment test during 2002 are to be reported as the cumulative effect of a change in accounting principle as of the beginning of the year. Subsequent impairments, if any, will be classified as an operating expense. In addition, Statement 142 specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill.

Upon adopting Statement 142 on January 1, 2002, NATC ceased amortizing goodwill. Statement 142 required completion of the first step of the transitional impairment test by June 30, 2002. In completing the transitional impairment test for fiscal 2002, NATC reported that it had incurred no impairment.

In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations”, to which we refer as “SFAS 143”. SFAS 143 requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset-retirement obligation, to which we refer as “ARO,” an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 will be effective for financial statements for fiscal years beginning after June 15, 2002. NATC will adopt the provisions of SFAS 143 in fiscal 2003. SFAS 143 will not have an impact on NATC’s financial statements.

On January 1, 2002, NATC adopted FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to which we refer as “Statement 144”. Statement 144 develops a single accounting model for long-lived assets to be disposed of by sale, and addresses significant implementation issues related to previous guidance. Statement 144 requires that long-lived assets to be disposed of by sale be measured at the lower of their carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Statement 144 also broadens the reporting of discontinued operations by potentially qualifying more disposal transactions for discontinued operations reporting. The adoption of Statement 144 did not have an impact on NATC’s financial statements.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30, “Reporting Results of Operations.” This Statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This Statement will be effective for NATC for the year ending December 31, 2003. NATC has adopted the provisions of this Statement effective January 1, 2003 and, as a result, has reclassified the write-off of 1.4 million of deferred financing costs incurred upon the refinancing of NATC’s term loan on December 29, 2000 from extraordinary loss to other expense in the December 31, 2000 Consolidated Statements of Operation presented in NATC’s Consolidated Financial Statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, to which we refer as “SFAS 146”. SFAS 146 sets forth various modifications to existing accounting guidance which prescribes the conditions which must be met in order for costs associated with contract terminations, facility consolidations, employee relocations and terminations to be accrued and recorded as liabilities in financial statements. The provisions of SFAS 146, as related to exit or disposal activities will be effective for fiscal 2003. SFAS 146 does not at present have an impact on NATC’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—  Transition and Disclosure”, to which we refer as “SFAS 148”. SFAS 148 amends SFAS 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 and requires additional disclosures in annual and interim financial statements regarding the method of accounting for stock- based employee compensation and the effect of the method used on financial results. NATC accounts for stock-based compensation in accordance with SFAS No. 123. Therefore, SFAS 148 does not have an impact on NATC’s financial statements.

In January 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. FIN 46 does not have an impact on NATC’s financial statements.

Forward-looking Statements

NATC cautions the reader that certain statements contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as elsewhere in this information statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those statements regarding: (i) NATC’s expectations regarding 2003 sales of premium cigarette papers; (ii) NATC’s ability to finance the acquisition of the cigarette business; (iii) NATC’s ability to refinance its Senior Notes; (iv) NATC’s ability to redeem the Preferred Stock; (v) NATC’s ability to source inventory requirements; (vi) NATC’s belief that it will be able to continue to increase prices at a rate equal to or greater than inflation; and (vii) NATC’s ability to satisfy its reasonably foreseeable capital requirements. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and other important factors, including the risks discussed below. NATC’s actual future results, performance or achievement of results may differ materially from any such results, performance or achievement implied by these statements. Among the factors that could affect NATC’s actual results and could cause results to differ from those anticipated in the forward-looking statements contained herein is NATC’s ability to implement its business strategy successfully, which may be dependent on business, financial, and other factors beyond NATC’s control, including, among others, federal, state and/or local regulations and taxes, competitive pressures, prevailing changes in consumer preferences, consumer acceptance of new product introductions and other marketing initiatives, market acceptance of NATC’s distribution program for ZIG-ZAG premium cigarette papers, access to sufficient quantities of raw material or inventory to meet any sudden increase in demand, disruption to historical wholesale ordering patterns, product liability litigation, the inability to raise financing for the acquisition of the cigarette business and any disruption in access to capital necessary to achieve NATC’s business strategy.

NATC cautions the reader not to put undue reliance on any forward-looking statements. In addition, NATC does not have any intention or obligation to update the forward-looking statements in this document. NATC claims the protection of the safe harbor for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

NATC has exposure to interest rate volatility primarily relating to interest rate changes applicable to revolving loans under its senior secured credit facility. NATC’s credit facility bears interest at rates which vary with changes in (i) LIBOR or (ii) a rate of interest announced from time to time by the lender under the senior secured credit facility. NATC does not speculate on the future direction of interest rates. As of December 31, 2002, $5.5 million of NATC’s debt bore interest at variable rates. NATC believes that the effect, if any, of reasonably possible near-term changes in interest rates on NATC’s consolidated financial position, results of operations or cash flows would not be significant.

Foreign Currency Sensitivity

NAOC purchases inventory from Bolloré on terms of net 45 days which is payable in Euros. Accordingly, exposure exists to potentially adverse movement in foreign currency rates. NAOC may choose to use short-term forward currency contracts to minimize the risk in foreign currency exchange rates. In addition, Bolloré provides a contractual hedge against catastrophic currency fluctuation in its agreement with NAOC. NAOC does not use derivative financial instruments for speculative trading purposes, nor does NAOC hedge its foreign currency exposure in a manner that entirely offsets the effects of changes in foreign exchange rates.

NAOC regularly reviews its foreign currency risk and its hedging programs and may as part of that review determine at any time to change its hedging policy. As of December 31, 2002, NAOC had no outstanding forward currency contracts.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

There are no reportable changes in accountants or disagreements with accountants on accounting and financial disclosure.

UNAUDITED PRO FORMA FINANCIAL INFORMATION ABOUT THE COMPANY

The following unaudited pro forma consolidated financial information gives effect to the sale of the company’s interest in its cigarette division as if such transaction had occurred on March 31, 2003 for balance sheet data and January 1, 2002, for statement of operations data. These pro forma financial statements are presented for illustrative purposes only, and are not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described herein occurred on the dates indicated, nor are they necessarily indicative of operating results and financial position which may occur in the future.

The consolidated historical statements of operations data for the periods presented are derived from the historical financial statements of the company. These pro forma statements should be read in conjunction with the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Report on Form 10-Q for the three month period ended March 31, 2003. The historical financial statements for the year ended December 31, 2002 have been subsequently restated to give effect to discontinued operations. The historical financial statements as of and for the three months ended March 31, 2003 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinion of the company’s management, include all adjustments necessary for a fair presentation of information for such periods.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2003

	Historical March 31, 2003	Historical Cigarette Division	Pro Forma Adjustments		Pro Forma March 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$3,388,137		$81,375,011	(b,c,d)	$84,763,148
Inventories	4,090,364				4,090,364
Prepaid expenses and other current assets	1,105,755				1,105,755
Refundable income tax	4,265,074				4,265,074
Deferred tax asset	899,000				899,000
Current assets associated with assets held for sale	16,645,757	$(16,645,757)			0

Total current assets	30,394,087				95,123,341
Property, plant and equipment, net	19,738,646				19,738,646
Idle equipment	3,889,735				3,889,735
Intangibles, net of accumulated amortization	1,014,494				1,014,494
Deposits on property and equipment	168,392				168,392
Tobacco Leaf Inventory	2,400,000				2,400,000
Deferred Losses	37,623				37,623
Other assets	1,435,608				1,435,608
Non-current assets associated with assets held for sale	969,479	(969,479)			0
MSA Escrow funds	33,482,229	(33,482,299)	33,482,299	(a)	33,482,229

Total Assets	$93,530,293				$157,290,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,106,759				$1,106,759
Accounts payable, trade	8,255,195				8,255,195
Current maturities of capital lease obligations	5,410,029				5,410,029
Accrued Expenses	711,086		28,500,000	(e)	29,211,086
Liabilities associated with assets held for sale to be assumed	9,470,746	(9,470,746)			0

Total current liabilities	24,953,815				43,983,069
Notes payable, less current maturities	20,275,847				20,275,847
Capital lease obligations	5,377,706				5,377,706
Line of credit	4,931,346				4,931,346
Deferred gain on sale-leaseback	369,297				369,297
Deferred tax liability	11,777,000				11,777,000

Total liabilities	67,685,011				86,714,265

Stockholders’ equity:
Common stock	5,972				5,972
Additional paid-in capital	15,333,162				15,333,162
Retained earnings	13,106,148		44,730,521	(h)	57,836,669
Notes receivable, officers	(2,600,000)				(2,600,000)

Total stockholders’ equity	25,845,282				70,575,803

	$93,530,293				$157,290,068

See accompanying notes.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2003

	Historical Three Months Ended March 31, 2003	Pro Forma Adjustments		Pro Forma Three Months Ended March 31, 2003
Net sales	$57,720			$57,720
Less:
Cost of goods sold	15,622			15,622

Gross profit	42,098			42,098

Operating expenses:
Marketing and distribution	427,891			427,891
General and administrative	3,793,187	246,985	(f,g)	4,040,172
Research and development	124,198			124,198

Total operating expenses	4,345,276			4,592,261

Operating income (loss)	(4,303,178)			(4,550,163)
Other income (expenses):
Interest expense (net of interest income)	(337,576)			(337,576)
Other	14,865			14,865

Loss from continuing operations before income taxes	(4,625,889)			(4,872,874)
Income tax (expense) benefit	1,840,000			1,840,000

Income (loss) from continuing operations	$(2,785,889)			$(3,032,874)

See accompanying notes.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

	Historical Year Ended December 31, 2002	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2002
Net sales	$39,424,900			$39,424,900
Less:
Cost of goods sold	40,153,604			40,153,604

Gross profit (loss)	(728,704)			(728,704)

Operating expenses:
Marketing and distribution	4,886,226			4,886,226
General and administrative	12,237,947	983,657	(f,g)	13,221,604
Research and development	976,110			976,110

Total operating expenses	18,100,283			19,083,940

Operating income (loss)	(18,828,987)			(19,812,644)
Other income (expenses):
Interest expense (net of interest income)	(1,270,573)			(1,270,573)
Other	169,301			169,301

Loss from continuing operations before income taxes	(19,930,259)			(20,913,916)
Income tax (expense) benefit	7,374,000			7,374,000

Income (loss) from continuing operations	$(12,556,259)			$(13,539,916)

See accompanying notes.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1.    TRANSACTION INFORMATION

On February 18, 2003, Star Scientific, Inc. (“Star Scientific”) and its subsidiary, Star Tobacco, Inc. (“Star Tobacco and collectively the “Company”“) entered into an Asset Purchase Agreement (“Purchase Agreement”) with North Atlantic Trading Company, Inc. (“NATC”), a Delaware corporation, providing for the sale of the Company’s cigarette business to NATC for $80 million, subject to the purchase price adjustments set forth in the Purchase Agreement with respect to net working capital, accounts receivable and the sale of equipment used in the Company’s moist snuff operations. The description of the Purchase Agreement and the transactions contemplated therein contained in this report is qualified in its entirety by reference to the Purchase Agreement.

Star Scientific and NATC expect that the transaction will close on or before July 15, 2003, subject to conditions outlined in the Purchase Agreement, including NATC’s ability to obtain financing for the transaction. Contemporaneously with the signing of the Purchase Agreement, NATC deposited $2 million into an escrow account. In the event that, on or after July 15, 2003, either the Company or NATC terminates the Purchase Agreement, NATC has not obtained the requisite financing for the transaction and all other conditions to NATC’s obligation to complete the transaction have been satisfied, this $2 million will be released to the Company. In all other events, the deposit will be used to satisfy a portion of the purchase price or repaid to NATC, as applicable.

NOTE 2.    PRO FORMA ADJUSTMENTS

Adjustments

		Balance Sheet	March P&L	December P&L
a)	To restore cigarette division MSA escrow funds not sold to NATC & interest thereon	$33,482,299

b)	To record proceeds from sale of cigarette division	80,000,000

c)	To record cash proceeds for working capital in excess of $5,000,000 due back from NATC	2,175,011

d)	To record expenses associated with sale to NATC	800,000

e)	To record tax liability associated with sale of assets to NATC	28,500,000

f)	To record effect of changes in employment agreements as a result of sale (individuals formerly associated with cigarette division activities that are not transferred to NATC)		112,343	406,791

g)	To record cost of airplane previously allocated to cigarette division, to be absorbed by existing business		134,642	576,866

h)	To record gain, net of tax, resulting from sale of cigarette division	44,730,521

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that the company filed with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, NW, Room 1024 Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

INDEX TO FINANCIAL STATEMENTS

NORTH ATLANTIC TRADING COMPANY, INC.

Pages
Report of Independent Accountants	F-2
Financial Statements:
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-3
Consolidated Statements of Operations and Other Comprehensive Income (Loss) for the years ended December 31, 2002, 2001 and 2000	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-6
Consolidated Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2002, 2001 and 2000	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of March 31, 2003 (Unaudited) and December 31, 2002	F-31
Condensed Consolidated Statements of Operations for the three months ended March 31, 2003 (Unaudited) and three months ended March 31, 2002 (Unaudited)	F-32
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2003 (Unaudited) and three months ended March 31, 2002 (Unaudited)	F-33
Notes to Consolidated Financial Statements	F-34

STAR SCIENTIFIC, INC.

Report of Independent Accountants	F-41
Financial Statements:
Consolidated Balance Sheets as of March 31, 2003 (Unaudited) and December 31, 2002 and 2001	F-42
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000 and the three months ended March 31, 2003 and 2002 (Unaudited)	F-43
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2000, 2001, and 2002	F-44
Unaudited Consolidated Statement of Stockholders’ Equity for the three months ended March 31, 2003	F-47
Consolidated Statements of Cash Flows for the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000	F-48
Notes to Consolidated Financial Statements	F-49

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC.

Report of Independent Accountants

To the Board of Directors

North Atlantic Trading Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, other comprehensive income (loss), cash flows, and changes in stockholders’ deficit present fairly, in all material respects, the financial position of North Atlantic Trading Company, Inc. and Subsidiaries (the Company) at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002 the Company adopted the provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and effective January 1, 2000 changed its method of accounting for revenue recognition as a result of the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”.

PricewaterhouseCoopers LLP

March 28, 2003, except for Note 3,

as to which the date is June 10, 2003

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(dollars in thousands except share data)

	2002	2001
ASSETS
Current assets:
Cash	$805	$1,234
Accounts receivable, net of allowances of $446 and $350 in 2002 and 2001, respectively	7,651	5,672
Inventories	40,818	43,967
Income taxes receivable	887	233
Other current assets	3,457	1,702

Total current assets	53,618	52,808
Property, plant and equipment, net	5,158	5,233
Deferred income taxes	24,916	28,319
Deferred financing costs	2,642	4,028
Goodwill	123,557	123,557
Other assets	3,703	2,718

Total assets	$213,594	$216,663

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,868	$2,718
Accrued expenses	2,429	3,434
Deferred income taxes	10,552	11,085
Revolving Credit Facility	5,500	—
Current portion of notes payable and long-term debt	—	12,500

Total current liabilities	21,349	29,737
Notes payable and long-term debt	155,000	155,000
Other long-term liabilities	12,793	10,963

Total liabilities	189,142	195,700

Commitments and contingencies
Preferred stock, net of unamortized discount of $0 in 2002 and $918
in 2001; mandatory redemption value of $57,805 in 2002 and $58,051 in 2001	57,805	57,443

Stockholders’ deficit:
Common stock, voting, $.01 par value; authorized shares, 750,000; issued and outstanding shares, 528,241	5	5
Common stock, nonvoting, $.01 par value; authorized shares, 750,000; issued and outstanding shares, -0-
Additional paid-in capital	9,246	9,144
Loans to stockholders for stock purchases	(157)	(187)
Accumulated other comprehensive loss	(1,125)	(216)
Accumulated deficit	(41,322)	(45,226)

Total stockholders’ deficit	(33,353)	(36,480)

Total liabilities and stockholders’ deficit	$213,594	$216,663

The accompanying notes are an integral part of the consolidated financial statements.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended December 31, 2002, 2001 and 2000

(dollars in thousands except share data)

	2002	2001	2000
Net sales	$94,425	$89,622	$90,365
Cost of sales	40,973	37,697	37,797

Gross profit	53,452	51,925	52,568
Selling, general and administrative expenses	24,065	23,372	23,586
Amortization of Goodwill	—	5,490	5,490

Operating income	29,387	23,063	23,492
Interest expense and financing costs	18,744	19,742	22,261
Other expense	1,944	2,642	3,172

Income (loss) from continuing operations before income tax	8,699	679	(1,941)
Income tax expense	3,214	2,043	1,008

Income (loss) before cumulative effect of change in accounting principle	5,485	(1,364)	(2,949)
Cumulative effect of change in accounting principle, net of income tax benefit of $153	—	—	(251)

Net income (loss)	5,485	(1,364)	(3,200)
Preferred stock dividends	(6,976)	(6,745)	(6,005)
Net gain on restructuring of preferred stock	5,395	—	—

Net income (loss) applicable to common shares	3,904	(8,109)	(9,205)
Add back: goodwill amortization expense, net of tax	—	4,088	4,088

Adjusted net income (loss) applicable to common shares	$3,904	$(4,021)	$(5,117)

The accompanying notes are an integral part of the consolidated financial statements.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

for the years ended December 31, 2002, 2001 and 2000

(dollars in thousands except share data)

	2002	2001	2000
Basic earnings per common share:
Income (loss) before cumulative effect of change in accounting principle	$10.38	$(2.58)	$(5.59)
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	(0.47)
Preferred stock dividends	(13.20)	(12.77)	(11.37)
Net gain on restructuring of preferred stock	10.21	—	—

Net income (loss)	7.39	(15.35)	(17.43)
Add back: goodwill amortization expense, net of tax	—	7.74	7.74

Adjusted net income (loss)	$7.39	$(7.61)	$(9.69)

Diluted earnings per common share:
Income (loss) before cumulative effect of change in accounting principle	$8.25	$(2.58)	$(5.59)
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	(0.47)
Preferred stock dividends	(10.49)	(12.77)	(11.37)
Net gain on restructuring of preferred stock	8.11	—	—

Net income (loss)	5.87	(15.35)	(17.43)
Add back: goodwill amortization expense, net of tax	—	7.74	7.74

Adjusted net income (loss)	$5.87	$(7.61)	$(9.69)

Weighted average common shares outstanding:
Basic	528,241	528,241	528,241
Diluted	664,939	528,241	528,241

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

Net income (loss)	$5,485	$(1,364)	$(3,200)
Other comprehensive income, net of tax benefit:
Net change related to cash flow hedges:
Cumulative effect of accounting change	—	28	—
Reclassification to net income	—	(28)	—
Minimum pension liability, net of tax	(909)	(216)	—

Comprehensive income (loss)	$4,576	$(1,580)	$(3,200)

The accompanying notes are an integral part of the consolidated financial statements.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2002, 2001 and 2000

(dollars in thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$5,485	$(1,364)	$(3,200)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of deferred financing costs	—	—	1,371
Depreciation	700	637	1,067
Amortization of goodwill	—	5,490	5,490
Amortization of deferred financing costs	1,386	1,332	2,275
Deferred income taxes	2,738	2,043	855
Change in accrued pension liabilities	495	513	201
Change in accrued postretirement liabilities	558	615	465
Compensation expense	576	33	33
Changes in operating assets and liabilities:
Accounts receivable	(1,979)	(1,490)	802
Inventories	3,149	5,205	4,327
Income tax receivable	(654)	—	(58)
Other current assets	(1,755)	368	(382)
Other assets	(985)	(1,039)	(396)
Accounts payable	150	264	2,140
Accrued expenses and other	(1,479)	280	(102)

Net cash provided by operating activities	8,385	12,887	14,888

Cash flows from investing activities:
Capital expenditures	(625)	(603)	(456)

Net cash used in investing activities	(625)	(603)	(456)

Cash flows from financing activities:
Payments on senior term loans	(12,500)	(12,500)	(15,864)
Proceeds from revolving credit facility	5,500	—	—
Consent Solicitation expenses	(1,219)	—	—
Net loans to stockholders for stock purchases	30	(3)	—

Net cash used in financing activities	(8,189)	(12,503)	(15,864)

Net increase (decrease) in cash	(429)	(219)	(1,432)
Cash, beginning of period	1,234	1,453	2,885

Cash, end of period	$805	$1,234	$1,453

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$17,560	$18,466	$20,737

Cash paid during the period for income taxes	$283	—	—

The accompanying notes are an integral part of the consolidated financial statements.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

for the years ended December 31, 2002, 2001 and 2000

(dollars in thousands)

	Common Stock, Voting	Additional Paid-In Capital	Loans to Stockholders for Stock Purchases	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
Beginning balance, January 1, 2000	$5	$9,078	$(184)	$—	$(27,912)	$(19,013)
Compensation expense	—	33	—	—	—	33
Preferred stock dividend	—	—	—	—	(6,005)	(5,361)
Net loss	—	—	—	—	(3,200)	(3,200)

Ending balance, December 31, 2000	5	9,111	(184)	—	(37,117)	(28,185)
Compensation expense	—	33	—	—	—	33
Net loans to stockholders for stock purchases	—	—	(3)	—	—	(3)
Amount related to minimum pension liability, net of tax of $132	—	—	—	(216)	—	(216)
Preferred stock dividend	—	—	—	—	(6,745)	(6,745)
Net loss	—	—	—	—	(1,364)	(1,364)

Ending balance, December 31, 2001	5	9,144	(187)	(216)	(45,226)	(36,480)
Compensation expense	—	102	—	—	—	102
Net loans to stockholders for stock purchases	—	—	30	—	—	30
Amount related to minimum pension liability, net of tax of $344	—	—	—	(909)	—	(909)
Preferred stock dividend	—	—	—	—	(6,976)	(6,976)
Net gain on restructuring of preferred stock	—	—	—	—	5,395	5,395
Net income	—	—	—	—	5,485	5,485

Ending balance, December 31, 2002	$5	$9,246	$(157)	$(1,125)	$(41,322)	$(33,353)

The accompanying notes are an integral part of the consolidated financial statements.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization:

North Atlantic Trading Company, Inc. and Subsidiaries (the “Company”) manufactures and distributes tobacco and related products through its smokeless tobacco and make-your-own operating segments. The smokeless tobacco segment manufactures and distributes smokeless tobacco products under the Beech-Nut, Durango, Trophy and Havana Blossom brand names. The make-your-own segment imports and distributes premium cigarette papers, smoking tobaccos and related products under the Zig-Zag brand name.

National Tobacco Company, L.P. (a limited partnership) was formed and acquired the smokeless tobacco division of Lorillard, Inc. in 1988. On April 14, 1992, the general partner and majority owner and certain limited partners sold their partnership interest to a new general partner. Accordingly, the April 1992 transaction was accounted for as the formation of a new entity, National Tobacco Company, L.P. (the “Partnership”). Certain members of management of the Partnership formed NTC Holding, LLC (the “Holding Company”), a limited liability company with a finite life expiring December 31, 2100, and caused the Holding Company to form National Tobacco Finance Corporation (the “Finance Corporation”), a wholly-owned subsidiary of the Holding Company.

On May 17, 1996, the Partnership was recapitalized and the Holding Company acquired a 99% limited partnership interest in the Partnership and the Finance Corporation became the sole general partner and owner of the remaining 1% interest of the Partnership. Accordingly, this transaction was accounted for as the formation of a new entity under the purchase method of accounting.

On May 19, 1997, certain members of management and holders of membership interests in the Holding Company formed a corporation named North Atlantic Trading Company, Inc. (the “Corporation”). On June 25, 1997, the Corporation acquired the membership interests in the Holding Company and the Holding Company transferred all of its assets to the Corporation, including its limited partnership interest in the Partnership, all of the capital stock of the Finance Corporation, and its rights to acquire NATC Holdings USA, Inc. (“NATC”). The Corporation then formed North Atlantic Operating Company, Inc. (“NAOC”), a Delaware corporation and wholly-owned subsidiary of the Corporation. NAOC then exercised its rights to acquire all of the outstanding capital stock of NATC. NATC and its wholly-owned subsidiary were then merged into NAOC.

On February 11, 2000, the Company entered into a definitive Asset Purchase Agreement with Swedish Match North American, Inc. (“Swedish Match”), under which the Company agreed to sell certain smokeless tobacco assets, including its chewing tobacco brands and related formulation, technology and inventory. The transaction was challenged by the Federal Trade Commission (the “FTC”) as anti-competitive under the antitrust laws. As a result of actions taken by the FTC, on December 22, 2000, the Company and Swedish Match mutually agreed to terminate the Asset Purchase Agreement. Costs of $1.8 million related to the sale, which had previously been deferred, have been recognized in other expenses for the year ended December 31, 2000.

2.    Summary of Significant Accounting Policies:

Consolidation:    The consolidated financial statements include the consolidated accounts of the Corporation, the Finance Corporation, the Partnership and NAOC. All inter-company accounts have been eliminated.

Revenue Recognition:    The Company recognizes revenues and the related costs upon transfer of title and risk of loss to the customer.

In December 1999, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). The Company adopted SAB 101

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

effective January 1, 2000, resulting in a cumulative effect adjustment of $251,000 (net of tax benefit of $153,000) as of the date of adoption and a decrease in December 31, 2000 net income of $91,000 (net of tax benefit of $57,000). The change in accounting method would not have had a material effect on the statement of operations for the year ended 1999 if adopted in that year.

Shipping Costs:    The Company records shipping costs incurred as a component of selling, general and administrative expenses. Shipping costs incurred were $2,583,000, $2,560,000 and $2,443,000 in 2002, 2001, and 2000, respectively.

Inventories:    Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) method. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing.

Fixed Assets:    Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (4 to 7 years for machinery, equipment and furniture, and 25 years for buildings). Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon disposition of fixed assets, the costs and related accumulated depreciation amounts are relieved and any resulting gain or loss is reflected in operations during the period of disposition.

Goodwill:    Upon adopting Statement 142 on January 1, 2002, the Company ceased amortizing goodwill. Statement 142 required completion of the first step of the transitional impairment test by June 30, 2002. In completing the transitional impairment test for fiscal 2002, the Company reported that it had incurred no impairment.

Deferred Financing Costs:    Deferred financing costs are amortized over the terms of the related debt obligations using the interest method.

Income Taxes: The Company records the effects of income taxes under the liability method in which deferred income tax assets and liabilities are recognized based on the difference between the financial and tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse.

Advertising and Promotion:    Advertising and promotion costs, including point of sale materials, are expensed as incurred and amounted to $911,281, $1,030,281, and $848,129 for the years ended December 31, 2002, 2001 and 2000, respectively.

Financial Instruments:    The Company enters into foreign currency forward contracts to hedge its exposure to changes in foreign currency exchange rates primarily on inventory purchase commitments. The Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001, resulting in a cumulative effect adjustment to increase other comprehensive income by $28,000. Forward contracts that qualify as hedges are adjusted to their fair value through other comprehensive income as determined by market prices on the measurement date. Gains and losses on these contracts are transferred from other comprehensive income into net income as the related inventories are sold.

Stock-Based Compensation:    The Company measures stock compensation costs related to the stock options described in Note 15 on the fair value based method which is the preferred method under the provisions

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” The fair value based method requires compensation cost for stock options to be recognized based on the fair value of stock options granted.

Computation of Earnings Per Common Share: Basic earnings per common share is computed by dividing the net income (loss) applicable to common shares by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is computed by dividing the net income (loss) applicable to common shares by the weighted average number of common and common equivalent shares (warrants and stock options), where dilutive, outstanding during the period.

Risks and Uncertainties: Smokeless and make-your-own tobacco companies, like other manufacturers and sellers of tobacco products, are subject to regulation at the federal, state and local levels. Such regulations include, among others, labeling requirements, limitations on advertising, and prohibition of sales to minors. The trend in recent years has been toward increased regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by any federal, state or local legislative or regulatory body, nor can there be any assurance that any such legislation or regulation would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The tobacco industry has experienced and is experiencing significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or by exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless tobacco for injuries to health allegedly caused by use of smokeless tobacco. Typically, such claims assert that use of smokeless tobacco is addictive and causes oral cancer. As discussed in Note 19, the Company was named as a defendant in such a lawsuit. There can be no assurance that the Company will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on the Company’s financial position, results of operations or cash flows or that additional lawsuits will not be brought against the Company.

Forty-six states, certain U.S. territories and the District of Columbia are parties to the Master Settlement Agreement (the “MSA”) and the Smokeless Tobacco Master Settlement Agreement (the “STMSA”). To the Company’s knowledge, the other signatories to the MSA are 34 cigarette manufacturers and/or distributors and the only other signatory to the STMSA is US Smokeless Tobacco Company. In the Company’s opinion, the fundamental basis for each agreement is the states’ consents to withdraw all claims for monetary, equitable and injunctive relief against certain tobacco products manufacturers and others and, in return, the signatories have agreed to certain marketing restrictions and regulations as well as certain payment obligations.

Pursuant to the MSA and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to also include make-your-own cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding and maintaining an escrow account, with subaccounts on behalf of each settling state. The STMSA has no similar provisions. The MSA escrow accounts are governed by states’ statutes that expressly give the manufacturers the option of opening, funding and maintaining an escrow account in lieu of becoming a signatory to the MSA. The statutes require companies, who are not signatories to the MSA, to deposit, on an annual basis, into qualified banks escrow funds based on the number of cigarettes or cigarette equivalents, i.e., the pounds of MYO tobacco, sold. The purpose of these statutes is expressly stated to be to eliminate the cost disadvantage the settling manufacturers have as a result of entering into the MSA. Such companies are entitled to direct the

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

investment of the escrowed funds and withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a final judgment against the Company. Either option—becoming a MSA signatory or establishing an escrow account—is permissible. NAOC has chosen to open and fund an escrow account.

NAOC has chosen to open and fund an MSA escrow account as its means of compliance. As of December 31, 2002, NAOC has funded a total of approximately $1.1 million into its account. It is management’s opinion, due to the possibility of future federal or state regulations, though none have to date been enacted, that entering into one or both of the settlement agreements or establishing and maintaining an escrow account, as NAOC has chosen to do, would not necessarily prevent future regulations from having a material adverse effect on the results of operations, financial position and cash flows of the Company.

Various states have enacted or proposed complementary legislation intended to curb the activity of certain manufacturers and importers of cigarettes that are selling into MSA states without signing the MSA or that have failed to properly establish and fund a qualifying escrow account. To date, no such statute has been enacted which could inadvertently and negatively impact the Company, which has been and is currently fully compliant with all applicable laws, regulations and statutes, but there can be no assurance that the enactment of any such complementary legislation in the future will not have a material adverse effect on the results of operations, financial position or cash flows of the Company.

Pursuant to the MSA escrow account statutes, in order to be compliant with the MSA escrow requirements, the Company is required to deposit such funds for each calendar year into a qualifying escrow account by April 15 of the following year. As of December 31, 2002, the Company has recorded approximately $2,092,000 as an other non-current asset. During 2002, $605,577 was deposited into a qualifying escrow account. As of December 31, 2002 the escrow balance is $1,083,982, which represents the total deposit balance plus $29,593 interest earned thereon. The remaining amount of approximately $1,008,000 relates to 2002 and will be deposited by April 15, 2003. The Company is entitled to direct the investment of the escrow funds and is allowed to withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a judgment against the Company.

Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates include those affecting the valuation and useful lives of property, plant and equipment and goodwill, assumptions used in determining pension and postretirement benefit obligations, accrued and deferred income taxes and litigation contingencies.

Concentration of Credit Risk:    At December 31, 2002 and 2001, the Company had bank deposits in excess of federally insured limits of approximately $1.2 million and $2.6 million, respectively.

The Company sells its products to distributors and retail establishments throughout the United States. A single customer accounted for 13.1%, 10.1% and 10.2% of the Company’s revenues in 2002, 2001 and 2000, respectively. The Company performs periodic credit evaluations of its customers and generally does not require collateral on trade receivables. Historically, the Company has not experienced significant credit losses.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable:    Accounts receivable are recognized at their net realizable value. The activity of allowance for doubtful accounts during 2002 and 2001 is as follows (in thousands):

	2002	2001
Balance at beginning of period	$350	$201
Provision for doubtful accounts	96	175
Charge offs	(2)	(26)

Balance at end of period	$446	$350

Other Expense:    Other expense of $1.9 and $2.6 million in 2002 and 2001, respectively, consists primarily of legal, investigative and related expenses with respect to the infringement activities involving Zig-Zag premium cigarette papers. Other expense of $3.2 million in 2000 represents, in part, legal fees and other costs associated with the proposed sale of the smokeless tobacco segment, which was terminated in December 2000. Pursuant to the adoption of FASB Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” the Company reclassified the write-off of $1.4 million of deferred financing costs incurred upon refinancing the Company’s term loan on December 29, 2000 to other expense.

Reclassification:    Certain prior year amounts have been reclassified to conform with the current year presentation.

3.    Adoption of Financial Accounting Standards Board Statement No. 145:

The Company has adopted the provisions of Statement No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” effective January 1, 2003. As a result, the Company has reclassified the write-off of $1.4 million (pre-tax) of deferred financing costs incurred upon the refinancing of the Company’s term loan on December 29, 2000, from Extraordinary loss to Other expense and Income tax expense of $521,000 that was previously reported as Extraordinary loss has also been reclassified to Income tax expense. This reclassification had no effect on Net income (loss) in the accompanying December 31, 2000 Consolidated Statements of Operations. The Company’s earnings per share information has also been revised to give effect to the reclassification of the Extraordinary loss.

4.    Fair Value of Financial Instruments:

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” as amended by SFAS No. 126. The estimated fair value amounts have been determined by the Company using the methods and assumptions described below. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents:    Cash and cash equivalents are by definition short-term and the carrying amount is a reasonable estimate of fair value.

Accounts Receivable:    The fair value of accounts receivable approximates their carrying value.

Notes Payable and Long-Term Debt:    The fair value of the notes payable and long-term debt approximates their carrying value.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Inventories:

The components of inventories at December 31 are as follows (in thousands):

	2002	2001
Raw materials and work in process	$3,111	$2,125
Leaf tobacco	10,328	12,404
Finished goods—loose leaf tobacco	4,174	2,431
Finished goods—MYO products	4,722	4,694
Other	728	681

	23,063	22,335
LIFO reserve	17,755	21,632

	$40,818	$43,967

The reduction of LIFO inventory quantities decreased net income of the Company by approximately $2.4 million and $1.7 million for the years ended December 31, 2002 and 2001, respectively.

The LIFO inventory value is in excess of its current estimated replacement cost by the amount of the LIFO reserve.

6.    Property, Plant and Equipment:

Property, plant and equipment at December 31 consists of (in thousands):

	2002	2001
Land	$654	$654
Buildings and improvements	3,888	3,745
Machinery and equipment	6,864	6,652
Furniture and fixtures	2,419	2,149

	13,825	13,200
Accumulated depreciation	(8,667)	(7,967)

	$5,158	$5,233

7.    Goodwill:

Goodwill at December 31 consists of (in thousands):

	2002	2001
NTC goodwill, net of accumulated amortization of $4,500 at December 31, 2002 and 2001	$27,450	$27,450
NAOC goodwill, net of accumulated amortization of $21,175 at December 31, 2002 and 2001	96,107	96,107

	$123,57	$123,557

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Other Assets:

Other assets at December 31, 2002 and 2001 includes loans and accrued interest to the principal shareholder of $1,488 and $1,413, respectively, and amounts related to the MSA escrow account of $2,092 and $1,219, respectively. The latter is described in Note 2.

9.    Deferred Financing Costs:

Deferred financing costs at December 31 consist of (in thousands):

	2002	2001
Deferred financing costs, net of accumulated amortization of $7,532 and $6,146 at December 31, 2002 and 2001, respectively	$2,642	$4,028

10.    Notes Payable and Long-Term Debt:

Notes payable and long-term debt at December 31 consists of (in thousands):

	2002	2001
Senior notes	$155,000	$155,000
Term borrowings under loan agreement	—	12,500

	155,000	167,500
Less current portion	—	12,500

	$155,000	$155,000

On June 25, 1997, the Company issued $155.0 million of 11% Senior Notes due 2004 (the Notes). The Notes are unsecured senior obligations of the Company which mature on June 15, 2004. The Notes bear interest at 11% per annum, payable semiannually on June 15 and December 15, to holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date.

The Notes have no mandatory redemption requirements; however, they are redeemable at the option of the Company at a redemption price of 102.75%, plus accrued interest, on or after June 15, 2002 or 100.0%, plus accrued interest, on or after June 15, 2003 and thereafter. In addition, in the event of a change in control of the Company, as defined, the holders have the right to require the Company to repurchase the Notes at a purchase price of 101.0% plus accrued interest.

The Company is currently operating under a Loan Agreement (the “Loan Agreement”), dated December 31, 2000, with Bank One, Kentucky, N.A. as Agent (the “Agent”), and the banks named therein, which provided for a $25 million term loan and a $10 million revolving credit facility. The Term Loan was payable in eight (8) quarterly installments of $3,125,000 each plus accrued interest, which commenced on March 31, 2001. Both the term loan and the revolving credit facility matured on December 31, 2002, at which time the term loan was paid in full. On December 31, 2002, the Company entered into an Amended Loan Agreement (the “Amended Loan Agreement”) with Bank One in which the revolving credit facility was increased to $20 million and extended to December 31, 2003. All terms of the original Loan Agreement remain in place except for the replacement of a Fixed Charge Coverage Covenant with an Interest Coverage Covenant. The Company’s obligations under the Loan Agreement are guaranteed by the Partnership, NAOC and NTFC. In addition, the Company’s obligations are collateralized by all of the Company’s assets and the Company’s equity in its subsidiaries. The interest rate

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on borrowings under the Amended Loan Agreement may be either based on LIBOR or the prime rate as announced by the Agent from time to time. As of December 31, 2002, the interest rate on borrowings under the Amended Loan Agreement was 3.77%. In addition, the Company must pay a quarterly commitment fee of 0.5% per annum of the unused portion of the revolving credit facility.

The Loan Agreement and the Senior Notes limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of indebtedness, liens and encumbrances, and other matters. At December 31, 2002, the Company was in compliance with all provisions of the Amended Loan Agreement and Senior Notes.

Scheduled maturities (exclusive of future mandatory prepayments, if any) of the Company’s notes payable and long-term debt are as follows (in thousands):

Through December 31, 2003	$—
Through December 31, 2004	155,000
Through December 31, 2005	—

$155,000

11.    Income Taxes:

The income tax provision for the years ended December 31, 2002, 2001 and 2000 consists of the following components (in thousands):

	2002	2001	2000
Deferred:
Federal	$2,876	$1,828	$839
State and local	338	215	16

	$3,214	$2,043	$855

Deferred tax assets and liabilities at December 31, 2002 and 2001 consist of (in thousands):

	2002		2001
	Assets	Liabilities	Assets	Liabilities

Inventory		$7,855		$9,542
Property, plant and equipment	$319		$821
Goodwill		2,697		1,543
Intangible assets	12,676		15,535
Accrued pension and postretirement costs	3,739		3,839
Minimum pension liability	476		132
NOL carryforward	6,406		6,802
Other	1,300		1,190

Deferred income taxes	$24,916	$10,552	$28,319	$11,085

At December 31, 2002, the Company had NOL carryforwards for income tax purposes of $16.9 million which expire in the years beginning in 2012.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has determined that at December 31, 2002 its ability to realize future benefits of net deferred tax assets meets the “more likely than not” criteria in SFAS No. 109, “Accounting for Income Taxes”; therefore, no valuation allowance has been recorded.

Reconciliation of the federal statutory rate and the effective income tax rate for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002	2001	2000

Federal statutory rate	35.0%	35.0%	(35.0)%
State taxes	3.0	24.3	3.2
Goodwill amortization	—	241.8	70.0
Other	(1.1)	(0.7)	(1.8)

Effective income tax rate	36.9%	300.4%	36.4%

12.    Pension and Postretirement Benefit Plans:

The Company has two defined benefit pension plans covering substantially all of its employees. Benefits for the hourly employees’ plan are based on a stated benefit per year of service, reduced by amounts earned in a previous plan. Benefits for salaried employees are based on years of service and the employees’ final compensation.

The Company sponsors two defined benefit postretirement plans that cover both salaried and hourly employees. One plan provides medical and dental benefits, and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2002, and a statement of the funded status as of December 31 (in thousands):

	Pension Benefits		Postretirement Benefits
	2002	2001	2002	2001
Reconciliation of benefit obligation:
Benefit obligation at January 1	$11,280	$10,163	$6,695	$5,887
Service cost	550	558	421	379
Interest cost	803	738	473	435
Actuarial loss	619	257	2,098	175
Benefit paid	(515)	(436)	(336)	(181)

Benefit obligation at December 31	$12,737	$11,280	$9,351	$6,695

Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	$7,729	$8,640
Actual return on plan assets	(937)	(510)
Employer contributions	679	35	$336	$181
Benefit paid	(515)	(436)	(336)	(181)

Fair value of plan assets at December 31	$6,956	$7,729	$—	$—

Funded status:
Funded status at December 31	$(5,781)	$(3,551)	$(9,351)	$(6,695)
Unrecognized prior service cost	7	8
Unrecognized net loss	2,408	194	1,527	(571)

Net amount recognized	$(3,366)	$(3,349)	$(7,824)	$(7,266)

The following table provides the amounts recognized in the balance sheets as of December 31 (in thousands):

	Pension Benefits		Postretirement Benefits
	2002	2001	2002	2001
Accrued benefit cost	$(3,366)	$(3,349)	$(7,824)	$(7,266)
Minimum pension liability	(1,601)	(348)	—	—
Deferred tax asset	476	132	—	—
Accumulated other comprehensive income	1,125	216	—	—

Net amount recognized	$(3,366)	$(3,349)	$(7,824)	$(7,266)

The following table provides the components of net periodic pension and postretirement benefit costs for the plans for the years ended December 31 (in thousands):

	Pension Benefits			Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Service cost	$550	$558	$515	$421	$379	$320
Interest cost	803	738	682	473	435	396
Expected return on plan assets	(658)	(716)	(738)	—	—	—
Amortization of gains and losses	—	(31)	(149)	—	(18)	(64)

Net periodic benefit cost	$695	$549	$310	$894	$796	$652

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average assumptions used in the measurement of the Company’s benefit obligation are as follows:

	Pension Benefits			Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Discount rate	6.75%	7.25%	7.50%	6.75%	7.25%	7.50%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	4.00%	4.00%	4.00%	—	—	—

For measurement purposes, the assumed health care cost trend rate for participants under age 65 as of December 31, 2002 and 2001 was 12.0% and 7.5%, respectively, and for participants age 65 and over the rate was 12.0% and 6.5%, respectively. The health care cost trend rate was assumed to decline gradually to 5% for pre-age 65 and for post-age 65 costs over 27 years.

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement benefit plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands):

	2002	2001	2000

Effect on total of service and interest cost components of net periodic postretirement Cost	$3	$3	$2
Effect on the health care component of the accumulated postretirement benefit Obligation	49	35	32

The Company also sponsors a voluntary retirement savings plan (401(k)). Eligible employees may elect to contribute up to 15% of their annual earnings subject to certain limitations. Through December 31, 1998, the Company matched 50% of each eligible participant’s contribution up to 5% of the participant’s compensation for the plan year. Beginning January 1, 2002, the Company changed its matching contribution policy. The Company match for the Hourly employees was increased to 100.0% of each eligible participant’s contribution up to 6% of compensation for the plan year. The Company’s matching for Hourly employees is subject to a 3 year vesting schedule. The Company match for the Salaried employees was increased to 100.0% of each eligible participant’s contribution up to 6% of compensation for the plan year. Company matching is immediate for Salaried employees. Additional discretionary matching contributions by the Company are determined annually by the Board of Directors. Company matching contributions to this plan were approximately $0.4 million, $0.3 million and $0.3 million for each of the years ended December 31, 2002, 2001 and 2000.

13.    Lease Commitment:

The Company leases certain office space and vehicles for varying periods.

The following is a schedule of future minimum lease payments for operating leases that had initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2002:

Operating Leases
(In thousands)
2003	$757
2004	512
2005	368
2006	71
2007	3
2008 and beyond	—

Total minimum lease payments	$1,711

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Lease expense for the years ended December 31, 2002, 2001 and 2000 was $786, $790 and $873, respectively.

14.    Mandatorily Redeemable Preferred Stock:

On July 1, 2002 the Company commenced a consent solicitation (the “Consent Solicitation”) from registered holders of its 12% Senior Exchange Payment-in-Kind Preferred Stock, par value $0.01 per share (“Preferred Stock”), for certain amendments to the certificate of incorporation of the Company which would amend the terms of the Preferred Stock. The proposed amendments required the consent of the holders of a majority of the issued and outstanding shares of common stock of the Company and the consent of the holders of a majority of the issued and outstanding shares of Preferred Stock. A consent by the holders of a majority of the Company’s outstanding common stock was executed on June 28, 2002. On July 29, 2002, the Consent Solicitation was successfully completed, with the Company receiving consents from the holders of more than 99% of the outstanding shares of Preferred Stock.

The amendments to the Preferred Stock, among other things: (i) accelerated the mandatory redemption date of the Preferred Stock from June 15, 2007 to June 15, 2005, which will require the Company to redeem the Preferred Stock at an earlier date, (ii) reduced the liquidation preference from $25.00 to $22.00 per share, which will lower the Company’s cost of redeeming the Preferred Stock and will lower the amount of dividends payable thereon (which dividends are equal to 12% of the liquidation preference per annum), (iii) eliminated any redemption premium, which will lower the Company’s potential cost of redeeming the Preferred Stock prior to June 15, 2005, (iv) reduced the repurchase price that the Company must offer the holders of Preferred Stock upon a change of control from 101% to 100% of the liquidation preference, which will lower the Company’s potential cost of any such repurchase obligation, (v) permitted future dividends to be paid through the issuance of additional shares of preferred stock, which will provide the Company with greater flexibility in financing its operations, and (vi) included a definition for the term “Permitted Investments”, which definition was inadvertently omitted from the Certificate of Designation pursuant to which the Preferred Stock was created.

As consideration for these amendments, the Company paid each registered holder of Preferred Stock that consented thereto $0.40 per share in cash. A total of $984,642 in consent fees was paid. The Company paid an additional $235,724 in legal and other fees related to the Consent Solicitation. The Company has recorded the Preferred Stock at its current value in the accompanying Balance Sheet. The resulting gain, net of the consent and other fees described above, has been recognized in the accompanying Statements of Operations.

The Company’s future ability to make dividend payments in cash will depend upon the availability of funds and whether the Company has satisfied the “restricted payments” provision under the Indenture pursuant to which the Senior Notes were issued. Currently, the Company can satisfy that provision. Additionally, the Company has sufficient authorized and un-issued shares of Preferred Stock to make its dividend payments through the issuance of additional shares. For the dividend payments on September 15, 2002, and December 15, 2002, the Company chose to make this payment in kind.

Persons affiliated with the initial purchases of the Preferred Stock were also issued warrants, with an original fair value of $0.7 million, to purchase 19,050 shares of common stock of the Company for $0.01 per share, exercisable immediately. The original fair value of these warrants has been recorded in equity, with a corresponding amount capitalized and included in deferred financing costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.    Share Incentive Plan:

The Company has two share incentive plans covering certain key employees which provide for the granting of options to purchase common stock of the Company and other stock related benefits. As of December 31, 2002, no benefits other than the stock options described below had been granted. The total number of shares available for granting under the plans is 111,856. Stock option activity is summarized below:

	Incentive Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2000	61,760	$18.19	$26.51
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—

Outstanding, December 31, 2001	61,760	18.19	26.51

Granted	35,511	85.76	22.97
Exercised	—	—	—
Forfeited	(2,000)	(18.19)	(26.51)

Outstanding, December 31, 2002	95,271	43.38	25.19

Of the stock options outstanding on December 31, 2002, 60,981 were exercisable, with an additional 34,290 becoming exercisable in 2003 through 2006. All stock options expire 10 years from the grant date. The Company estimates that all of the stock options granted will be exercised and that the expected life of all stock options is five years from the date of grant. The weighted average fair value of the options was determined as the difference between the fair value of the common stock on the grant date and the present value of the exercise price over the expected life of five years at a risk free interest rate of 6%, with no assumed dividend yield.

Of the stock options described above, 47,986 include a provision under which the Company will reimburse the employee for the difference between their ordinary income tax liability and the liability computed using the capital gains rate in effect upon exercise of the options. The effect of this provision is accounted for as a variable portion of the option plan.

The Company has recorded compensation expense related to the options based on the provisions of SFAS No. 123 under which the fixed portion of such expense is determined as the fair value of the options on the date of grant and amortized over the vesting period. The variable portion of the compensation expense is remeasured on each reporting date with the expense amount adjusted for changes in the fair value of the Company’s stock on that date. Compensation expense of $576,000, $33,000 and $33,000 ($357,000, $20,000 and $20,000 net of deferred income tax benefit) has been recognized in the Statements of Operations for the years ended December 31, 2002, 2001 and 2000, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.    Income (Loss) Per Common Share Reconciliation (dollars in thousands, except per share amounts):

	For the Year Ended December 31, 2002
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$5,485
Less: Preferred stock dividends	(6,976)
Plus: Net gain on restructuring of preferred stock	5,395

Basic:
Net income available to common stockholders	$3,904	528,241	$7.39

Diluted:
Net income available to common stockholders	$3,904	664,939	$5.87

	For the Year Ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net loss	$(1,364)
Less: Preferred stock dividends	(6,745)

Basic and diluted:
Net loss available to common stockholders	$(8,109)	528,241	$(15.35)

	For the Year Ended December 31, 2000
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net loss before cumulative effect of change in accounting principle	$(2,949)
Cumulative effect of change in accounting principle, net of income tax benefit	(251)
Less: Preferred stock dividends	(6,005)

Basic and diluted:
Net loss available to common stockholders	$(9,205)	528,241	$(17.43)

The calculations above are based on the weighted average number of shares of common stock outstanding during the year. For the years ended December 31, 2001 and December 31, 2000, common equivalent shares from stock options of 61,760 and warrants of 63,490 are excluded from the computations as their effect is antidilutive.

17.    Fourth Quarter Adjustment:

The fourth quarters of 2002, 2001 and 2000 include adjustments to increase the income tax provision by approximately $1,300,000, $1,490,000 and $1,140,000, respectively, as a result of the year-end income tax computations. The fourth quarters of 2002 and 2000 also included adjustments to increase the LIFO expense by approximately $1.7 million and $1.5 million, net of income tax of approximately $1.0 million and $0.9 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.    Selected Quarterly Financial Data (unaudited):

All amounts are in thousands except net income (loss) per share.

	I. Quarter
	1st	2nd	3rd	4th
2002
Net sales	21,952	18,218	26,014	28,241
Gross profit	13,283	9,688	15,477	15,004
Net income (loss)	(305)	(2,575)	6,185	599
Basic net income (loss) per share	(0.58)	(4.88)	11.71	1.13
Diluted net income (loss) per share	(0.58)	(4.88)	9.46	0.90

2001
Net sales	22,442	16,570	23,302	27,308
Gross profit	12,935	8,575	13,386	17,029
Net income (loss)	(122)	(2,219)	111	(1,791)
Basic net income (loss) per share	(0.58)	(4.20)	0.21	(3.39)
Diluted net income (loss) per share	(0.58)	(4.20)	0.21	(3.39)

19.    Contingencies:

Kentucky and Illinois Complaints.    On July 15, 1998, NAOC and NTC filed a complaint (the “Kentucky Complaint”) against Republic Tobacco, Inc. and its affiliates (“Republic Tobacco”) in Federal District Court for the Western District of Kentucky. Republic Tobacco imports and sells Roll-Your-Own (“RYO”) premium cigarette papers under the brand names JOB and TOP as well as other brand names. The Kentucky Complaint alleges, inter alia, that Republic Tobacco’s use of exclusivity agreements, rebates, incentive programs, buy-backs and other activities related to the sale of premium cigarette papers in the southeastern United States violate federal and state antitrust and unfair competition laws and that Republic Tobacco defaced and directed others to deface NAOC’s point of purchase vendor displays for premium cigarette papers by covering up the ZIG-ZAG brand name and advertising material with advertisements for Republic Tobacco’s RYO cigarette paper brands. The Kentucky Complaint alleges that these activities constitute unfair competition under federal and state laws.

On June 30, 1998, Republic Tobacco filed a complaint against the Company, NAOC and NTC in the U.S. District Court of the Northern District of Illinois (the “Illinois Complaint”) and served it on the Company after the institution of the Kentucky action. In the Illinois Complaint, Republic Tobacco seeks declaratory relief with respect to the Company’s claims. In addition, the Illinois Complaint alleges that certain actions taken by the Company to inform its customers of its claims against Republic Tobacco constitute tortuous interference with customer relationships, false advertising, violations of Uniform Deceptive Trade Practices and Consumer Fraud Acts, defamation and unfair competition. In addition, although not included in its original complaint but in its amended complaint, Republic Tobacco alleged that the Company has unlawfully monopolized and attempted to monopolize the market on a national and regional basis for premium cigarette papers. Republic is seeking unspecified compensatory damages, injunctive relief and attorneys fees and costs.

On October 20, 2000, Republic Tobacco filed a motion to dismiss, stay, or transfer the Kentucky Complaint to the Illinois Court. On December 19, 2000, the Court denied Republic Tobacco’s motion, holding that it was premature. The Court noted also that it had communicated with the Court in Illinois and that it had concluded that Republic Tobacco may not be entitled to any preference on forum selection, which would ordinarily be given because it was first to file.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to the completion of discovery, the Court dismissed Republic Tobacco’s antitrust claims against the Company. After discovery was completed in 2001, both parties moved for summary judgment on the others claims. In April 2002, the District Court for the Northern District of Illinois decided the summary judgment motions by dismissing all claims of both the Company and Republic Tobacco and its affiliates, except for Republic Tobacco’s claim of defamation per se against the Company, on which it granted summary judgment on liability in favor of Republic Tobacco, and a Lanham Act false advertising claim, based on the same facts as the defamation claim, for equitable relief.

The Company believes it has viable defenses to the Republic claims, however, no assurances can be given that it will prevail. If the Company were not to prevail, management does not believe that any adverse judgment would be material to the Company’s results of operations, financial position or cash flows.

West Virginia Complaints.    Trial of the West Virginia complaints has been postponed indefinitely, as described below. On October 6, 1998 NTC was served with a summons and complaint on behalf of 65 individual plaintiffs in an action in the Circuit Court of Kanawha County, West Virginia, entitled Kelly Allen, et al. v. Philip Morris Incorporated, et al. (Civil Action Nos. 98-C-2401). On November 13, 1998, NTC was served with a second summons and complaint on behalf of 18 plaintiffs in an action in the Circuit Court of Kanawha County, West Virginia, entitled Billie J. Akers, et al. v. Philip Morris Incorporated et al. (Civil Action Nos. 98-C-2696 to 98-C-2713). The complaints are identical in most material respects. In the Allen case, the plaintiffs have specified the defendant companies for each of the 65 cases. NTC is named in only one action. One Akers plaintiff alleged use of an NTC product, alleging lung cancer.

On September 14, 2000, NTC was served with a summons and complaint on behalf of 539 separate plaintiffs filed in Circuit Court of Ohio County, West Virginia, entitled Linda Adams, et al. v. Philip Morris Inc., et al. (Civil Action Nos. 00-C-373 to 00-C-911). Only one of these plaintiffs alleged use of a product currently manufactured by NTC. The time period during which this plaintiff allegedly used the product has not yet been specified. Thus, it is not yet known whether NTC is a proper defendant in this case.

On September 19, 2000, NTC was served with a second summons and complaint on behalf of 561 separate plaintiffs filed in Circuit Court of Ohio County, West Virginia, entitled Ronald Accord, et al. v. Philip Morris Inc., et al. (Civil Action Nos. 00-C-923 to 00-C-1483). A total of five of these plaintiffs allege use of a product currently manufactured by NTC. One of these plaintiffs does not specify the time period during which the product was allegedly used, and one alleges use that covers, in part, a period when NTC did not manufacture the product. Of the remaining three, one alleges consumption of a competitor’s chewing tobacco from 1966 to 2000 and NTC’s Beech-Nut chewing tobacco from 1998 to 2000; another alleges a twenty-four year smoking history ending in 1995 and consumption of Beech-Nut chewing tobacco from 1990 to 1995; and the last alleges a thirty-five year smoking history ending in 2000, and consumption of NTC’s Durango Ice chewing tobacco from 1990 to 2000 (although Durango Ice did not come onto the market until 1999).

In November 2001, NTC was served with an additional four separate summons and complaints in actions filed in the Circuit Court of Ohio County, West Virginia. The actions are entitled Donald Nice v. Philip Morris Incorporated, et al., (Civil Action No. 01-C-479), Korene S. Lantz v. Philip Morris Incorporated, et al., (Civil Action No. 01-C-480), Ralph A. Prochaska, et al. v. Philip Morris, Inc., et al., (Civil Action No. 01-C-481), and Franklin Scott, et al. v. Philip Morris, Inc., et al., (Civil Action No. 01-C-482).

All of the West Virginia smokeless tobacco actions have been consolidated before the West Virginia Mass Litigation Panel for discovery and trial of certain issues. Trial of these matters was planned in two phases. In the initial phase, a trial was to be held to determine whether tobacco products, including all forms of smokeless

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tobacco, cigarettes, cigars and pipe and roll-your-own tobacco, can cause certain specified diseases or conditions. In the second phase, individual plaintiffs would attempt to prove that they were in fact injured by tobacco products. Fact and expert discovery in these cases has closed, however, in the cigarette cases the Court has allowed additional discovery.

The claims against the Company in the various consolidated West Virginia actions include negligence, strict liability, fraud in differing forms, conspiracy, breach of warranty and violations of the West Virginia consumer protection and antitrust acts. The complaints in the West Virginia cases request unspecified compensatory and punitive damages.

The trial of the smokeless tobacco cases has been postponed indefinitely. The manufacturers of smokeless tobacco products (as well as the manufacturers of cigarettes) moved to sever the claims against the smokeless tobacco manufacturer defendants from the claims against the cigarette manufacturer defendants. That motion was granted, thus, the trial date on the smokeless tobacco claims has now been postponed indefinitely.

Minnesota Complaint.    On September 24, 1999, NTC was served with a complaint in a case entitled Tuttle v. Lorillard Tobacco Company, et al. (Case No. C2-99-7105), brought in Minnesota. The other manufacturing defendants are Lorillard and The Pinkerton Tobacco Company. The Complaint alleges that plaintiff’s decedent was injured as a result of using NTC’s (and, prior to the formation of NTC, Lorillard’s) Beech-Nut brand and Pinkerton’s Red Man brand of loose-leaf chewing tobacco. Plaintiff asserts theories of liability, breach of warranty, fraud, and variations on fraud and misrepresentation. Plaintiff specifically requests in its complaint an amount of damages in excess of fifty thousand dollars ($50,000) along with costs, disbursements and attorneys’ fees, and “.  .  . an order prohibiting defendants from disseminating in Minnesota further misleading advertising and making further untrue, deceptive and/misleading statements about the health effects and/or addictive nature of smokeless tobacco products.  .”. After discovery, summary judgment motions were filed on behalf of all defendants. On March 3, 2003, the Court granted defendants’ motions, dismissing all claims against all defendants. The plaintiffs have moved the Court to reconsider its decision.

Although the Company believes that it has good defenses to the above actions in West Virginia and Minnesota and it intends to vigorously defend each such action, no assurances can be given that it will prevail. If any of the plaintiffs were to prevail, the results could have a material adverse effect on the results of operations, financial position and cash flows of the Company.

Texas Infringing Products Litigation.    In Bolloré, S.A. v. Import Warehouse, Inc., Civ. No. 3-99-CV-1196-R (N.D. Texas), Bolloré, the Company’s Licensor of ZIG-ZAG brand premium cigarette papers, obtained a sealed order allowing it to conduct a seizure of infringing and counterfeit ZIG-ZAG products in the United States. On June 7, 1999, seizures of products occurred in Michigan and Texas. Subsequently, all named defendants have been enjoined from buying and selling such infringing or counterfeit goods. Bolloré and the Company have negotiated settlements with one group of defendants, including Import Warehouse Inc. and its owner/operator Ravi Bhatia. Those settlements included a consent injunction against distribution of infringing or counterfeit goods. Management believes that successful prosecution of this litigation, either by settlement or otherwise, will have a favorable impact on its future premium cigarette paper business.

On May 18, 2001, the Company, in conjunction with Bolloré, conducted raids on the businesses and homes of certain defendants previously enjoined from selling infringing or counterfeit ZIG-ZAG brand products in the Bolloré S.A. v. Import Warehouse litigation. Evidence was uncovered that showed that these defendants and certain other individuals were key participants in importing and distributing counterfeit ZIG-ZAG premium cigarette papers. After a two day hearing in the U.S. District Court for the Northern District of Texas, on May 30, 2001, the Court held the previously enjoined defendants in contempt of court.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company entered into a settlement with the defendants, the principal terms of which included a cash payment, an agreed permanent injunction, the withdrawal of the defendants’ appeal of the civil contempt order, an agreed judgment of $11 million from the civil contempt order and an agreement to forbear from enforcing that $11 million money judgment until such time in the future that the defendants violate the terms of the permanent injunction. Two of the defendants also agreed to provide complete information concerning the counterfeiting conspiracy as well as information on other parties engaged in the purchase and distribution of infringing ZIG-ZAG premium cigarette papers.

Pursuant to the U.S. Distribution Agreement and a related agreement between Bolloré and the Company, any collections on the judgments issued in the Bolloré v. Import Warehouse case are to be divided evenly between Bolloré and the Company after the payment of all expenses.

On February 7, 2002, Bolloré, NAOC and the Company filed a motion with the District Court in the Texas action seeking to hold Ravi Bhatia and Import Warehouse Inc. in contempt of court for violating the terms of the consent order and injunction entered against those defendants. The Company alleges that Mr. Bhatia and Import Warehouse sold counterfeit goods to at least three different companies over an extended period of time. A hearing was held on April 10, 2002. After evidence related to this matter was discovered by plaintiffs and upon plaintiffs’ application, another hearing was held on August 1, 2002. The Court allowed the defendants three weeks to supplement the record with additional evidence. Final arguments were held on January 22, 2003 and a decision is pending.

California Infringing Products Litigation.    On March 23, 2001, the Company participated as co-plaintiff with NAOC and Bolloré in an action entitled Bolloré, S.A. v. A&A Smart Shopping (Case No. CV 01-02766 FMC (MANx)), filed in the U.S. District Court for the Central District of California. The plaintiffs alleged that nine distributors in California were selling counterfeit ZIG-ZAG brand premium cigarette papers.

On May 22, 2001, the Company participated as co-plaintiff with NAOC and Bolloré in an action entitled Bolloré, S.A. v. Buy-Rite Wholesale (Case No. CV 01-4570 FMC (MAN)), filed in the U.S. District Court for the Central District of California. The plaintiffs alleged that seven distributors and retailers in California were selling counterfeit ZIG-ZAG brand premium cigarette papers.

On June 5, 2002, the Court granted the plaintiffs application to consolidate the A&A Smart Shopping and Buy Rite Wholesale cases for trial purposes. In an effort to better manage this case for trial, the plaintiffs settled against certain defendants, obtained judgments for damage against most the defendants and obtained permanent injunctions against all of the settling defendants.

A trial of the plaintiffs’ claims against the remaining defendants, in the A&A Smart Shopping case, Downey Wholesale and Fadel El-Shahawi, Downey’s principal, began October 1, 2002. On October 15, 2002, after a two week jury trial, the jury found for the plaintiffs on all counts. The plaintiffs were awarded a total of $2,000,000 in damages, and the jury found that defendant Downey and the defendant Fadel El-Shahawi acted willfully and with fraud, oppression or malice. As a result, plaintiffs were entitled to and did request the Court to award them their reasonable attorney fees and expenses. That application is pending. The verdict also allowed the Court, in its discretion, to apply a multiple of up to three times the verdict amount in order to adequately compensate plaintiffs and also, to award punitive damages. The parties settled the punitive damages and multiplier portions of the case for $500,000, of which half was paid on November 15, 2002 and the remainder will be paid in equal monthly installments over the next two year period, commencing on December 1, 2002. All recoveries from this litigation will be shared equally by NAOC and Bolloré. Defendants filed a new trial motion which the Court has denied. However, the Court reduced the plaintiff’s damages award to approximately $1.7 million. On March 13, 2003, the Court denied the defendants’ motions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 6, 2002, the plaintiffs moved for contempt sanctions against JT Saniya Inc., asserting that JT Saniya had violated the terms of the preliminary injunction issued against it by selling 38 cases of counterfeit product. JT Saniya failed to dispute the allegations and a default judgment of $420,369.09 was entered against JT Saniya on July 23, 2002. The plaintiffs have entered into a settlement agreement with JT Saniya in respect of the default judgment pursuant to which JT Saniya has paid $82,500 in full satisfaction of the judgment.

In addition to the above described legal proceedings, the Company is subject to other litigation in the ordinary course of its business. The Company does not believe the outcome of such litigation will have a material adverse effect on the results of operations, financial position or cash flows of the Company.

20.	Parent-Only Financial Information:

The Corporation is a holding company with no operations and no assets other than its investments in its subsidiaries, income tax receivables, deferred income tax assets related to the differences between the book and tax basis of its investment in the Partnership, and deferred financing costs related to its debt.

All of the Corporation’s subsidiaries are wholly-owned and guarantee the debt of the Corporation on a full, unconditional, and joint and several basis. Separate financial statements of the subsidiaries are not required and have not been included in these financial statements.

Following is unaudited parent-only summarized financial information of the Corporation (in thousands):

	2002	2001
Noncurrent assets	$189,129	$195,462
Current liabilities	10,732	20,164
Noncurrent liabilities	155,000	155,000
Redeemable preferred stock	57,497	57,443

	Year ended December 31,
	2002	2001
Equity in earnings of subsidiaries	$24,126	$18,746
Income loss before gain on restructuring and preferred stock dividends	5,544	(1,308)

21.	Segment Information:

In 1998, the Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company has been historically organized on the basis of product lines which are comprised of two reportable segments. The smokeless tobacco segment manufactures smokeless tobacco products which are distributed primarily through wholesale and food distributors in the United States. The make-your-own segment imports and distributes cigarette papers, tobaccos and related products primarily through wholesale distributors in the United States.

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.” Segment data includes a charge allocating all corporate costs to each operating segment. Elimination and Other includes the assets of the Company not assigned to segments and the elimination of intercompany accounts between segments. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation, amortization, certain non-cash charges and other income and expenses (Adjusted EBITDA).

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below presents financial information about reported segments for 2002, 2001 and 2000 (in thousands):

2002	Smokeless Tobacco	Make-Your-Own	Eliminations and Other	Total
Net sales	$35,732	$58,693	$—	$94,425
Operating income	5,966	23,421		29,387
Adjusted EBITDA	9,904	25,214		35,118
Assets	67,951	256,756	(111,113)	213,594

2001
Net sales	38,647	50,975	—	89,622
Operating income	5,610	17,453		23,063
Adjusted EBITDA	10,542	22,491		33,033
Assets	69,781	237,008	(90,126)	216,663

2000
Net sales	39,387	50,978	—	90,365
Operating income	6,362	17,130		23,492
Adjusted EBITDA	10,684	22,498		33,182
Assets	73,845	223,732	(69,820)	227,757

The table set forth below is a reconciliation of the Company’s Net income (loss) to Adjusted EBITDA for each of the years ended December 31, 2002, 2001 and 2000, respectively (in thousands):

	Year Ended December 31,
	2002	2001	2000
Net income (loss)	$5,485	$(1,364)	$(3,200)
Interest expense, net and amortization of deferred financing fees	18,744	19,742	22,261
Income tax expense	3,214	2,043	1,008
Depreciation	701	637	1,067
Amortization of Goodwill	—	5,490	5,490
Other expense	1,944	2,642	3,172
LIFO adjustment	3,877	2,682	2,434
Stock option compensation expense	576	33	33
Postretirement/Pension expense	577	1,128	666
Cumulative effect of accounting change	—	—	251

Adjusted EBITDA	$35,118	$33,033	$33,182

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	New Accounting Standards:

During 2001, the Emerging Issues Task Force issued: 1) EITF No. 00-14, “Accounting for Certain Sales Incentives”, addressing the recognition, measurement and statement of earnings classification of certain sales incentives and 2) EITF No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products”, addressing the statement of earnings classification of consideration from a vendor to an entity that purchases the vendor’s products for resale. The Company adopted EITF 00-14 and EITF 00-25 in the first quarter of 2002. As a result of this adoption, certain expenses have been reclassified from selling, general and administrative expenses to allowances in determining net sales and to cost of goods sold for each of the years ended December 31, 2001 and 2000. Due to adopting EITF 00-14 and EITF 00-25, for each of the years ended December 31, 2001 and 2000, net sales decreased by $4.126 million and $2.780 million, respectively, cost of goods sold increased by $3.963 million and $4.108 million, respectively, and selling, general and administrative expenses were reduced by $8.089 million and $6.888 million, respectively, from the previously reported figures. The adoption of EITF 00-14 and EITF 00-25 had no impact on the Company’s net income for either of these periods.

In June 2001, the Financial Accounting Standards Board (“FASB”), issued Statement No. 141, Business Combinations (“Statement 141”) and Statement No. 142, Goodwill and Other Intangible Assets” (“Statement 142”). Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method as use of the pooling-of-interest method is no longer permitted. Statement 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed at least annually for impairment using a two-step process. The first step is a test for potential impairment, and the second measures the amount of impairment, if any. Impairment losses that arise from completing a transitional impairment test during 2002 are to be reported as the cumulative effect of a change in accounting principle as of the beginning of the year. Subsequent impairments, if any, will be classified as an operating expense. In addition, Statement 142 specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill.

Upon adopting Statement 142 on January 1, 2002, the Company ceased amortizing goodwill. Statement 142 required completion of the first step of the transitional impairment test by June 30, 2002. In completing the transitional impairment test for fiscal 2002, the Company reported that it had incurred no impairment.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	New Accounting Standards, continued:

In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligation” (“SFAS 143”). SFAS 143 requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset-retirement obligation (“ARO”), an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 was effective for financial statements for fiscal years beginning after June 15, 2002. The Company will adopt the provisions of SFAS 143 in fiscal 2003. SFAS 143 will not have an impact on the Company’s financial statements.

On January 1, 2002, the Company adopted FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement 144”). Statement 144 develops a single accounting model for long-lived assets to be disposed of by sale, and addresses significant implementation issues related to previous guidance. Statement 144 requires that long-lived assets to be disposed of by sale be measured at the lower of their carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Statement 144 also broadens the reporting of discontinued operations by potentially qualifying more disposal transactions for discontinued operations reporting. The adoption of Statement 144 did not have an impact on the Company’s financial statements.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. This Statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30, “Reporting Results of Operations.” This Statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This Statement will be effective for the Company for the year ending 2003. The Company has adopted the provisions of this Statement effective January 1, 2003 and, as a result, has reclassified the write-off of $1.4 million of deferred financing costs incurred upon the refinancing of the Company’s term loan on December 29, 2000 from extraordinary loss to other expense in the accompanying December 31, 2000 Consolidated Statements of Operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 sets forth various modifications to existing accounting guidance which prescribes the conditions which must be met in order for costs associated with contract terminations, facility consolidations, employee relocations and terminations to be accrued and recorded as liabilities in financial statements. The provisions of SFAS 146, as related to exit or disposal activities will be effective for transactions after December 31, 2002. SFAS 146 does not at present have an impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). SFAS 148 amends SFAS 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 and requires additional disclosures in annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on financial results. The Company accounts for stock-based compensation in accordance with SFAS No. 123. Therefore, SFAS 148 does not have an impact on the Company’s financial statements.

In January 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	New Accounting Standards, continued:

(FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. FIN 46 does not have an impact on the Company’s financial statements.

23.	Subsequent Event:

On February 18, 2003, the Company entered into an asset purchase agreement (the “Star Cigarette Asset Purchase Agreement”) with Star Scientific, Inc. (“Star Scientific”), and Star Tobacco, Inc., a wholly-owned subsidiary of Star Scientific (“Star Tobacco” and, together with Star Scientific, “Star”). Pursuant to the Star Cigarette Asset Purchase Agreement, the Company has agreed to purchase substantially all of the assets of Star relating to the manufacturing, marketing and distribution of four discount cigarette brands in the United States (the “Star Cigarette Assets”). The purchase price for the Star Cigarette Assets is $80 million in cash, subject to certain closing adjustments and the assumption of certain liabilities related to the Star Cigarette Assets.

All requisite corporate approvals for this transaction have been obtained, including the approvals of the Star Cigarette Asset Purchase Agreement by the respective Boards of Directors of the Company and Star, by the holders of a majority of the outstanding shares of common stock of Star Scientific and by Star Scientific as the sole stockholder of Star Tobacco.

The transaction is expected to close in the second quarter of 2003. The closing is subject to the Company’s receipt of financing and to customary closing conditions. Contemporaneously with the signing of the Star Cigarette Asset Purchase Agreement, the Company placed a $2 million earnest money deposit into escrow. In the event that, on or after July 15, 2003, the Star Cigarette Asset Purchase Agreement is terminated by either the Company or Star and, at that time, the Company has been unable to obtain the requisite financing for the transaction and all other conditions to closing have been satisfied or are capable of being satisfied, then such deposit will be paid to Star. In all other events, the deposit will either be used to satisfy a portion of the purchase price or repaid to the Company, as applicable. Although the Company is currently in the process of seeking financing for the acquisition and a related recapitalization of the Company, there can be no assurance that such financing will be obtained.

Through December 31, 2002, the Company has incurred approximately $1.9 million of costs relating to this acquisition. Such costs have been deferred and are included in Other current assets in the accompanying Consolidated Balance Sheets.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share data)

(unaudited)

	March 31, 2003	December 31, 2002
Current assets:
Cash	$1,106	$805
Accounts receivable, net	4,064	7,651
Inventories	44,646	40,818
Income taxes receivable	910	887
Other current assets	5,855	3,457

Total current assets	56,581	53,618
Property, plant and equipment, net	5,140	5,158
Deferred income taxes	27,017	24,916
Deferred financing costs	2,296	2,642
Goodwill	123,557	123,557
Other assets	3,751	3,703

Total assets	$218,342	$213,594

Current liabilities:
Accounts payable	$3,485	$2,868
Accrued expenses	7,993	2,429
Deferred income taxes	10,552	10,552
Revolving credit facility	7,500	5,500

Total current liabilities	29,530	21,349

Long-term debt	155,000	155,000
Other long-term liabilities	12,793	12,793

Total liabilities	197,323	189,142

Preferred Stock, (mandatory redemption value of $59,538 and $57,805, respectively)	59,538	57,805

Stockholders’ Deficit:
Common stock, voting, $.01 par value authorized shares, 750,000; issued and outstanding shares, 528,241	5	5
Common stock, nonvoting, $.01 par value; authorized shares, 750,000; issued and outstanding shares,-0-	—	—
Additional paid-in capital	9,246	9,246
Loans to stockholders for stock purchase	(159)	(157)
Accumulated other comprehensive income (loss)	(1,125)	(1,125)
Accumulated deficit	(46,486)	(41,322)

Total stockholders’ deficit	(38,519)	(33,353)

Total liabilities and stockholders’ deficit	$218,342	$213,594

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

(unaudited)

	Three months Ended March 31, 2003	Three months Ended March 31, 2002
Net sales	$14,249	$21,952
Cost of sales	7,700	8,669

Gross profit	6,549	13,283
Selling, general and administrative expenses	7,101	5,799

Operating income (loss)	(552)	7,484
Interest expense and financing costs, net	4,642	4,721
Other expense	337	362

Income (loss) before income tax expense (benefit)	(5,531)	2,401
Income tax expense (benefit)	(2,101)	912

Net income (loss)	(3,430)	1,489
Preferred stock dividends	(1,734)	(1,794)

Net loss applicable to common shares	$(5,164)	$(305)

Basic and Diluted earnings per common share:
Net income (loss)	$(6.49)	$2.82
Preferred stock dividends	(3.29)	(3.40)

Net loss applicable to common shares	$(9.78)	$(0.58)

Weighted average common shares outstanding:
Basic	528.2	528.2
Diluted	528.2	528.2

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months Ended March 31, 2003	Three months Ended March 31, 2002
Cash flows from operating activities:
Net income (loss)	$(3,430)	$1,489
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	125	175
Amortization of deferred financing costs	346	347
Deferred income taxes	(2,101)	912
Changes in operating assets and liabilities:
Accounts receivable, net	3,587	(3,516)
Inventories	(3,828)	444
Other current assets	(2,421)	595
Other assets	(48)	(27)
Accounts payable	617	(1,190)
Accrued liabilities and other	5,564	3,932

Net cash provided by (used in) operating activities	(1,589)	3,161

Cash flows from investing activities:
Capital expenditures	(107)	(100)

Net cash provided by (used in) investing activities	(107)	(100)

Cash flows from financing activities:
Proceeds from revolving credit facility	2,000	—
Payments on term loans	—	(3,125)
Other	(3)	(3)

Net cash provided by (used in) financing activities	1,997	(3,128)

Net increase (decrease) in cash	301	(67)
Cash, beginning of period	805	1,130

Cash, end of period	$1,106	$1,063

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

These condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes thereto of NATC on pages F-2 to F-30.

The accompanying condensed consolidated financial statements are presented in accordance with the requirements of Form 10-Q and accordingly, do not include all the disclosures normally required by generally accepted accounting principles. The condensed consolidated financial statements have been prepared in accordance with the Company’s customary accounting practices and have not been audited. In the opinion of management, all adjustments necessary to fairly present the results of operations for the reported interim periods have been recorded and were of a normal and recurring nature. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Certain prior period amounts have been reclassified to conform to current period presentation.

2.	Summary of Significant Accounting Policies:

Revenue Recognition:    The Company recognizes revenues and the related costs upon transfer of title and risk of loss to the customer.

Shipping Costs:    The Company records shipping costs incurred as a component of selling, general and administrative expenses. Shipping costs incurred were $595,000 and $650,000 for the three months ended March 31, 2003 and 2002, respectively.

Master Settlement Agreement Escrow Account:    Pursuant to the Master Settlement Agreement (the “MSA”) entered into in November 1998 by most states (represented by their attorneys general acting through the National Association of Attorneys General) and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to include a manufacturer of make-your-own cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding, and maintaining an escrow account to have funds available for certain potential tobacco-related liabilities, with sub-accounts on behalf of each settling state. The Company has chosen to open and fund an escrow account as its method of compliance. It is the Company’s policy to record amounts on deposit in the escrow account for prior years, as well as cash-on-hand to fund its projected deposit based on its monthly sales for the current year, as an other non-current asset. Each year’s obligation is required to be deposited in the escrow account by April 15 of the following year. As of March 31, 2003, the Company has recorded as a non-current asset approximately $2.1 million, of which $1.0 million is related to the projected deposit for 2002.

3.	Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) method. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing.

The impact of LIFO resulted in decreased net income of the Company by approximately $0.1 million and $0.2 million for the three months ended March 31, 2003 and 2002, respectively.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of inventories are as follows (in thousands):

	3/31/03	12/31/02
Raw materials and work in process	$3,773	$3,111
Leaf tobacco	9,671	10,328
Finished goods—loose leaf tobacco	4,476	4,174
Finished goods—MYO products	8,231	4,722
Other	865	728

	27,016	23,063
LIFO reserve	17,630	17,755

	$44,646	$40,818

4.	Provision for Income Taxes

The provision for income taxes for the three months ended March 31, 2003 and March 31, 2002 was computed based on the estimated annual effective income tax rate of 38%.

5.	Parent-Only Financial Information

North Atlantic Trading Company, Inc. is a holding company with no operations and assets, consisting primarily of its investment in subsidiaries, deferred income tax assets related to the differences between the book and tax basis of its investment in National Tobacco Company, L.P., a subsidiary of the Company, and deferred financing costs related to its debt. All of the Company’s subsidiaries are wholly-owned and guarantee the Company’s debt on a full, unconditional and joint and several basis. In management’s opinion, separate financial statements of the subsidiaries are not meaningful and are not included herein. The following represents unaudited parent-only summarized financial information of North Atlantic Trading Company, Inc. (in thousands):

	3/31/03	12/31/02
Current assets	$—	$—
Noncurrent assets	194,998	189,129
Current liabilities	19,692	10,732
Noncurrent liabilities	155,000	155,000
Redeemable preferred stock	59,538	57,805

For the three months ended March 31:	2003	2002
Equity in earnings of subsidiaries	$(11)	$5,328
Interest expense	(4,668)	(4,756)
Income tax benefit	1,263	1,060

Net income (loss) before preferred stock dividends	$(3,416)	$1,632

6.	Financial Instruments

The Company occasionally uses short-term forward currency contracts to hedge the risk in foreign currency exchange rates. In accordance with the provisions of SFAS No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” the Company’s policy is to designate its forward currency contracts as cash flow hedges of its anticipated purchases in Euros. As of March 31, 2003, the Company had no outstanding forward currency contracts.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Reconciliation of Income (Loss) per Common Share
(dollars in thousands, except per share amounts):

Three Months Ended March 31, 2003
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic and Diluted:
Net loss	$(3,430)
Less: preferred stock dividends	(1,734)

Net loss applicable to common shares	$(5,164)	528,241	$(9.78)

Three Months Ended March 31, 2002
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic and Diluted:
Net income	$1,489
Less: preferred stock dividends	(1,794)

Net loss applicable to common shares	$(305)	528,241	$(0.58)

The calculations are based on the weighted average number of shares of common stock outstanding during the respective periods. Common stock equivalent shares from warrants representing 63,500 shares were excluded from the computations for the three months ended March 31, 2003 and 2002, and common stock equivalent shares from stock options representing 95,300 and 61,800 shares were excluded from the computations for the three months ended March 31, 2003 and 2002, respectively, as their effects are antidilutive.

8.	Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”), issued Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed at least annually for impairment using a two-step process. The first step is a test for potential impairment, and the second measures the amount of impairment, if any. Upon adopting SFAS 142 on January 1, 2002, the Company ceased amortizing goodwill. In completing the required first step of the transitional impairment test for 2002, the Company reported that it had incurred no impairment. Subsequent impairments, if any, will be classified as an operating expense. In addition, SFAS 142 specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill.

In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset-retirement obligation (“ARO”), an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company has adopted the provisions of SFAS 143 effective January 1, 2003. SFAS 143 did not have an impact on the Company’s financial statements.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 eliminates the

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board Opinion No. 30, “Reporting Results of Operations.” This Statement also requires sales- leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This Statement became effective for the Company on January 1, 2003. The adoption of SFAS 145 did not have an impact on the Company’s financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 sets forth various modifications to existing accounting guidance which prescribes the conditions which must be met in order for costs associated with contract terminations, facility consolidations, employee relocations and terminations to be accrued and recorded as liabilities in financial statements. The provisions of SFAS 146, as related to exit or disposal activities, are effective for transactions occurring after December 31, 2002. The adoption of SFAS 146 does not have an impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). SFAS 148 amends SFAS 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 and requires additional disclosures in annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used in determining financial results. The Company accounts for stock-based compensation in accordance with SFAS No. 123. Therefore, SFAS 148 does not have an impact on the Company’s financial statements.

In November 2002, the FASB issued Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretations No. 34 (“FIN 45”). FIN 45 requires that, upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 requires disclosure about each guarantee even if the likelihood of the guarantor’s having to make any payments under the guarantee is remote. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of the recognition provision of FIN 45 did not have an impact on the Company’s financial statements. The disclosure provisions of FIN 45 were effective for the Company’s December 31, 2002 audited financial statements.

In January 2003, the FASB issued Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. As the Company does not currently hold any variable interest entities, FIN 46 does not have an impact on the Company’s financial statements.

9.	Asset Purchase Agreement

On February 18, 2003, the Company entered into an asset purchase agreement (the “Star Cigarette Asset Purchase Agreement”) with Star Scientific, Inc. (“Star Scientific”), and Star Tobacco, Inc., a wholly-owned

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subsidiary of Star Scientific (“Star Tobacco” and, together with Star Scientific, “Star”). Pursuant to the Star Cigarette Asset Purchase Agreement, the Company has agreed to purchase substantially all of the assets of Star relating to the manufacturing, marketing and distribution of four discount cigarette brands in the United States (the “Star Cigarette Assets”). The purchase price for the Star Cigarette Assets is $80 million in cash, subject to certain closing adjustments and the assumption of certain liabilities related to the Star Cigarette Assets.

All requisite corporate approvals for this transaction have been obtained, including the approvals of the Star Cigarette Asset Purchase Agreement by the respective Boards of Directors of the Company and Star, by the holders of a majority of the outstanding shares of common stock of Star Scientific and by Star Scientific as the sole stockholder of Star Tobacco.

The transaction is expected to close in the third quarter of 2003. The closing is subject to the Company’s receipt of financing and to customary closing conditions. Contemporaneously with the signing of the Star Cigarette Asset Purchase Agreement, the Company placed a $2 million earnest money deposit into escrow. In the event that, on or after July 15, 2003, the Star Cigarette Asset Purchase Agreement is terminated by either the Company or Star and, at that time, the Company has been unable to obtain the requisite financing for the transaction and all other conditions to closing have been satisfied or are capable of being satisfied, then such deposit will be paid to Star. In all other events, the deposit will either be used to satisfy a portion of the purchase price or repaid to the Company, as applicable. Although the Company is currently in the process of seeking financing for the acquisition and a related recapitalization of the Company, there can be no assurance that such financing will be obtained.

Through March 31, 2003, the Company has incurred approximately $4.6 million of direct costs relating to this acquisition. Such costs have been deferred and will be included in the purchase price of the acquisition for financial reporting purposes upon completion of the transaction. In the event the transaction is not successfully completed, these costs will be expensed at that time. These costs are included in Other current assets in the accompanying Condensed Consolidated Balance Sheets.

10.	Contingencies

Except as described below, there have not been any significant developments with respect to legal proceedings and pending litigation or any change to the Company’s position as previously disclosed in the Company’s Form 10-K for the year ended December 31, 2002.

Kentucky & Illinois Complaints.    A trial date of June 30, 2003 has been set for Republic Tobacco’s claims against the Company on Republic’s claims of defamation per se and under the Lanham Act.

Minnesota Complaint.    All of the plaintiff’s claims for personal injury against the Company have been dismissed, and the Court denied the plaintiff’s motion for reconsideration. Plaintiff has filed notice to appeal these dismissals. To date, the Court has not set a briefing schedule.

California Infringing Products Litigation.    In addition to the judgment previously entered in Bolloré, S.A. and the Company’s (the “plaintiffs’ “) favor in the amount of approximately $1.7 million, the Court has ordered Downey Wholesale Inc. and Fadel El-Shahawi (the “defendants’ “) to pay plaintiffs $751,000 in attorneys’ fees and expenses. Bond on the damages judgment (but not the attorneys’ fees and expenses) has been posted and the defendants have filed their notice of appeal. Defendants’ initial brief is due on August 4, 2003.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.	Preferred Stock

On July 1, 2002 the Company commenced a consent solicitation (the “Consent Solicitation”) from registered holders of its 12% Senior Exchange Payment-in-Kind Preferred Stock, par value $0.01 per share (“Preferred Stock”), for certain amendments to the certificate of incorporation of the Company which would amend the terms of the Preferred Stock. The proposed amendments required the consent of the holders of a majority of the issued and outstanding shares of common stock of the Company and the consent of the holders of a majority of the issued and outstanding shares of Preferred Stock. Consent by the holders of a majority of the Company’s outstanding common stock was executed on June 28, 2002. On July 29, 2002, the Consent Solicitation was successfully completed, with the Company receiving consents from the holders of more than 99% of the outstanding shares of Preferred Stock.

The amendments to the Preferred Stock, among other things: (i) accelerated the mandatory redemption date of the Preferred Stock from June 15, 2007 to June 15, 2005, (ii) reduced the liquidation preference from $25.00 to $22.00 per share, which will lower the Company’s cost of redeeming the Preferred Stock and will lower the amount of dividends payable thereon (which dividends are equal to 12% of the liquidation preference per annum), (iii) eliminated any redemption premium, which will lower the Company’s potential cost of redeeming the Preferred Stock prior to June 15, 2005, (iv) reduced the repurchase price that the Company must offer the holders of Preferred Stock upon a change of control from 101% to 100% of the liquidation preference, which will lower the Company’s potential cost of any such repurchase obligation, (v) permitted future dividends to be paid through the issuance of additional shares of preferred stock, which will provide the Company with greater flexibility in financing its operations, and (vi) included a definition for the term “Permitted Investments”, which definition was inadvertently omitted from the Certificate of Designation pursuant to which the Preferred Stock was created.

As consideration for these amendments, the Company paid each registered holder of Preferred Stock that consented thereto $0.40 per share in cash. A total of approximately $1.0 million in consent fees was paid during 2002. The Company paid an additional $0.2 million in legal and other fees related to the Consent Solicitation during 2002.

The Company has recorded the Preferred Stock at its current value in the accompanying Balance Sheet. The Company’s future ability to make dividend payments in cash will depend upon the availability of funds and whether the Company has satisfied the “restricted payments” provision under the Indenture pursuant to which the Senior Notes were issued. The Company has sufficient authorized and un-issued shares of Preferred Stock to make its dividend payments through the issuance of additional shares. For the March 15, 2003 dividend payments, the Company chose to make these payments in-kind.

Persons affiliated with the initial purchases of the Preferred Stock were also issued warrants, with an original fair value of $0.7 million, to purchase 19,050 shares of common stock of the Company for $0.01 per share, exercisable immediately. The original fair value of these warrants has been recorded in equity, with a corresponding amount capitalized and included in deferred financing costs.

12.	Segment Information

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company has two reportable segments. The smokeless tobacco segment manufactures smokeless tobacco products that are distributed primarily through wholesale and food distributors in the United States. The make-your-own segment imports and distributes premium cigarette papers and contract manufactures and distributes cigarette tobaccos and related products primarily through wholesale distributors in the United States.

NORTH ATLANTIC TRADING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accounting policies of the segments are the same as those of the Company. Segment data includes a charge allocating all corporate costs to each operating segment. Elimination and Other includes the assets of the Company not assigned to segments and the elimination of intercompany accounts between segments. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation, amortization, certain non-cash charges and other income and expenses (Adjusted EBITDA).

The table below presents financial information about reported segments for the three months ended March 31, 2003 and 2002, respectively (in thousands):

For the three months ended: March 31, 2003	Smokeless Tobacco	Make-Your-Own	Eliminations and Other	Total
Net Sales	$8,222	$6,027	$—	$14,249
Operating Income (Loss)	1,578	(2,130)	—	(552)
Adjusted EBITDA	2,178	(1,980)	—	198
Assets	68,359	256,143	(106,160)	218,342

March 31, 2002
Net Sales	$8,829	$13,123	$—	$21,952
Operating Income	1,939	5,545	—	7,484
Adjusted EBITDA	2,614	5,694	—	8,308
Assets	66,193	240,435	(90,736)	215,892

The table set forth below is a reconciliation of the Company’s Net income (loss) to Adjusted EBITDA for the three months ended March 31, 2003 and 2002, respectively (in thousands):

	For the three months ended: March 31
	2003	2002
Net income (loss)	$(3,430)	$1,489
Interest expense, net and amortization of deferred financing fees	4,642	4,721
Income tax expense (benefit)	(2,101)	912
Depreciation	125	175
Other expense	337	362
LIFO adjustment	125	374
Stock option compensation expense	50	25
Postretirement/Pension expense	450	250

Adjusted EBITDA	$198	$8,308

Independent Auditors’ Report

To the Board of Directors and Stockholders of

Star Scientific, Inc. and Subsidiary

Chester, Virginia

We have audited the accompanying consolidated balance sheets of Star Scientific, Inc. and Subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15, the Company elected not to join in the Master Settlement Agreement (“MSA”) among forty-six states, several U.S. territories and a number of tobacco manufacturers, as a Subsequent Participating Manufacturer. As a result thereof, the Company is purportedly required to annually contribute funds into escrow under statutes which the MSA required participating states to pass if they were to receive the full benefits of the settlement. Such escrowed funds will be available to pay judgments in tobacco-related litigation, if any, filed by the states and, if not used, returned to the Company in twenty-five years. Pursuant to the terms of a potential comprehensive settlement of the Company’s obligations under various state escrow statutes, the Company since April 15, 2003 has deposited approximately $3.5 million into escrow for year 2002 sales, bringing the total amount deposited into escrow for the period 1999-2002 to approximately $37 million. The amount deposited into escrow for 2002 sales reflects escrow paid for cigarettes manufactured by Star at its facility in Petersburg, Virginia. As further discussed in Note 15, management expects that if there is no comprehensive settlement, based on prior experience, there will be additional escrow deposits required in 2003 related to the Company’s cigarette sales for 1999 through 2002. However, the amount of such additional escrow requirements is not presently determinable.

As discussed in Notes 1 and 2, on February 18, 2003, the Company entered into an Asset Purchase Agreement with North Atlantic Trading Company, Inc., a Delaware corporation, providing for the sale of the Company’s cigarette business to NATC for $80 million in cash. Star Scientific and NATC expect that the transaction will close on or before July 15, 2003, subject to conditions outlined in the Purchase Agreement, including NATC’s ability to obtain financing for the transaction.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Star Scientific, Inc. and Subsidiary as of December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/    AIDMAN, PISER & COMPANY, P.A.

February 25, 2003, except for Notes 1 and 15,

    for which the date is May 15, 2003

Tampa, Florida

STAR SCIENTIFIC, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2003	Restated December 31,
		2002	2001
	(Unaudited)
Current assets:
Cash and cash equivalents	$3,388,137	$13,968	$3,084,612
Accounts receivable, trade	—	262,077	—
Inventories	4,090,364	3,756,782	8,342,298
Prepaid expenses and other current assets	1,105,755	718,990	371,715
Deferred tax asset	899,000	1,461,000	50,000
Refundable income taxes	4,265,074	4,265,074	2,264,516
Current assets associated with assets held for sale	16,645,757	15,009,218	6,850,192

Total current assets	30,394,087	25,487,109	20,963,333
Property, plant and equipment, net	19,738,646	20,340,630	20,275,036
Idle equipment	3,889,735	3,889,735	2,071,800
Intangibles, net of accumulated amortization, (2002, $376,348; 2001, $331,806)	1,014,494	1,039,290	985,585
Other assets	1,473,231	1,454,603	1,514,297
Tobacco leaf inventories	2,400,000	2,400,000	—
MSA Escrow funds	33,482,229	33,482,229	28,444,280
Deposits on property and equipment	168,392	168,392	3,697,214
Non-current assets associated with assets held for sale	969,479	1,036,624	1,387,475

	$93,530,293	$89,298,612	$79,339,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,106,759	$2,151,221	$775,210
Current maturities of capital lease obligations	5,410,029	4,395,234	3,029,567
Accounts payable, trade	8,255,195	6,845,429	9,077,556
Accrued expenses	711,086	643,941	1,263,003
Current liabilities associated with assets held for sale	9,470,746	6,921,280	5,288,811

Total current liabilities	24,953,815	20,957,105	19,434,147
Deferred tax liability	11,777,000	12,111,000	1,105,000
Notes payable	4,931,346	4,104,569	—
Long-term debt, less current maturities	20,275,847	21,567,218	22,969,780
Capital lease obligations, less current maturities	5,377,706	5,356,405	6,847,823
Deferred gains on sale leasebacks	369,297	419,665	457,867

Total liabilities	67,685,011	64,515,962	50,814,617

Commitments and contingencies	—	—	—
Stockholders’ equity:
Common stockA	5,972	5,972	5,974
Preferred stockB	—	—	—
Additional paid-in capital	15,333,162	15,304,793	14,665,456
Retained earnings	13,106,148	12,871,885	17,252,973
Notes receivable, officers	(2,600,000)	(3,400,000)	(3,400,000)

Total stockholders’ equity	25,845,282	24,782,650	28,524,403

	$93,530,293	$89,298,612	$79,339,020

A	($.0001 par value in 2001 and 2002, 100,000,000 shares authorized, 59,719,460 share issued and outstanding in 2003 and 2002, 59,741,460 shares issued and outstanding in 2001.)
B	(Class A, convertible, $.01 par value, 4,000 shares authorized, no shares issued and outstanding; Series B, convertible; $.01 par value 15,000 shares authorized, no shares issued and outstanding)

See notes to consolidated financial statements.

STAR SCIENTIFIC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) Three Months Ended March 31,		(Restated) Years Ended December 31,
	2003	2002	2002	2001	2000
Net sales	$57,720	$1,594,478	$39,424,900	$35,998,415	$46,224,080
Less:
Cost of goods sold	15,622	169,103	40,153,604	37,634,799	42,092,907

Gross profit (loss)	42,098	1,425,375	(728,704)	(1,636,384)	4,131,173

Operating expenses:
Marketing and distribution	427,891	1,832,428	4,886,226	2,710,716	2,607,916
General and administrative	3,793,187	2,826,506	12,237,947	10,605,639	7,398,100
Research and development	124,198	219,301	976,110	4,085,804	1,702,310

Total operating expenses	4,345,276	4,878,235	18,100,283	17,402,159	11,708,326

Operating income (loss)	(4,303,178)	(3,452,860)	(18,828,987)	(19,038,543)	(7,577,153)

Other income (expense):
Interest income			551,338	1,134,791	1,236,628
Interest expense	(337,576)	(178,513)	(1,821,911)	(597,143)	(1,828,247)
Gain (loss) on disposal of assets			169,301	(161,044)	—
Other	(14,865)	35,040	—	68,124	—

	(352,441)	(143,473)	(1,101,272)	444,728	(591,619)
Income (loss) from continuing operations before income taxes	(4,625,889)	(3,596,333)	(19,930,259)	(18,593,815)	(8,168,772)
Income tax (expense) benefit	1,840,000	1,098,500	7,374,000	7,880,000	3,304,000

Income (loss) from continuing operations	(2,785,889)	(2,497,833)	(12,556,259)	(10,713,815)	(4,864,772)

Discontinued operations:
Income from operations of discontinued division	5,025,159	4,622,875	13,977,355	23,602,363	25,225,291
Tax effect of discontinued operations	(2,005,000)	(1,547,000)	(5,779,000)	(9,864,000)	(10,320,000)

Income from discontinued operations	3,020,159	3,075,875	8,198,355	13,738,363	14,905,291

Net income (loss)	$234,270	$578,042	$(4,357,904)	$3,024,548	$10,040,519

Earnings per share:
Basic:
Income (loss) per common share from continuing operations	$(.05)	$(.04)	$(.21)	$(.18)	$(.08)

Income per common share for discontinued operations	.05	.05	.14	.23	.25
Basic income (loss) per common share	$.00	$.01	$(.07)	$.05	$.17
Diluted:
Income (loss) per common share from continuing operations	$(.05)	$(.04)	$(.21)	$(.18)	$(.08)
Income per common share for discontinued operations	.05	.05	.14	.23	.25
Diluted income (loss) per share	$.00	$.01	$(.07)	$.05	$.17

Weighted average shares outstanding—basic	59,741,480	59,741,480	59,729,315	59,741,460	59,008,127
Weighted average shares outstanding—diluted	60,291,438	61,769,523	60,129,117	60,392,426	60,645,061

See notes to consolidated financial statements.

STAR SCIENTIFIC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2000

	Preferred Stock				Additional Paid-In Capital	Retained Earnings	Notes Receivable, Officers
	Series B		Common Stock
	Shares	Amount	Shares	Amount				Total
Balances, December 31, 1999, carried forward			$58,749,200	$587,492	$10,631,876	$4,187,906	($3,087,806)	$12,319,468
Collection of note receivable	—	—	—	—	—	—	287,806	287,806
Stock-based compensation	—	—	—	—	648,692	—	—	648,692
Options exercised	—	—	24,820	248	44,392	—	—	44,640
Warrants exercised			967,440	9,674	1,925,206		—	1,934,880
Net income	—	—	—	—	—	10,040,519	—	10,040,519

Balances, December 31, 2000	—	$—	59,741,460	$597,414	$13,250,166	$14,228,425	($2,800,000)	$25,276,005

See notes to consolidated financial statements.

STAR SCIENTIFIC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2001

	Preferred Stock				Additional Paid-In Capital	Retained Earnings	Notes Receivable, Officers	Total
	Series B		Common Stock
	Shares	Amount	Shares	Amount
Balances, January 1, 2000, carried forward	—	$—	59,741,460	$597,414	$13,250,166	$14,228,425	$(2,800,000)	$25,276,005
Change in par value	—	—	—	(591,440)	591,440	—	—	—
Capital contribution	—	—	—	—	292,800	—	—	292,800
Advances to officers	—	—	—	—	—	—	(600,000)	(600,000)
Stock-based compensation	—	—	—	—	531,050	—	—	531,050
Net income	—	—	—	—	—	3,024,548	—	3,024,548

Balances, December 31, 2001	—	$—	59,741,460	$5,974	$14,665,456	$17,252,973	$(3,400,000)	$28,524,403

See notes to consolidated financial statements.

STAR SCIENTIFIC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2002

	Preferred Stock
	Series B		Common Stock		Additional Paid-In Capital	Retained Earnings	Notes Receivable, Officers
	Shares	Amount	Shares	Amount				Total
Balances, January 1, 2001 carried forward	—	$—	59,741,460	$5,974	$14,665,456	$17,252,973	$(3,400,000)	$28,524,403
Repurchase and retirement of treasury stock shares	—	—	(22,000)	(2)	(5,502)	(23,184)		(28,688)
Stock-based compensation	—	—	—	—	344,839	—	—	344,839
Capital contribution	—	—	—	—	300,000	—	—	300,000
Net loss	—	—	—	—	—	(4,357,904)	—	(4,357,904)

Balances, December 31, 2002	—	$—	59,719,460	$5,972	$15,304,793	$12,871,885	$(3,400,000)	$24,782,650

See notes to consolidated financial statements.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2003

	Common stock		Additional Paid-In Capital	Retained Earnings	Notes Receivable, Officers	Total
	Shares	Amount
Balances, December 31, 2002	59,719,480	$5,972	$15,304,793	$12,871,885	$(3,400,000)	$24,782,650
Issuance of common stock options	—	—	28,362	—	—	28,362
Repayment of Officer Loan	—	—	—	—	800,000	800,000
Net Income	—	—	—	234,270	—	234,270

Balances, March 31, 2003 (unaudited)	59,719,480	$5,972	$15,333,155	$13,106,155	$(2,600,000)	$25,845,282

See notes to consolidated financial statements.

STAR SCIENTIFIC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2003 AND FOR THE YEARS ENDED

DECEMBER 31, 2002, 2001 AND 2000

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000
Operating activities:
Net income (loss)	$234,270	$578,042	$(4,357,904)	$3,024,548	10,040,519
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	194,662	193,634	3,052,883	2,913,388	2,211,143
Amortization of intangibles, deferred gains and other non-cash charges	(36,754)	(40,684)	(52,095)	206,813	58,251
Deferred income tax expense	228,000	139,000	1,595,000	475,000	2,966,000
Stock-based compensation expense	28,368	108,499	344,839	531,050	578,892
Expenses funded through capital contribution			300,000	292,800	—
Repayment of debt funded through royalty revenue			(1,500,000)	(1,500,000)	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable, trade	(2,564,888)	(3,573,475)	(6,459,690)	2,284,091	(1,872,538)
Inventories	1,317,149	(452,525)	392,560	(6,058,923)	(2,374,548)
Prepaid expenses and other current assets	(268,374)	(323,827)	(515,730)	71,850	(104,775)
Deposits on operating leases			—	(1,268,559)	—
Changes in other assets	8,954	5,643	97,974	(139,942)	—
Note receivable, officer charged to compensation			—	—	287,806
Accounts payable	3,738,986	(820,173)	(2,281,867)	8,717,968	(311,669)
Federal excise taxes payable	199,533	2,442,919	1,938,554	(4,639,714)	5,004,827
Accrued expenses	(32,777)	(479,266)	(875,409)	(519,611)	1,150,875
Income taxes payable and refundable taxes	—	396,387	5,999,442	(3,966,515)	(4,496,000)
Net cash flows from (used in) operating activities	3,047,129	(1,825,826)	(2,321,443)	424,244	13,138,783
Investing activities:
Purchases of property, plant and equipment			(318,615)	(955,091)	(18,572,964)
Proceeds from disposal of property and equipment			20,000	1,852,300	5,102
Acquisition of intangible assets		(5,840)	(98,246)	(321,385)	(332,927)
Deposits on property and equipment		(1,140,419)	(494,575)	(2,999,266)	(527,065)
Advances to officers (repayment of)	800,000	—	—	(600,000)	—
Net cash flows used in investing activities	800,000	(1,146,209)	(891,436)	(3,023,442)	(19,427,854)
Financing activities:
Proceeds from capital leases (sale/leasebacks)		$3,339,477	$3,339,477	$10,842,731	—
Proceeds from notes payable	826,777	3,500,000	4,104,569	—	15,978,000
Payments on long-term debt			(1,526,552)	(4,175,743)	(521,943)
Proceeds from long-term debt			3,000,000	—	1,979,520
Repurchase of treasury stock			(28,688)	—	—
Payments on capital lease obligations	(1,299,737)	(1,568,307)	(3,708,622)	(890,652)	—
Net cash flows from financing activities	(472,960)	5,271,170	5,180,184	5,776,336	17,435,577
Deposits to MSA Escrow fund	—	(364,054)	(5,037,949)	(16,839,125)	(11,605,155)
Change in cash and cash equivalents	3,374,169	1,935,031	(3,070,644)	(13,661,987)	(458,649)
Cash and cash equivalents, beginning of period	13,968	3,084,612	3,084,612	16,746,599	17,205,248
Cash and cash equivalents, end of period	$3,388,137	$5,019,643	$13,968	$3,084,612	$16,746,599
Supplemental disclosure of cash flow information:
Cash paid (received) during the year for:
Interest expense	$336,208	$307,508	$1,838,001	$605,443	$1,581,348
Income taxes	—	$108,525	$(8,400,000)	$3,052,516	$8,502,000
Supplemental schedule of non-cash investing and financing activities:
Purchase of fixed assets financed by long-term debt/capital leases	—	$—	$243,395	$—	$97,772
Warrants issued in connection with patent costs	—	$—	$—	$—	$69,800
Customer deposit converted to short-term note payable	—	$—	$—	$—	$6,000,000

See notes to consolidated financial statements.

STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of significant accounting policies:

Nature of business:

Star Scientific, Inc. and its subsidiary, Star Tobacco, Inc. (collectively referred to as the “Company” or “Star”) has been engaged since 1990 in the manufacture and sale of tobacco products. Star is also engaged in extensive research and development activities relating to (1) the development of proprietary scientific technology for the curing of tobacco so as to significantly reduce the formation of carcinogenic toxins present in tobacco and tobacco smoke, primarily, the tobacco specific nitrosamines (“TSNAs”), for which patents have been issued, (2) the sales, marketing and development of tobacco products that expose adult tobacco users to substantially lower levels of carcinogenic toxins, namely TSNAs, that are sold with enhanced health warnings so that adult tobacco consumers will have the option to make informed choices about the use of tobacco products which pose a range of serious health risks, (3) the sales, marketing and development of very low-nitrosamine non-fermented smokeless tobacco products that also carry enhanced warnings beyond those required by the Surgeon General (in 2001, the Company introduced three new smokeless products, Stonewall™ moist and dry snuffs, and ARIVA™ compressed powdered tobacco cigalett™ pieces), and (4) the manufacture and sale of four discount cigarette brands.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Star Scientific, Inc. and its wholly-owned subsidiary, Star Tobacco, Inc. All intercompany accounts and transactions have been eliminated.

Interim information

In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods presented have been included. The results of operations for the three months ended March 31, 2003 and 2002 (unaudited) are not necessarily indicative of the results for a full year. Where March 31, 2003 unaudited amounts do not differ significantly from those of December 31, 2002, such disclosures have not been repeated.

Liquidity and management’s plans:

As discussed in Note 4, during 2001 the Company entered into a Restated Master Agreement with Brown & Williamson Tobacco Corporation (“B&W”) whereby the Company will thereafter generate zero or slightly negative gross margins on its tobacco leaf sales to B&W through 2003. After 2003, Star and B&W will negotiate in good faith to set a purchase price for future leaf tobacco sales. The agreement does contain provisions for the Company to earn royalties from B&W, but all such royalties shall be applied to reduce the Company’s obligation to B&W for the foreseeable future. Additionally, as further discussed in Note 14, the Company makes significant escrow deposits associated with its cigarette sales in the 46 states that are participants in the Master Settlement Agreement (“MSA”) and as required by certain state statutes enacted in conjunction with the MSA. As such, operating cash flows from both tobacco and cigarette sales were significantly reduced in 2001 and the Company incurred a net loss of $4.4 million in 2002.

In 2002, Management augmented working capital through sale leasebacks and long-term borrowings. Furthermore, in the fourth quarter of 2002, management commenced certain cost-cutting measures designed to improve gross margins, reduce administrative costs and ultimately restore profitability.

On February 18, 2003, the Company entered into an asset purchase agreement (the “Purchase Agreement”) to sell its cigarette business to North Atlantic Trading Company, Inc. (“NATC”). This Purchase Agreement was

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Star on February 18, 2003. The Company will mail to stockholders an information statement at least 20 days prior to closing the transaction.

The Purchase Agreement provides for the sale by the Company of substantially all of the assets and assumption of certain liabilities related to the manufacture and marketing of cigarettes to NATC for a purchase price of approximately $80 million in cash, subject to the adjustments described in the Purchase Agreement. NATC generally will assume the liabilities related to the cigarette business, including liabilities arising from, or related to, the development, manufacture, advertising, marketing, distribution, sale, or use of cigarettes under the brands included in the cigarette business. The Company retains certain liabilities of the cigarette business, including funded debt and the obligation to make MSA escrow deposits with respect to sale of cigarettes prior to the closing.

Not included in the transaction are other assets of the Company, including its Bethesda, Maryland office and Chase City, Virginia facilities, its StarCured™ tobacco curing equipment and barns, its leaf sales and smokeless tobacco business, as well as all of its rights as the exclusive licensee to patents held by Regent Court Technology, LLC (“Regent Court”). Further, the Company retains its existing MSA escrow deposits, which currently amount to approximately $37 million.

As part of the transaction, NATC will make offers of employment to approximately 168 employees of the Company. This will include most of the employees who currently work in the Chester, Virginia and Petersburg, Virginia facilities, as well as the vast majority of the field sales force, which is primarily located in Florida, Texas, Mississippi and Minnesota.

Subsequent to the closing of the sale of the cigarette business, the Company will retain approximately 24 employees in Chase City, Virginia; Bethesda, Maryland; and Chester, Virginia, who will continue to be involved in the Company’s leaf processing operations, the manufacture of very low-TSNA non-fermented smokeless tobacco products, principally ARIVA™ compressed powdered cigalett™ pieces, and the development of related very low-TSNA smokeless tobacco products, such as a spit-free™ Stonewall™ “hard tobacco” product for moist snuff users, which is currently in the developmental stage.

On April 7, 2003, the Company filed its information statement (Schedule 14C) with the Securities and Exchange Commission (“SEC”). Star is currently responding to comments received from the SEC on the information statement. Once the review process is completed, the information statement will be mailed to the Company’s shareholders who must receive the information statement at least 20 calendar days prior to the closing of the sale of the cigarette business. The Company anticipates that the transaction will close on or before July 15, 2003, subject to conditions outlined in the Purchase Agreement, including NATC’s ability to obtain financing for the transaction. Following the sale of the cigarette business, the Company’s primary focus will continue to be the research, development and sale of products that expose adult tobacco users to lower levels of toxins.

Effective January 1, 2003, B&W and Star terminated the contract manufacturing agreement, and Star has subsequently manufactured all of its own cigarettes in its Petersburg, Virginia facility. In addition, in February 2003, Star entered into a purchasing agreement for other tobacco from sources other than B&W. Under this agreement, Star is obtaining tobacco at a price which is less expensive than that previously charged by B&W. Overall cigarette manufacturing costs in early 2003 have declined, resulting in an approximate 13% unit cost reduction through March 2003 and anticipated aggregate reduction of 20% thereafter.

The Company anticipates that the manufacturing capacity in Petersburg should be sufficient to satisfy the manufacturing needs for its cigarettes through the closing of the sale of the cigarette business to NATC, or for the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

foreseeable future if the transaction with NATC does not close, given the current manufacturing levels which have been decreasing over the past several years as the Company has focused its sales of cigarettes in the four non-MSA states.

The Company currently is experiencing negative cash flow when consideration is given to MSA obligations and payments due to vendors, and has limited sources of external funding. As a result of the significant escrow obligations arising under the MSA, the Company has already deposited into escrow $33.5 million for sales of cigarettes in MSA states during the period 1999-2001. These payments have totaled more than the Company’s net income over the corresponding time period. Thus, the Company has been required to meet its liquidity needs through means other than relying upon generating operating income. These other external sources of liquidity have included financing activities and income tax refunds related to its MSA escrow deposits. In the first quarter of 2003, the Company had net cash flows of $3.0 million from operating activities, $0.8 million from investing activities, and used $0.5 million in financing activities (unaudited). The Company currently is not generating sufficient cash from operations to fund its anticipated cash requirements for its MSA escrow obligations as well as its debt and leasing obligations, and expects to continue to experience negative cash flow from operations for the near and intermediate future with consideration given to MSA obligations.

Under the proposed comprehensive settlement agreement currently being negotiated with the NAAG, the Company would be required to deposit approximately $3.5 million for sales made during calendar year 2002, of which the Company anticipates $0.3 million being refunded after applying maximum payment requirements for sales in certain MSA states under the state qualifying statutes. Since April 15, 2003, the Company has deposited approximately $3.5 million into escrow for year 2002 sales pursuant to the formula set forth in the proposed settlement agreement.

The Company’s liquidity needs for the next 12 months depend upon a number of factors. Increased competition in the discount cigarette business, the fact that the closing of the NATC transaction is subject to conditions to closing including NATC’s fundraising efforts, the complexity of the issues relating to the negotiations with the NAAG, the Company’s obligations to make MSA escrow deposits, and the uncertainty regarding consumer acceptance of ARIVA™, make it difficult for the Company to predict with clarity its precise liquidity needs over specific time frames.

The Company recognizes that in order to protect and defend its intellectual property, additional capital will need to be spent in connection with its ongoing patent litigation matters. The Company anticipates increases in its general and administrative costs in the coming months in connection with the pending patent infringement lawsuits and other legal matters. Further, the Company anticipates that there will be a significant period of time before its smokeless tobacco products are potentially able to generate significant revenues or cash flow. In order to continue to market ARIVA™ and develop the Company’s other smokeless tobacco products, substantial additional capital will be needed for sales, marketing and promotion. The Company has made MSA escrow deposits for 2002 sales based upon the terms of its proposed settlement agreement with the NAAG as described above. However, the Company could be required to make additional significant deposits in the event that there is no successful settlement with the NAAG regarding obligations under the MSA.

Given the current cash shortfalls, the Company will need to generate or raise from outside sources a substantial amount of additional cash to meet its obligations and to support its ongoing operations and activities. Failure to raise additional capital would have a substantial adverse effect on the Company’s financial condition, results of operations and prospects. However, with the receipt of a $4.1 million tax refund and management’s expectation that it will complete a settlement with the NAAG, the Company believes it will have sufficient funds to operate through April 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of the date of this report, the Company anticipates that a significant source of liquidity will be proceeds from the sale of its cigarette business. While the closing of this transaction is subject to a number of conditions, including NATC obtaining all financing necessary for it to purchase the cigarette business, and there can be no assurances that the transaction will be completed, the Company believes the proceeds from the sale of the cigarette business will provide the Company with sufficient liquidity over the near and intermediate term. As described below, the Company has recently engaged in price increases and cost-saving measures, including a significant reduction in cost-of-goods sold, intended to improve cash flow. In addition, the Company anticipates completing a financing transaction, which would provide approximately $1.2 million by the third quarter and has received, subsequent to March 31, 2003, a tax refund in the amount of $4.1 million. However, if the Company does not complete the sale of the cigarette business, it will have to seek to reduce overhead through salary reductions, personnel reductions, and salary deferrals, as well as deferring or curtailing ARIVA™ marketing costs or finding alternative sources of funding to fund its working capital requirements. The Company has already entered into loans and lease arrangements collateralized by substantially all of the Company’s assets. As a result, the ability of the Company to generate additional funds through additional loans or leases collateralized by its assets is limited.

Advertising Costs:

Advertising costs are expensed as incurred and are included in marketing and distribution expenses. For the years ended December 31, 2002, 2001 and 2000, advertising costs were $384,000, $329,000, and $197,000, respectively.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents:

For purposes of the statements of cash flows, the Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents.

MSA Escrow fund:

Cash deposits restricted pursuant to the MSA (Note 14) are reflected as a non-current asset in the accompanying balance sheets. All interest earned on this account is unrestricted and reflected in current earnings.

Accounts Receivable and Allowance for Doubtful Accounts:

Accounts receivable are customer obligations due under normal trade terms. The Company sells its products to distributors and retail customers. Management performs continuing credit evaluations of its customers’ financial condition and does not require collateral.

Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Any accounts receivable balances that are determined to be uncollectible are written off to bad debt expense. The allowance for doubtful accounts contains a general accrual for remaining possible bad debts. The allowance for doubtful accounts at December 31, 2002 and 2001 was $47,547 and $31,166, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based on the information available to us, we believe the allowance for doubtful accounts as of December 31, 2002 is adequate. However, actual write-offs might exceed the recorded allowance.

Inventories:

Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method. The Company has classified $2,400,000 of tobacco leaf inventories as a non-current asset as these amounts are not expected to be processed or used in operation during 2003.

Property, plant and equipment:

Property, plant and equipment are recorded at cost. Depreciation is determined using the straight-line method over the estimated useful lives of three to seven years for office equipment and machinery and equipment and thirty-nine years for buildings and improvements. Depreciation for barns is determined using the units of production method over the estimated useful life of ten years. Amortization of assets under capital leases are over the lease term or estimated useful life, as appropriate using the units of production method.

Intangibles:

Intangibles consist primarily of patents, which are amortized using the straight-line method over a period of 17 years once the patent has been granted. The Company has deferred costs aggregating approximately $355,921 for patents pending as of December 31, 2002.

Income taxes:

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and federal income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Employee stock-based compensation:

The Company has adopted the accounting provisions of Statement of Financial Accounting Standards No. 123 – Accounting for Stock-Based Compensation (“FAS 123”), which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants and options).

Impairment of long-lived assets:

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the estimated future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value.

Segment reporting:

The Company has operations in two business segments and, as a result, has adopted Statement of Financial Accounting Standards No. 131—Disclosures about Segments of an Enterprise and Related Information (“FAS

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

131”). FAS 131 establishes standards for reporting information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated on a regular basis by the chief operating decision maker or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company has identified these segments based on the nature of business conducted by each. The identifiable segments are 1) the manufacture and sale of discount cigarettes and smokeless tobacco products to wholesalers, and 2) the sale of tobacco cured utilizing the technology to which the Company is the exclusive licensee and royalties thereon. This second segment also includes costs incurred in the research and development of methods of manufacturing less toxic and potentially less harmful tobacco products. A significant component of the first segment is associated with the pending asset purchase agreement and as such, operations associated with the discount cigarettes are classified as discontinued operations and segment information has been restated to give effect to this event.

Effect of recent accounting pronouncements:

FASB Statement No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure (Statement 148)

During December 2002, the Financial Accounting Standards Board (FASB) issued Statement 148. Statement 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of FASB Statement 123 Accounting for Stock-Based Compensation (Statement 123). Statement 148 also amends and augments the disclosure provisions of Statement 123 and Accounting Principles Board Opinion 28 Interim Financial Reporting to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transitions standards and disclosure requirements of Statement 148 are effective for fiscal years and interim periods ending after December 15, 2002.

The Company has already adopted the accounting provisions of Statement 123, and therefore, the adoption of this standard has no impact on the Company’s financial statements.

FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (Interpretation 45)

During November 2002, the FASB issued Interpretation 45. Under Interpretation 45 guarantees, contracts and indemnification agreements are required to be initially recorded at fair value. Current practice provides for the recognition of a liability only when a loss is probable and reasonably estimable, as those terms are defined under FASB Statement 5 Accounting for Contingencies. In addition Interpretation 45, requires significant new disclosures for all guarantees even if the likelihood of the guarantor’s having to make payments under the guarantee is remote. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. The initial recognition and measurement provisions of Interpretation 45 are applicable on a prospective basis to guarantees, contracts or indemnification agreements issued or modified after December 31, 2002. The Company has no guarantees, either direct or indirect, and therefore adoption of this standard has no impact on the Company.

FASB Statement 145 Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (Statement 145)

During April 2002, the FASB issued Statement 145. Statement 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishments of Debt, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

income tax effect. As a result of the rescission of Statement No. 4, the classification of gain and losses arising from debt extinguishments requires consideration of the criteria for extraordinary accounting treatment provided in Accounting Principles Board Opinion No. 30 Reporting the Results of Operations. In the absence of Statement No. 4, debt extinguishments that are not unusual in nature and infrequent in occurrence would be treated as a component of net income or loss from continuing operations. Statement 145 is effective for financial statements issued for fiscal years beginning after May 15, 2002. Adoption of this standard is not anticipated to have a significant effect on the Company’s results of operations in the future.

FASB Statement No.146 Accounting for Costs Associated with Exit or Disposal Activities (Statement 146)

During July 2002, the FASB issued Statement 146. Statement 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement 146 requires the recognition of a liability for costs associated with exit or disposal activities when the liability is actually incurred. Under EITF 94-3, such costs were generally recognized in the period in which an entity committed to an exit plan or plan of disposal. While both standards covered costs associated with one-time termination benefits (e.g. severance pay or stay-bonus arrangements), Statement 146 provides standards that provide for the timing of recognition of these types of benefits. Statement 146 is effective for exit or disposal activities initiated after December 31, 2002.

Management’s plans with regard to the anticipated sale of assets to National are disclosed in Note 1. This sale of assets would require the application of FAS 146. In connection with the adoption of this standard, any liabilities incurred in connection with the disposition of the cigarette division will be recognized when incurred.

Net income (loss) per common share:

Basic income (loss) per common share is computed using the weighted-average number of common shares outstanding.

Diluted earnings (loss) per share is computed assuming conversion of all potentially dilutive stock options and warrants. Potential common shares outstanding are excluded from the computation if their effect is antidilutive. In 2002, diluted earnings (loss) per share is considered to be the same as basic earnings per share since the effect of all options outstanding is anti-dilutive.

Revenue Recognition:

Revenue is recognized when tobacco products are delivered to customers and title passes. The Company also records appropriate provisions for uncollectible accounts and credit for returns. In connection with its leaf segment, the Company currently sells low-TSNA StarCured™ tobacco to Brown & Williamson Tobacco Corporation at a price approximately equivalent to its purchase price. The Company is the primary obligor to the farmers, from whom the tobacco is purchased, and has general inventory risk. Due to these factors, and others, the Company records tobacco leaf sales and the related cost of sales at gross amounts. Royalty revenues are recognized when earned.

Shipping costs:

Shipping costs are included in marketing and distribution expenses and aggregated approximately $1,237,000, $1,650,000 and $2,700,000 in 2002, 2001 and 2000, respectively.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    Discontinued operations:

As discussed in Note 1, on February 18, 2003, the company entered into an asset purchase agreement (the “Purchase Agreement”) to sell its cigarette business to NATC. The Purchase Agreement provides for the sale by the Company of substantially all of the assets and assumption of certain liabilities related to the manufacture and marketing of cigarettes to NATC for a purchase price of approximately $80 million in cash, subject to the adjustments described in the Purchase Agreement. NATC generally will assume the liabilities related to the cigarette business, including liabilities arising from, or related to, the development, manufacture, advertising, marketing, distribution, sale, or use of cigarettes under the brands included in the cigarette business. The Company retains certain liabilities of the cigarette business, including funded debt and the obligation to make MSA escrow deposits with respect to sale of cigarettes prior to the closing. Working capital under the agreement is required to be $5,000,000. To the extent working capital exceeds $5,000,000, the purchase price will be increased accordingly.

The assets and liabilities included in the sale as of March 31, 2003 (unaudited) include the following:

Accounts receivable	$12,333,619
Inventories	3,804,005
Prepaid expenses and other current assets	508,133

Total current assets	16,645,757

Property, plant & equipment, net	947,994
Other assets	21,485

Total assets	$17,615,236

Accounts payable	$5,221,505
Federal excise taxes payable	3,979,724
Accrued expenses	269,517

Total liabilities to be assumed	$9,470,746

Results of operations of the discontinued business have historically been reported in the Discount Cigarettes and Smokeless Tobacco Products segment. Results of operations for the discount cigarette business for the three months ended March 31, 2003 have been classified as discontinued operations. Additionally, results of operations for the years ended December 31, 2002, 2001 and 2000 and the three months ended March 31, 2002 have been restated to give effect to the discontinuance of this business. Furthermore, assets and liabilities associated with the assets held for sale at December 31, 2002 and 2001 have been reclassified to conform with the March 31, 2003 presentation.

Components of income from discontinued operations are as follows:

	Three months ended March 31,		Years ended December 31,
	2003	2002	2002	2001	2000
Net sales	$25,964,717	$31,954,740	$118,767,190	$138,785,008	$176,827,100
Pretax income	5,025,159	4,622,875	13,977,355	23,602,363	25,225,291

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Inventories:

Inventories consist of the following:

	(Unaudited) March 2003	December
		2002	2001
Tobacco leaf	$3,391,890	$3,317,244	$7,575,307
Raw materials	578,413	528,943	853,418
Packaging materials	1,459,349	1,466,369	1,148,564
Finished goods	2,464,717	3,898,962	2,426,789

	7,894,369	$9,211,518	$12,004,078
Less amounts classified as held for sale	(3,804,005)	(5,454,736)	(3,661,780)

	$4,090,364	$3,756,782	$8,342,298

Tobacco leaf inventories not anticipated to be used in operations in 2003 aggregated $2,400,000 at December 31, 2002 and are classified as a non-current asset.

4.    Property, plant and equipment:

Property, plant and equipment consists of the following:

	(Unaudited) March 2003	December
		2002	2001
Land	$159,879	$159,879	$172,572
Buildings	345,134	345,134	345,134
Leasehold improvements	1,367,013	1,367,013	1,182,960
Tobacco curing barns	19,788,102	19,788,102	19,899,247
Machinery and equipment	6,094,083	6,549,543	4,057,011
Office and sales equipment	1,308,805	1,329,358	1,260,621

	29,063,016	29,539,029	26,917,545
Less accumulated depreciation	(8,376,376)	(8,186,046)	(5,340,159)

	$20,686,640	$21,352,983	$21,577,386
Less amounts classified as held for sale	(947,994)	(1,012,313)	(1,302,350)

	$19,738,646	$20,340,630)	$20,275,036

During 2002 and 2001, the Company entered into several sale-leaseback transactions (see Note 6). Tobacco curing barns noted above include both owned and leased barns as follows:

	December
	2002	2001
Tobacco curing barns owned	$7,515,487	$9,219,342
Tobacco curing barns under capital lease obligations	12,272,615	10,679,905

	$19,788,102	$19,899,247

Amortization associated with these leased barns was $1,555,906 and $759,008 in 2002 and 2001, respectively, and is included in depreciation and amortization in the accompanying statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Idle equipment consists of equipment for a new product line that has not yet been placed in service and “burley” tobacco curing barns currently not in use. The Company anticipates the equipment to be placed in service during 2003. The Company expects to continue its research regarding burley tobacco during the 2003 growing season. Based on the results of the research, the Company will make a determination of the further use of these barns. The Company could retrofit these barns to allow for the curing of flue-cured tobacco at minimal costs.

5.    Long-term supply agreement/major customer information:

During October 1999, the Company entered into an agreement (the “Master Agreement”) with Brown & Williamson Tobacco Corporation, (“B&W”), the third largest tobacco company in the U.S., and the largest affiliate of British American Tobacco, PLC, the second largest tobacco company in the world. Under the agreement, B&W agreed to purchase quantities of the Company’s low nitrosamine tobacco leaf (StarCured™ tobacco) and evaluate the potential for that tobacco in the marketplace. Additionally, B&W agreed to finance the purchase/construction of tobacco curing barns to assist the Company in its production of low nitrosamine tobacco products to be marketed by the Company, B&W and others in the industry (see Note 5 regarding financing provided). Tobacco leaf sales to B&W were approximately $36,100,000, $34,500,000 and $45,500,000 in 2002, 2001 and 2000, respectively.

In April 2001, the Company and B&W entered into a Restated Master Agreement and related agreements. Key provisions of the agreements, which restate and supercede the prior agreement, are as follows:

•	B&W took over all aspects of the sales of Advance®, the branded low-nitrosamine cigarette that was jointly developed by the Company and B&W, in return for the payment of a royalty to Star on each carton of Advance® sold by B&W. As of September 2002, Star was permitted to produce and sell its own brand of low-TSNA cigarette but is prohibited from participating in the development or manufacture of low-nitrosamine cigarettes with any US Tobacco company, other than B&W, for a period of three years.

•	B&W agreed to purchase 15,000,000 pounds per year of StarCured™ Tobacco from Star in 2001, 2002, and 2003 at an agreed-upon price with the right to purchase additional tobacco in future years.

•	Interest-bearing loans of $4,500,000 previously granted by B&W to Star were converted to non-interest bearing indebtedness and the maturity date of all loans (including previously granted non-interest bearing loans) was extended to January 2005 initially, and later until June 2005 (see Note 5). Intervening repayments of such indebtedness are to be effected through the tobacco purchase royalties noted above. When the debt has been reduced to less than $10,000,000, certain liens on the assets securing the loans will be released. Because these loans are to be repaid through future revenues, interest is not imputed.

•	Hard Tobacco Agreement. This agreement outlines test marketing and a purchase right granted to B&W associated with Star’s compressed powdered tobacco cigalett™ pieces which are designed to dissolve completely in the mouth without leaving any residue. Under the agreement, B&W would pay Star a royalty of $0.50 for each pack sold during the test market and ten-year exclusivity period, reduced by 50% subsequent to that period. Provided satisfactory test marketing is achieved, the term of the agreement is ten years, automatically renewable for seven successive ten-year periods.

•

Other Low-TSNA Tobacco Royalty Agreement.    In recognition of patents to which the Company is the exclusive licensee, B&W agreed to pay royalties on low nitrosamine tobacco other than StarCured™ tobacco purchased by B&W in the amount of $1,500,000 in each of 2001 and 2002. Should any patent litigation (currently Star is suing R.J. Reynolds for infringement of its low-TSNA patent) result in a

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

final judgment requiring royalty payments by one or more of the other three largest tobacco manufacturers (other than B&W), or if Star enters into a licensing agreement with one of the other three largest tobacco manufacturers, B&W will then pay Star a royalty on other low-TSNA tobacco and StarCured™ tobacco at a rate equal to one-half of that royalty rate. Absent establishing that royalty rate, there will be no further royalty payments by B&W to Star under this agreement. The 2001 and 2002 royalties were used to reduce the indebtedness to B&W. To the extent additional royalties are earned, they will be paid first in debt reduction and then in cash.

•	Amendment to Restated Loan Agreement. In addition to provisions noted above, forgiveness of any loan balances due B&W would be granted upon satisfactory completion of the hard tobacco market test, 50% of the then outstanding indebtedness, and forgiveness of the remainder of the indebtedness upon the introduction of the hard tobacco cigalett™ by B&W into retail outlets in at least 15 states.

•	Trademark license and Royalty Agreement. A license subject to a license fee of an initial $0.40 per carton was granted to B&W in connection with B&W’s sale and manufacture of low-TSNA Cigarettes (specifically, Advance®). A royalty-free exclusive right and license was also granted to B&W for the use of StarCure™ Inside or StarCured™ Mark for B&W branded tobacco products. Royalties are to be offset against the loans payable to B&W until such time as the debt is repaid and then will be paid in cash.

•	In connection with the sale-leasebacks discussed in Note 6, B&W agreed to release collateral associated with assets subject to those sale-leasebacks, provided 4/14’s of the proceeds of the sale-leasebacks were remitted to B&W and used to reduce outstanding debt.

6.    Notes payable, long-term debt and capital lease obligations:

Notes payable:

Notes payable consists of borrowings under a $7,500,000 revolving line of credit agreement with interest payable monthly at the prime rate plus 0.5%. Borrowings under the line of credit are limited to 80% of eligible accounts receivable, as defined. The agreement places restrictions on new debt and the Company’s ability to further pledge its assets and stipulates a minimum fixed charge coverage ratio, as defined. Borrowings under the line of credit are secured by substantially all assets of Star Tobacco, Inc. not otherwise pledged. As of December 31, 2002 and March 31, 2003, the Company had borrowings of $4.1 million and $4.9 million (unaudited), respectively, under the revolving line of credit at an interest rate of Prime plus 0.5%, which was an effective rate of approximately 5.25%. There were no outstanding borrowings at December 31, 2001. The line of credit matures in 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-term debt consists of the following:

	2002	2001
Note payable due B&W, collateralized by tobacco curing barns, tobacco leaf inventory, and intellectual property; non-interest bearing until 2005 payable via royalties earned and possible debt forgiveness, as defined, (See Note 4) through June 2005, thereafter payable in 60 monthly installments with interest at prime plus 1%. (a)	$21,382,606	$23,744,990

Promissory note payable, collateralized by certain tobacco curing barns; payable in monthly installments of $105,720 through December 2003 and $86,500 through September 2004, including interest at 10.04%, with the remaining principal and interest payable in full in October 2004.	2,335,833	—

	23,718,439	23,744,990

Less current maturities	2,151,221	775,210

	$21,567,218	$22,969,780

Sale/leaseback transactions:

During 2002 and 2001, the Company entered into several sale-leaseback transactions in which the Company retained substantially all use of the property sold. As such, gains and losses associated with those transactions, which aggregated approximately $154,000 and $495,000 of gains in 2002 and 2001 respectively, and $68,000 of losses in 2001, have been deferred and are being amortized in proportion to the amortization of the leased assets. Net amortization of these gains and losses approximated $169,000 and $35,000 in 2002 and 2001, respectively.

The tobacco curing barns subject to the capital leases are discussed in Note 3. The agreements provide for total monthly payments of approximately $425,000 expiring through 2006 and are collateralized by the tobacco curing barns.

Future minimum lease payments under capital leases are as follows:

Year ending March 31,
2004	$5,105,916
2005	4,349,540
2006	1,236,978
2007	126,070
Imputed interest	(1,066,865)

$9,751,639

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The future maturities of long-term debt and capital lease obligations without regard to potential royalty or forgiveness reductions, are as follows:

Twelve months ending March 31,
2004	$6,516,788
2005	13,989,288
2006	4,902,511
2007	4,306,247
2008	4,276,521
Thereafter	3,110,332

$37,101,687

(a)	Includes previously accrued and imputed interest at December 31, 2002 and 2001 of $270,733.

7.    Lease obligations:

Operating leases:

The Company leases manufacturing machinery and equipment under a non-cancelable operating lease agreement for approximately $55,000 per month. The agreement, which provided for a $1,268,559 security deposit (included in other assets in the accompanying 2002 balance sheet), has four years remaining on a five-year term.

The Company also leases certain of its office and warehouse facilities and various vehicles and minor operating equipment under non-cancelable operating leases for approximately $77,000 per month; expiring through 2010.

The following represents the future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year as of March 31, 2003.

Year ending March 31,
2004	$1,308,315
2005	1,085,553
2006	1,085,553
2007	975,683
2008	426,333
Thereafter	1,558,802

$6,440,239

Rent expense for all operating leases was approximately $2,376,000, $2,096,000 and $1,553,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Stockholders’ equity:

Preferred stock:

Class A:

The Company has authorized 4,000 shares of $.01 par value Class A Convertible Redeemable preferred stock. Each share of the Preferred Stock is convertible into 80 shares of common stock of the Company at the option of the holder and has voting rights equal to the number of common shares issuable if converted. The Preferred Stock has the right to share in dividends declared on the Company’s common stock and has certain liquidation preferences. No Class A preferred shares are outstanding.

Series B:

The Company has authorized 15,000 shares of $.01 par value Series B Preferred Stock. The stock was convertible into common stock at the holders’ option prior to December 31, 2002 at 3,280 shares of common for each share of Series B Preferred. Holders of Series B Preferred Stock were entitled to 500 votes for each share held. During 1999, holders of all of the 14,084 shares of Series B Preferred Stock converted their shares to common. No Series B preferred shares are outstanding.

Common stock:

During 2001, the Company reduced the par value of its authorized common stock from $.01 per share to $.0001 per share.

Common stock warrants:

Common stock warrants issued, redeemed and outstanding during the years ended December 31, 2002 and 2001 are as follows:

	Number	Weighted Average Exercise Price Per Share
Issued during 1998 pursuant to private placements of stock and outstanding January 1, 2000	976,880	$2.00
Exercised during 2000	(976,880)	(2.00)
Outstanding and exercisable at December 31, 2000, 2001 and 2002	—	$—

Stock option plans:

The Company has adopted a 1998 Stock Option Plan and a 2000 Equity Incentive Plan (the “Plans”) which provide for grants of options to those officers, key employees, directors and consultants whose substantial contributions are essential to the continued growth and success of the Company. The Plans provide for grants of both qualified and non-qualified stock options to purchase up to 8,000,000 shares at a purchase price equal to the fair market value on the date of grant in the case of qualified options granted to employees.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Common stock options and warrants issued, redeemed and outstanding during the years ended December 31, 2002, 2001 and 2000 are as follows:

	Number	Weighted Average Exercise Price Per Share
Outstanding January 1, 2000	3,258,406	$2.17
Options issued during 2000	1,200,000	2.17

Warrants issued during 2000 to patent counsel	210,526	2.38
Options exercised during 2000	(15,000)	(1.66)
Options forfeited or expired during 2000	(33,406)	(8.56)

Outstanding December 31, 2000	4,620,526	2.84
Options forfeited or expired during 2001	(300,000)	(7.00)
Options issued during 2001	719,236	2.23

Options and warrants outstanding at December 31, 2001	5,039,762	$2.23
Options forfeited or expired during 2002	(337,736)	(2.07)
Options issued during 2002	695,000	1.62

Options and warrants outstanding at December 31, 2002*	5,397,026	$2.42

*	535,526 options were issued outside of the Plans. There were no material changes through March 31, 2003.

The following table summarizes information for options and warrants outstanding and exercisable at December 31, 2002.

	Options and Warrants Outstanding			Exercisable
Range of Prices	Number	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price	Number	Weighted Avg. Exercise Price
$1.00-2.00	2,905,000	7.33 yrs.	$1.68	2,901,500	$1.68
2.01-3.00	1,282,026	6.97 yrs.	2.39	1,250,776	2.39
3.01-4.00	1,085,000	6.92 yrs.	3.82	871,305	3.79
4.01-5.00	125,000	6.13 yrs.	4.18	125,000	4.18

$1.00-5.00	5,397,026	7.31 yrs.	$2.42	5,148,581	$2.32

Weighted average grant date fair values are as follows:

	Number of Options	Exercise Price	Grant date fair value
2002
Exercise price:
Equals market	570,000	$1.51	$.27
Exceeds market	25,000	1.10	$.16
Less than market	100,000	2.40	$.53

2001
Exercise price:
Equals market	99,000	$1.92	$.24
Exceeds market	547,500	$2.21	$.29
Less than market	35,000	$3.02	$.51

2000
Exercise price equals market	1,110,526	$3.64	$.62

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of options were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2002	2001	2000
Expected life of options	3.07 years	2.53 years	2.25 years
Risk free interest rate	3.76%	4.14%	6.24%
Expected volatility	50%	50%	50%
Expected dividend yield	0%	0%	0%

Total stock-based compensation (stock, stock options and warrants) cost recognized is as follows:

	2002	2001	2000
Employee	$181,275	$282,648	$258,166
Non-employee consultants and directors	163,564	248,402	320,726
Patent costs (capitalized)	—	—	69,800

	$344,839	$531,050	$648,692

9.    Earnings per share:

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

	(unaudited) 2003	2002	2001	2000
Net income (loss)	$234,270	$(4,057,904)	$3,024,548	$10,040,519

Denominator for basic earnings per share-weighted average shares	59,741,480	59,729,315	59,741,460	59,008,127
Effect of dilutive securities:
Stock options outstanding(a)	549,958	399,802	650,686	1,636,934

Denominator for diluted earnings per share—weighted average shares adjusted for dilutive securities	60,291,438	60,129,117	60,392,426	60,645,061

Earnings (loss) per common share—basic	$.00	$(.07)	$.05	$.17

Earnings (loss) per common share—diluted	$.00	$(.07)	$.05	$.17

(a)	Securities outstanding that were excluded from the computation because they would have been anti-dilutive are as follows:

	2002	2001	2000
Stock options	4,606,140	4,724,410	3,023,066

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Income taxes:

Net deferred tax assets and liabilities consist of the following:

	2002	2001
Deferred tax assets:
Net operating loss carryforwards (subject to annual limitation)	$2,840,000	$330,000
Expenses not currently deductible	240,000	50,000
Tax Credits	350,000	—
Other	91,000	45,000

	3,521,000	425,000

Deferred tax liabilities:
Differing bases in property, plant and equipment for tax and financial reporting purposes	(1,632,000)	(1,480,000)
MSA payments deducted for tax reporting purposes	(12,539,000)	—

	(14,171,000)	(1,480,000)

	$(10,650,000)	$(1,055,000)

Net deferred tax assets and liabilities are reflected in the accompanying balance sheets as follows:

	2002	2001
Current asset	$1,461,000	$50,000

Non-current liability	$12,111,000	$1,105,000

Income tax expense (benefit) consists of the following:

	(unaudited) 2003	2002	2001	2000
Current expense (benefit):
Federal	$(50,400)	$(2,722,000)	$1,309,000	$3,420,000
State	(12,600)	(468,000)	200,000	630,000

	(63,000)	(3,190,000)	1,509,000	4,050,000
Deferred expense	228,000	1,595,000	475,000	2,966,000

	$165,000	$(1,595,000)	$1,984,000	$7,016,000

Classification of expenses (benefit):
Continuing operations	(1,840,000)	(7,874,000)	(7,880,000)	(3,304,000)
Discontinued operations	2,005,000	5,779,000	9,864,000	10,320,000

	$165,000	$(1,595,000)	$1,984,000	$7,016,000

During 2002, the Company submitted to the IRS a request for a Private Letter Ruling that would confirm the deductibility of funds placed in escrow under the MSA. Based on the rationale set forth in its Letter Ruling request, the Company took a deduction for escrow expenses in its IRS return for 2001, and sought a refund for prior year payments. During the fourth quarter of 2002, the Company received $8.4 million in Federal and State

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

refunds relating to such payments, $8 million of which was applied to increase deferred tax liabilities since these payments are not deductible for financial reporting purposes and were not considered in the 2001 tax accrual.

The provision for income tax expense varies from that which would be expected based upon applying the statutory federal rate to pre-tax accounting income as follows:

	2002	2001	2000
Statutory federal rate	34%	34%	34%
Non-deductible compensation for stock options and grants	(4)	3	2
State tax provision, net of federal benefit	—	4	5
True-up of prior year taxes	(3)	—	—

	27%	41%	41%

At December 31, 2002 the Company had a net operating loss carryforward of approximately $764,000, which expires from 2003 through 2009. As a result of previous changes in the Company’s ownership, the net operating loss carryforward utilization is limited to $116,320 annually. Furthermore there were an additional $4,500,000 and $871,000, respectively, in federal and state net operating loss carryforwards, respectively, that expire in 2022.

11.    Related party transactions:

The Company has entered into certain transactions with companies and trusts that are owned by members of management and stockholders. The following is a summary of the significant related party transactions for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
Business travel—aircraft expense	$656,310	$258,992	$191,680
Legal fees(c)	$123,926	$1,099,559	$1,946,159
Advances to officer outstanding(a)(d)	$800,000	$800,000	$800,000
Collection of advance funded through compensation expense	$—	$—	$287,806
Note receivable, officer (d)
(See Note 14—Employment Agreement)	$2,000,000	$2,000,000	$2,000,000
Notes receivable, officers(d)(f)	$600,000	$600,000	$—
Interest receivable on stock note receivable officers(b)	$213,555	$119,419	$285,303
Interest income on officer notes and advances	$98,003	$185,030	$190,914
Consulting fees paid to organization controlled by an officer/director(e)	$—	$96,000	$96,000
Tobacco purchases from/ commissions paid to organization controlled by an officer/director for processing tobacco	$—	$—	$1,688,896
Tobacco sales to an organization controlled by an officer/director	$—	$—	$709,478
Consulting fees paid to directors	$66,000	$25,000	$142,000
Legal fees(g)	$251,882	—	—

(a)	Unsecured note receivable due from officer, bearing interest at the lowest federal applicable rate. 1999 note collected in 2000 via compensation reduction; 2000 note matured December 31, 2002 and was repaid subsequent to year-end.
(b)	Included in prepaid expenses and other current assets in the accompanying balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c)	The Company paid legal fees to Paul Hastings, Janofsky & Walker LLP with respect to various legal matters. An executive officer of the Company was until March 31, 2001 senior counsel and a former partner of such firm but received no compensation from the firm for work undertaken on behalf of the Company.
(d)	Presented as a reduction in stockholders’ equity in the accompanying balance sheets and repaid subsequent to December 31, 2002.
(e)	Consulting fees paid to Chayet Communications, Inc. for communications consulting, which ended December 31, 2001.
(f)	Due August 2005, interest at the lowest federal applicable rate due annually.
(g)	The Company paid legal fees to McSweeney & Crump, P.C. with respect to various legal matters. Mr. McSweeney was elected to the Board of Directors in January 2002 and resigned from the Board in February 2003.

Effective January 1, 1998, Star entered into an exclusive license agreement with Regent Court Technology, LLC, of which the Company’s founder, Chief Executive Officer and the Company’s largest shareholder, and the beneficiary of the O’Donnell Trust, which is the Company’s second largest stockholder, are the owners. Pursuant to this license agreement, Star has the exclusive world-wide rights to produce and sell tobacco products with low-TSNA tobacco and to sublicense that technology to third parties. In connection with this agreement, Star is obligated to pay royalties equal to 2% of all product sales (less certain costs incurred by the Company) and 6% of any royalty income earned from sublicensing (less certain costs incurred by the Company). Since the costs incurred by the Company were in excess of the royalty obligations there were no royalties due under this agreement for 2002, 2001 or 2000.

12.    Employee benefit plan:

The Company is the sponsor of a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees who meet certain eligibility and participation requirements. Participants may contribute up to 15% of their annual compensation. The Company may make an annual discretionary contribution. The Company made contributions of approximately $249,000, $192,000 and $79,000 in 2002, 2001 and 2000, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Segment reporting:

The Company’s reportable segments are strategic business units that offer different products and have separate management teams. Commencing in 2000, these segments are 1) the manufacture and sale of discount cigarettes and smokeless tobacco products and 2) the sale of tobacco cured using licensed technology. Financial information by business segment (restated to give effect to discontinued operations) is as follows:

	Segment of Business
	Three months ended March 31, 2003 (Unaudited)
	Smokeless Products	Tobacco Leaf	Consolidated
Revenue(A)	$57,720	$—	$57,720
Cost of sales and excise taxes	15,622	—	15,622

Gross margin	42,098	—	42,098

Research and development	—	124,198	124,198

Segment assets	$42,939,392	$32,828,236	$75,767,628

	Three months ended March 31, 2002 (Unaudited)
	Smokeless Products	Tobacco Leaf	Consolidated
Revenue(A)	$1,594,478	$—	$1,594,478
Cost of sales and excise taxes	169,103	—	169,103

Gross margin	1,425,375	—	1,425,375

Research and development	—	219,301	219,301

Segment assets	$30,692,878	$38,380,395	$69,073,273

	2002
	Leaf Tobacco	Discount Cigarettes and Smokeless Tobacco Products	Consolidated
Sales	$37,578,645	$1,846,255	$39,424,900

Cost of sales	38,947,396	1,206,208	40,153,604
Excise taxes	—	—	—

Gross profit (loss)	($1,368,751)	$640,047	$(728,704)

Research and development	976,110		$976,110

	2001
	Leaf Tobacco	Discount Cigarettes and Smokeless Tobacco Products	Consolidated
Sales	$35,979,030	$19,385	$35,998,415
Cost of sales	37,078,541	556,258	37,634,799
Excise taxes	—	—	—

Gross profit (loss)	$(1,099,511)	$(536,873)	$(1,636,384)

Research and development	3,800,959	284,845	$4,085,804

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2000
	Leaf Tobacco	Discount Cigarettes and Smokeless Tobacco Products	Consolidated
Sales	$46,224,080	—	$46,224,080
Cost of sales	42,092,907	—	42,092,907
Excise taxes	—	—	—

Gross profit (loss)	$4,131,173	—	$4,131,173

Depreciation	1,771,633	—	—
Research and development	1,702,310	—	$1,702,310
Property and equipment	25,654,681	—	—
Capital expenditures	18,357,023	—	—
Total assets	27,671,956	—	—

14.    Fair value of financial instruments, concentrations and credit risk:

Fair value of financial instruments:

The estimated fair value of cash and cash equivalents, trade receivables, MSA Escrow funds, short-term debt and trade payables approximate the carrying amount due to their short-term nature or variable interest component. The estimated fair-value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange.

The estimated fair value of long-term debt at December 31, 2002, is summarized as follows:

	2002
	Carrying Amount	Estimated Fair Value
Notes payable	$23,718,439	$20,855,833

Differences between fair value and carrying amount are primarily due to instruments that provide fixed interest or zero interest rates or contain fixed interest rate elements. Inherently, such instruments are subject to fluctuations in fair value due to subsequent movements in interest rates.

Concentrations:

Star had tobacco leaf sales to a major domestic tobacco company (B&W) which represented approximately 24%, 21% and 21% of net sales in 2002, 2001 and 2000, respectively in the leaf segment. Star had purchases from this same company which represented 53%, 54% and 32% of cost of sales in 2002, 2001 and 2000, respectively. The Company also borrowed $15,950,000 in 2001 from this same company to finance property, plant and equipment acquisitions (see Notes 4 and 5).

Credit risk:

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company maintains its cash and cash equivalents balances in three financial institutions. Each of the balances in the domestic banks are insured by the Federal Deposit Insurance Corporation up to $100,000.

15.    Commitments, contingencies, and other matters:

Obligations under master settlement agreement:

In November 1998, 46 states (the “Settling States”) and several U.S. territories entered into the “Master Settlement Agreement to resolve litigation that had been instituted against the major tobacco manufacturers. The Company was not named as a defendant in any of the litigation matters and chose not to become a participating manufacturer under the terms of the Master Settlement Agreement. As a nonparticipating manufacturer, the Company is required to satisfy certain purported escrow obligations under statutes that the Master Settlement Agreement required participating states to pass, if they were to receive the full benefits of the settlement. The so-called “level playing field” statutes, or qualifying statutes, require nonparticipating manufacturers to fund escrow accounts that could be used to satisfy judgments or settlements in lawsuits that may at some future date be filed by the participating states against such nonparticipating tobacco manufacturers. Under these statutes the Company is obligated to place an amount equal to $1.88 per carton for 1999, $2.09 in 2000, $2.72 for 2001 and 2002, $3.35 for 2003 through 2006 and $3.77 thereafter, in escrow accounts for sales of cigarettes occurring in the prior year in each such state. An inflation adjustment is also added to these deposits at the higher of 3% or the Consumer Price Index each year. Such escrowed funds will be available to satisfy tobacco-related judgments or settlements, if any, in the settling states. If not used to satisfy judgments or settlements, the funds will be returned to the Company 25 years after the applicable date of deposit on a rolling basis. Also, absent some accommodation as to the escrow amounts, the failure to place the required amounts in escrow could result in penalties to the Company and potential restrictions on its ability to sell cigarettes within particular states.

Because all of the MSA states have passed the so-called “level playing field” statutes, the Company expects that a material portion of its cigarette sales will continue to be subject to such purported escrow obligations. Star’s sale of smokeless tobacco products are not subject to the MSA escrow obligations.

As of January 1, 2001, all 46 MSA states had adopted model “level playing field” statutes. As noted above, under these statutes, the Company is required to place funds in escrow for each cigarette carton sold in a state that is a member of the MSA. After funding escrow accounts for 2001 sales, the Company has deposited approximately $33.5 million into escrow. In addition to the escrow deposits associated with the Company’s direct customer sales, the Company has, under protest, been required to make additional escrow deposits related to sales of the Company’s cigarettes subsequently made by the Company’s direct customers in other states (“indirect sales”). In 2001 and in the first two quarters of 2002, the Company made approximately $4,500,000 in escrow payments in connection with indirect sales that occurred in 1999, 2000 and 2001. The Company has received demands for additional escrow payments after making its escrow payments for 2001 and expects that it will continue to be subject to additional escrow obligations related to indirect sales that occurred from 1999 through 2001. However, the demands with regard to potential indirect sales have been suspended as a result of a standstill agreement and ongoing negotiations with the National Association of Attorneys General, as discussed in further detail below. The Company is not presently able to estimate the total amount of this obligation, which will depend on a number of factors, including a determination of the amount of indirect sales in particular states and a determination of whether the Company is obligated to escrow funds for all products it manufactured and sold, including product manufactured by B&W under its recently terminated contract manufacturing agreement with the Company, or only product the Company manufactured at its Petersburg, Virginia facility. If the Company is only required to make escrow payments for cigarettes it manufactured at its Petersburg, Virginia facility, it could have potential obligations to B&W for additional costs that B&W incurred for producing cigarettes under the manufacturing agreement with the Company. Under either scenario, the amount of any

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

additional obligation would be material and may require the Company, among other things, to raise additional funds to meet such obligations. All funds placed in escrow continue to be an asset of the Company, and the Company receives the interest income generated by the escrow deposits.

In addition to the “level playing field” statutes, a number of states have recently enacted statutes that require nonparticipating manufacturers to certify that they are in full compliance with the escrow requirements of the MSA as a condition to being permitted to sell cigarette products in those states. While the Company has recently focused its sales in the four states that were not part of the MSA, these statutes could impact on its ability to sell cigarettes in the MSA states, notwithstanding its substantial payments into escrow.

In May 2002, the Company entered into negotiations with representatives of the National Association of Attorneys General (“NAAG”) regarding terms under which Star could become a Subsequent Participating Member of the MSA and resolve all currently contested issues relating to the MSA and state Qualifying Statutes, including its constitutional challenge to the MSA. In connection with those discussions, a Standstill Agreement was negotiated that provides that during the standstill period, the Settling States that executed the Agreement will not initiate any enforcement action against the Company relating to any claims for additional escrow funding and the compliance with state qualifying statutes, and the Company will not initiate any new actions against those Settling States. The Standstill Agreement was executed by 29 of the 46 Settling States and by Puerto Rico, and by its terms extended through July 23, 2002. Although the Standstill Agreement has not been formally extended, the parties have continued negotiations, and neither the Settling States that signed the Standstill Agreement nor the remaining Settling States have initiated any enforcement action against the Company. The Company and NAAG are continuing the negotiation of a comprehensive settlement under which Star would remain a non-participating manufacturer under the MSA and issues as to the funding of the escrow for the period 1999-2001 would be resolved, as would the amount of escrow owing for 2002. Under the settlement as presently proposed, it is anticipated that the Company would have 2003 escrow obligations of approximately $3.5 million initially for sales made during calendar year 2002 and a net obligation of approximately $3.2 million calculating after application of certain adjustments available in calculating maximum payment requirements for sales in certain MSA states under the state qualifying statutes. Also, such a comprehensive settlement would result in Star contributing approximately $10 million of its escrowed funds toward that settlement. Any such contributions will be charged as an expense to the income statement in the period when paid. In accordance with the settlement terms negotiated with the NAAG and the Settling States and subject to the Settling States’ right to make demands for additional payments, the Company has deposited approximately $3.5 million into escrow for year 2002 sales, bringing the total amount deposited into escrow to approximately $37 million. The amount deposited into escrow for year 2002 sales reflects escrow paid for cigarettes manufactured by Star at its facility in Petersburg, Virginia. If a comprehensive settlement agreement is not reached with the NAAG, then it is anticipated that the demands for additional escrow payments would be significantly higher, both for the 1999-2001 period, as well as for 2002 sales, and would require the Company, among other things, to raise additional funds to meet these obligations or to use significant portions of the proceeds from the anticipated closing of the NATC transaction to meet such obligations. Given the status of its negotiations with the NAAG, which have been pending for almost a year, the Company believes that this possibility is remote.

Other litigation:

In May 2001, the Company filed a patent infringement action against R. J. Reynolds Tobacco Company (“RJR”) in the United States District Court for Maryland, Southern Division to enforce the Company’s rights under U.S. Patent No. 6,202,649 (`649 Patent). On July 30, 2002, the Company filed a second patent infringement lawsuit against RJR based on a new patent issued by the U.S. Patent and Trademark Office on July 30, 2002 (Patent No. 6,425,401). The new patent is a continuation of the `649 Patent, which is at issue in the first lawsuit against RJR. Shortly after filing its second lawsuit, the Company filed a motion to consolidate the two

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

patent infringement lawsuits in the United States District Court for Maryland. This motion was granted on August 26, 2002 and the court thereafter set a fact discovery deadline of January 31, 2003, a period for expert discovery through March 15, 2003 and the filing of dispositive motions by March 31, 2003. The parties recently completed fact and expert discovery, and submitted a joint stipulation, which was entered as an order by the Court on March 17, 2003. Under that order dispositive motions were filed on April 28, 2003 and briefing on such motions will be completed by June 20, 2003. While a trial date has not yet been set, the Company anticipates that the consolidated lawsuits will proceed to trial before the end of 2003.

In June 2001, RJR filed a complaint against the Company for declaratory judgment in the United States District Court for the Middle District of North Carolina. In that case, RJR sought a judgment declaring that the ‘649 patent has not been infringed and that the patent is invalid. The Company filed a motion to stay, dismiss or transfer the North Carolina action, given the earlier filing in the Maryland District Court. The Court on October 3, 2001 granted the Company’s motion in part and the North Carolina case is now stayed.

In July 2001, Harry Powell filed a lawsuit against Star in San Diego County Superior Court, pursuant to California Business and Professional Code Section 17200. Plaintiff alleges that Star failed to fully comply with California’s qualifying statute, despite the fact that Star deposited approximately $882,000 into escrow for sales of cigarettes in California in 2000. Star moved to dismiss the complaint on the basis that any determination as to deposits into escrow rested with the Attorney General’s office. In response to an inquiry from the Court, the Attorney General’s office indicated that it does not intend to intervene in the case and that if it turns out that it has any dispute with Star over its escrow obligation it would raise this with Star and give it a reasonable opportunity to make any additional deposit required, before taking any action against it. Based on the response from the Attorney General’s office, Star moved to dismiss the action or stay the case, after which the case was stayed pending the issuance of regulations by the Attorney General’s office. On May 2, 2003, the Court set a case management conference for June 20, 2003, to further consider the status of the case given the ongoing settlement discussions regarding Star’s liability under the qualifying statutes.

On June 28, 2002, Philip Morris filed a declaratory judgment action against the Company in the United States District Court for the Eastern District of Virginia, Richmond Division. The Complaint sought a declaration of non-infringement and patent invalidity and unenforceability with respect to the `649 patent. On July 29, 2002, the Company filed a motion to dismiss that lawsuit on the basis that no actionable controversy exists between the companies. After full briefing and oral argument, the United States District Court on September 11, 2002, dismissed Philip Morris’ lawsuit. Philip Morris did not appeal the decision by the District Court.

Since the introduction of ARIVA™, three citizen petitions have been filed with the FDA seeking to have ARIVA™ regulated as a food and/or a drug product under the Federal Food, Drug and Cosmetic Act. On May 1, 2002 the Company, through counsel, filed responses to two of these petitions, and on June 13, 2002, filed a response to the third petition. The Company has also filed responses to other comments filed with the FDA in certain of these dockets, including comments filed by certain state Attorneys General. The Company’s legal team is headed by former U.S. Solicitor General Charles Fried, Esquire and by FDA attorneys from McDermott, Will & Emery; Paul, Hastings, Janofsky & Walker LLP and Bergeson & Campbell, P.C. In the responses counsel concluded that the petitions are factually flawed and without merit, because ARIVA™ does not fit the definition of a food or a drug under the Federal Food, Drug and Cosmetic Act. Furthermore, because ARIVA™ is a customarily marketed smokeless tobacco product that is intended to provide tobacco satisfaction and is licensed by the Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms), the FDA lacks jurisdiction to regulate ARIVA™ based on the March 21, 2000 decision of the Supreme Court in FDA v. Brown & Williamson Tobacco Corporation, 529 U.S. 120 (2000). Despite the Company’s position as reflected in its responses, there is no certainty that the FDA would agree with that position and not seek to assert jurisdiction over ARIVA™. By letter dated July 17, 2002, the FDA stated that it was continuing to review the issues raised in the first petition filed with the agency on December 18, 2001.

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Virginia Department of Taxation has asserted a Virginia Sales and Use Tax assessment for the period January 1, 1999, through March 31, 2002, against the Company with respect to its tobacco-curing barns in the amount of $860,115.06. The Company has applied for a correction of the assessment and a total abatement of the tax on the grounds that its barns are exempt from sales and use taxes under the industrial use and processing exemption and/or the agricultural exemption. The Company has not paid that assessment and is not required to do so pending its appeal to the Department of Taxation. The Company has also challenged the taxation of certain other property on the grounds that the property is used directly in production activities at the Company’s plant in Chase City, Virginia. The Company has paid that assessment, in the amount of $24,273.75, in full pending appeal. The administrative procedure for consideration of the Company’s application for correction of these assessments is expected to be concluded during 2003.

There is other minor litigation in the ordinary course of business which the Company is vigorously defending.

Employment Agreement:

During June 2002, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Perito which expires on December 31, 2005 (the “Employment Agreement”). This Employment Agreement amended and restated the original employment agreement with Mr. Perito, executed in April 1999, which would have expired in December 2002. The Employment Agreement provides Mr. Perito with a $1,000,000 base salary. In November 2002, the Company modified the Employment Agreement. Pursuant to this modification, and in light of the Company’s needs, Mr. Perito waived the following provisions in his Employment Agreement: (a) an annual performance bonus in 2002 of $300,000, (b) discretionary/special bonuses for fiscal year 2002 which were to be determined by the Board of Directors and (c) a 2002 performance stock bonus for 500,000 shares of Common Stock and a 2002 stock option for 500,000 shares of Common Stock. Additionally, the Employment Agreement, as modified, provides Mr. Perito with a bonus of $100,000, which was paid before December 31, 2002, as well as taxes payable on such amount, which were paid before March 31, 2003. Amounts waived in 2002 have been considered a capital contribution in 2002.

In 1999, Mr. Perito purchased under his original agreement 2,000,000 shares of Common Stock at $1 per share, and the Company financed the purchase with a loan bearing interest at 7% (due annually) with all principal due in July 2005. Effective as of January 1, 2002, the interest rate was changed from 7% to the minimum applicable federal rate determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended. The related $2,000,000 note receivable is presented as a reduction of stockholders’ equity in the 2002, 2001 and 2000 balance sheets. Because the note is non-recourse with respect to accrued unpaid interest and 85% of the principal, this stock purchase right has been accounted for as an option. The Company has recognized interest income of approximately $35,000, $140,000 and $134,000 during 2002, 2001 and 2000, respectively, in connection with the note. In connection with the aforementioned agreement, Mr. Perito was also granted qualified stock options to purchase 1,000,000 share of Common Stock at $1 11/16 per share, the price of the Common Stock on the date of grant. Such options vested immediately.

Upon termination by the Company of Mr. Perito’s employment For Cause (as defined in the Employment Agreement) or by Mr. Perito voluntarily, the Company will be obligated to pay to Mr. Perito all salary then due and payable through the date of termination but Mr. Perito will not be entitled to any severance compensation or any accrued vacation pay or bonuses. Upon termination by the Company of Mr. Perito’s employment without cause or by Mr. Perito for Good Reason (as defined in the Employment Agreement), the Company will be obligated to pay to Mr. Perito all salary, benefits, bonuses and other compensation that would be due under the Employment Agreement through the end of the term of the Employment Agreement. Upon termination of Mr. Perito’s employment as a result of his death or disability, the Company will be obligated to pay to Mr. Perito all salary and benefits, but not bonuses and other compensation, that would be due under the Employment

STAR SCIENTIFIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Agreement for a period of one year from the date of such termination. Consistent with Mr. Perito’s original employment agreement with the Company, in connection with certain transactions that may result in a change in voting control of the Company (each, a “Disposition Transaction”), certain changes in the Company’s senior management, or a removal or replacement of a majority of the board of directors, Mr. Perito will be entitled to terminate the employment agreement, to receive a one-time termination payment of $2,500,000 and to participate in the Disposition Transaction upon the same terms and conditions as certain principal stockholders of the Company. The Company also will be obligated to reimburse Mr. Perito for any taxes that may become due as a result of the application of Section 280G of the Code to the payment described in the preceding sentence. Mr. Perito has executed and delivered to the Company an acknowledgement and waiver to the effect that the sale of the cigarette business to NATC will not constitute a Disposition Transaction.

On March 30, 2001, the Company entered into an employment agreement with Robert E. Pokusa, the General Counsel, which is to expire on March 30, 2004. The agreement provides for a base salary of $385,000 and for discretionary annual bonuses as approved by the Company’s Chief Operating Officer and the Chief Executive Officer. The agreement also grants Mr. Pokusa the right to purchase 50,000 shares of Common Stock at $1.4688 per share of which 25,000 shares vested on March 30, 2001 and 25,000 vested on March 30, 2002. Upon termination by the Company of Mr. Pokusa’s employment agreement without cause, the Company will be obligated to pay to Mr. Pokusa severance payments equal to six months salary, paid on a monthly basis. Furthermore, if there is a change in control of the Company (as defined in the employment agreement), and Mr. Pokusa’s agreement does not continue in effect after such change of control, the Company will, within 60 days of notifying Mr. Pokusa of such termination, pay to Mr. Pokusa (a) a lump sum payment equal to all salary then due and payable and (b) severance payments equal to six months salary, paid on a monthly basis.

16.    Quarterly results (unaudited):

As reported in the Company’s Quarterly Report on Form 10-Q, the following is a summary of unaudited quarterly results of operations for the years ended December 31, 2002 and 2001:

	March	June	September	December
2002
Revenues	33,549,218	37,198,987	46,108,929	41,363,814
Gross profit	8,623,952	6,885,469	8,370,876	2,867,086
Net income (loss)	578,042	(1,637,415)	381,897	(3,650,754)
EPS—Basic	.01	(.03)	.01	(.06)
EPS—Diluted	.01	(.03)	.01	(.06)

	March	June	September	December
2001
Revenues	37,374,606	43,660,976	57,478,381	36,269,460
Gross profit	9,931,307	11,874,811	9,502,554	5,103,967
Net income (loss)	2,418,493	2,698,278	511,291	(2,603,514)
EPS—Basic	.04	.05	.01	(.04)
EPS—Diluted	.04	.05	.01	(.04)

Per share amounts for each quarter are required to be computed independently and, therefore, may not equal amounts computed on an annual basis.

STAR SCIENTIFIC, INC. AND SUBSIDIARY

SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

DECEMBER 31, 2002 AND 2001

Column A	Column B	Column C		Column D		Column E
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts, describe	Deductions, describe *		Balance at end of period

2002
Accumulated Depreciation of Property Plant and Equipment	$5,340,159	3,052,883	—	206,996	*	$8,186,046
Accumulated Amortization of Patents and Trademarks	$331,806	46,630	—	—		$ 378,436

2001
Accumulated Depreciation of Property Plant and Equipment	$4,176,313	2,913,388	—	1,749,542	*	$5,340,159
Accumulated Amortization of Patents and Trademarks	$236,017	95,789	—	—		$ 331,806

2000
Accumulated Depreciation of Property Plant and Equipment	$1,988,658	2,211,143	—	23,488	*	$4,176,313*
Accumulated Amortization of Patents and Trademarks	$205,216	30,801	—	—		$ 236,017

*—Accumulated depreciation on disposals

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Star Scientific, Inc. and Subsidiary

Chester, Virginia

We have audited the accompanying balance sheets of the cigarette division of Star Scientific, Inc. and Subsidiary (the “Company”) as of December 31, 2002 and 2001 and the related statements of operations and division equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 14, the Company elected not to join in the Master Settlement Agreement (“MSA”) among forty-six states, several U.S. territories and a number of tobacco manufacturers, as a Subsequent Participating Manufacturer. As a result thereof, the Company is purportedly required to annually contribute funds into escrow under statutes which the MSA required participating states to pass if they were to receive the full benefits of the settlement. Such escrowed funds will be available to pay judgments in tobacco-related litigation, if any, filed by the states and, if not used, returned to the Company in twenty-five years. Pursuant to the terms of a potential comprehensive settlement of the Company’s obligations under various state escrow statutes, the Company’s 2002 escrow obligation is currently estimated to be between $4 to $5 million. As further discussed in Note 9, management expects that if there is no comprehensive settlement, based on prior experience, there will be additional escrow deposits required in 2003 related to the Company’s cigarette sales for 1999 through 2002. However, the amount of such additional escrow requirements is not presently determinable.

As discussed in Note 1, on February 18, 2003, the Company entered into an Asset Purchase Agreement with North Atlantic Trading Company, Inc., (“NATC”) a Delaware corporation, providing for the sale of the Company’s cigarette business to NATC for $80 million in cash. Star Scientific and NATC expect that the transaction will close on or before July 15, 2003, subject to conditions outlined in the Purchase Agreement, including NATC’s ability to obtain financing for the transaction.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the cigarette division of Star Scientific, Inc. and Subsidiary as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/    AIDMAN, PISER & COMPANY, P.A.

March 21, 2003

Tampa, Florida

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

BALANCE SHEETS

December 31, 2002 and 2001

	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$1,404,072	$2,846,585
Accounts receivable, trade	9,386,025	3,188,412
Inventories	5,454,736	3,661,780
Prepaid expenses and other current assets	168,457	—

Total current assets	16,413,290	9,696,777
Property, plant and equipment, net	1,012,353	1,302,350
Other assets	24,271	85,125
MSA escrow funds	33,482,229	28,444,280

	$50,932,143	$39,528,532

LIABILITIES AND DIVISION EQUITY
Current liabilities:
Accounts payable, trade	$2,771,650	$2,821,388
Federal excise taxes payable	3,780,191	1,841,637
Accrued expenses	369,439	625,786

Total current liabilities	6,921,280	5,288,811

Commitments and contingencies (Notes 5, 6 and 9)	—	—
Division equity	44,010,863	34,239,721

	$50,932,143	$39,528,532

See notes to financial statements.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

STATEMENTS OF OPERATIONS AND DIVISION EQUITY

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Net sales	$118,767,190	$138,785,008	$176,827,100
Less:
Cost of goods sold	36,862,240	41,913,681	51,858,627
Excise taxes on products	54,457,722	58,822,304	83,591,686

Gross profit	27,447,228	38,049,023	41,376,787

Selling expenses:
Shipping and freight	1,236,741	1,641,411	2,683,891
Sales commissions	1,690,156	1,705,522	1,201,475

Total selling expenses	2,926,897	3,346,933	3,885,366

Operating expenses:
Marketing and distribution	6,684,174	5,626,695	6,480,388
General and administrative	3,858,802	5,473,032	5,785,742

Total operating expenses	10,542,976	11,099,727	12,266,130

Operating income	13,977,355	23,602,363	25,225,291

Other income:
Interest income, net	470,186	1,057,130	574,025

Total other income	470,186	1,057,130	574,025

Income before income taxes	14,447,541	24,659,493	25,799,316
Income tax expense	5,779,000	9,864,000	10,320,000

Net income	8,668,541	14,795,493	15,479,316
Division equity, beginning of year	34,239,721	27,754,331	12,275,015
Capital contributions from (distributions to) parent company	1,102,601	(8,310,103)	—

Division equity, end of year	$44,010,863	$34,239,721	$27,754,331

See notes to financial statements.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Cash flows from operating activities:
Net income	$8,668,541	$14,795,493	$15,479,316
Depreciation and amortization	360,045	484,332	460,804
Adjustments to reconcile net income to net cash flows from operating activities:
Increase (decrease) in cash resulting from changes in:
Accounts receivable, trade	(6,197,613)	2,284,091	(1,872,538)
Inventories	(1,792,956)	42,196	(133,367)
Prepaid expenses and other current assets	(108,300)	35,443	93,062
Changes in other assets	—	21,699	17,708
Accounts payable, trade	(49,738)	(9,007)	(509,730)
Federal excise taxes payable	1,938,554	(4,639,714)	5,004,827
Accrued expenses	(256,346)	311,011	(29,547)

Net cash flows from operating activities	2,562,187	13,325,544	18,510,535

Cash flows from investing activities:
Purchases of property, plant and equipment	(69,352)	(36,190)	(318,854)

Net cash flows from investing activities	(69,352)	(36,190)	(318,854)

Cash flows from financing activities:
Payments on long-term debt	—	(85,735)	(521,946)
Capital contributions from parent	1,102,601	—	—
Repayment of parent company borrowings	—	(1,527,662)	(510,884)
Distributions to parent	—	(8,310,103)	—

Net cash flows from financing activities	1,102,601	(9,923,500)	(1,032,830)

Deposits to MSA escrow fund	(5,037,949)	(16,839,125)	(11,605,155)

Net change in cash and cash equivalents	1,442,513	(13,473,271)	5,553,696
Cash and cash equivalents, beginning of year	2,846,585	16,319,856	10,766,160

Cash and cash equivalents, end of year	$1,404,072	$2,846,585	$16,319,856

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes, paid to parent	$5,912,000	$9,864,000	$10,320,000

See notes to financial statements.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2002, 2001 and 2000

1.    Summary of significant accounting policies:

Nature of business:

Star Scientific, Inc. and its subsidiary, Star Tobacco, Inc. (collectively referred to as the “Company” or “Star”) have been engaged since 1990 in the manufacture and sale of tobacco products through its cigarette division. This division has no separate legal status. The cigarette division manufactures and sells discount cigarettes with activated charcoal filters and low nitrosamine tobacco, scientific technology developed by the Parent Company for the curing of tobacco so as to prevent or retard the formation of certain toxic carcinogens present in tobacco and tobacco smoke, namely, the tobacco specific nitrosamines, for which patents have been issued to the parent.

On February 18, 2003, the Company entered into an asset purchase agreement (the “Purchase Agreement”) to sell its cigarette business to North Atlantic Trading Company, Inc. (“NATC”). This Purchase Agreement was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Star on February 18, 2003. The Company will mail to stockholders an information statement at least 20 days prior to closing the transaction.

The accompanying financial statements include only those assets, liabilities, revenues and expenses associated with the cigarette division. Revenues and expenses are primarily allocated based on specific corporate or divisional purposes, which are readily determinable since operations are physically separated for the principal business segments. Allocations of divisional shared expenses have been made based on the percentage of time associated with cigarette activities, (principally personnel costs) or based on relative allocations based on percent of revenue, payroll, fixed assets etc; and specific expenses unrelated to the cigarette division have been eliminated.

Advertising costs:

Advertising costs are expensed as incurred and are included in marketing and distribution expenses. For the years ended December 31, 2002, 2001 and 2000, advertising costs were $150,000, $10,200, and $72,000, respectively.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents:

For purposes of the statements of cash flows, the Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents.

MSA escrow fund:

Cash deposits restricted pursuant to the Master Settlement Agreement (Note 9) are reflected as a non-current asset in the accompanying balance sheets. All interest earned on this account is unrestricted and reflected in current earnings.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

Account receivable and allowance for doubtful accounts:

Accounts receivable are customer obligations due under normal trade terms. The Company sells its products to distributors and retail customers. Management performs continuing credit evaluations of its customers’ financial condition and does not require collateral.

Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Any accounts receivable balances that are determined to be uncollectible are written off to bed debt expense. The allowance for doubtful accounts contains a general accrual for remaining possible bad debts. The allowance for doubtful accounts at December 31, 2002 and 2001 was $47,547 and $31,166, respectively. Based on the information available to management, the Company believes the allowance for doubtful accounts as December 31, 2002 is adequate. However, actual write-offs might exceed the recorded allowance.

Inventories:

Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

Property, plant and equipment:

Property, plant and equipment are recorded at cost. Depreciation is determined using the straight-line method over the estimated useful lives of three to seven years for office equipment and machinery and equipment and thirty-nine years for buildings and improvements.

Income taxes:

Income tax expense for the division is determined by applying the effective tax rate of 40% (34% federal statutory rate plus 6% state income taxes) to pre-tax income. Because the division is not a tax paying entity, all tax expense is charged through the due to/from parent account.

Impairment of long-lived assets:

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the estimated future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value.

Effect of recent accounting pronouncements:

FASB Statement No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure (Statement 148)

During December 2002, the Financial Accounting Standards Board (FASB) issued Statement 148. Statement 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of FASB Statement 123 Accounting for Stock-Based

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

Compensation (Statement 123). Statement 148 also amends and augments the disclosure provisions of Statement 123 and Accounting Principles Board Opinion 28 Interim Financial Reporting to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transitions standards and disclosure requirements of Statement 148 are effective for fiscal years and interim periods ending after December 15, 2002.

The Company has already adopted the accounting provisions of Statement 123, and therefore, the adoption of this standard has no impact on the Company’s financial statements.

FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (Interpretation 45)

During November 2002, the FASB issued Interpretation 45. Under Interpretation 45 guarantees, contracts and indemnification agreements are required to be initially recorded at fair value. Current practice provides for the recognition of a liability only when a loss is probable and reasonably estimable, as those terms are defined under FASB Statement 5 Accounting for Contingencies. In addition Interpretation 45, requires significant new disclosures for all guarantees even if the likelihood of the guarantor’s having to make payments under the guarantee is remote. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. The initial recognition and measurement provisions of Interpretation 45 are applicable on a prospective basis to guarantees, contracts or indemnification agreements issued or modified after December 31, 2002. The Cigarette division has no guarantees, either director indirect, and therefore adoption of this standard has no financial reporting implication.

FASB Statement 145 Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (Statement 145)

During April 2002, the FASB issued Statement 145. Statement 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishments of Debt, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of the rescission of Statement No. 4, the classification of gain and losses arising from debt extinguishments requires consideration of the criteria for extraordinary accounting treatment provided in Accounting Principles Board Opinion No. 30 Reporting the Results of Operations. In the absence of Statement No. 4, debt extinguishments that are not unusual in nature and infrequent in occurrence would be treated as a component of net income or loss from continuing operations. Statement 145 is effective for financial statements issued for fiscal years beginning after May 15, 2002. Adoption of this standard is not anticipated to have a significant effect on the Company’s results of operations in the future.

FASB Statement No. 146 Accounting for Costs Associated with Exit or Disposal Activities (Statement 146)

During July 2002, the FASB issued Statement 146. Statement 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement 146 requires the recognition of a liability for costs associated with exit or disposal activities when the liability is actually incurred. Under EITF 94-3, such costs were generally recognized in the period in which an entity committed to and exit plan or plan of disposal. While both standards covered costs associated with one-time termination benefits (e.g. severance pay or stay-bonus arrangements),

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

Statement 146 provides standards that provide for the timing of recognition of these types of benefits. Statement 146 is effective for exit or disposal activities initiated after December 31, 2002.

Management’s plans with respect to the anticipated sale of assets to NATC are described in Note 1. This sale of assets would require the application of FAS 146. In connection with the adoption of this standard, any liabilities incurred in connection with the disposition of the cigarette division will be recognized when incurred. FAS 146 has no impact on the financial statements as presented herein.

Revenue recognition:

Revenue is recognized when tobacco products are delivered and title passes to customers. The Company also records appropriate provisions for uncollectible accounts and credit for returns.

Shipping costs:

Shipping costs are included in marketing and distribution expenses and aggregated approximately $1,237,000, $1,650,000 and $2,700,000 in 2002, 2001 and 2000, respectively.

2.    Inventories:

Inventories consist of the following at December 31,:

	2002	2001
Tobacco leaf	$1,234,860	$68,094
Raw materials	277,893	447,434
Packaging materials	945,915	771,826
Finished goods	2,996,068	2,374,426

	$5,454,736	$3,661,780

3.    Property, plant and equipment:

Property, plant and equipment consists of the following at December 31,:

	2002	2001
Land	$159,879	$172,572
Buildings	345,134	345,134
Machinery and equipment	2,554,710	2,554,710
Office and sales equipment	765,414	697,355
Automobiles	35,864	35,864

	3,861,001	3,805,635
Less accumulated depreciation	(2,848,648)	(2,503,285)

	$1,012,353	$1,302,350

4.    Note payable:

The Company has a $7,500,000 revolving line of credit agreement. Borrowings under the line of credit are limited to 80% of eligible accounts receivable, as defined, and bear interest at a rate linked to the prime rate. The

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

agreement places restrictions on new debt and the Company’s ability to further pledge its assets and stipulates a minimum fixed charge coverage ratio, as defined. Borrowings under the line of credit are secured by substantially all assets of Star Tobacco, Inc. not otherwise pledged. There were $4,104,569 in outstanding borrowings at December 31, 2002. These borrowings fund non-cigarette division operations and have not been allocated to the cigarette division as of December 31, 2002. The line of credit matures in 2005.

5.    Lease obligations:

Operating leases:

The division leases its office and warehouse facilities and various vehicles and minor operating equipment under non-cancelable operating leases expiring in various years through 2010.

The following represents the future minimum rental payments required under cigarette division operating leases that have initial or remaining non-cancelable terms in excess of one year as of December 31, 2002.

Year ending December 31,
2003	$200,594
2004	206,325
2005	206,325
2006	206,325
2007	217,788
Thereafter	114,625

$1,151,982

Rent expense for all cigarette division operating leases was approximately $1,286,000, $1,171,000 and $1,330,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

6.    Related party transactions:

The Company has entered into certain transactions with companies and trusts that are owned by members of management and stockholders of the parent company. The following is a summary of the significant related party transactions applicable to the cigarette division for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
Business travel—aircraft expense	$328,155	$258,992	$191,680
Legal fees(a)	$62,000	$500,000	$1,000,000
Legal fees(b)	$251,882	$—	$—

(a)	The Company paid legal fees to Paul Hastings, Janofsky & Walker LLP with respect to various legal matters. An executive officer of the Parent Company was, until March 31, 2001, senior counsel and a former partner of such firm but received no compensation from the firm for work undertaken on behalf of the Company. The amounts disclosed are the Cigarette division’s allocable share of the total paid to this firm.

(b)	The Company paid legal fees to McSweeney & Crump, P.C. with respect to various legal matters. Mr. McSweeney was elected to the Parent Company’s Board of Directors in January 2002 and resigned from the Board in February 2003. The amounts disclosed are the Cigarette division’s allocable share of the total paid to this firm.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

Effective January 1, 1998, Star entered into an exclusive license agreement with Regent Court Technology, LLC, of which the Company’s founder, Chief Executive Officer and largest shareholder, and the beneficiary of the O’Donnell Trust, which is the Company’s second largest stockholder, are the owners. Pursuant to this license agreement, Star has the exclusive world-wide rights to produce and sell tobacco products with low-TSNA (tobacco specific nitrosamines) tobacco. In connection with this agreement, Star is obligated to pay royalties equal to 2% of all product sales (less certain costs incurred by the Company) and 6% of any royalty income earned from sublicensing (less certain costs incurred by the Company). Since the costs incurred were in excess of the royalty obligations there were no royalties due under this agreement for 2002, 2001 or 2000.

7.    Employee benefit plan:

The Company is the sponsor of a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees who meet certain eligibility and participation requirements. Participants may contribute up to 15% of their annual compensation. The Company may make an annual discretionary contribution. The division made contributions of approximately $210,000, $175,000 and $79,000 in 2002, 2001 and 2000, respectively.

8.    Fair value of financial instruments, concentrations and credit risk:

Fair value of financial instruments:

The estimated fair value of cash and cash equivalents, trade receivables, MSA Escrow funds, long-term debt and trade payables approximate the carrying amount due to their short-term nature or variable interest component. The estimated fair-value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange.

Concentrations:

The cigarette division had purchases from a major domestic tobacco company which represented 53%, 54% and 32% of cost of sales in 2002, 2001 and 2000, respectively. Effective January 1, 2003, the manufacturing contract with this Company was terminated. Termination costs aggregating $100,000 are included in cost of sales in 2002.

Credit risk:

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The Company maintains its cash and cash equivalents balances in three financial institutions. Each of the balances in the domestic banks are insured by the Federal Deposit Insurance Corporation up to $100,000.

Trade accounts receivable result from sales of tobacco products to its various customers throughout the United States. Credit is extended to customers after an evaluation for credit worthiness; however, the Company does not require collateral or other security from customers.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

9.    Commitments, contingencies, and other matters:

Obligations under master settlement agreement:

In November 1998, 46 states (the “Settling States”) and several U.S. territories entered into the “Master Settlement Agreement to resolve litigation that had been instituted against the major tobacco manufacturers. The Company was not named as a defendant in any of the litigation matters and chose not to become a participating manufacturer under the terms of the Master Settlement Agreement. As a nonparticipating manufacturer, the Company is required to satisfy certain purported escrow obligations under statutes that the Master Settlement Agreement required participating states to pass, if they were to receive the full benefits of the settlement. The so-called “level playing field” statutes, or qualifying statutes, require nonparticipating manufacturers to fund escrow accounts that could be used to satisfy judgments or settlements in lawsuits that may at some future date be filed by the participating states against such nonparticipating tobacco manufacturers. Under these statutes the Company is obligated to place an amount equal to $1.88 per carton for 1999, $2.09 in 2000, $2.72 for 2001 and 2002, $3.35 for 2003 through 2006 and $3.77 thereafter, in escrow accounts for sales of cigarettes occurring in the prior year in each such state. An inflation adjustment is also added to these deposits at the higher of 3% or the Consumer Price Index each year. Such escrowed funds will be available to satisfy tobacco-related judgments or settlements, if any, in the settling states. If not used to satisfy judgments or settlements, the funds will be returned to the Company 25 years after the applicable date of deposit on a rolling basis. Also, absent a successful challenge to the state specific statutes, or some accommodation as to the escrow amounts, the failure to place the required amounts in escrow could result in penalties to the Company and potential restrictions on its ability to sell cigarettes within particular states.

Because all of the MSA states have passed the so-called “level playing field” statutes, the Company expects that a material portion of its cigarette sales will continue to be subject to such purported escrow obligations. Star’s sale of smokeless tobacco products are not subject to the MSA escrow obligations.

As of January 1, 2001, all 46 MSA states had adopted model “level playing field” statutes. As noted above, under these statutes, the Company is required to place funds in escrow for each cigarette carton sold in a state that is a member of the MSA. After funding escrow accounts for 2001 sales, the Company has deposited approximately $33.5 million into escrow under protest. In addition to the escrow deposits associated with the Company’s direct customer sales, the Company has, under protest, been required to make additional escrow deposits related to sales of the Company’s cigarettes subsequently made by the Company’s direct customers in other states (“indirect sales”). In 2001 and in the first two quarters of 2002, the Company made approximately $4,500,000 in escrow payments in connection with indirect sales that occurred in 1999, 2000 and 2001. The Company has received demands for additional escrow payments after making its escrow payments for 2001 and expects that it will continue to be subject to additional escrow obligations related to indirect sales that occurred from 1999 through 2001. The Company is not presently able to estimate the total amount of this obligation, which will depend on a number of factors, including a determination of the amount of indirect sales in particular states and a determination of whether the Company is obligated to escrow funds for all products it manufactured and sold, including product manufactured by B&W under its recently terminated contract manufacturing agreement with the Company, or only product the Company manufactured at its Petersburg, Virginia, facility. If the Company is only required to make escrow payments for cigarettes it manufactured at its Petersburg, Virginia, facility, it could have potential obligations to B&W for additional costs that B&W incurred for producing cigarettes under the manufacturing agreement with the Company. Under either scenario, the amount of any additional obligation would be material and may require the Company, among other things, to raise additional funds to meet such obligations. All funds placed in escrow continue to be an asset of the Company, and the Company receives the interest income generated by the escrow deposits.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

In addition to the “level playing field” statutes, a number of states have recently enacted statutes that require nonparticipating manufacturers to certify that they are in full compliance with the escrow requirements of the MSA as a condition to being permitted to sell cigarette products in those states. While the Company has recently focused its sales in the four states that were not part of the MSA, these statutes could impact on its ability to sell cigarettes in the MSA states, notwithstanding its substantial payments into escrow, if it wants to remain in the smoked tobacco business.

In May 2002, the Company entered into negotiations with representatives of the National Association of Attorneys General (“NAAG”) regarding terms under which Star could become a Subsequent Participating Member of the MSA and resolve all currently contested issues relating to the MSA and state qualifying statutes, including its constitutional challenge to the MSA. In connection with those discussions, a Standstill Agreement was negotiated that provides that during the standstill period, the Settling States that executed the Agreement will not initiate any enforcement action against the Company relating to any claims for additional escrow funding and the compliance with state qualifying statutes, and the Company will not initiate any new actions against those Settling States. The Standstill Agreement was executed by 29 of the 46 Settling States and by Puerto Rico, and by its terms extended through July 23, 2002. Although the Standstill Agreement has not been formally extended, the parties have continued negotiations, and neither the Settling States that signed the Standstill Agreement nor the remaining Settling States have initiated any enforcement action against the Company. The Company and NAAG are continuing the negotiation of a comprehensive settlement under which Star would remain a non-participating manufacturer under the MSA and issues as to the funding of the escrow for the period 1999-2001 would be resolved, as would the amount of escrow owing for 2002. Under the settlement as presently proposed, it is anticipated that the Company would have 2003 escrow obligations of approximately $4 million initially for sales made during calendar year 2002 and a net obligation of approximately $3.5 million after application of certain adjustments available in calculating maximum payment requirements for sales in certain MSA states under the state qualifying statutes. Also, such a comprehensive settlement would result in Star contributing approximately $10 million of its escrow funds toward that settlement. Any such contributions will be charged as an expense to the income statement in the period when paid. Pursuant to an understanding reached with NAAG’s lead negotiator, on April 14, 2003, Star advised each Attorney General in the MSA states that it was not depositing any funds into escrow for year 2002 sales since the negotiation of a comprehensive settlement was still ongoing. Star also advised the Attorney Generals that if a comprehensive settlement has not been completed by May 30, 2003, it would then pay into escrow the amounts due pursuant to the terms of the comprehensive settlement agreement for year 2002 sales pending completion of the settlement. Since April 15, 2003, Star has received demands from a number of states regarding its escrow obligations. Star is continuing its negotiation of a comprehensive agreement with the NAAG’s lead negotiator, its Chief Tobacco Counsel and the Settling States and expects that, absent reaching specific agreement with particular Settling States, it will be required to deposit escrow for 2002 sales based on the settlement amounts prior to May 30. If a comprehensive settlement agreement is not reached with the NAAG, then it is anticipated that the demands for additional escrow would be significantly higher, both for the 1999-2001 period, as well as for the 2002 sales, and would require the Company, among other things, to raise additional funds to meet these obligations or to use significant portions of the proceeds from the anticipated closing of the NATC transaction to meet such obligations. Given the status of its negotiations with NAAG, which have been pending for almost a year, the Company believes that this possibility is remote.

Other litigation:

In July 2001, Harry Powell filed a lawsuit against Star in San Diego County Superior Court, pursuant to California Business and Professional Code Section 17200. Plaintiff alleges that Star failed to fully comply with California’s Qualifying Statute, despite the fact that Star deposited approximately $882,000 into escrow for sales

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

of cigarettes in California in 2000. Star moved to dismiss the complaint on the basis that any determination as to deposits into escrow rested with the Attorney General’s office. In response to an inquiry from the Court, the Attorney General’s office indicated that it does not intend to intervene in the case and that if it turns out that it has any dispute with Star over its escrow obligation it would raise this with Star and give it a reasonable opportunity to make any additional deposit required, before taking any action against it. Based on the response from the Attorney General’s office, Star moved to dismiss the action or stay the case, after which the case was stayed. In February 2003, the Court set a case management conference for May 2, 2003, given the ongoing settlement discussions regarding Star’s liability under the Qualifying Statutes.

There is other minor litigation in the ordinary course of business which the Company is vigorously defending.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

BALANCE SHEET

Three Months Ended March 31, 2003

(Unaudited)

ASSETS
Current assets:
Accounts receivable, trade	$12,333,619
Inventories	3,804,005
Prepaid expenses and other current assets	508,133

Total current assets	16,645,757
Property, plant and equipment, net	947,994
Other assets	21,485
MSA escrow funds	33,482,229

$51,097,465

LIABILITIES AND DIVISION EQUITY
Current liabilities:
Accounts payable, trade	$5,221,505
Federal excise taxes payable	3,979,724
Accrued expenses	269,517

Total current liabilities	9,470,746
Commitments and contingencies (Notes 5, 6 and 9)	—
Division equity	41,626,719

$51,097,465

See notes to financial statements.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

STATEMENT OF OPERATIONS AND DIVISION EQUITY

Three Months Ended March 31, 2003

(Unaudited)

Net sales	$25,964,717
Less:
Cost of goods sold	6,274,230
Excise taxes on products	11,160,413

Gross profit	8,530,074

Selling expenses:
Shipping and freight	277,900
Sales commissions	620,399

Total operating expenses	898,299

Operating expenses:
Marketing and distribution	1,546,688
General and administrative	1,065,467

Total operating expenses	2,612,155

Operating income	5,019,620
Interest income	(3,201)

Income before income taxes	5,016,419
Income tax expense	2,007,000

Net income	3,009,419
Division equity, beginning of period	44,010,863
Capital distributions to parent company	(5,393,563)

Division equity, end of period	$41,626,719

See notes to financial statements.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2003

(Unaudited)

Cash flows from operating activities:
Net income	$3,009,419
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	64,783
Amortization	2,786
Loss on disposal of property, plant and equipment	2,274
Increase (decrease) in cash resulting from changes in:
Accounts receivable, trade	(2,947,594)
Inventories	1,650,731
Prepaid expenses and other current assets	(339,676)
Accounts payable, trade	2,449,855
Federal excise taxes payable	199,533
Accrued expenses	(99,922)

Net cash flows from operating activities	3,992,189

Cash flows from financing activities:
Purchase of property and equipment	(2,698)
Payments on parent company borrowings	(5,393,563)

Net cash flows from financing activities	(5,396,261)

Net change in cash	(1,404,072)
Cash, beginning of period	1,404,072

Cash, end of period	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest	$—

Income taxes paid to Parent	$2,007,000

See notes to financial statements.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

Three Months Ended March 31, 2003

(Unaudited)

1.    Summary of significant accounting policies:

Nature of business:

Star Scientific, Inc. and its subsidiary, Star Tobacco, Inc. (collectively referred to as the “Company” or “Star”) have been engaged since 1990 in the manufacture and sale of tobacco products through its cigarette division. This division has no separate legal status. The cigarette division manufactures and sells discount cigarettes.

On February 18, 2003, the Company entered into an asset purchase agreement (the “Purchase Agreement”) to sell its cigarette business to North Atlantic Trading Company, Inc. (“NATC”). This Purchase Agreement was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Star on February 18, 2003. The Company will mail to stockholders an information statement at least 20 days prior to closing the transaction.

The accompanying financial statements include only those assets, liabilities, revenues and expenses associated with the cigarette division. Revenues and expenses are primarily allocated based on specific corporate or divisional purposes, which are readily determinable since operations are physically separated for the principal business segments. Allocations of divisional shared expenses have been made based on the percentage of time associated with cigarette activities, (principally personnel costs) or based on relative allocations based on percent of revenue, payroll, fixed assets etc; and specific expenses unrelated to the cigarette division have been eliminated.

Interim information:

In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods presented have been included. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results for a full year.

Advertising costs:

Advertising costs are expensed as incurred and are included in marketing and distribution expenses. Advertising costs were approximately $17,000 for the three months ended March 31, 2003.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

MSA Escrow fund:

Cash deposits restricted pursuant to the Master Settlement Agreement (Note 9) are reflected as a non-current asset in the accompanying balance sheets. All interest earned on this account is unrestricted and reflected in current earnings.

Accounts receivable and allowance for doubtful accounts:

Accounts receivable are customer obligations due under normal trade terms. The Company sells its products to distributors and retail customers. Management performs continuing credit evaluations of its customers’ financial condition and does not require collateral.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Any accounts receivable balances that are determined to be uncollectible are written off to bed debt expense. The allowance for doubtful accounts contains a general accrual for remaining possible bad debts. The allowance for doubtful accounts allocated to the cigarette division was approximately $8,700 as of March 31, 2003. Based on the information available to management, the Company believes the allowance for doubtful accounts as March 31, 2003 is adequate. However, actual write-offs might exceed the recorded allowance.

Inventories:

Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

Property, plant and equipment:

Property, plant and equipment are recorded at cost. Depreciation is determined using the straight-line method over the estimated useful lives of three to seven years for office equipment and machinery and equipment and thirty-nine years for buildings and improvements.

Income taxes:

Income tax expense for the division is determined by applying the effective tax rate of 40% (comprised of the 34% federal statutory rate plus 6% state income taxes) to pre-tax income. Because the division is not a tax paying entity, all tax expense is charged through the due to/from parent account.

Impairment of long-lived assets:

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the estimated future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value.

Effect of recent accounting pronouncements:

FASB Statement No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure (Statement 148)

During December 2002, the Financial Accounting Standards Board (FASB) issued Statement 148. Statement 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of FASB Statement 123 Accounting for Stock-Based Compensation (Statement 123). Statement 148 also amends and augments the disclosure provisions of Statement 123 and Accounting Principles Board Opinion 28 Interim Financial Reporting to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transitions standards and disclosure requirements of Statement 148 are effective for fiscal years and interim periods ending after December 15, 2002.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company has already adopted the accounting provisions of Statement 123, and therefore, the adoption of this standard has no impact on the Company’s financial statements.

FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (Interpretation 45)

During November 2002, the FASB issued Interpretation 45. Under Interpretation 45 guarantees, contracts and indemnification agreements are required to be initially recorded at fair value. Current practice provides for the recognition of a liability only when a loss is probable and reasonably estimable, as those terms are defined under FASB Statement 5 Accounting for Contingencies. In addition Interpretation 45, requires significant new disclosures for all guarantees even if the likelihood of the guarantor’s having to make payments under the guarantee is remote. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. The initial recognition and measurement provisions of Interpretation 45 are applicable on a prospective basis to guarantees, contracts or indemnification agreements issued or modified after December 31, 2002. The Cigarette division has no guarantees, either direct or indirect, and therefore adoption of this standard has no financial reporting implication.

FASB Statement 145 Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (Statement 145)

During April 2002, the FASB issued Statement 145. Statement 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishments of Debt, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of the rescission of Statement No. 4, the classification of gain and losses arising from debt extinguishments requires consideration of the criteria for extraordinary accounting treatment provided in Accounting Principles Board Opinion No. 30 Reporting the Results of Operations. In the absence of Statement No. 4, debt extinguishments that are not unusual in nature and infrequent in occurrence would be treated as a component of net income or loss from continuing operations. Statement 145 is effective for financial statements issued for fiscal years beginning after May 15, 2002. Adoption of this standard is not anticipated to have a significant effect on the Company’s results of operations in the future.

FASB Statement No.146 Accounting for Costs Associated with Exit or Disposal Activities (Statement 146)

During July 2002, the FASB issued Statement 146. Statement 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement 146 requires the recognition of a liability for costs associated with exit or disposal activities when the liability is actually incurred. Under EITF 94-3, such costs were generally recognized in the period in which an entity committed to an exit plan or plan of disposal. While both standards covered costs associated with one-time termination benefits (e.g. severance pay or stay-bonus arrangements), Statement 146 provides standards that provide for the timing of recognition of these types of benefits. Statement 146 is effective for exit or disposal activities initiated after December 31, 2002.

Management’s plans with respect to the anticipated sale of assets to NATC are described in Note 1. This sale of assets would require the application of Statement 146. In connection with the adoption of this standard, any liabilities incurred in connection with the disposition of the cigarette division will be recognized when incurred. Statement 146 has no impact on the financial statements as presented herein.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue recognition:

Revenue is recognized when tobacco products are delivered to customers and title passes. The Company also records appropriate provisions for uncollectible accounts and credit for returns.

Shipping costs:

Shipping costs are included in marketing and distribution expenses and aggregated approximately $277,900 for the three months ended March 31, 2003.

2.    Inventories:

Inventories consist of the following:

Tobacco leaf	$1,364,728
Raw materials	328,424
Packaging materials	949,106
Finished goods	1,161,747

$3,804,005

3.    Property, plant and equipment:

Property, plant and equipment consists of the following:

Land	$159,879
Buildings	345,134
Machinery and equipment	2,557,408
Office and sales equipment	751,724
Automobiles	35,864

3,850,009
Less accumulated depreciation	(2,902,015)

$947,994

4.    Note payable and long-term debt:

Note payable:

The Company has a $7,500,000 revolving line of credit agreement. Borrowings under the line of credit are limited to 80% of eligible accounts receivable, as defined, and bear interest at a rate linked to the prime rate. The agreement places restrictions on new debt and the Company’s ability to further pledge its assets and stipulates a minimum fixed charge coverage ratio, as defined. Borrowings under the line of credit are secured by substantially all assets of Star Tobacco, Inc. not otherwise pledged. There were $4,931,346 in outstanding borrowings at March 31, 2003. These borrowings fund non-cigarette division operations and have not been allocated to the cigarette division as of March 31, 2003. The line of credit matures in 2005.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.    Lease obligations:

Operating leases:

The division leases its office and warehouse facilities and various vehicles and minor operating equipment under non-cancelable operating leases expiring in various years through 2010.

The following represents the future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year as of March 31, 2003.

Year ending March 31,
2003	$206,325
2004	206,325
2005	206,325
2006	206,325
2007	212,057
Thereafter	84,623

$1,121,980

Rent expense for all operating leases was approximately $338,000 for the three months ended March 31, 2003.

6.    Related party transactions:

The Company has entered into certain transactions with companies and trusts that are owned by members of management and stockholders of the parent company. The following is a summary of the significant related party transactions applicable to the cigarette division for the three months ended March 31, 2003.

Business travel—aircraft expense	$134,643

Effective January 1, 1998, Star entered into an exclusive license agreement with Regent Court Technology, LLC, of which the Company’s founder and Chief Executive Officer and largest shareholder, and the beneficiary of the O’Donnell Trust, which is the Company’s second largest shareholder, are the owners. Pursuant to this license agreement, Star has the exclusive world-wide rights to produce and sell tobacco products with low-TSNA (tobacco specific nitrosamines) tobacco. In connection with this agreement, Star is obligated to pay royalties equal to 2% of all product sales (less certain costs incurred by the Company) and 6% of any royalty income earned from sublicensing (less certain costs incurred by the Company). Since the costs incurred by the Company were in excess of the royalty obligations there were no royalties due under this agreement for the three months ended March 31, 2003.

7.    Employee benefit plan:

The Company is the sponsor of a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees who meet certain eligibility and participation requirements. Participants may contribute up to 15% of their annual compensation. The Company may make an annual discretionary contribution. The division made contributions of approximately $39,000 for the three months ended March 31, 2003.

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

8.    Fair value of financial instruments and credit risk:

Fair value of financial instruments:

The estimated fair value of cash and cash equivalents, trade receivables, MSA Escrow funds, long-term debt and trade payables approximate the carrying amount due to their short-term nature or variable interest component. The estimated fair-value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange.

Credit risk:

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable.

Trade accounts receivable result from sales of tobacco products to its various customers throughout the United States. Credit is extended to customers after an evaluation for credit worthiness; however, the Company does not require collateral or other security from customers.

9.    Commitments, contingencies, and other matters:

Obligations under master settlement agreement:

In November 1998, 46 states (the “Settling States”) and several U.S. territories entered into the “Master Settlement Agreement to resolve litigation that had been instituted against the major tobacco manufacturers. The Company was not named as a defendant in any of the litigation matters and chose not to become a participating manufacturer under the terms of the Master Settlement Agreement. As a nonparticipating manufacturer, the Company is required to satisfy certain purported escrow obligations under statutes that the Master Settlement Agreement required participating states to pass, if they were to receive the full benefits of the settlement. The so-called “level playing field” statutes, or qualifying statutes, require nonparticipating manufacturers to fund escrow accounts that could be used to satisfy judgments or settlements in lawsuits that may at some future date be filed by the participating states against such nonparticipating tobacco manufacturers. Under these statutes the Company is obligated to place an amount equal to $1.88 per carton for 1999, $2.09 in 2000, $2.72 for 2001 and 2002, $3.35 for 2003 through 2006 and $3.77 thereafter, in escrow accounts for sales of cigarettes occurring in the prior year in each such state. An inflation adjustment is also added to these deposits at the higher of 3% or the Consumer Price Index each year. Such escrowed funds will be available to satisfy tobacco-related judgments or settlements, if any, in the settling states. If not used to satisfy judgments or settlements, the funds will be returned to the Company 25 years after the applicable date of deposit on a rolling basis. Also, absent some accommodation as to the escrow amounts, the failure to place the required amounts in escrow could result in penalties to the Company and potential restrictions on its ability to sell cigarettes within particular states.

Because all of the MSA states have passed the so-called “level playing field” statutes, the Company expects that a material portion of its cigarette sales will continue to be subject to such purported escrow obligations. Star’s sale of smokeless tobacco products are not subject to the MSA escrow obligations.

As of January 1, 2001, all 46 MSA states had adopted model “level playing field” statutes. As noted above, under these statutes, the Company is required to place funds in escrow for each cigarette carton sold in a state that is a member of the MSA. After funding escrow accounts for 2001 sales, the Company has deposited

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

approximately $33.5 million into escrow under protest. In addition to the escrow deposits associated with the Company’s direct customer sales, the Company has, under protest, been required to make additional escrow deposits related to sales of the Company’s cigarettes subsequently made by the Company’s direct customers in other states (“indirect sales”). In 2001 and in the first two quarters of 2002, the Company made approximately $4,500,000 in escrow payments in connection with indirect sales that occurred in 1999, 2000 and 2001. The Company has received demands for additional escrow payments after making its escrow payments for 2001 and expects that it will continue to be subject to additional escrow obligations related to indirect sales that occurred from 1999 through 2001. However, the demands with regard to potential indirect sales have been suspended as a result of a standstill agreement and ongoing negotiations with the NAAG, as discussed in greater detail below. The Company is not presently able to estimate the total amount of this obligation, which will depend on a number of factors, including a determination of the amount of indirect sales in particular states and a determination of whether the Company is obligated to escrow funds for all products it manufactured and sold, including product manufactured by B&W under its recently terminated contract manufacturing agreement with the Company, or only product the Company manufactured at its Petersburg, Virginia, facility. If the Company is only required to make escrow payments for cigarettes it manufactured at its Petersburg, Virginia, facility, it could have potential obligations to B&W for additional costs that B&W incurred for producing cigarettes under the manufacturing agreement with the Company. Under either scenario, the amount of any additional obligation would be material and may require the Company, among other things, to raise additional funds to meet such obligations. All funds placed in escrow continue to be an asset of the Company, and the Company receives the interest income generated by the escrow deposits.

In addition to the “level playing field” statutes, a number of states have recently enacted statutes that require nonparticipating manufacturers to certify that they are in full compliance with the escrow requirements of the MSA as a condition to being permitted to sell cigarette products in those states. While the Company has recently focused its sales in the four states that were not part of the MSA, these statutes could impact on its ability to sell cigarettes in the MSA states, notwithstanding its substantial payments into escrow, if it wants to remain in the smoked tobacco business.

In May 2002, the Company entered into negotiations with representatives of the National Association of Attorneys General (“NAAG”) regarding terms under which Star could become a Subsequent Participating Member of the MSA and resolve all currently contested issues relating to the MSA and state qualifying statutes, including its constitutional challenge to the MSA. In connection with those discussions, a Standstill Agreement was negotiated that provides that during the standstill period, the Settling States that executed the Agreement will not initiate any enforcement action against the Company relating to any claims for additional escrow funding and the compliance with state qualifying statutes, and the Company will not initiate any new actions against those Settling States. The Standstill Agreement was executed by 29 of the 46 Settling States and by Puerto Rico, and by its terms extended through July 23, 2002. Although the Standstill Agreement has not been formally extended, the parties have continued negotiations, and neither the Settling States that signed the Standstill Agreement nor the remaining Settling States have initiated any enforcement action against the Company. The Company and NAAG are continuing the negotiation of a comprehensive settlement under which Star would remain a non-participating manufacturer under the MSA and issues as to the funding of the escrow for the period 1999-2001 would be resolved, as would the amount of escrow owing for 2002. Under the settlement as presently proposed, it is anticipated that the Company would have 2003 escrow obligations of approximately $3.5 million initially for sales made during calendar year 2002 and a net obligation of approximately $3.2 million after application of certain adjustments available in calculating maximum payment requirements for sales in certain MSA states under the state qualifying statutes. Also, such a comprehensive settlement would result in Star contributing approximately $10 million of its escrow funds toward that settlement. Any such contributions will be charged as an expense to the income statement in the period when paid. In accordance with the settlement terms negotiated

CIGARETTE DIVISION OF STAR SCIENTIFIC, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS—(Continued)

with NAAG and the Settling States and subject to the Settling States right to make demands for additional payments, Star since April 15, 2003 has deposited approximately $3.5 million into escrow for year 2002 sales, bringing the total amount deposited into escrow to approximately $37 million. The amount deposited into escrow for year 2002 sales reflects escrow paid for cigarettes manufactured by Star at its facility in Petersburg, Virginia. If a comprehensive settlement agreement is not reached with the NAAG, then it is anticipated that the demands for additional escrow would be significantly higher, both for the 1999-2001 period, as well as for the 2002 sales, and would require the Company, among other things, to raise additional funds to meet these obligations or to use significant portions of the proceeds from the anticipated closing of the NATC transaction to meet such obligations. Given the status of its negotiations with NAAG, which have been pending for almost a year, the Company believes that this possibility is remote.

Other litigation:

In July 2001, Harry Powell filed a lawsuit against Star in San Diego County Superior Court, pursuant to California Business and Professional Code Section 17200. Plaintiff alleges that Star failed to fully comply with California’s Qualifying Statute, despite the fact that Star deposited approximately $882,000 into escrow for sales of cigarettes in California in 2000. Star moved to dismiss the complaint on the basis that any determination as to deposits into escrow rested with the Attorney General’s office. In response to an inquiry from the Court, the Attorney General’s office indicated that it does not intend to intervene in the case and that if it turns out that it has any dispute with Star over its escrow obligation it would raise this with Star and give it a reasonable opportunity to make any additional deposit required, before taking any action against it. Based on the response from the Attorney General’s office, Star moved to dismiss the action or stay the case, after which the case was stayed. On May 2, 2003, the Court set a case management conference for June 20, 2003, given the ongoing settlement discussions regarding Star’s liability under the Qualifying Statutes.

There is other litigation in the ordinary course of business which the Company is vigorously defending.

INDEX TO ANNEXES

Asset Purchase Agreement Dated as of February 18, 2003	Annex A

Opinion of McColl Partners, LLC, dated February 17, 2003	Annex B

Form of License Agreement	Annex C

ASSET PURCHASE AGREEMENT

dated as of

February 18, 2003

among

NORTH ATLANTIC TRADING COMPANY, INC.

STAR SCIENTIFIC, INC.

and

STAR TOBACCO, INC.

i

5.3	Inspection	22
5.4	HSR Act	23
5.5	Update Information	23
5.6	Certain Employee Benefits Matters	23
5.7	Escrow Obligations	25
5.8	Cooperation Regarding Packaging	27
5.9	Financing	28
5.10	Post-Closing Notification of Product Returns	28
5.11	Master Settlement Agreement	28
5.12	[Intentionally Omitted.]	29
5.13	Moist Snuff Equipment	29
5.14	Transition Services	29

ARTICLE 6. CONDITIONS TO OBLIGATIONS		29
6.1	Conditions to Obligations of Purchaser and the Sellers	29
6.2	Conditions to Obligations of Purchaser	30
6.3	Conditions to the Obligations of the Sellers	31

ARTICLE 7. TERMINATION		31
7.1	Termination	31
7.2	Effect of Termination	32

ARTICLE 8. INDEMNIFICATION.		33
8.1	Survival of Representations, Etc	33
8.2	Indemnification	34
8.3	Conduct of Proceedings	35
8.4	Limited Environmental Indemnification	35
8.5	Sole Remedy; Time Limitation	35

ARTICLE 9. CERTAIN DEFINITIONS		35

ARTICLE 10. MISCELLANEOUS		42
10.1	Waiver	42
10.2	Notices	42
10.3	Assignment	43
10.4	Rights of Third Parties	43
10.5	Expenses	43
10.6	Construction	43
10.7	Captions; Counterparts	43
10.8	Entire Agreement	43
10.9	Amendments	44
10.10	Publicity	44

List of Schedules

1.6	Application of GAAP

2.2	Conflicts

2.3	Sufficiency of Assets

2.4(a)	Transferred Contracts

2.4(b)	Breach of Transferred Contracts

2.5(a)	Transferred Intellectual Property

2.5(b)	Liens on Transferred Intellectual Property

2.5(c)	Infringement of Intellectual Property

2.6(a)	Transferred Owned Real Property

2.6(b)	Transferred Leased Real Property

2.7	Litigations and Proceedings

2.8	Benefit Arrangements, Pension Plans, and Welfare Plans covering Transferred Employees

2.9	Labor Relations

2.10	Legal Compliance

2.11(a)	Tobacco Matters—Licenses, Approvals, Consents, Franchises and other Permits

2.11(b)	Tobacco Law Issues

2.11(c)	Health Claims

2.11(d)	Qualifying Statutes

2.12	Environmental Matters

2.13	Governmental Consents

2.15	Business Material Adverse Effects

2.16	Brokers’ Fees

2.17	Taxes

2.18	Insurance

2.19	Business Financial Statements

2.20	Inventory

3.2	Conflicts

3.3	Undisclosed Liabilities

3.4	Litigation and Proceedings

3.5	Legal Compliance

4.1	Conduct of Business by Seller

5.13	Moist Snuff Equipment Price

5.14	Transition Services

List of Annexes

A	Machinery, Equipment, Fixtures and other Tangible Personal Property used in the Operation of the Transferred Business

B	Transferred Real Property

C	Transferred Contracts

D	Cigarette Brands

E	Assumed Debts, Liabilities and Obligations

F	Excluded Real Property

G	Excluded Personal Property

H	Excluded Intellectual Property

I	Excluded Claims

J	Excluded Contracts

K	Retained Governmental Authorizations

L	License Agreement

M	Opinion of Delaware Counsel to the Sellers

N	Opinion of Virginia Counsel to the Sellers

O	Opinion of Counsel to Purchaser

P	Post-Closing Escrow Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into among NORTH ATLANTIC TRADING COMPANY, INC., a Delaware corporation (“Purchaser”), STAR SCIENTIFIC, INC., a Delaware corporation (“Parent”), and STAR TOBACCO, INC., a Virginia corporation (“Opco” and, together with Parent, the “Sellers”), as of this 18th day of February 2003.

RECITALS:

WHEREAS, in addition to other businesses not being transferred (which businesses include, without limitation, the manufacturing and marketing of leaf tobacco and compressed powdered, dry and moist snuff smokeless tobacco products, the development and implementation of scientific technology with respect to the curing of tobacco, and the development, purchase, curing and production of tobacco products containing reduced toxins, including tobacco-specific nitrosamines, and, collectively, are referred to herein as the “Retained Businesses”), the Sellers engage in the business of manufacturing and marketing discount cigarettes under the Brands through distributors in the United States (the “Business”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the assets described herein used in the operation of the Business;

WHEREAS, in connection with the purchase and sale of assets described above, the parties desire, upon the terms and subject to the conditions set forth herein, Purchaser to assume the liabilities described herein relating to the operation of the Business;

WHEREAS, simultaneously with its execution and delivery of this Agreement, Purchaser has entered into an Escrow Agreement, dated as of the date of this Agreement, among HSBC Bank USA (the “Escrow Agent”), the Sellers and Purchaser (the “Escrow Agreement”), and has deposited $2,000,000 (the “Earnest Money Deposit”) in immediately available funds into the escrow account established thereunder;

WHEREAS, upon the Closing and subject to the terms and conditions hereof, the Sellers and Purchaser will enter into a license agreement in the form attached hereto as Annex L (the “License Agreement”); and

WHEREAS, certain capitalized terms used herein have the meanings assigned to them in Article 9 hereof.

AGREEMENT:

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF ASSETS

1.1  Purchase and Sale of Assets.

Subject to and upon the terms and conditions contained herein, at the Closing, each of the Sellers will sell, convey, transfer and assign to Purchaser, and Purchaser will purchase from each of the Sellers, all of the right, title and interest of each such Seller in and to the properties and assets of the Sellers, wherever located, real or personal, tangible or intangible, that are owned, leased or licensed by each such Seller as of the Closing Date and used or held for use in the operation of the Business and existing on the Closing Date, other than the Excluded Assets (the “Assets”), free and clear of all Liens, other than Permitted Liens, including, without limitation, each such Seller’s right, title and interest in the following, other than, in each case, the Excluded Assets:

(i)  all machinery, equipment and other tangible personal property used or held for use in the operation of the Business, including, without limitation, the items set forth in Annex A;

(ii)  the real property, leaseholds and subleaseholds therein, owned by either of the Sellers and used or held for use in the operation of the Business, and all improvements and fixtures thereon, including, without limitation, the real property listed on Annex B (the “Transferred Real Property”);

(iii)  all Contracts entered into in connection with the operation of the Business, including, without limitation, those Contracts listed on Annex C (the “Transferred Contracts”);

(iv)  (A) all trademarks, service marks, trade dress and logos primarily used or held for use in the operation of the Business, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (B) all works copyrighted by the Sellers, all applications, registrations, and renewals in connection therewith, and all works copyrightable but for their lack of fixation in a tangible medium, in each case used in the operation of the Business; (C) in each case on a non-exclusive basis, all trade secrets and confidential business information used in the operation of the Business, including, without limitation, such know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (D) all owned or licensed proprietary software used in the operation of the Business; and (E) other than with respect to items described in clause (C) above, all copies and tangible embodiments thereof (in whatever form or medium), in each case including, without limitation, the brands listed on Annex D (the “Transferred Brands”), and including remedies against infringements thereof, and rights to protection of interests therein under applicable laws (the “Transferred Intellectual Property”);

(v)  all refunds, deposits, and prepaid expenses to the extent related to the operation of the Business;

(vi)  all items of inventory, including raw materials, work in process, finished goods, packaging materials (subject to Section 5.8), supplies and spare parts used or held for use in connection with the operation of the Business (the “Transferred Inventory”);

(vii)  all accounts receivable of each of the Sellers to the extent accruing or arising from the operation of the Business (the “Transferred Receivables”);

(viii)  all licenses, authorizations and permits issued or granted by any Government Authority relating to the Assets or the operation of the Business, in each case only to the extent transferable;

(ix)  all books, records, files and papers relating to the Business and the Assets, except that the Sellers shall be entitled to retain copies of all such books, records, files and papers relating to the Retained Businesses, the Excluded Assets or the Excluded Liabilities;

(x)  to the extent assignable, all claims, prepayments, causes of action, counterclaims, setoffs, rights of recovery or defenses that the Sellers may have with respect to any Assumed Liabilities, to the extent of the Assumed Liability;

(xi)  all cash and cash equivalent, held by sales representatives on behalf of the Sellers for use in the Business (the “Transferred Cash”); and

(xii)  subject to Section 5.13, the Moist Snuff Equipment.

1.2  Assumption of Liabilities.    Subject to and upon the terms and conditions contained herein, at the Closing, Purchaser shall assume and become responsible for all debts, liabilities and obligations of the Sellers

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relating to the Assets or the operation of the Business, whether known or unknown, fixed or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, other than the Excluded Liabilities (the “Assumed Liabilities”), including, without limitation:

(i)  all debts, liabilities, and obligations arising from, or related to, (A) (1) the development, manufacture, advertising, marketing, distribution, sale, or use (including, without limitation, any related health effects) of, (2) the exposure to, or (3) warnings regarding cigarettes developed, manufactured, advertised, marketed, distributed or sold by either of the Sellers or any of their Subsidiaries under the Brands (“Transferred Tobacco Matters”), (B) any past, present or future claim alleging any violation of any law, statute, ordinance, rule or regulation related to Transferred Tobacco Matters, including, without limitation, those described in Schedule 2.7, or (C) claims, litigation, proceedings, suits, or actions of any kind, including, without limitation, brought by or before any Governmental Authority relating to the Transferred Tobacco Matters, violations described in clause (B) above, or any substantially similar subject matter, or substantially similar or related factual or legal allegations or claims (the debts, liabilities and obligations referred to in this clause (i), collectively, the “Transferred Tobacco Liabilities”);

(ii)  all debts, liabilities, and obligations relating to the Transferred Contracts;

(iii)  all debts, liabilities, and obligations to pay wages, salaries, bonuses, severance or retention payments, and payroll Taxes to Transferred Employees;

(iv)  subject to the provisions of Section 10.5, all debts, liabilities, and obligations for Taxes (other than payroll Taxes assumed pursuant to subsection (iii) above) arising out of or relating to the operation of the Business or the ownership of the Assets arising or accruing after the Closing Date and the obligations and liabilities under the proviso of the first sentence in Section 10.5;

(v)  subject (with respect to Escrow Obligations arising during the Closing Year) to the provisions of Section 5.7, all debts, liabilities and obligations related to the Business under any Qualifying Statutes, including, but not limited to, any Escrow Obligations, arising or accruing after the Closing Date with respect to sales of cigarettes under the Brands;

(vi)  all debts, liabilities and obligations set forth on Annex E; and

(vii)  all other debts, liabilities, and obligations reflected as current liabilities in the calculation of the Final Net Working Capital of the Business.

1.3  Excluded Assets and Excluded Liabilities.

(a)  Anything contained in Section 1.1 to the contrary notwithstanding, all right, title and interest to the following assets and properties (the “Excluded Assets”) shall be excluded from the Assets being purchased by Purchaser pursuant to this Agreement:

(i)  other than the Transferred Cash, all cash and cash equivalents of each of the Sellers, including, without limitation, amounts deposited by either of the Sellers into escrow under the Qualifying Statutes;

(ii)  all right, title and interest in (including leaseholds and subleaseholds with respect to) those certain parcels of real property located in Chase City, Virginia and Bethesda, Maryland more particularly described on Annex F, (the “Excluded Real Property”) together with all improvements thereon, all fixtures affixed to such improvements and any and all rights relating to such real property;

(iii)  (A) machinery, equipment and other tangible personal property (1) used or held for use primarily in the Retained Businesses and held by either of the Sellers at one of the locations of the Excluded Real Property or (2) listed on Annex G, and (B) StarCured™ tobacco curing barns and associated equipment, wherever located;

3

(iv)  other than cut rag tobacco blends and cigarettes containing StarCured™ tobacco, all items of inventory, including raw materials, work in process, finished goods, packaging materials, supplies and spare parts (A) relating to any of the Retained Businesses, regardless of the location, or (B) containing or consisting of StarCured™ leaf tobacco (the “Excluded Inventory”);

(v)  (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (B) all trademarks, service marks, trade dress, logos, and trade names primarily used or held for use in the Retained Businesses and all corporate names, together with all translations, adaptations, variations, derivations and combinations thereof, including “Star,” “Star Scientific”, and “Star Tobacco,” and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (C) all copyrighted works, all applications, registrations, and renewals in connection therewith, and all works copyrightable but for their lack of fixation in a tangible medium, in each case to the extent primarily related to the Retained Businesses; (D) in each case on a non-exclusive basis, all trade secrets and confidential business information used or held for use in the operation of the Retained Businesses (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (E) all Internet domain names, including registrations and applications for registration thereof; and (F) all copies and tangible embodiments thereof (in whatever form or medium), in each case in clauses (A)-(F) including, without limitation, and in addition to, the Intellectual Property described on Annex H (collectively, the “Excluded Intellectual Property”);

(vi)  all of each Seller’s rights in and to any Tax Assets;

(vii)  each Seller’s corporate franchises, certificates of incorporation, corporate seals, minute books, and (except for books, records, files and papers expressly described in clause (ix) of Section 1.1) other corporate records;

(viii)  all capital stock or other equity interests of each subsidiary of Parent, including, without limitation, Opco;

(ix)  except as otherwise expressly set forth herein, any trusts, trust assets, trust accounts, insurance policies or other assets of any “employee benefit plans” (as defined in Section 3(3) of ERISA) and any rights under any plan or agreement maintained by either Seller relating to employee benefits, employment or executive compensation of such Seller;

(x)  all insurance policies and binders and all claims, refunds and credits from such insurance policies or binders due or to become due with respect to such policies or binders;

(xi)  all claims, prepayments, refunds, deposits, prepaid expenses, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment in favor of or for the benefit of either Seller (A) relating to the Excluded Assets and the Excluded Liabilities or (B) described on Annex I;

(xii)  all rights of either of the Sellers and any of their Subsidiaries against any other of the Sellers and their Subsidiaries;

(xiii)  all rights of the Sellers under or in respect of this Agreement, the License Agreement, the Escrow Agreement, the Post-Closing Escrow Agreement and the Contracts listed on Annex J;

(xiv)  all licenses, authorizations and permits issued or granted by any Governmental Authority used in the Business to the extent not transferable, and those described on Annex K; and

(xv)  all assets and properties used or held for use exclusively in the operation of the Retained Businesses.

4

(b)  The parties expressly acknowledge and agree that the following liabilities and obligations (the “Excluded Liabilities”) shall be excluded from the liabilities being assumed by Purchaser pursuant to this Agreement:

(i)  all debts, liabilities, and obligations for Taxes arising out of or relating to the operation of the Business or the ownership of the Assets arising or accruing on or prior to the Closing Date (other than the obligations of Purchaser to pay the obligations and liabilities under the proviso to the first sentence in Section 10.5);

(ii)  any Funded Debt of either of the Sellers;

(iii)  other than Transferred Tobacco Liabilities, all liabilities arising solely out of the Excluded Assets (for the avoidance of doubt, for the purposes of this clause (iii) the Excluded Assets include the contracts listed in Annex J);

(iv)  all liabilities of the Business prior to the Closing owing to the Sellers or any of their Subsidiaries;

(v)  except as otherwise expressly set forth herein, all liabilities relating to any Benefit Plan accruing, arising out of, or relating to, events occurring on or prior to the Closing Date;

(vi)  subject (with respect to Escrow Obligations arising during the Closing Year) to the provisions of Section 5.7, all debts, liabilities and obligations of either of the Sellers under any Qualifying Statutes, including, but not limited to, any Escrow Obligations arising or accruing on or prior to the Closing Date;

(vii)  all liabilities arising from or related to any employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA as to which either of the Sellers or any of their ERISA Affiliates has any obligation to contribute; and

(viii)  all liabilities as of the Closing Date to Transferred Employees for accrued vacation.

1.4  Purchase Price and Terms.    Upon the terms and subject to the conditions contained herein, as consideration for the Assets, at the Closing (i) Purchaser shall pay to the Sellers, or as they may direct in writing, by intra-bank transfer or wire transfer of immediately available funds to an account designated by the Sellers in writing, Eighty Million Dollars ($80,000,000) plus, subject to Section 5.13, the Moist Snuff Equipment Price (subject to the adjustment set forth in Section 1.6, the “Purchase Price”), less the amount of the Earnest Money Deposit paid to the Sellers pursuant to clause (ii) below, (ii) Purchaser and the Sellers shall jointly direct the Escrow Agent to pay the amount of the Earnest Money Deposit to the Sellers or as the Sellers may direct in writing in accordance with the Escrow Agreement, (iii) Purchaser and the Sellers shall jointly direct the Escrow Agent to pay to Purchaser (or as Purchaser may direct in writing in accordance with the Escrow Agreement) any Escrow Funds remaining after payment of the Earnest Money Deposit in accordance with clause (ii) above (the “Remaining Escrow Funds”), and (iv) Purchaser shall assume and pay or otherwise discharge and perform the Assumed Liabilities.

1.5  Closing.

(a)  The consummation of (i) the purchase and sale of the Assets and (ii) the assumption of the Assumed Liabilities (the “Closing”) shall take place at 10:00 a.m., local time, on the third (3/rd/) Business Day following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article 6 hereof, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, or at such other time or place as the Sellers and Purchaser may agree in writing (the day on which the Closing takes place being referred to herein as the “Closing Date”).

(b)  At the Closing, the Sellers shall (x) cooperate with Purchaser to cause the Escrow Agent to release (1) the Earnest Money Deposit (in the form of immediately available funds) to Parent at the Closing and (2) the

5

Remaining Escrow Funds (in the form of immediately available funds) to Purchaser at the Closing and (y) execute and deliver, or cause to be executed and delivered, to Purchaser:

(i)  one or more general warranty deeds conveying to Purchaser good and marketable fee simple title to the Transferred Owned Real Property;

(ii)  one or more bills of sale and/or other instruments of assignment, as necessary, conveying to Purchaser all of the Sellers’ interest in and to the Assets, free and clear of all Liens, other than Permitted Liens, in form and substance reasonably satisfactory to Purchaser;

(iii)  one or more instruments of assignment assigning to Purchaser all of the Sellers’ interest in the Transferred Intellectual Property, which, to the extent necessary to assign such rights, shall be in recordable form, in form and substance reasonably satisfactory to Purchaser;

(iv)  resolutions of the Board of Directors of each Seller, certified by the Secretary or Assistant Secretary of such Seller, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(v)  a certificate of good standing for each of the Sellers, issued not earlier than five (5) days prior to the Closing Date by the Secretary of State for the jurisdiction of such Seller’s incorporation;

(vi)  an opinion of Potter, Anderson & Corroon LLP, Delaware counsel to Parent, in the form of Annex M hereto and an opinion of Latham & Watkins, Virginia counsel to Opco, in the form of Annex N hereto; and

(vii)  the other documents required to be delivered by the Sellers pursuant to Article 6 hereof.

(c)  At the Closing, Purchaser shall (x) cooperate with the Sellers to cause the Escrow Agent to release (1) the Earnest Money Deposit (in the form of immediately available funds) to Parent at the Closing and (2) the Remaining Escrow Funds (in the form of immediately available funds) to Purchaser at the Closing, (y) cause to be paid to the Sellers, in the manner provided in Section 1.4 hereof, the Purchase Price, and (z) execute and deliver to the Sellers:

(i)  an instrument of assumption evidencing Purchaser’s assumption of the Assumed Liabilities, in form and substance reasonably satisfactory to the Sellers;

(ii)  resolutions of the Board of Directors of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(iii)  a certificate of good standing for Purchaser, issued not earlier than five (5) days prior to the Closing Date by the Secretary of State of the State of Delaware;

(iv)  an opinion of Weil, Gotshal & Manges LLP, in the form of Annex O hereto; and

(v)  the other documents required to be delivered by Purchaser pursuant to Article 6 hereof.

1.6  Net Working Capital Adjustment.

(a)  As promptly as practicable, but no later than sixty (60) days after the Closing Date, Parent shall prepare (or cause to be prepared) and deliver to Purchaser for review, a closing statement (the “Closing Statement”), setting forth Parent’s calculation of the Net Working Capital of the Transferred Business as of the close of business of the Closing Date. The “Net Working Capital of the Transferred Business” shall mean the Assets that are current assets less the Assumed Liabilities that are current liabilities.

(b)  Purchaser shall cause the employees of the Business to assist Parent and its accountants in the preparation of the Closing Statement and shall provide Parent and its auditors reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business for such purpose.

6

(c)  During the twenty (20)-day period following Purchaser’s receipt of the Closing Statement, Purchaser and its auditors shall be permitted to review the working papers relating to the Closing Statement (provided that Purchaser and its accountants execute and deliver a confidentiality agreement, reasonably satisfactory to the Sellers, and adhere to whatever procedures the Sellers reasonably request to safeguard confidential, non-public or privileged information relating to the Sellers or any of their respective subsidiaries), and the Sellers shall cooperate with Purchaser and its auditors to provide them with any other information used in preparing the Closing Statement reasonably requested by Purchaser or its auditors. The Closing Statement shall become final and binding upon the parties on the 20th day following delivery thereof, unless Purchaser delivers to Parent written notice of its disagreement (“Notice of Disagreement”) specifying in reasonable detail the amount by which and the reasons why it believes the Closing Statement (i) contains mathematical errors or (ii) was not prepared in accordance with the methodology specified in Section 1.6(g). The Notice of Disagreement shall not specify any basis for disagreement with the Closing Statement other than as set forth in the preceding sentence.

(d)  If a timely and otherwise sufficient Notice of Disagreement shall be delivered to Parent in accordance with Section 1.6(c), Purchaser and Parent shall, during the twenty (20) days following such delivery, seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. If during such twenty (20)-day period Purchaser and Parent agree in writing on the correct determination of the Closing Statement, such determination shall be final and binding on the parties for all purposes hereunder. If Purchaser and Parent have not resolved such differences by the end of such twenty (20)-day period, Purchaser and Parent shall promptly submit, in writing, to an independent public accounting firm (the “Accounting Firm”) their briefs detailing their views as to the correct amount of Net Working Capital of the Transferred Business as of the Closing Date, and the Accounting Firm shall determine the final amount of Net Working Capital of the Transferred Business as of the Closing Date, which determination shall be final and binding on the parties for all purposes hereunder. The Accounting Firm shall be the Washington, DC regional office of Ernst & Young LLP or, if such firm is unable or unwilling to act, Deloitte & Touche LLP or KPMG LLP or, if such firms are unable or unwilling to act, such other independent public accounting firm as shall be agreed upon by the parties hereto in writing. Purchaser and Parent shall use commercially reasonable efforts to cause the Accounting Firm to issue a report setting forth its calculation of the Closing Statement, as promptly as practicable, but in any event within thirty (30) days following the submission of the matters. The fees and expenses of the Accounting Firm pursuant to this Section 1.6(d) shall be borne equally by Purchaser, on the one hand, and the Sellers, on the other hand. The fees and disbursements of the auditors and other advisors of each party hereto incurred in connection with their review of the Closing Statement and review of any Notice of Disagreement shall be borne by such party.

(e)  If the Final Net Working Capital of the Transferred Business is less than $5.0 million by more than $50,000, the Purchase Price shall be decreased by the amount by which $5.0 million exceeds the Final Net Working Capital of the Transferred Business. If the Final Net Working Capital of the Transferred Business is greater than $5.0 million by more than $50,000, the Purchase Price shall be increased by the amount by which the Final Net Working Capital of the Transferred Business exceeds $5.0 million. The “Final Net Working Capital of the Transferred Business” means the Net Working Capital of the Transferred Business as (i) shown on the Closing Statement pursuant to Section 1.6(a) if no timely and otherwise sufficient Notice of Disagreement is delivered to Parent in accordance with Section 1.6(c) or (ii) if a timely and otherwise sufficient Notice of Disagreement is delivered to Parent in accordance with Section 1.6(c), as determined pursuant to Section 1.6(d).

(f)  Within three (3) Business Days after the Final Net Working Capital has been determined pursuant to this Section 1.6, the Sellers shall pay to Purchaser the amount of any decrease in the Purchase Price or Purchaser shall pay to the Sellers the amount of any increase in the Purchase Price, as the case may be, together in either case with an amount equal to interest thereon at the rate of 10.0% per annum from the Closing Date to and including the date of payment, by intra-bank transfer or wire transfer of immediately available funds to any account designated in writing by the party or parties entitled to such payment.

(g)  Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 1.6, Net Working Capital of the Transferred Business shall be determined in accordance with GAAP (except to the extent

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the Interim Balance Sheet was not prepared in accordance with GAAP, as reflected in Schedule 2.19), applied on a basis consistent with the application of GAAP in the preparation of the Interim Balance Sheet, and except as otherwise specified in Schedule 1.6.

(h)  In determining the correct calculation of accounts receivable to be included in the Net Working Capital of the Transferred Business, the Sellers’ determination of the amount of the reserve for uncollected accounts shall be final and binding. Notwithstanding anything in this Agreement to the contrary, any matter which, but for the $50,000 threshold, would have been the subject of such an adjustment to the Net Working Capital of the Transferred Business pursuant to this Section 1.6 may not be asserted by Purchaser or any Purchaser Indemnified Party as an alleged misrepresentation or breach of any warranty or covenant in this Agreement.

1.7  Accounts Receivable.

(a)  From and after the Closing, Purchaser shall use commercially reasonable efforts to collect on a timely basis all accounts receivable reflected in the Net Working Capital of the Transferred Business on the Closing Statement (the “Closing Accounts Receivable”). The Sellers shall have the right to cooperate with and assist Purchaser in such collection efforts. Within five (5) Business Days after the end of each calendar week, Purchaser shall furnish the Sellers with a complete and detailed statement of the amounts collected during such calendar week and in any prior calendar weeks with respect to the Closing Accounts Receivable and a complete and detailed schedule of the amount remaining outstanding under each particular account. As promptly as practicable after the sixtieth (60/th/) day after the Closing, but in no event more than sixty-five (65) days after the Closing, Purchaser shall prepare (or cause to be prepared) and deliver to Parent, a certificate (the “Receivables Certificate”) signed by Purchaser’s chief financial officer certifying, as of the date the Receivables Certificate is delivered to Parent, as to (i) the amount of Closing Accounts Receivable that Purchaser has collected (the “Collected Closing Accounts Receivable”), (ii) each Closing Account Receivable not fully collected by Purchaser or its Affiliates, and (iii) for each Closing Account Receivable not fully collected by Purchaser or its Affiliates, the amount not collected.

(b)  Any payment received by Purchaser (i) at any time following the Closing and (ii) from a customer of Purchaser after the Closing that was also a customer of the Sellers prior to the Closing and that is obligated with respect to any Closing Accounts Receivable, shall be presumptively applied to the accounts receivable for such customer outstanding for the longest amount of time and, if such accounts receivable shall be a Closing Accounts Receivable, reflected in the Receivables Certificate in accordance with Section 1.7(a).

(c)  If Purchaser timely delivers to Parent a Receivables Certificate in accordance with Section 1.7(a), and that Receivables Certificate states that the aggregate amount of Collected Closing Accounts Receivable equals less than the amount of accounts receivable (net of reserves) reflected in the calculation of Final Net Working Capital of the Transferred Business (the “Minimum Receivables Amount”), then, for 20 days after such delivery of such Receivables Certificate, Purchaser shall provide Parent with reasonable access, during normal business hours and upon reasonable prior notice, to Purchaser’s customers, personnel, properties, books and records related to the Business for the purpose of confirming the accuracy of the Receivables Certificate.

(d)  Purchaser and Parent shall cooperate in good faith to resolve any disputes with respect to the Receivables Certificate, including the amount of the Collected Closing Accounts Receivables.

(e)  If Purchaser timely delivers to Parent a Receivables Certificate in accordance with Section 1.7(a), and that Receivables Certificate states that the aggregate amount of Collected Closing Accounts Receivable equals less than the Minimum Receivable Amount, on the later of (x) five (5) Business Days after delivery to Parent of such Receivables Certificate and (y) the date on which the Final Net Working Capital of the Transferred Business has been finally determined pursuant to Section 1.6, (i) Parent shall pay to Purchaser the amount by which the Minimum Receivables Amount exceeds the Collected Closing Accounts Receivable, (ii) Purchaser shall transfer to Parent all rights to collect the Closing Accounts Receivable that are not Collected Closing Accounts Receivable, and (iii) Purchaser shall cooperate in good faith with Parent’s efforts to collect such receivables, including, without limitation, promptly forwarding to Parent any amounts received in respect of Closing Accounts Receivable that are not Collected Closing Accounts Receivable.

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1.8  Allocation of Purchase Price.    Purchaser shall, within 120 days after the final agreement or determination of the Purchase Price, prepare and deliver to Parent a schedule (the “Allocation Schedule”) allocating the Purchase Price and the Assumed Liabilities among the Assets in accordance with Treas. Reg. 1.1060-1 (or any comparable provisions of state or local tax law) or any successor provision. Parent will have the right to raise reasonable objections to the Allocation Schedule within 10 days after its receipt thereof, in which event Parent and Purchaser will negotiate in good faith to resolve such objections. If Parent and Purchaser cannot mutually resolve Parent’s reasonable objections to the Allocation Schedule within 10 days after Purchaser’s receipt of such objections, such dispute with respect to the Allocation Schedule shall be presented to the Accounting Firm which Accounting Firm shall, within thirty (30) days thereafter, render a final and binding decision upon each of the parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by the Sellers, on the one hand, and Purchaser, on the other hand. The Sellers and Purchaser shall each report and file all Tax Returns (including amended Tax Returns and claims for refunds) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings), provided however, nothing herein shall prevent either party from compromising in any audit or examination by any taxing authority the position required to be taken by this Section 1.8 in respect of the allocation of the Purchase Price. The Sellers and Purchaser shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price, pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, this Section 1.8 shall survive the Closing Date without limitation.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers represents and warrants to Purchaser, jointly and severally, that, except as set forth in the Schedules delivered by the Sellers to Purchaser prior to the execution of this Agreement, as of the date of this Agreement:

2.1  Corporate Organization and Authority of the Sellers.    Each of the Sellers is duly incorporated, validly existing and in good standing in its respective jurisdiction of organization. Each Seller has the corporate power and authority to own or lease its properties and to conduct the Business as it is now being conducted, and each of the Sellers has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Parent owns all of the issued and outstanding capital stock of Opco. Other than Opco in the case of Parent, neither Parent nor Opco has any Subsidiaries that owns Assets or operates the Business. Each of the Sellers is duly licensed or qualified as a foreign corporation and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect. The execution and delivery of this Agreement by each of the Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of the Sellers, and, subject to approval by the affirmative vote or written consent of the holders of a majority of the outstanding shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), and by Parent as sole stockholder of Opco, no other corporate approval or proceeding on the part of either of the Sellers is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery by Purchaser, constitutes a legally valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).

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2.2  No Conflict.    Except as set forth in Schedule 2.2, the execution and delivery of this Agreement by each of the Sellers and the consummation of the transactions contemplated hereby and compliance with the terms hereof does not and will not (a) conflict with or result in any violation of any provision of, the certificate of incorporation, bylaws or other organizational documents of either of the Sellers, (b) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Authority applicable to either of the Sellers or the Assets or the Business, (c) result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both), require the consent, authorization or approval of any other Person, or give rise to any right of termination, amendment, cancellation, acceleration or loss of material benefit under, or result in the creation of a Lien (other than any Permitted Liens) on any of the Assets pursuant to any of the terms, conditions or provisions of any Transferred Contract, or other Contract, instrument or obligation by which any of the Assets may be bound, except to the extent that the occurrence of any of the foregoing in clause (c) would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect or a material adverse effect on the ability of the Sellers to enter into and perform their respective obligations under this Agreement.

2.3  Assets.

(a)  Except as set forth in Schedule 2.3, and except for the Excluded Assets, (i) the Assets include all assets necessary to the conduct of the Business, as currently conducted, and are sufficient to conduct the Business immediately following the Closing in substantially the same manner as currently conducted, and (ii) there are no assets that are material to the Business as currently conducted other than the Assets. The Assets are in reasonably good condition and repair (ordinary wear and tear and immaterial defects excluded).

(b)  Except with respect to the Transferred Real Property (as to which certain representations are made pursuant to Section 2.6 hereof), one of the Sellers owns and has good title to the Assets that they purport to own, or that are reflected as owned in the books and records of the Sellers. All Assets are free and clear of all Liens, other than Permitted Liens.

2.4  Transferred Contracts; No Defaults.

(a)  Except as set forth on Schedule 2.4(a), as of the date of this Agreement, there is no Transferred Contract to which either of the Sellers is a party that relates to the conduct or operation of the Business or the Assets and is:

(i)   a Contract for the lease of personal property involving aggregate payments in excess of $50,000 in any one year;

(ii)  a Contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services and which provides for consideration to be furnished to or by the Sellers in excess of $50,000 in any one year;

(iii)   Contract under which either of the Sellers has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any existing capitalized lease obligation or which imposes a Lien on any of the Assets, other than any Permitted Liens, in any case in an amount in excess of $50,000;

(iv)  a Contract under which either of the Sellers has advanced or loaned any money to any of their directors, officers or employees outside the ordinary course of business;

(v)  a Contract imposing any non-competition, non-solicitation, or other similar obligations or limitations on either of the Sellers;

(vi)  a Contract for the employment of any individual who has been identified as a Business Employee;

(vii) a Contract for the sale of any material Assets, or for the grant to any Person of any preferential rights to purchase any material Assets, other than in the ordinary course of business;

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(viii)  a Contract for the acquisition by the Sellers of any operating business or the capital stock or other equity interest of any other Person that would constitute a part of the Business and was entered into during the three years preceding the date of this Agreement;

(ix)  a Contract concerning a partnership, joint venture, joint development or other similar cooperation arrangement with respect to the Business or the Assets;

(x)  a Contract relating to any Intellectual Property of the Business to which either of the Sellers is a party or by which they are bound, other than (x) software licenses which currently are readily available and (y) customary employee, vendor and other nondisclosure agreements;

(xi)  a Contract pursuant to which the Sellers have granted rights with respect to the distribution, sale, manufacture or other use of any products, or other assets (both tangible and intangible) of the Business, in any case in an amount in excess of $50,000 in any one year;

(xii)  a Contract pursuant to which the Sellers have agreed to sell products of the Business (other than standard purchase orders) in an amount in excess of $50,000 in any one year; or

(xiii)  a Contract providing for exclusivity or under which either of the Sellers is restricted, or which after the Closing Date would restrict Purchaser or any of its Affiliates, with respect to distribution, marketing, development or manufacture of products in the Business; or

(xiv)  a Contract not made in the ordinary course of business.

(b)  Except as set forth on Schedule 2.4(b), (i) the Transferred Contracts listed pursuant to Section 2.4(a) are valid, binding and in full force and effect, (ii) such Transferred Contracts are enforceable against the Seller party thereto and, to the knowledge of the Sellers, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity), (iii) neither of the Sellers nor, to the knowledge of the Sellers, any other party has materially breached any of the Transferred Contracts listed pursuant to Section 2.4(a), (iv) to the knowledge of the Sellers, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default by any party under the Transferred Contracts listed pursuant to Section 2.4(a), except where the occurrence of any such event or existence of any such condition would not reasonably be expected to have a Business Material Adverse Effect, (v) the Sellers have performed all obligations required under the Transferred Contracts listed pursuant to Section 2.4(a) to the extent required to be performed by the Sellers, except where such failures of performance would not reasonably be expected to have a Business Material Adverse Effect, and (vi) as of the date of this Agreement, neither of the Sellers has received any written notice of the intention of any party to terminate, cancel or not renew any Transferred Contract listed pursuant to Section 2.4(a).

2.5  Intellectual Property.

(a)  Schedule 2.5(a) lists each patent, registered trademark, service mark and trade name or registered copyright and applications for any of the foregoing, used or held for use by either of the Sellers in the operation of the Business, other than those that constitute Excluded Assets. The Transferred Contracts listed on Schedule 2.4(a) include all license or sublicense agreements entered into by either of the Sellers in connection with the Transferred Intellectual Property to which either of the Sellers is a party and which is material to the operation of the Business, as presently being conducted. The Sellers have used commercially reasonable efforts to maintain in confidence all of the trade secrets and confidential information included in the Transferred Intellectual Property, except as would not reasonably be expected to have a Business Material Adverse Effect.

(b)  Except as set forth on Schedule 2.5(b), one of the Sellers owns, free and clear of any Liens (other than Permitted Liens) or has the right to use pursuant to license, sublicense, agreement or permission, each item of Transferred Intellectual Property listed on Schedule 2.5(a).

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(c)  To the knowledge of the Sellers, except as set forth on Schedule 2.5(c), (i) the conduct, products, or services of the Transferred Business as currently conducted do not infringe upon any Intellectual Property of any third party, (ii) there are no claims or suits pending before any Governmental Authority or for which written notice has been provided or threatened (A) alleging that the conduct, products, or services of the Transferred Business infringes upon any Intellectual Property of any third party, or (B) challenging the Sellers’ ownership of, right to use, or the validity or enforceability of, the Transferred Intellectual Property or any license or other agreement relating thereto, and (iii) no third party is infringing any Transferred Intellectual Property.

2.6  Real Property.

(a)  Schedule 2.6(a) sets forth a complete list of all Transferred Real Property owned by the Sellers (the “Transferred Owned Real Property”) and the name of the record owner thereof. With respect to each parcel of Transferred Owned Real Property, the identified Seller has good and marketable fee simple title to the parcel of Transferred Owned Real Property, free and clear of any Liens, except for Permitted Liens. With respect to each parcel of Transferred Owned Real Property, there are no outstanding options or rights of first refusal or other contractual rights to purchase, sell, assign or dispose of any of the Transferred Owned Real Property or any material portion thereof or material interest therein.

(b)  Schedule 2.6(b) sets forth a complete list of all leases and subleases of Transferred Real Property leased to the Sellers (the “Transferred Leased Real Property”). Complete and correct copies of each of the leases for the Transferred Leased Real Property have been furnished to Purchaser. With respect to the Transferred Leased Real Property:

(i)  the leases are in full force and effect and enforceable against the Sellers in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity); and

(ii)  neither of the Sellers is and, to the knowledge of the Sellers, no other party to the leases listed on Schedule 2.6(b) is, in material breach or default of any such lease and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, to the extent such default would have a Business Material Adverse Effect.

2.7  Litigation and Proceedings.    Except (i) as set forth on Schedule 2.7 and (ii) for any other Proceedings or investigations, if any, giving rise solely to liabilities constituting Excluded Liabilities, there are no Proceedings at law or in equity or, to the knowledge of the Sellers, investigations, relating to the Business, the Assets, or the Assumed Liabilities, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of the Sellers, threatened, against the Sellers. Except as set forth on Schedule 2.7, there is no unsatisfied judgment, order or decree requiring payment of monetary damage or any open injunction binding upon either of the Sellers that would reasonably be expected to have a Business Material Adverse Effect or a material adverse effect on the ability of the Sellers to enter into and perform their obligations under this Agreement.

2.8  Employee Benefit Plans.

(a)  Definitions.    The following terms, when used in this Section 2.8, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

(i)  ERISA.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii)  ERISA Affiliate.    “ERISA Affiliate” means any entity that would be aggregated with any of the Sellers under Section 414 of the Code or Section 4001 of ERISA.

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(iii)  Multiemployer Plan.    “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (A) to which the Sellers or any of their ERISA Affiliates maintains, administers, contributes or is required to contribute and (B) which covers any Business Employees.

(iv)  COBRA.    “COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(v)  Benefit Plan.    “Benefit Plan” means (i) any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) with respect to which the Sellers or any of their ERISA Affiliates maintains, administers, contributes or is required to contribute; (ii) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA with respect to which the Sellers or any of their Subsidiaries maintains, administers, contributes or is required to contribute; and (iii) any agreement, contract, plan or program providing deferred compensation, profit-sharing, bonus, incentive compensation, stock or other equity-related award, restricted stock, stock ownership, stock option, stock appreciation right, phantom stock, stock purchase, severance or termination pay, retention, salary continuation, vacation, sick leave, leave of absence, layoff, employee loan or other material employment-related compensation or benefits with respect to which is entered, maintained, contributed or required to be contributed, as the case may be, by the Sellers or any of their Subsidiaries; in each case, covering or otherwise relating to any Business Employee.

(b)  Disclosure.    Schedule 2.8 contains an accurate and complete list of each Benefit Plan. With respect to each Benefit Plan, the Sellers have caused Purchaser’s counsel to be provided with documents describing the benefits provided thereunder pursuant to the letter from Seller’s counsel to Purchaser’s counsel dated January 22, 2003.

(c)  Representations.

(i)  Each Benefit Plan and its related trust intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) (A) have been determined by the Internal Revenue Service to be so qualified and tax-exempt, or timely application for such determination has been made, and (B) to the knowledge of either Seller, is in compliance in all material respects with applicable law.

(ii)  None of the Benefit Plans provide for life insurance or health benefits beyond the date of the participant’s termination of employment with the Sellers except as may be required under COBRA and maintained at the expense of the participant or participant’s beneficiary.

(iii)  All wages, salaries and payroll Taxes with respect to any of the Business Employees required to have been paid have been paid by the due date thereof.

(iv)  With respect to each individual set forth as an employee of the Sellers on Schedule 2.8 (each a “Business Employee” and collectively, “Business Employees”), Schedule 2.8 accurately sets forth, as of the date of this Agreement, such Business Employee’s (A) annual base salary, (B) job title, (C) date of hire; (D) location; and (E) status (i.e., active, short term disability, long term disability or leave of absence (specifying the kind of absence and the terms relating thereto)).

2.9  Labor Relations.

(a)  None of the Business Employees is covered by a collective bargaining agreement to which either of the Sellers or any their Subsidiaries is a party. To the knowledge of either Seller, there are no organizing activities (including any demand for recognition or certification proceedings pending or threatened in writing to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving either Seller. To the knowledge of either Seller, there are no strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges, grievances, complaints, arbitrations or other material labor disputes pending or threatened in writing against or involving either Seller.

(b)  Except as set forth on Schedule 2.9, to the knowledge of either Seller, there are no complaints, charges or claims against either Seller pending or threatened in writing to be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the service or termination of service by either Seller of any individual with respect to the Transferred Business.

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(c)  As relates to each Business Employee, each Seller is in compliance in all material respects with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

2.10  Legal Compliance.    Except with respect to (a) matters set forth on Schedule 2.10, and (b) compliance with (x) Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.12), (y) Tobacco Laws (as to which certain representations and warranties are made pursuant to Section 2.11) and (z) employment laws (as to which certain representations and warranties are made pursuant to Section 2.9), the conduct of the Business by the Sellers is in compliance with all laws, rules, regulations, ordinances, orders, judgments, writs, injunctions, statutes and decrees thereunder of Governmental Authorities, except where such instances of noncompliance would not reasonably be expected to have a Business Material Adverse Effect or a material adverse effect on the ability of the Sellers to enter into and perform their obligations under this Agreement.

2.11  Tobacco Matters.

(a)  The licenses, approvals, consents, franchises and other permits described on Schedule 2.11(a) are in full force and effect, and such licenses, approvals, consents, franchises and permits constitute all of the licenses, approvals, consents, franchises and permits that are required under the Tobacco Laws (other than the Qualifying Statutes) as of the date of this Agreement to permit the Sellers to conduct the Business, as currently conducted, except as would not reasonably be expected to have a Business Material Adverse Effect.

(b)  Except as set forth on Schedule 2.11(b), (i) no written notices of any violation or alleged violation of any Tobacco Law (other than the Qualifying Statutes) relating to the operations or properties of either of the Sellers (other than any such notice relating to the Excluded Assets) have been received by either of the Sellers, (ii) the Sellers are in compliance with all Tobacco Laws (other than the Qualifying Statutes) and (iii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or, to the knowledge of the Sellers, investigations pending or, to the knowledge of the Sellers, threatened, against either of the Sellers, and, to the knowledge of the Sellers, there are no disputes involving either of the Sellers, relating to compliance with any Tobacco Laws (other than the Qualifying Statutes) (other than any such proceeding relating to the Excluded Assets), except as would not reasonably be expected to have a Business Material Adverse Effect.

(c)  Except as set forth in Schedule 2.11(c), the Sellers have not made any written Health Claims in or on any packaging, label, marketing or promotional materials used or held for use by the Sellers in marketing cigarettes under the Brands. For the purposes of this Section 2.11, the term “Health Claims” means any claims that smoking cigarettes marketed by the Sellers under the Brands is less injurious to human health than smoking other cigarette brands.

(d)  As of the date of this Agreement, the Sellers have delivered to Purchaser a correct and complete copy of the current draft of the agreement to be entered into among the Sellers and the other parties thereto with respect to the Sellers’ Escrow Obligations (the “Draft Settlement Agreement”). Except as set forth in Schedule 2.11(d), as of the date of this Agreement the Sellers are in compliance in all material respects with the Qualifying Statutes.

2.12  Environmental Matters.    Except as set forth on Schedule 2.12, and except as would not reasonably be expected to have a Business Material Adverse Effect, with respect to the Business, (i) each of the Sellers is in compliance with all Environmental Laws and (ii) neither of the Sellers has any liability under any Environmental Law. Except as set forth on Schedule 2.12, (i) no notices of any violation or alleged violation of any Environmental Law relating to the operations or properties of either of the Sellers (other than any such notice relating to activities at the Excluded Real Property) have been received by either of the Sellers, (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or, to the

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knowledge of the Sellers, investigations pending or, to the knowledge of the Sellers, threatened, against either of the Sellers relating to compliance with any Environmental Law (other than any such proceeding relating to the Excluded Assets), (iii) there have been no spills, discharges or releases of Substances by the Sellers or any of their Affiliates at the Transferred Real Property within the past three years of the date of this Agreement that have had or would reasonably be expected to have a Business Material Adverse Effect, and (iv) neither of the Sellers has received any written notice that either of the Sellers is or may be, as a result of operating the Business, a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any pollutants, contaminants, or hazardous or toxic materials, wastes or chemicals.

2.13  Governmental Consents.    Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, except as set forth in Schedule 2.13, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Sellers with respect to the Sellers’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the transactions contemplated hereby, including, without limitation, the approval by Parent’s stockholders of the transactions contemplated hereby, and (iii) such consents, approvals, authorizations, designations, declarations, and filings the failure of which to obtain would not reasonably be expected to have a Business Material Adverse Effect or a material adverse effect on the ability of the Sellers to enter into and perform their obligations under this Agreement.

2.14  Licenses, Permits and Authorizations.    All material licenses, franchises and other permits of or with any Governmental Authority, whether foreign, federal, state or local, held by the Sellers in connection with the conduct of the Transferred Business (other than (i) those required under Tobacco Laws, which are addressed in Section 2.11, or (ii) those required under Environmental Laws, which are addressed in Section 2.12) are in full force and effect, and such licenses, approvals, consents, franchises and permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Sellers to conduct the Transferred Business, as currently conducted.

2.15  Absence of Material Adverse Changes.    Except as set forth on Schedule 2.15, from September 30, 2002 to the date of this Agreement, (i) there has not occurred any Business Material Adverse Effect, (ii) the Sellers have conducted the Business in the ordinary course of business consistent with past practice, and (iii) without limiting the foregoing, neither of the Sellers has, in each case only to the extent the Transferred Business is concerned:

(a)  awarded or paid any bonuses to any Business Employee, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement), nor agreed to increase the compensation payable or to become payable by it to any such Business Employee, or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, award, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such Business Employee (in any case other than in the ordinary course and consistent with past practice);

(b)  mortgaged or pledged any of the Assets, or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of the Assets except in the ordinary course of business, and except with respect to obsolete or worthless assets;

(c)  made any capital expenditures in respect of the Business in excess of $50,000 for any single expenditure or $100,000 in the aggregate, other than in the ordinary course of business; or

(d)  entered into any agreement or made any commitment to do any of the foregoing.

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2.16  Brokers’ Fees.    Except as set forth on Schedule 2.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Sellers or any of their Affiliates.

2.17  Taxes.

(a)  Except as set forth in Schedule 2.17, as of the date of this Agreement:

(i)  all Tax Returns required to be filed with any taxing authority by or on behalf of the Sellers with respect to the Business or the Assets have been timely filed; and

(ii)  all Taxes due and payable by the Sellers with respect to the Business or the Assets have been duly and timely paid.

(b)  Except as set forth in Schedule 2.17, as of the date of this Agreement:

(i)  no tax deficiency for additional Taxes with respect to the Business or the Assets has been assessed or asserted by any Taxing Authority against either Seller;

(ii)  there is not any audit, action or proceeding pending against either Seller in respect of any Tax liabilities with respect to the Business or the Assets; and

(iii)  there is no Lien for any Tax upon any of the Assets except Liens arising as a matter of law for current Taxes not yet due.

(c)  Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party in connection with the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)  Neither Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)  No Asset is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (C) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (D) subject to Section 168(g)(1)(A) of the Code, (E) “limited use property” within the meaning of Rev. Proc. 76-30 or (F) subject to any provision of law comparable to any of the provisions listed above.

(f)  Neither Seller is a “foreign person” within the meaning of Section 1445 of the Code.

2.18  Insurance.    Schedule 2.18 contains a complete and correct list of all material policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance owned or held by the Sellers covering the Transferred Business.

2.19  Financial Statements; SEC Filings.

(a)  The Sellers have made available to Purchaser (i) the audited balance sheet of the Business as of December 31, 2001, and the related audited income statement and statement of cash flows of the Business for the year ended December 31, 2001, together with the report thereon of Aidman, Piser & Company, P.A. and (ii) the unaudited balance sheet of the Business as at September 30, 2002 (the “Interim Balance Sheet”) and the related unaudited statements of income and cash flow for the nine months ended September 30, 2002, including, in each case, the notes thereto. Except as set forth on Schedule 2.19, such financial statements fairly present, in all material respects, the financial position of the Business as of the date thereof and the results of operations of the Business for the period indicated and have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered (except in each case as stated in the applicable footnotes or auditor’s report and except, in the case of interim financial statements, for year-end adjustments and the absence of notes).

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(b)  Neither of the Sellers has any liabilities or obligations which would be required under GAAP to be reflected on a balance sheet of the Sellers as of the date of this Agreement, except for liabilities and obligations (i) reflected or reserved against in the Interim Balance Sheet, (ii) incurred or arising in the ordinary course of business since September 30, 2002, (iii) constituting Excluded Liabilities, (iv) incurred or arising other than in the ordinary course of business since September 30, 2002 and not, individually or in the aggregate, material, or (v) described on Schedule 2.19.

(c)  As of their respective dates, Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2001, and all required quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC since January 1, 2002 (other than the financial statements (including the notes thereto) filed as a part thereof or incorporated by reference therein about which no representation is made hereby) (the “Seller SEC Documents”), in so far as they relate to the Assets or the Transferred Business, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Seller SEC Documents, and none of the Seller SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact, in either case only in so far as such fact or omission relates to the Assets or the Transferred Business, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.20  Inventory.    Except as set forth on Schedule 2.20, the Transferred Inventory, as of the date of this Agreement, taken as a whole, is in good, usable and saleable condition (subject in the case of raw materials and work in progress, to the completion of the production process) in quantities consistent with past practice.

2.21  Sellers Acknowledgement.    EACH SELLER ACKNOWLEDGES THAT PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING PURCHASER, ITS ASSETS OR ITS BUSINESS OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE 3 HEREOF AND THAT PURCHASER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers that, as of the date of this Agreement:

3.1  Corporate Organization and Authority of Purchaser.    Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted, and Purchaser has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Purchaser is duly licensed or qualified as a foreign corporation and in good standing to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of Purchaser, taken as a whole (a “Purchaser Material Adverse Effect”). The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Purchaser, and no other corporate approval or proceeding on the part of Purchaser is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Sellers, constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).

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3.2  No Conflict.    Except as set forth on Schedule 3.2, the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby does not and compliance with the terms hereof does not and will not (a) conflict with or result in any violation of any provision of, the certificate of incorporation, bylaws or other organizational documents of Purchaser or any of its Subsidiaries, (b) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Authority applicable to the assets or business of Purchaser or any of its Subsidiaries, or (c) result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both), require the consent, authorization or approval of any Person or give rise to any right of termination, amendment, cancellation, acceleration or loss of material benefit under, or result in the creation of a Lien (other than any Permitted Liens) on any of the assets of Purchaser or any of its Subsidiaries pursuant to any of the terms, conditions or provisions of any Contract, instrument or other obligation to which Purchaser or any of its Subsidiaries is bound or by which any of the assets of Purchaser or any of its Subsidiaries may be bound, except to the extent that the occurrence of any of the foregoing in clauses (b) or (c) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

3.3  SEC Filings.    Purchaser has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000 (the “Purchaser SEC Documents”). As of their respective dates, the Purchaser SEC Documents (including the financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser and its subsidiaries included in the Purchaser SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Purchaser has no liabilities or obligations which would be required under GAAP to be reflected on a balance sheet of the Sellers as of the date of this Agreement, except for liabilities and obligations (i) reflected or reserved against in the unaudited balance sheet of Purchaser contained in its Form 10-Q for the quarter ended September 30, 2002, (ii) incurred or arising in the ordinary course of business since September 30, 2002, (iii) incurred or arising other than in the ordinary course of business since September 30, 2002 and not individually or in the aggregate material, or (iv) described on Schedule 3.3.

3.4  Litigation and Proceedings.    Except as set forth on Schedule 3.4, there are no lawsuits, actions, suits, claims, investigations, or other proceedings at law or in equity, or, to the knowledge of Purchaser, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of Purchaser, threatened, against Purchaser, other than any such proceeding which would not reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement. Except as set forth on Schedule 3.4, there is no unsatisfied judgment, order or decree requiring payment of monetary damage or any open injunction binding upon Purchaser that would reasonably be expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

3.5  Legal Compliance.    Except with respect to matters set forth on Schedule 3.5, Purchaser is in compliance with all laws, rules, regulations, ordinances, orders, judgments, writs, injunctions, statutes and decrees thereunder of Governmental Authorities (and all agencies thereof), except where such instances of noncompliance would not reasonably be expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

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3.6  Governmental Consents.    Assuming the truth and completeness of the representations and warranties of each of the Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Purchaser with respect to Purchaser’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the transactions contemplated hereby, and (iii) such consents, approvals, authorizations, designations, declarations, and filings the failure of which to obtain would not reasonably be expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

3.7  Brokers’ Fees.    No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates.

3.8  Purchaser Acknowledgment.

(a)  PURCHASER ACKNOWLEDGES THAT THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES CONCERNING THE SELLERS, THEIR RESPECTIVE ASSETS (INCLUDING, WITHOUT LIMITATION, INTELLECTUAL PROPERTY) OR THE BUSINESS OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE 2 HEREOF AND THAT THE SELLERS EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)  Purchaser acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Business, and (ii) it has been furnished with or given adequate access to such information about the Business as it has requested.

ARTICLE 4.

COVENANTS RELATING TO THE CONDUCT OF BUSINESS

4.1  Conduct of Transferred Business by the Sellers.    From the date hereof through the Closing, each of the Sellers shall, except as otherwise contemplated by this Agreement, as set forth in Schedule 4.1, or as consented to by Purchaser in writing (which consent will not unreasonably be withheld or delayed), use commercially reasonable efforts to: (i) operate its portion of the Transferred Business in the ordinary course and substantially in accordance with past practice, (ii) preserve intact all rights, privileges, franchises and other authority adequate or necessary for the conduct of the Transferred Business as currently conducted, (iii) keep available the services of the key Business Employees, and (iv) maintain relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Transferred Business consistent with past practice. Without limiting the generality of the foregoing, unless consented to by Purchaser in writing (which consent shall not unreasonably be withheld or delayed), each of the Sellers shall not, and shall cause their respective Affiliates not to, with respect to the Transferred Business:

(a)  enter into, extend, materially modify, terminate or renew any material Transferred Contract of the nature described in Section 2.4(a), except in the ordinary course of business;

(b)  sell, assign, transfer, convey, lease or otherwise dispose of any Assets, except in the ordinary course of business, and except for the disposition of obsolete or worthless assets;

(c)  except as otherwise required by law or consistent with past practices, take any action to (i) increase the wages, bonus, commission, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits of any Business Employee; (ii) amend any Benefit Plan to increase benefits;

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(iii) establish any new compensation or benefit plan or arrangements with respect to any Business Employee; (iv) enter into any employment, consulting or severance or termination pay agreement with respect to any Business Employee; (v) grant any severance or termination pay (otherwise than pursuant to policies or agreements of either of the Sellers in effect on the date hereof and as disclosed in Schedule 2.8) to any Business Employee which will become due and payable from Purchaser or any of its Subsidiaries on or after the Closing Date; (vi) promote any Business Employee; or (vii) make any change in the key management structure of the Transferred Business, including, without limitation, the hiring of additional officers or the terminations of existing officers;

(d)  permit any Lien to encumber any of the Assets, other than Permitted Liens;

(e)  waive or relinquish any material right or claim with respect to the Assets, other than in the ordinary course of business or consistent with past practices;

(f)  fail to maintain its books, accounts and records consistent with past practices;

(g)  extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business;

(h)  enter into any commitment for capital expenditures (to the extent it represents an Assumed Liability), except for expenditures not exceeding $50,000 per project or $100,000 in the aggregate for all projects; or

(i)  enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

4.2  No Solicitations.

(a)  Except as permitted by this Agreement, neither Seller shall authorize any of its respective officers, directors or employees, or any financial advisor, attorney, accountant or other representative retained by any of them, to (i) solicit, initiate or encourage (including by way of furnishing material, nonpublic information regarding the Assets or the Transferred Business) the making or submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of the transactions contemplated by this Agreement by the holders of Parent Common Stock, if either of the Sellers receives an inquiry that did not result from a breach of this Section 4.2(a) and (x) Parent determines in good faith, after having considered the advice of outside counsel, that such inquiry could reasonably likely result in a Superior Proposal and (y) Parent receives from such Person an executed confidentiality agreement containing customary limitations (in any event at least as stringent as those contained in the Confidentiality Agreement between Purchaser and Parent) on the use and disclosure of all information furnished to such Person by or on behalf of Parent or Opco, then the Sellers may furnish information, including, without limitation, non-public information, with respect to the Sellers, the Business and the Assets to the person who made such inquiry and the Sellers may participate in negotiations regarding such Acquisition Proposal.

(b)  Parent shall promptly (but in any event within two Business Days) notify Purchaser orally and in writing of any Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the material terms of any such Acquisition Proposal) that is made or submitted by any Person. Parent shall thereafter inform Purchaser on a reasonably prompt basis of any material changes to the terms and conditions of such Acquisition Proposal, and shall reasonably promptly give Purchaser a copy of any nonpublic information regarding the Transferred Business delivered to such Person to the extent not previously delivered to Purchaser or its representatives.

(c)  Promptly after the execution and delivery of this Agreement, the Sellers will, and will request their respective Subsidiaries and Affiliates, officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal, subject in any case to the rights of the Sellers under Section 4.2(a). Parent agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this 4.2.

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(d)  Parent’s Board of Directors may withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of the transactions contemplated by this Agreement only in the event Parent’s Board of Directors (i) receives a Superior Proposal, and (ii) determines in good faith that the transactions contemplated by this Agreement are no longer in the best interests of Parent’s stockholders.

(e)  Nothing contained in this Section 4.2 shall prohibit Parent from at any time disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to Parent’s stockholders.

(f)  “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposed or actual (i) sale, lease or other disposition of any assets of the Sellers representing 20% or more of the Assets or (ii) liquidation, dissolution, or other similar type of transaction with respect to either of the Sellers.

(g)  “Superior Proposal” means any proposed or actual (i) Acquisition Proposal, (ii) merger, consolidation or similar transaction involving either of the Sellers, (iii) issue, sale or other disposition by either Seller of (including by way of merger, consolidation, share exchange or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50% or more of the votes associated with the outstanding securities of either Seller, (iv) tender offer or exchange offer in which any third party would acquire beneficial ownership (as such term is defined in Section 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 50% or more of the outstanding shares of either Seller’s common stock, (v) recapitalization, restructuring, or other similar type of transaction with respect to either of the Sellers, or (vi) transaction that is similar in form, substance or purpose to any of the foregoing transactions, in any case that Parent’s Board of Directors determines in good faith, after consultation with its financial adviser and outside legal counsel, is likely to be consummated and would, if consummated, result in a transaction that is more favorable from a financial point of view to Parent’s stockholders than the transactions contemplated by this Agreement.

ARTICLE 5.

ADDITIONAL AGREEMENTS

5.1  Parent Stockholder Meeting; Proxy Statement.

(a)  Unless the holders of the requisite number of shares of Parent Common Stock approve the transactions contemplated by this Agreement by written consent (“Stockholders’ Written Consent”), Parent shall, to the extent permitted under Delaware law, take all action reasonably necessary in accordance with applicable law and Parent’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) as promptly as practicable after the date hereof for the purpose of, among other things, considering and taking action, as necessary, upon the transactions contemplated by this Agreement. In the event the Stockholders’ Written Consent is obtained, Parent shall promptly, and in any event within 10 Business Days after the date of this Agreement, give, or cause to be given, to holders of Parent Common Stock the notice required under Section 228(e) of the Delaware General Corporation Law.

(b)  As promptly as practicable after the date hereof, Parent shall take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable to (i) prepare and file with the SEC any documents or materials, including, but not limited to, the proxy statement and related materials for the Stockholders Meeting, or, if the Stockholders’ Written Consent has been obtained, the information statement relating thereto, as the case may be (the “Proxy Materials”) and (ii) have the Proxy Materials cleared by the SEC. Subject to Section 4.2, the Proxy Materials (if prepared for the Stockholders Meeting) shall contain the recommendation of Parent’s Board of Directors that stockholders of Parent vote in favor of the approval of the transactions contemplated by this Agreement. Parent shall notify Purchaser promptly of the receipt of any

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comments on, or any requests for amendments or supplements to, the Proxy Materials by the SEC, and Parent shall supply Purchaser with copies of all written correspondence between Parent and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Materials. Parent shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Materials. Parent and Purchaser shall cooperate with each other in preparing the Proxy Materials, and Parent and Purchaser shall each use its reasonable best efforts to obtain any consents required to be included in the Proxy Materials. Purchaser shall provide any information Parent reasonably requests for inclusion in the Proxy Materials. Parent and Purchaser each agrees promptly to correct any information provided by it for use in the Proxy Materials if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Proxy Materials, as so corrected, to be filed with the SEC and to be disseminated promptly to holders of shares of Parent Common Stock, in each case as and to the extent required by applicable law.

(c)  Parent agrees that the information contained in the Proxy Materials (other than information with respect to Purchaser or any of its Affiliates, which shall have been supplied in writing by them or any of their authorized representatives expressly for use in or in preparing the Proxy Materials) will not, at the date the Proxy Materials are filed with the SEC or at the date of mailing to Parent’s stockholders or at the date of the Stockholders Meeting, contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, and will not omit to state any material fact required to be stated therein or necessary to make any statement therein of a material fact, in the light of the circumstances under which it is made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting. The Proxy Materials will comply as to form in all material respects with the Exchange Act and the rules and regulations of the SEC thereunder.

(d)  Purchaser agrees that the information provided by it for inclusion in the Proxy Materials will not, at the date of mailing to Parent’s stockholders or at the date of the Stockholders Meeting, contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, and will not omit to state any material fact required to be stated therein or necessary to make any statement therein of a material fact, in the light of the circumstances under which it is made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting.

5.2  Support of Transaction.    Purchaser and each of the Sellers shall (i) use its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (ii) use its reasonable best efforts to obtain all material consents and approvals of third parties that any of Purchaser, the Sellers, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article 6 or otherwise to comply with this Agreement, provided, however, that the Sellers’ obligations with respect to Purchaser’s financing of the transactions contemplated by this Agreement shall be limited to those described in Section 5.9.

5.3  Inspection.    Subject to that certain letter agreement, dated as of May 18, 2002, between Purchaser and Parent (as amended, the “Confidentiality Agreement”), each of the Sellers and Purchaser shall, and shall cause their respective subsidiaries, to afford to the other parties and their respective accountants, counsel and other representatives reasonable access, during normal business hours, to the respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Purchaser and its subsidiaries or the Transferred Business, as the case may be, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Purchaser and it subsidiaries or the Transferred Business, as the case may be, that they may reasonably request.

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5.4  HSR Act.

(a)  In connection with the transactions contemplated by this Agreement, each of Purchaser and Parent (and, to the extent required, its respective Affiliates) shall comply promptly, but in any event within ten (10) Business Days of the date of this Agreement, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Each of Purchaser and Parent shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

(b)  Purchaser shall use its reasonable best efforts, and the Sellers shall cooperate fully with Purchaser, to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

5.5  Update Information.    Not earlier than ten (10) and not less than three (3) days before the date scheduled for Closing, the Sellers shall correct and supplement in writing any information furnished on the Schedules that, to the knowledge of the Sellers, is incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to the other, so that such information shall be correct and complete to the knowledge of such party at the time such updated information is so provided. Thereafter, prior to the Closing, the Sellers shall notify Purchaser in writing of any changes or supplements to the updated information needed, to the knowledge of Sellers, to make such information correct and complete to the knowledge of such party as of the Closing. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by Seller of any provision of this Agreement. For purposes of determining the fulfillment of the conditions precedent set forth in Article 6, no such amendment or supplement shall be given effect; for all other purposes, including, without limitation, Article 8, each such amendment or supplement shall be given full effect.

5.6  Certain Employee Benefits Matters.

(a)  All of the Business Employees who are actively employed (including those on vacation) on the Closing Date shall be offered employment on an “at will” basis with the Purchaser on such date, and such individuals who accept such offer on such date shall be referred to as “Transferred Employees.” Each such offer of employment shall be (i) at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date and (ii) at the same location or within 20 miles from the location of such employment immediately prior to the Closing Date. Purchaser shall also offer employment on an “at will” basis to each Business Employee who is temporarily absent from active employment on the Closing Date upon termination of such temporary absence within six months following the Closing Date, provided that such individual is able to perform the essential functions of the position he or she previously held with the Sellers prior to such absence, and any such individual shall be treated as a “Transferred Employee” from and after his or her date of employment with Purchaser. For a period of 12 months following the Closing Date, Purchaser shall provide benefits to the Business Employees that, in the aggregate, (i) are substantially equivalent to those provided by Purchaser to its other similarly situated employees as of the Closing Date and (ii) are no less favorable than those provided by the Sellers and their Subsidiaries under the Benefit Plans (other than benefits relating to stock options or other equity-based compensation) to such Business Employees immediately prior to the Closing Date. Purchaser shall cause Purchaser’s employee benefit plans and arrangements (including, but not limited to, all “employee benefit plans” within the meaning of Section 3(3) of ERISA and all plans, programs, policies and employee fringe benefit programs, including vacation policies), to the extent Purchaser makes them available to Business Employees, to recognize, solely for the purposes of determining the vesting of benefits and participation eligibility (but not for benefit accrual), all service by Transferred Employees with the Sellers, including service with predecessor employers, to the extent that such service was recognized by the analogous benefit plans of Purchaser, provided that such recognition does not result in any duplication of benefits. Individuals who have

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terminated employment with Sellers prior to the Closing Date and are subsequently hired by Purchaser and its Affiliates will not be entitled to any service recognition under this paragraph. Transferred Employees shall also be given credit for any deductible, co-payment amounts or out-of-pocket expenses paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any corresponding plan maintained or sponsored by Purchaser for which deductibles or co-payments are required.

(b)  Purchaser agrees that any pre-existing condition exclusions or waiting periods or evidence of insurability requirements imposed under Purchaser’s welfare benefit plans will be waived with respect to any Transferred Employee and his or her covered dependents to the same extent that such exclusions, waiting periods or evidence of insurability did not preclude his or her participation in the equivalent plan of the Sellers.

(c)  Sellers and their ERISA Affiliates shall be exclusively responsible for complying with COBRA with respect to their employees with respect to any “qualifying event” as such term is defined in COBRA, occurring on or prior to the Closing Date.

(d)  Seller agrees to cause the accrued benefits and account balances of Transferred Employees under the Star Tobacco 401(k) Plan (“Sellers’ 401(k) Plan”) to be 100% vested effective as of the Closing Date.

(e)  Effective as of the Closing Date, Purchaser shall establish for the benefit of the Transferred Employees who, immediately prior to the Closing Date were participants in the Sellers’ 401(k) Plan, a tax-qualified defined contribution plan or shall designate a pre-existing tax-qualified defined contribution plan, (in either case, “Purchaser’s Plan”), which shall qualify as a cash or deferred plan under Section 401(k) of the Code and shall provide benefits only with respect to service after the Closing Date. Service with Seller or any prior employer recognized under the Sellers’ 401(k) Plan shall be recognized for eligibility, vesting and all other purposes under Purchaser’s Plan. As soon as practicable after Purchaser’s Plan is determined to be a tax qualified plan, Transferred Employees shall be permitted to make a rollover contribution from the Sellers’ 401(k) Plan to Purchaser’s Plan.

(f)  Purchaser shall be liable for all obligations with respect to claims of Transferred Employees for (i) workers compensation for incidents occurring on or after the Closing Date and (ii) for claims of such Transferred Employees that arise from or relate to facts, circumstances or conduct that occurred or are deemed to occur on or after the Closing Date. With respect to Transferred Employees, (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the Transferred Employee claiming such benefit, (ii) a claim for sickness or disability benefits based on an injury or illness occurring prior to the Closing Date will be deemed to have been incurred prior to the Closing Date, and (iii) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims.

(g)  Prior to Closing, and in any event within 90 days of the date of this Agreement, Purchaser shall, after consultation with the Sellers, establish a Retention Plan (the “Retention Plan”) in an amount equal to $2,000,000 in the aggregate for payment to the Transferred Employees (i) who are employed by Purchaser or its Affiliates on the first anniversary of the Closing Date or (ii) whose employment with Purchaser or its Affiliates has been terminated by Purchaser or its Affiliates other than for Cause prior to the first anniversary of the Closing Date. The aggregate of $2,000,000 of payments shall be allocated among the Transferred Employees in the manner set forth in the Retention Plan, except that in the event one or more Transferred Employees terminates their employment prior to the first anniversary of the Closing Date or the employment of one or more Transferred Employees is terminated by Purchaser or its Affiliates for Cause prior to such first anniversary, the $2,000,000 initially allocated under the Retention Plan shall be reduced by the amounts allocated to such Transferred Employees. As promptly as practicable after establishing the Retention Plan, and in any event within 90 days of the date of this Agreement, Purchaser shall deliver to Parent a copy of the Retention Plan and the Sellers shall be entitled to disclose to the Transferred Employees the terms of the Retention Plan. For purposes of the Retention

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Plan, “Cause” shall mean the termination of the employee’s employment by reason of any one or more of the following: (i) failure, in the reasonable judgment of Purchaser, of the employee to satisfactorily perform the employee’s duties; (ii) fraud or dishonesty in the performance of the employee’s duties; or (iii) a breach of any of the policies of “General Conduct” contained in the Employee Handbook of Star Tobacco & Pharmaceuticals, Inc. to the extent such breach would be grounds for a termination for cause under such Employee Handbook. A failure of an employee to relocate the place of his employment beyond 20 miles from the current location of such employment at the request of Purchaser will not constitute “Cause” for termination of employment.

(h)  Nothing contained in this Agreement shall confer upon any Transferred Employee any rights with respect to continuance of employment by Purchaser, nor shall any provision of this Agreement create any third party beneficiary rights (other than with respect to the Retention Plan) in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof. Subject to applicable laws, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(i)  Pursuant to the “Alternative Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will be relieved from filing a Form W-2 with respect to the Transferred Employees who accept Buyer’s offer of employment and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such employee for the year that includes the Closing Date (including the portion of such year that such employee was employed by Seller). Sellers will provide Purchaser on a timely basis with all payroll and employment-related information with respect to each such employee.

5.7  Escrow Obligations.

(a)  On or prior to the Termination Date, the Sellers shall use reasonable best efforts to satisfy the condition set forth in Section 6.2(h). For the purposes of this Section 5.7(a), “reasonable best efforts” shall include payment of any and all amounts into the Sellers’ escrow accounts maintained in accordance with the Qualifying Statutes, and any other payments required under the Qualifying Statutes, as shall be necessary, as determined by the applicable states or other applicable Governmental Authority, to cause the Sellers to be in compliance with the Qualifying Statutes, including, without limitation, using or directing the use of proceeds from the transactions contemplated hereby for such purpose. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not have any obligation under this Agreement to agree with any MSA States to take any action, or make any commitment, other than with respect to the payment of cash into the Sellers’ escrow accounts maintained in accordance with the Qualifying Statutes.

(b)  The Sellers shall provide to Purchaser, at least two Business Days prior to the Closing Date: (i) their good faith estimate, which shall be based on the Sellers’ shipping records of direct sales into the MSA States and shall be in form and substance reasonably satisfactory to Purchaser, of their Escrow Obligations with respect to the number of units of Brand cigarettes tax stamped in each MSA State during the Closing Year prior to and including the Closing Date and (ii) written instructions to Purchaser to direct a portion of the Purchase Price equal to the aggregate amount of such Escrow Obligations into an escrow account established pursuant to an escrow agreement, in the form of Annex P, among the Escrow Agent, the Sellers and Purchaser (the “Post-Closing Escrow Agreement”), which the Sellers and Purchaser each agree to execute and deliver to the other parties hereto on or prior to the Closing Date. The Sellers and Purchaser shall, upon determination of the Sellers’ Closing Year Escrow Obligation for each MSA State in accordance with this Section 5.7, cooperate to cause the Escrow Agent to promptly deliver to each MSA State, to the extent of the funds remaining in the escrow account maintained in accordance with the Post-Closing Escrow Agreement, the funds necessary to satisfy the Sellers’ Closing Year Escrow Obligation for such MSA State. Purchaser shall cooperate with the Sellers to cause the Escrow Agent promptly to release to the Sellers any amounts remaining in such escrow account after the Sellers have satisfied (including by payments from such escrow account) the Sellers’ Closing Year Escrow Obligation for each MSA State.

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(c)  At least ten days prior to the anticipated Closing Date, the Sellers shall send to each distributor to whom the Sellers have sold cigarette products since January 1, 2003 a written notice in such form approved by Purchaser, such approval not unreasonably to be withheld or delayed. Such written notice shall (i) inform such distributor of the sale of the Assets contemplated by this Agreement and the anticipated Closing Date and (ii) request that, after the Closing Date, each such distributor identify Purchaser, rather than the Sellers, as the manufacturer of cigarettes sold under the Brands after the Closing Date. Promptly following the Closing Date (but not later than five Business Days thereafter), the Sellers shall send to each such distributor a further written notice, which shall (i) inform such distributor of the Closing Date and (ii) reiterate the request referred to in clause (ii) of the immediately preceding sentence.

(d)  Promptly following the Closing Date, the Sellers shall notify the tobacco enforcement section (or comparable department) of the office of the Attorney General (or other applicable regulatory office) for each State and the District of Columbia party to the Master Settlement Agreement (each such State and the District of Columbia, an “MSA State”) of the Closing and the transfer of the Transferred Business to Purchaser effective the Closing Date. Such notice shall state that the Sellers ceased manufacturing cigarettes as of the Closing Date and shall request that the MSA State confirm to the Sellers the number of units of Brand cigarettes that were tax stamped in such MSA State from the period beginning on January 1 of the year in which the Closing occurs (the “Closing Year”) and ending on the last calendar day of the month in which the Closing occurs (such period the “MSA Cut-off Period” and such number of units tax stamped by such MSA State during the MSA Cut-off Period, the “Cut-off Period Data”).

(e)  The Sellers and Purchaser each covenant and agree to satisfy all Escrow Obligations for sales of Brand cigarettes during the Closing Year as provided in the Qualifying Statutes. Notwithstanding the foregoing or any assertion by an MSA State to the contrary, subject to Section 5.7(i), the parties agree that, as between the Sellers and Purchaser, the Sellers’ Escrow Obligations for the sale of Brand cigarettes in any MSA State during the Closing Year (for each such MSA State, “Sellers’ Closing Year Escrow Obligation”) shall be:

(i)  with respect to any MSA State providing Cut-off Period Data, the escrow deposits required for the sale of (i) the number of units of Brand cigarettes tax stamped in such MSA State during the Closing Year prior to the month in which the Closing occurs plus (ii) the Sellers’ Closing Month Units.

(ii)  with respect to any other MSA State, the escrow deposits required for the sale of (i) the number of units of Brand cigarettes sold by the Sellers directly into such MSA State during the MSA Cut-off Period plus (ii) Sellers’ Allocable Portion of such MSA State’s Total Asserted Indirect Sales.

(f)  The Sellers’ obligation to make the Sellers’ Closing Year Escrow Obligations shall be deemed to be an Excluded Liability. The Sellers will use reasonable best efforts to satisfy the Sellers’ Closing Year Escrow Obligations on or prior to April 1, 2004 and will reasonably promptly notify Purchaser of the amounts deposited with respect to each MSA State. As between the Sellers and Purchaser, other than the Sellers’ Closing Year Escrow Obligations, Purchaser shall be responsible for all Escrow Obligations related to the sale of cigarettes under the Brands during and after the Closing Year, and such Escrow Obligations shall be deemed to be Assumed Liabilities.

(g)  Promptly upon receipt of Cut-off Period Data from any MSA State, the Sellers shall notify the tobacco enforcement section (or comparable department) of the office of Attorney General for such MSA State of Sellers’ intention to make escrow deposits for sale of the Brand cigarettes by the Sellers in such MSA State during the Closing Year equal to the Sellers’ Closing Year Escrow Obligation for such MSA State and shall request that such MSA State confirm the sufficiency of such escrow deposits. On or prior to April 1, 2004, the Sellers shall notify the office of the Attorney General of each MSA State not providing Cut-off Period Data of the Sellers’ calculation of the Sellers’ Closing Year Escrow Obligation with respect to such MSA State and of Sellers’ intention to make escrow deposits of such amount for sale of the Brand cigarettes by the Sellers in such MSA States during the Closing Year and shall request that such MSA State confirm the sufficiency of such escrow deposit.

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(h)  Subject to Section 5.7(i), in the event that any MSA State shall assert that the Sellers’ Escrow Obligations for Brand cigarettes sold in such MSA State during the Closing Year (such asserted amount, an “Asserted Escrow Obligation”) is different than the Sellers’ Closing Year Escrow Obligation, the parties agree to cooperate in good faith to seek to convince such MSA State to accept as sufficient the Sellers’ Closing Year Escrow Obligation with respect to such MSA State. If such efforts are unsuccessful and the amount of the escrow deposit that the Sellers are required to make for such MSA State exceeds the Sellers’ Closing Year Escrow Obligation for such MSA State, then such excess amount will represent an Assumed Liability and Purchaser shall promptly pay such excess amount into the escrow account maintained by the Sellers with respect to such MSA State. If such efforts are unsuccessful and the amount of the escrow deposit that the Sellers are required to make for such MSA State is less than the Sellers’ Closing Year Escrow Obligation for such MSA State, then the amount of such deficit will represent an Excluded Liability and the Sellers shall promptly pay such excess amount into the escrow account maintained by Purchaser with respect to such MSA State.

(i)  Notwithstanding anything to the contrary in this Agreement, if the Sellers enter into a binding agreement with any MSA State pursuant to which the Sellers’ Escrow Obligations for the sale of Brand cigarettes in such MSA State during the Closing Year are released or otherwise determined to be an amount less than the amount determined pursuant to Section 5.7(e), and such release or determination is effective and not subject to any pre-Closing or post-Closing conditions, then for all purposes of this Agreement the Sellers’ Closing Year Escrow Obligation for each such MSA State shall be deemed to be the amount owed by the Sellers to such MSA State under such agreement between the Sellers and such MSA State.

(j)  Definitions.    The following terms, when used in this Section 5.7, shall have the following meanings, and any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference:

(i)  “Sellers’ Allocable Portion” means the ratio of the Sellers’ Closing Year Production to the Total Closing Year Production.

(ii)  “Sellers’ Closing Year Production” means the total number of units of Brand cigarettes removed by the Sellers from bond during the Closing Year, according to applicable BATF records.

(iii)  “Total Closing Year Production” means the sum of (i) the total number of units of Brand cigarettes removed by Purchaser from bond during the Closing Year, according to applicable BATF records, plus (ii) the Sellers’ Closing Year Production.

(iv)  “Sellers’ Closing Month Units” with respect to any MSA State means the number of units of Brand cigarettes tax stamped in any such MSA State during the calendar month in which the Closing occurs multiplied by a fraction the numerator of which is the number of days from the beginning of the Closing Month through and including the Closing Date and the denominator of which is the number of days in the Closing Month.

(v)  “Total Asserted Indirect Sales” means, with respect to any MSA State, the total number of aggregate units of Brand cigarettes asserted by such MSA State to have been sold in such MSA State during the Closing Year minus the aggregate number of units of Brand cigarettes sold by the Sellers and Purchaser directly into such MSA State during the Closing Year.

5.8  Cooperation Regarding Packaging.    Purchaser and the Sellers shall use reasonable best efforts to ensure that, as promptly as practicable after the Closing Date, but in any event within three months after the Closing Date, all packaging of product sold in the Transferred Business refers only to Purchaser and its BATF permit numbers, and not to either of the Sellers or any BATF permit that they hold or any Excluded Intellectual Property. Without limiting the foregoing, Purchaser and the Sellers shall cooperate in good faith in their communications with BATF with respect to the transition of packaging materials used in the Transferred Business. So long as Purchaser is complying with its obligations under this Section 5.8, Purchaser shall be permitted to sell existing inventory included in the Assets bearing marks constituting Excluded Intellectual

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Property until the earlier of (i) three months after the Closing Date and (ii) the date on which existing inventories are exhausted, provided that Purchaser complies in all material respects with all applicable laws, rules and regulations in any use of packaging, labeling or advertising containing such marks and obtains all BATF authorizations required therefor.

5.9  Financing.

(a)  In furtherance of and without limiting the generality of Section 5.2, Purchaser shall use its reasonable best efforts to arrange and consummate the financing necessary for it to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts (A) to negotiate in good faith definitive agreements respecting such financing on reasonable terms with respect thereto, (B) to satisfy all conditions provided in such definitive agreements, (C) to negotiate in good faith such modifications to such financing as may be necessary or advisable to reflect any change in market conditions which occurs after the date of this Agreement, (D) if any portion of such financing has become unavailable, regardless of the reason therefor, to obtain alternative financing from the same or other sources on and subject to substantially the same terms and conditions as that portion which has become unavailable and (E) to satisfy at or prior to the Closing all requirements of any agreements under which such financing is to be provided and conditions to the drawdown of proceeds thereunder. Purchaser agrees that it will use its reasonable best efforts to exercise all of its rights to enforce performance of any agreements under which Purchaser is entitled to receive financing with respect to the transactions contemplated by this Agreement and will not waive, modify or amend any of its rights under such agreements in any material respect.

(b)  Purchaser shall keep Parent informed as to the material terms and status of its arrangements with respect to its financing of the transactions contemplated by this Agreement, as reasonably requested by Parent. When preparing any prospectus, registration statement or other marketing or solicitation documents and all other documents to be used by Purchaser in connection with Purchaser’s financing of the transactions contemplated by this Agreement (the “Financing Documents”), Purchaser shall consult with the Sellers with respect to any description in the Financing Documents of the Sellers, the Business or the transactions contemplated by this Agreement, and will make reasonable changes to such descriptions as requested by the Sellers. Purchaser will provide drafts of all such Financing Documents to the Sellers and allow the Sellers a reasonable amount of time to review and comment on such documents prior to their circulation to third parties or filing with any Governmental Authority.

(c)  For purposes of assisting Parent with the financing contemplated in this Section 5.9, Parent shall provide to Purchaser (i) the financial statements of the Business prepared and audited in accordance with Regulation S-X of the Securities and Exchange Commission for the periods that would be required under Rule 3-05(b) of Regulation S-X, (ii) any other historical information and data with respect to the Transferred Business that would be required to be included in a registration statement on Form S-1 filed by Purchaser under the Securities Act (a “Form S-1”), (iii) in the event the Sellers have entered into an agreement with respect to the matters covered by the Draft Settlement Agreement, a correct and complete copy of the executed agreement, and (iv) any Transferred Contract that Purchaser would be required to file as an exhibit to a Form S-1. The Sellers shall provide such additional cooperation to Purchaser in connection with the preparation of the Financing Documents as is reasonably requested by Purchaser.

5.10  Post-Closing Notification of Product Returns.    In order to facilitate the Sellers’ obtaining of refunds of federal excise taxes with respect to returned products sold by the Business on or prior to the Closing Date, Purchaser shall promptly notify the Sellers in writing at any time, and from time to time, in any event that Purchaser receives any return of products sold by the Business on or prior to the Closing Date. Purchaser shall cooperate in good faith with the Sellers to return such products to the Sellers, as reasonably requested by the Sellers.

5.11  Master Settlement Agreement.    Without the prior written consent of Purchaser, prior to the Closing neither of the Sellers shall enter into an agreement to become a participating manufacturer under the Master Settlement Agreement with respect to the Transferred Business.

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5.12  [Intentionally Omitted.]

5.13  Moist Snuff Equipment.    Parent shall use commercially reasonable efforts to purchase the Moist Snuff Equipment from the Moist Snuff Lessor, effective on or prior to the Closing Date, at a price no greater than that set forth on Schedule 5.13 with respect to the applicable date of the Closing. Reasonably promptly after Parent and the Moist Snuff Lessor agree in writing to the terms of Parent’s purchase of the Moist Snuff Equipment, Parent shall deliver to Purchaser a copy of such agreement. The purchase price under such agreement, as amended, shall be referred to herein as the “Moist Snuff Equipment Price”. Subject to the completion of Parent’s purchase of the Moist Snuff Equipment under such agreement, as amended, on or prior to the Closing Date, the Moist Snuff Equipment will be deemed to be an “Asset” under Section 1.1 and the Purchase Price will be increased by the Moist Snuff Equipment Price.

5.14  Transition Services.    For 90 days after the Closing Date (or, with respect to any particular service, if applicable, the shorter or longer duration described in Schedule 5.14), the Sellers shall provide to Purchaser with respect to the Transferred Business the services listed in Schedule 5.14, and any other services reasonably requested by Purchaser to facilitate transition of the Transferred Business to Purchaser (to the extent the Sellers are able to render such services after the Closing Date), on the terms and conditions set forth herein, except as set forth in Schedule 5.14. Purchaser shall reimburse the Sellers for their out-of-pocket costs and expenses incurred in connection with rendering these services, including all employment costs (including, without limitation, salary and benefits) reasonably allocated by the Sellers to such services, but not for the Sellers’ general overhead costs. The Sellers shall be obligated to render services pursuant to this Section 5.14 only to the extent reasonably necessary to assist Purchaser in achieving an orderly transfer of the Transferred Business from the Sellers to Purchaser, and shall be permitted to render such services in a manner reasonably determined to minimize any disruption to the Retained Businesses caused by the rendering of such services.

ARTICLE 6.

CONDITIONS TO OBLIGATIONS

6.1  Conditions to Obligations of Purchaser and the Sellers.    The obligations of Purchaser and the Sellers to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

(a)  All waiting periods under the HSR Act applicable to transactions contemplated hereby shall have expired or been terminated.

(b)  All necessary permits, approvals, clearances, and consents of, and all filings with, Governmental Authorities required to be procured by Purchaser or the Sellers in order to complete the transactions contemplated by this Agreement shall have been procured, it being understood, however, that any consents, authorizations or approvals (other than those, if any, required to be obtained from the BATF), the absence of which would not have a material adverse effect on the business, operations or financial condition of Purchaser or the Sellers, as applicable, in each case taken as a whole, need not be obtained.

(c)  There shall not be in force any order, decree, injunction, statute, rule or regulation of any Governmental Authority prohibiting the consummation of the transactions contemplated hereby.

(d) Parent shall have obtained from its stockholders any necessary approval of the transactions contemplated by this Agreement and, in the case of any such approval other than at the Stockholders Meeting, the requirements of Regulation 14C, promulgated under the Securities Exchange Act of 1934, as amended, shall have been satisfied.

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6.2  Conditions to Obligations of Purchaser.    The obligations of Purchaser to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

(a)  The representations and warranties of the Sellers contained in this Agreement that are qualified by Business Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing, as if made anew at and as of that time (other than representations and warranties made as of a specific date, which shall be true and correct as of that date). The representations and warranties of each of the Sellers contained in this Agreement that are not qualified by Business Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing, as if made anew at and as of that time (other than representations and warranties made as of a specified date, which shall be true and correct as of that date), except where all such failures to be true and correct, individually or in the aggregate, do not constitute a Business Material Adverse Effect.

(b)  Each of the covenants and agreements of each of the Sellers to be performed as of or prior to the Closing shall have been duly performed in all material respects.

(c)  Each of the Sellers shall have delivered to Purchaser a certificate signed by an officer of such Seller, dated as of the Closing Date, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled.

(d)  From the date of this Agreement to the Closing Date, there shall not have occurred a Business Material Adverse Effect.

(e)  Each of the Sellers shall have delivered to Purchaser the documents required by Section 1.5(b).

(f)  The Sellers shall have executed and delivered to Purchaser the License Agreement.

(g)  Purchaser shall have obtained all financing necessary for it to consummate the transactions contemplated hereby.

(h)  Each of the Sellers shall be in compliance with the Qualifying Statutes. Without limiting the generality of the immediately preceding sentence, for purposes of this Section 6.2(h), the Sellers shall be deemed to be in compliance with the Qualifying Statutes with respect to any MSA State if (i) the Sellers shall have received a written release with respect to any and all liability under the Qualifying Statutes of such MSA State for the years 1999-2002, which release is effective on the Closing Date, and is not subject to any pre-Closing or post-Closing condition (other than, if applicable, the making of any payment contemplated by the immediately following sentence), (ii) the Sellers shall have entered into an agreement with such MSA State which provides for a release with respect to any and all liabilities under the Qualifying Statutes of such MSA State for the years 1999-2002 subject to the satisfaction of certain conditions, performance obligations or reaching agreements in the future (collectively, “Release Conditions”), and (A) such Agreement is in full force and effect on the Closing Date, (B) all Release Conditions have been satisfied (other than, if applicable, the making of any payment contemplated by the immediately following sentence) and (C) the Sellers have provided Purchaser with reasonable evidence of the matters referred to in clauses (A) and (B) above (which may include the written acknowledgement of such MSA State or the National Association of Attorneys General to the effect that such agreement is in full force and effect and that all Release Conditions have been satisfied), or (iii) the Sellers have paid all amounts (other than, if applicable, the making of any payment contemplated by the immediately following sentence) asserted by such MSA State in writing to be required for the Sellers to be in compliance and either (A) the Sellers have provided Purchaser with reasonable evidence that they have paid such amounts or (B) such MSA State has acknowledged in writing that the payment of such amounts on the Closing Date is sufficient to satisfy the Sellers’ obligations under the applicable Qualifying Statutes. In any case where the making of a payment by the Sellers on the Closing Date is required to satisfy the condition set forth in this Section 6.2(h), such payment shall be deemed to

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have occurred upon the Sellers’ direction to Purchaser to pay, at the Closing, all or a portion of the Purchase Price to satisfy such obligation of the Sellers. For purposes of clauses (i) and (ii) of this Section 6.2(h), a release from all claims of non-compliance substantially in the form set forth in Paragraph 3 of the Draft Settlement Agreement shall be deemed to be a sufficient form of release to satisfy the condition set forth in this Section 6.2(h), provided that (x) (1) in the case of clause (i) above, such release is effective on the Closing Date, and is not subject to any pre-Closing or post-Closing condition (other than, if applicable, the making of any payment contemplated by the penultimate sentence of this Section 6.2(h)) or (2) in the case of clause (ii) above, the conditions set forth in clause (A), (B) and (C) have been satisfied and (y) the Sellers have no reason to believe that either of the Sellers is in material noncompliance with the Qualifying Statutes that are not the subject of the release described in this sentence such that Purchaser’s ability post-Closing to sell cigarettes in the MSA States under the Transferred Brands would be reasonably likely to be adversely affected in any material respect.

(i)  The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

6.3  Conditions to the Obligations of the Sellers.    The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Sellers:

(a)  The representations and warranties of Purchaser contained in this Agreement that are qualified by Purchaser Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing, as if made anew at and as of that time (other than representations and warranties made as of a specific date, which shall be true and correct as of that date). The representations and warranties of each of the Sellers contained in this Agreement that are not qualified by Purchaser Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing, as if made anew at and as of that time (other than representations and warranties made as of a specified date, which shall be true and correct as of that date), except where all such failures to be true and correct, individually or in the aggregate, do not constitute a Purchaser Material Adverse Effect.

(b)  Each of the covenants and agreements of Purchaser to be performed as of or prior to the Closing shall have been duly performed in all material respects.

(c)  Purchaser shall have delivered to each of the Sellers a certificate signed by an officer of Purchaser, dated as of the Closing Date, certifying that the conditions specified in Sections 6.3(a) and 6.3(b) have been fulfilled.

(d)  From the date of this Agreement to the Closing Date, there shall not have occurred a Purchaser Material Adverse Effect.

(e) Purchaser shall have executed and delivered to the Sellers the License Agreement.

(f)  Purchaser shall have delivered to Sellers the documents required by Section 1.5(c).

(g)  Purchaser shall have obtained from BATF any bond, license or other approval from BATF necessary to allow transfer by the Sellers to Purchaser of the Assets held in bond without incurring any obligation on the part of the Sellers to pay federal excise Taxes with respect to such transfer.

(h)  The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to each of the Sellers and its counsel.

ARTICLE 7.

TERMINATION

7.1  Termination.    This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing as follows:

(a)  by mutual written consent of the parties at any time;

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(b)  by written notice to the Sellers from Purchaser, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of either Seller set forth in this Agreement, or if a representation or warranty of either Seller shall be untrue in any material respect, in either case, such that the condition specified in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by such Seller through the exercise of its reasonable best efforts, then for so long as such Terminating Seller Breach is curable and Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, provided, however, that Purchaser may not terminate this Agreement pursuant to this clause (i) at any time during which Purchaser is in material breach of this Agreement, (ii) the Closing has not occurred on or before July 15, 2003 (the “Termination Date”), other than as a result of a breach of a representation, warranty or covenant of Purchaser or (iii) if consummation of any of the transactions contemplated hereby is enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(c)  by written notice to Purchaser from either of the Sellers, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if a representation or warranty of Purchaser shall be untrue in any material respect, in either case, such that the condition specified in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable best efforts, then, for so long as such Terminating Parent Breach is curable and Purchaser continues to exercise such reasonable best efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, provided, however, that the Sellers may not terminate this Agreement pursuant to this clause (i) at any time during which the Sellers are in material breach of this Agreement, (ii) the Closing has not occurred on or before the Termination Date, other than as a result of a breach of a representation, warranty or covenant of the Sellers or (iii) if consummation of any of the transactions contemplated hereby is enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(d)  by either Purchaser or Parent, by written notice to the other party, if (i) the Stockholders’ Written Consent shall not have been obtained, (ii) the Stockholders Meeting (including any adjournments and postponement thereof) shall have been held and completed, (iii) Parent’s stockholders shall have voted at the Stockholders Meeting on a proposal to adopt this Agreement and the transactions contemplated by this Agreement, and (iv) this Agreement and the transactions contemplated by this Agreement shall not have been adopted at the Stockholders Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the requisite vote;

(e)  by Purchaser (before or after the Stockholders Meeting) by written notice to the Sellers, if Parent’s Board of Directors (i) fails to include in the Proxy Materials (if prepared for the Stockholders Meeting) its recommendation without adverse modification or qualification that stockholders approve this Agreement and the transactions contemplated by this Agreement, (ii) withdraws or modifies in an adverse manner its approval or recommendation of this Agreement and the transactions contemplated by this Agreement, or (iii) approves or publicly recommends any Acquisition Proposal (other than the transaction contemplated by this Agreement); or

(f)  by Parent, by written notice to Purchaser, at any time prior to the Stockholders Meeting or Stockholders’ Written Consent, if the Board of Directors of Parent (i) receives a Superior Proposal and (ii) determines in good faith that the transactions contemplated by this Agreement are no longer in the best interests of Parent’s stockholders.

7.2  Effect of Termination.

(a)  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or their respective Affiliates, officers, directors or stockholders in either case, other than (i) any liability of the Sellers or Purchaser as the case

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may be, for breaches of this Agreement occurring prior to such termination; provided, however, that in the event that this Agreement is so terminated, neither party shall have any liability for any breach or violation of this Agreement unless such breach or violation (other than any breach or violation (x) by the Sellers of Section 4.2, which is subject exclusively to Section 7.2(b), (y) by the Sellers of Section 5.7(a), which is subject exclusively to Section 7.2(c), or (z) by Purchaser of Section 5.9(a), which is the subject exclusively to Section 7.2(d)) is (A) the result of gross negligence on the part of such party, in which case such party shall be liable for the lesser of (1) $750,000 and (2) the amount of all documented, reasonable, out-of-pocket expenses reasonably incurred by the other party in connection with this Agreement or (B) intentional on the part of such party and (ii) payments as are required under this Section 7.2.

(b)  If this Agreement is terminated by (i) Purchaser or Parent pursuant to Section 7.1(d), if at the time of the Stockholders Meeting a third party Acquisition Proposal shall have been publicly disclosed, submitted or commenced and, within six months after such termination, Parent or any of its Subsidiaries consummates or enters into a definitive agreement to consummate such Acquisition Proposal (or a substantially identical Acquisition Proposal with the same third party or an Affiliate thereof), (ii) Purchaser pursuant to Section 7.1(e) and this Agreement and the transactions contemplated hereby shall not have been adopted at the Stockholders Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the requisite vote or by Stockholders’ Written Consent, or (iii) Parent pursuant to Section 7.1(f), then the Sellers shall pay to Purchaser a nonrefundable fee in an amount in cash equal to (x) $2,800,000, plus (y) the amount of all documented, reasonable, out-of-pocket expenses reasonably incurred by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, the financing thereof.

(c)  If (i) this Agreement is terminated pursuant to clause (ii) of Section 7.1(b) or clause (ii) of Section 7.1(c), (ii) the condition set forth in Section 6.2(h) shall not have been satisfied (or deemed satisfied by operation of clauses (i) and (ii) of Section 6.2(h), as applicable) and (iii) prior to such termination, the conditions set forth in Sections 6.1, 6.2(g) and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing and are capable of being satisfied) shall have been satisfied, then the Sellers shall pay to Purchaser the amount of all documented, reasonable, out-of-pocket expenses reasonably incurred by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, the financing thereof.

(d)  If (i) this Agreement is terminated pursuant to clause (ii) of Section 7.1(b) or clause (ii) of Section 7.1(c) and (ii) prior to such termination, the conditions set forth in Sections 6.1 and 6.2 (other than (x) those conditions that by their nature are to be satisfied at the Closing and are capable of being satisfied and (y) the condition set forth in Section 6.2(g)) shall have been satisfied, then Purchaser shall take all actions necessary to cause the Earnest Money Deposit to be released to Parent.

(e)  The provisions of this Section 7.2 and Articles 9 and 10 hereof shall survive any termination of this Agreement.

ARTICLE 6.

INDEMNIFICATION

8.1  Survival of Representations, Etc.    The representations and warranties of each party contained herein shall survive the Closing until the second anniversary of the Closing Date provided, however, that (i) the representations and warranties contained in Sections 2.1 and 2.3(b), the second sentence of Section 2.6(a) and Section 3.1 shall survive indefinitely, (ii) the representations and warranties in Section 2.17 shall survive until 30 days after the expiration of the applicable statute of limitations, and (iii) the representations and warranties contained in Section 2.11(c) shall survive until the third anniversary of the Closing Date.

8.2  Indemnification.

(a)  The Sellers shall, jointly and severally, indemnify and hold Purchaser and its officers, directors, employees and Affiliates and their respective successors and assigns (the “Purchaser Indemnified Parties”) harmless from any damage, claim, liability or expense, including, without limitation, reasonable attorneys’ fees

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(collectively “Damages”), arising out of or relating to (i) the breach of any warranty, representation, covenant or agreement of the Sellers contained in this Agreement or (ii) any Excluded Liability.

(b)  Purchaser shall indemnify and hold Parent, Opco and their respective officers, directors, employees and Affiliates and their respective successors and assigns (the “Seller Indemnified Parties”) harmless from any Damages, arising out of or relating to (i) the breach of any warranty, representation, covenant or agreement of Purchaser contained in this Agreement or (ii) except as set forth in Section 8.4, any Assumed Liability.

(c)  Notwithstanding the foregoing, (i) no Person shall be entitled to indemnification for any Damages pursuant to clause (i) of either Section 8.2(a) or Section 8.2(b) (collectively, the “Specified Damages”) unless and until the amount of all Specified Damages for which such Person is entitled to indemnification exceeds $500,000 (the “Threshold Amount”), at which time such Person shall be entitled to indemnification only for all such Specified Damages sustained by such Person to the extent that the amount of such Specified Damages (excluding attorneys’ fees other than for third party claims) exceeds $250,000, (ii) in no event shall the aggregate amount of Specified Damages for which Purchaser Indemnified Parties or Seller Indemnified Parties shall be entitled to indemnification exceed $12,500,000, (iii) the amount of Damages for which any Person is entitled to indemnification shall be reduced by any insurance recoveries or other indemnities, contributions or similar payments actually recovered from any third party as a result of the incurrence of such Damages or the facts or circumstances giving rise thereto, (iv) an Indemnitor may require any Indemnified Party to assign to Indemnitor such Indemnified Party’s rights to seek recovery from any insurer or other indemnitor for Damages paid to Indemnified Party by or on behalf of Indemnitor, (v) for purposes of determining the amount of any Specified Damages relating to all representations or warranties (but not for determining the inaccuracy thereof), all qualifications or expectations contained therein relating to Business Material Adverse Effect or Purchaser Material Adverse Effect (as applicable) shall be disregarded.

(d)  [Intentionally Omitted.]

(e)  Each party hereto agrees to take, and to cause its Affiliates to take, all reasonable steps to mitigate any Damages incurred or to be incurred by such party or its Affiliates upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages.

8.3  Conduct of Proceedings.    If any third party claim, action, suit or proceeding (a “Proceeding”) covered by the foregoing agreements to indemnify and hold harmless shall arise, the party seeking indemnification pursuant to this Article 8 (the “Indemnified Party”) shall give written notice thereof to the other party (the “Indemnitor”) promptly, but in any event within ten days, after the Indemnified Party learns of the existence of such Proceeding; provided, however, that the Indemnified Party’s failure to give the Indemnitor prompt notice shall not release the Indemnitor except to the extent such party is prejudiced by such failure. Such notice shall describe the claim in reasonable detail and include copies of all related notices and documents (including court papers) served on or received by the Indemnified Party. The Indemnitor shall have the right to participate in such claim or action, to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided that, Indemnitor shall not settle, or consent to entry of any judgment in any Proceeding, without obtaining a release of the Indemnified Party from, or acknowledging its obligation to indemnify the Indemnified Party for, all Damages in respect of the claims underlying such Proceeding. If requested by the Indemnified Party, the Indemnitor shall assume the defense of such claim, subject to the limitations set forth in this Section 8.3. After notice to the Indemnified Party of the Indemnitor’s election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided that, in the event that the Indemnified Party shall reasonably determine, based upon the advice of its outside legal counsel, that (x) it may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnitor in respect of such claim or any litigation relating thereto, or (y) there is a conflict of interest between the Indemnitor and the Indemnified Party, then the Indemnified Party shall have the right at all times to have one counsel participate in the defense of such

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claim at the expense of the Indemnitor. In such an event, the Indemnitor shall not assume the defense of such Proceeding on behalf of the Indemnified Party and the Indemnified Party shall assume its own defense and the Indemnitor shall pay the reasonable fees and expenses of such counsel to the Indemnified Party. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such Proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle any Proceeding that it is obligated to defend hereunder within thirty (30) days after receiving notice thereof from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall have the right to undertake the defense and settlement of any such Proceeding, at the Indemnitor’s expense; provided that, if the Indemnified Party assumes the defense of any such Proceeding, the Indemnified Party shall not settle such Proceeding prior to final judgment thereon or forego any appeal with respect thereto without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld).

8.4  Limited Environmental Indemnification.    If, prior to the fifth anniversary of the Closing Date, a Proceeding is initiated against Purchaser with respect to the Transferred Real Property pursuant to any Environmental Law in effect at that time that provides a right of contribution against the Sellers as owner or operator of such Transferred Real Property and Purchaser provides notice of such Proceeding to the Sellers within 30 days after such Proceeding is initiated, Purchaser shall be entitled to seek contribution from the Sellers pursuant to the contribution provisions of such Environmental Law in effect at that time. Notwithstanding Purchaser’s assumption of the Assumed Liabilities, the Sellers will not be entitled to indemnification from Purchaser with respect to Losses incurred by the Sellers as a result of the application of this Section 8.4. For the avoidance of doubt, subject only to this Section 8.4, all Losses under Environmental Laws related to the Transferred Business or the Assets are Assumed Liabilities, and Purchaser will be obligated to indemnify the Sellers for such Losses under Section 8.2(b)(ii).

8.5  Sole Remedy; Time Limitation.    After the Closing has occurred, the right to indemnification under this Article 8 shall be the exclusive remedy of each party hereto in connection with any breach by the other party of its representations, warranties, covenants or agreements contained herein.

ARTICLE 9.

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Accounting Firm” has the meaning specified in Section 1.6.

“Acquisition Proposal” has the meaning specified in Section 4.2.

“Action” means any action, suit, arbitration or other proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the purposes of this definition, the term “control” means the power to direct or cause the direction of the management or policies of the controlled Person.

“Agreement” has the meaning specified in the introduction hereto.

“Allocation Schedule” has the meaning specified in Section 1.8.

“Antitrust Authorities” means the Antitrust Division of the United Stated Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Assets” has the meaning specified in Section 1.1.

“Assumed Liabilities” has the meaning specified in Section 1.2.

“B&W Agreements” means (i) Restated Master Agreement, dated April 25, 2001, between Brown & Williamson Tobacco Corporation and Star Scientific, Inc.; (ii) Supply Agreement for Star Scientific Blend, dated January 1, 2000, between Brown & Williamson Tobacco Corporation and Star Tobacco and Pharmaceuticals, Inc.; (iii) Cigarette Manufacturing Agreement, dated January 1, 2000, between Brown & Williamson Tobacco

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Corporation and Star Tobacco and Pharmaceuticals, Inc.; (iv) Restated Loan Agreement, dated August 21, 2000 and as first amended on April 25, 2001 ($4,950,000), among Star Scientific, Inc., Star Tobacco and Pharmaceuticals, Inc. and Brown & Williamson Tobacco Corporation; (v) Restated Promissory Note A ($13,200,000), dated April 25, 2001, from Star Scientific, Inc. and Brown & Williamson Tobacco Corporation; (vi) Restated Promissory Note C ($4,950,000), dated April 25, 2000, from Star Tobacco and Pharmaceuticals, Inc. to Brown & Williamson Tobacco Corporation; (vii) Restated Promissory Note D ($11,000,000), dated April 25, 2001, from Star Scientific, Inc. and Brown & Williamson Tobacco Corporation; (viii) Security Agreement, dated August 21, 2000, between Star Tobacco Pharmaceuticals, Inc. and Brown & Williamson Tobacco Corporation; (ix) Guaranty Agreement, dated August 21, 2000, between Star Scientific, Inc. and Brown & Williamson Tobacco Corporation; (x) Guaranty Agreement, dated August 21, 2000, between Star Tobacco and Pharmaceuticals, Inc. and Brown & Williamson Tobacco Corporation; (xi) Restated Security Agreement, dated August 21, 2000, between Star Scientific, Inc. and Brown and Williamson Tobacco Corporation; (xii) Intercreditor Agreement, dated January 20, 2000, among Finova Capital Credit Corporation, Brown & Williamson Tobacco Corporation and Star Tobacco and Pharmaceuticals, Inc.; (xiii) Hard Tobacco Agreement, dated April 25, 2001, between Star Scientific, Inc. and Brown & Williamson Tobacco Corporation; (xiv) Trademark License and Royalty Agreement, dated April 25, 2001, between Star Scientific, Inc. and Brown & Williamson Tobacco Corporation; (xv) Other Low TSNA Tobacco Royalty Agreement, dated April 25, 2001, between Star Scientific, Inc. and Brown & Williamson Tobacco Corporation; (xvi) Regent/Brown & Williamson Tobacco Corporation License Agreement, dated August 20, 2000 and as amended, by and among Regent Court Technologies, Jonnie R. Williams, Francis O’Donnell, Jr., Star Scientific, Inc. and Brown and Williamson Tobacco Corporation; and (xvii) Chase City License and Services Agreement, dated April 25, 2001, between Star Scientific, Inc. and Brown & Williamson Tobacco Corporation.

“BATF” means the Department of Treasury, Bureau of Alcohol, Tobacco and Firearms.

“Benefit Plan” has the meaning specified in Section 2.8.

“Brands” means the Transferred Brands and the “Vegas” brand, Reg. No. 1,893,281.

“Business” has the meaning specified in the Recitals hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Business Employee” has the meaning specified in Section 2.8.

“Business Material Adverse Effect” means a material adverse effect on the Transferred Business, Assets, Assumed Liabilities, results of operations or financial condition of the Transferred Business, taken as a whole, it being understood that any decline in the stock market generally, or the trading price of Parent Common Stock specifically, will not be taken into account in determining whether such a material adverse effect has occurred.

“Closing” has the meaning specified in Section 1.5.

“Closing Accounts Receivable” has the meaning specified in Section 1.7.

“Closing Date” has the meaning specified in Section 1.5.

“Closing Statement” has the meaning specified in Section 1.6.

“Closing Year” has the meaning specified in Section 5.7.

“COBRA” has the meaning specified in Section 2.8.

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“COBRA Continuation Coverage” has the meaning specified in Section 5.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Closing Accounts Receivable” has the meaning specified in Section 1.7.

“Confidentiality Agreement” has the meaning specified in Section 5.3.

“Contract” means any agreement, license, lease, sublease, contract, commitment, obligation or legally-binding undertaking.

“Damages” has the meaning specified in Section 8.2.

“Draft Settlement Agreement” has the meaning specified in Section 2.11.

“Earnest Money Deposit” has the meaning specified in Recitals hereof.

“Environmental Assessments” has the meaning specified in Section 5.12.

“Environmental Laws” means, collectively, all applicable U.S. federal, state or local laws, statutes, ordinances, rules, regulations, codes or common law relating to health, safety, pollution or protection of the environment, as in effect as of the date hereof, or, for purposes of Section 8.4 only, as in effect on the date on which any Proceeding described in Section 8.4 is initiated.

“ERISA” has the meaning specified in Section 2.8.

“ERISA Affiliate” has the meaning specified in Section 2.8.

“Escrow Agent” has the meaning specified in the Recitals hereof.

“Escrow Agreement” has the meaning specified in the Recitals hereof.

“Escrow Funds” has the meaning specified in Escrow Agreement.

“Escrow Obligations” means all obligations to make, or cause to be made, escrow deposits under Qualifying Statutes for sale of cigarettes in those states that are parties to the Master Settlement Agreement and that have enacted Qualifying Statutes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 1.3.

“Excluded Intellectual Property” has the meaning specified in Section 1.3.

“Excluded Inventory” has the meaning specified in Section 1.3.

“Excluded Liabilities” has the meaning specified in Section 1.3.

“Excluded Real Property” has the meaning specified in Section 1.3.

“February Lease” means the Master Lease Agreement, dated as of February 26, 2002, between GE Capital and Parent, as amended from time to time.

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“Final Net Working Capital of the Transferred Business” has the meaning specified in Section 1.6

“Financing Documents” has the meaning specified in Section 5.9.

“Funded Debt” of any Person, means all obligations of such Person for borrowed money, including any guarantees thereof.

“GAAP” means the United States generally accepted accounting principals.

“Governmental Authority” means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning specified in Section 8.3.

“Indemnitor” has the meaning specified in Section 8.3.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrighted works, all applications, registrations, and renewals in connection therewith, and all works copyrightable but for their lack of fixation in a tangible medium; (d) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (e) all owned or licensed proprietary software; (f) all Internet domain names, including registrations and applications for registration thereof; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet” has the meaning specified in Section 2.19.

“IRS” means the United States Internal Revenue Service.

“License Agreement” has the meaning specified in Recitals to this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, encumbrance, security interest or other lien of any kind.

“Master Settlement Agreement” means the tobacco master settlement agreement, dated November 28, 1998, as amended, among 46 of the United States, certain territories of the United States, and certain tobacco companies.

“Minimum Receivables Amount” has the meaning specified in Section 1.7.

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“Moist Snuff Equipment” means the All-Fill Moist Snuff Filling System described in Processing Equipment Schedule No. 001 to the Moist Snuff Lease, as in effect on the date of this Agreement, and the following equipment leased to Parent under the Schedule No. 001 to the February Lease, as in effect on the date of this Agreement: (i) the All-Fill Model E-2000 Automatic Case Erector, as described in the invoice, dated March 23, 2001, from All-Fill, Inc. to Parent, as well as the related Combi Case Sealer and spare parts for the Case Erector; (ii) the Tooling—B Cavity Mold, from Granville Plastics/Richmond Plastics; and (iii) the Desktop NIR Moisture Meter, from Kett US.

“Moist Snuff Equipment Price” has the meaning specified in Section 5.13.

“Moist Snuff Lease” means the Master Lease Agreement, dated 29 June 2001, between GE Capital and Parent, as amended from time to time.

“Moist Snuff Lessor” means the lessor under the Moist Snuff Lease and the February Lease, as applicable.

“MSA State” has the meaning set forth in Section 5.7.

“Multiemployer Plan” has the meaning specified in Section 2.8.

“Net Working Capital of the Transferred Business” has the meaning specified in Section 1.6.

“Notice of Disagreement” has the meaning specified in Section 1.6.

“Parent Common Stock” has the meaning specified in Section 2.1.

“Parent” has the meaning specified in the introduction hereto.

“Pension Plan” has the meaning specified in Section 2.8.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens on goods in transit incurred pursuant to documentary letters of credit, (iv) Liens securing rental payments under capital lease agreements, (v) encumbrances and restrictions on real property that do not materially interfere with the present uses of such real property, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (vii) Liens that are to be released at or prior to Closing, and (viii) Liens arising from the Transferred Contract set forth on Schedule 2.5(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Post-Closing Escrow Agreement” has the meaning specified in Section 5.7.

“Proceeding” has the meaning specified in Section 8.3.

“Proxy Materials” has the meaning specified in Section 5.1.

“Purchase Price” has the meaning specified in Section 1.4.

“Purchaser” has the meaning specified in the introduction hereto.

“Purchaser Cure Period” has the meaning specified in Section 7.1.

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“Purchaser Indemnified Parties” has the meaning specified in Section 8.2.

“Purchaser Material Adverse Effect” has the meaning specified in Section 3.1.

“Purchaser’s Plan” has the meaning specified in Section 5.6.

“Purchaser SEC Documents” has the meaning specified in Section 3.3.

“Qualifying Statutes” means the “qualifying statutes” that are enacted by the respective states of the United States and the District of Columbia that are participants in the Master Settlement Agreement, which statutes are substantially in the form of the model statute attached to the Master Settlement Agreement as Exhibit T, as may be amended from time to time, and all statutes, regulations and rules enacted in connection with such “qualifying statutes”, including, without limitation, such statutes, regulations and rules providing for contraband treatment of cigarettes for non-compliance.

“Receivables Certificate” has the meaning specified in Section 1.7(a).

“Remaining Escrow Funds” has the meaning specified in Section 1.4.

“Retained Businesses” has the meaning specified in the Recitals hereof.

“Retention Plan” has the meaning specified in Section 5.6(g).

“SEC” means the United States Securities & Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Cure Period” has the meaning specified in Section 7.1.

“Seller Indemnified Parties” has the meaning specified in Section 8.2.

“Seller SEC Documents” has the meaning specified in Section 2.19.

“Sellers” has the meaning specified in the introduction hereto.

“Sellers’ Allocable Portion” has the meaning specified in Section 5.7.

“Sellers’ Closing Month Units” has the meaning specified in Section 5.7.

“Sellers’ Closing Year Production” has the meaning specified in Section 5.7.

“Sellers’ 401(k) Plan” has the meaning specified in Section 5.6(d).

“Specified Damages” has the meaning specified in Section 8.2.

“Stockholders Meeting” has the meaning specified in Section 5.1.

“Stockholders Written Consent” has the meaning specified in Section 5.1.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

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“Substance” means any toxic, hazardous or other regulated wastes, substances, products, pollutants or materials, including, without limitation, radioactive materials, asbestos, polychlorinated biphenyls, radon gas, petroleum and petroleum products.

“Superior Proposal” has the meaning specified in Section 4.2.

“Tax” or “Taxes” means (x) any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment or charge of any kind whatsoever, imposed by any Governmental Authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement and (y) all interest, penalties or additions to Taxes and additional amounts imposed on any items described in clause (x) imposed by any Governmental Authority.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, refund of Taxes or claim for refund of Taxes or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, including, but not limited to, any information returns, claim for refund, amended return or declaration of estimated tax, and including, where permitted or required, combined, unitary or consolidated returns for any group of entities that includes Seller.

“Terminating Purchaser Breach” has the meaning specified in Section 7.1.

“Terminating Seller Breach” has the meaning specified in Section 7.1.

“Threshold Amount” has the meaning specified in Section 8.2.

“Tobacco Laws” means all laws, statutes, rules, regulations and ordinances related to (1) the development, manufacture, advertising, marketing, distribution, sale, or use (including, without limitation, any related health effects) of, (2) the exposure to, or (3) warnings regarding, tobacco, cigarettes, smokeless tobacco, and other tobacco products.

“Total Asserted Indirect Sales” has the meaning specified in Section 5.7.

“Total Closing Year Indirect Sales” has the meaning specified in Section 5.7.

“Total Closing Year Production” has the meaning specified in Section 5.7.

“Transferred Brands” has the meaning specified in Section 1.1.

“Transferred Business” means the Business, but excluding the Excluded Assets and Excluded Liabilities.

“Transferred Cash” has the meaning specified in Section 1.1.

“Transferred Contracts” has the meaning specified in Section 1.1

“Transferred Employee” has the meaning specified in Section 5.6.

“Transferred Intellectual Property” has the meaning specified in Section 1.1.

“Transferred Inventory” has the meaning specified in Section 1.1.

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“Transferred Leased Real Property” has the meaning specified in Section 2.6(b).

“Transferred Owned Real Property” has the meaning specified in Section 2.6(a).

“Transferred Real Property” has the meaning specified in Section 1.1.

“Transferred Receivables” has the meaning specified in Section 1.1.

“Transferred Tobacco Matters” has the meaning specified in Section 1.2.

“Transferred Tobacco Liabilities” has the meaning specified in Section 1.2.

ARTICLE 10.

MISCELLANEOUS

10.1  Waiver.    Either party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner as this Agreement.

10.2  Notices.    All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) upon receipt after being sent by a reputable, nationally recognized overnight courier, or (iv) when delivered by telecopy and promptly confirmed automatically or by telephone confirmation, addressed as follows:

(a)  If to Purchaser, to:

North Atlantic Trading Company, Inc.

257 Park Avenue South, 7th Floor

New York, New York 10010

Attention: David Brunson, President

                                          Chief Financial Officer

Telecopy No.: (212) 253-8296

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: David E. Zeltner

Telecopy No.: (212) 310-8007

If to either of the Sellers, to:

Star Scientific, Inc.

801 Liberty Way

Chester, VA 23836

Attention: Christopher G. Miller, Chief Financial Officer

Telecopy No.: (804) 530-0535

and

Star Scientific, Inc.

7475 Wisconsin Ave.

Suite 850

Bethesda, MD 20814

Attention: Robert E. Pokusa, General Counsel

Telecopy No.: (301) 654-9308

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with copies to:

Latham & Watkins

555 Eleventh St., N.W.

Suite 1000 Washington, D.C. 20004

Attention: Scott C. Herlihy

Telecopy No.: (202) 637-2201

or to such other address or addresses as the parties may from time to time designate in writing.

10.3  Assignment.    Neither party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party, except that Purchaser may, without the consent of the Sellers, assign any of its rights hereunder to any directly or indirectly wholly-owned subsidiary of Purchaser that also agrees to be jointly and severally liable all of Purchaser’s obligations under this Agreement, provided, however, that in no event will any such assignment relieve Purchaser of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

10.4  Rights of Third Parties.    Except for the rights of Transferred Employees under the Retention Plan, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

10.5  Expenses.    Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that all transfers, conveyance and similar taxes imposed as a result of the sale of the Assets, including, without limitations, any applicable real estate transfer tax and any similar taxes, shall be paid in the following manner: (i) Purchaser shall pay the first $50,000, (ii) the Sellers shall pay the next $50,000, and (iii) Purchaser, on the one hand, and the Sellers, on the other hand, shall share equally all remaining amounts. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants.

10.6  Construction.    This Agreement shall be construed and enforced in accordance with the laws of the State of New York (except for matters to which the Delaware General Corporation Law would apply, which shall be governed to that extent by the laws of the State of Delaware). Unless otherwise stated, references to Sections, Articles, Schedules or Annexes refer to the Sections, Articles, Schedules and Annexes to this Agreement, and any information disclosed in one Schedule shall be deemed to be disclosed in other Schedules if, and only if, appropriately cross-referenced or if the relevance thereof to such other Schedules is reasonably apparent. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of such Person’s executive officers. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation shall arise with respect to this Agreement, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.

10.7  Captions; Counterparts.    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8  Entire Agreement.    This Agreement (together with the Schedules and Annexes to this Agreement, which, although they may be bound separately, constitute part of this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their

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respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

10.9  Amendments.    This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

10.10  Publicity.    All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement issued prior to or concurrent with the Closing, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and the Sellers, which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party’s legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

NORTH ATLANTIC TRADING COMPANY, INC.

By:	/s/ DAVID BRUNSON
David Brunson
President and Chief
Financial Officer

STAR SCIENTIFIC, INC.

By:	/s/ JONNIE R. WILLIAMS
Jonnie R. Williams
Chief Executive Officer

STAR TOBACCO, INC.

By:	/s/ PAUL H. LAMB III
Paul H. Lamb, III
President

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February 17, 2003

Board of Directors

Star Scientific, Inc.

801 Liberty Way

Chester, Virginia 23836

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to Star Scientific, Inc. (“STSI”), of the consideration to be received by the Company in connection with a proposed transaction (the “Proposed Transaction”) involving the sale by the Company of assets relating to its Business of manufacturing and marketing discount cigarettes in the United States (as more fully defined in the Asset Purchase Agreement identified below, other than the Excluded Assets, the “Assets”) to North Atlantic Trading Company, Inc. (“NATC”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the draft dated February 17, 2003 of that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among NATC, STSI and Star Tobacco, Inc., a wholly-owned subsidiary of STSI (referred to, together with STSI, as the “Company” or the “Sellers”).

Representatives of the Company have informed us of the following as part of the actions contemplated in connection with the Proposed Transaction:

(i)	NATC will acquire the Assets for consideration of $80 million in cash (the “Purchase Price”) to be paid to the Company at the closing of the Proposed Transaction (the “Closing”).

(ii)	Along with the acquisition of the Assets, NATC will assume the Assumed Liabilities, which assumption does not include the Excluded Liabilities.

(iii)	The Company’s Master Settlement Agreement escrow account will be retained by the Company and not included in the sale of the Assets pursuant to the Proposed Transaction.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other interim financial and operating data concerning the Company prepared by management of the Company;

(iii)	analyzed certain financial forecasts relating to the Company prepared by the management of the Company;

(iv)	discussed the past and current operations, financial condition and prospects of the Business and the related Assets with members of the Company’s Board of Directors, its senior executives and other personnel and with representatives of the Company;

(v)	reviewed the reported prices and public trading activity for the shares of the STSI common stock, par value $.0001 per share (the “Common Stock”);

(vi)	compared the financial performance of the Company with that of, and reviewed the reported prices and trading activity of the Common Stock with those of, certain other publicly-traded companies we deemed relevant;

(vii)	analyzed the Purchase Price for the Proposed Transaction with reference to prices paid and financial terms, to the extent publicly available, in certain other acquisition transactions we deemed relevant;

(viii)	participated in discussions among representatives of the Company and NATC, including without limitation the Company’s legal advisors and others who have served as advisors to the Company;

(ix)	reviewed the Asset Purchase Agreement and certain related documents; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

Board of Directors

Star Scientific, Inc.

February 17, 2003

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting management’s best currently available estimates and good faith judgments of the future financial performance of the Company. We express no view as to such forecasts or projected information. We have not made (a) any independent appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, or (b) any independent analysis or valuation of the rights of stockholders, creditors, or any other holders of claims or rights against the Company or any of its affiliates. No opinion is expressed as to (a) whether any alternative transaction might produce consideration for the Company or its stockholders, creditors or claimants in an amount in excess of that contemplated in the Proposed Transaction (and the Company has informed us that no alternative transaction is, and we are not otherwise aware of any alternative transaction that is, currently being contemplated by the Company), or (b) the relative rights and benefits or detriments of stockholders, creditors, or any other holders of claims or rights against the Company or any of its affiliates in connection with the Proposed Transaction. Our opinion is rendered in regard to the Purchase Price to be paid to the Company for the sale of the Assets to NATC and does not take into account or give effect to any (i) requirements regarding the Company’s escrow obligations relating to the Master Settlement Agreement, (ii) adjustment to the Purchase Price that may occur subsequent to Closing based on the Final Net Working Capital of the Transferred Business, or (iii) allocation or division of the Business, Assets, Assumed Liabilities or Purchase Price between the Sellers.

In rendering our opinion, we have assumed that the Proposed Transaction will be consummated on the terms described in the draft Asset Purchase Agreement. We have also assumed that the definitive Asset Purchase Agreement will not differ in any material respect from the draft thereof reviewed by us. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Proposed Transaction. We express no opinion as to the Company’s future business, assets, liabilities, operations and prospects, whether or not the Proposed Transaction is consummated.

For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of all parties to the Asset Purchase Agreement as set forth therein are true and correct, and that each such party will perform all of the covenants and agreements to be performed by it under the Asset Purchase Agreement and related documents, and all conditions to the obligations of each such party to consummate the proposed transaction will be satisfied without any waiver thereof. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the proposed transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any such party is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would materially reduce the contemplated benefits of the proposed transaction to the Company.

We have acted as financial advisor to the Board of Directors of STSI and are receiving fees for our services in connection with the Proposed Transaction, including a fee that is contingent upon the consummation of the Proposed Transaction and a fee for the rendering of this opinion. In the past, McColl Partners, LLC or its affiliates have provided financial advisory and financing services to STSI and may continue to receive fees for rendering such services. STSI has granted to McColl Partners, LLC the right to purchase shares (the “Option Shares”) representing less than 1% of the STSI’s outstanding Common Stock at a price equal to the closing price of the Common Stock as listed on NASDAQ as of November 27, 2001. As of the date hereof, that exercise price for the Option Shares substantially exceeds the trading price of the Common Stock. In addition, principals of McColl Partners, LLC own Common Stock of STSI representing approximately 2.5% of STSI’s outstanding Common Stock.

Board of Directors

Star Scientific, Inc.

February 17, 2003

It is understood that this letter is for the benefit and use of the Board of Directors of STSI in connection with and for purposes of its evaluation of the consideration to be received by the Company in connection with the Proposed Transaction. This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or in part), to any third party or in any manner or for any purpose whatsoever, except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by STSI with respect to the Proposed Transaction with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. The opinion does not in any manner address the prices at which the capital stock of the Company or any of its affiliates has traded in the past or may trade after the Closing of the Proposed Transaction. No view or opinion is expressed as to the prospects or viability of any of the Company’s assets or business or as to any liabilities, contingent or otherwise, in each case that are retained by the Company. No opinion is rendered with respect to NATC or any of its affiliates. In addition, we express no opinion or recommendation as to how the stockholders or creditors of or any claimants against the Company or any of its affiliates should view or regard, or how stockholders of STSI should vote with respect to any approval or disapproval of, the Proposed Transaction, or as to the underlying decision of the Board of Directors of STSI to proceed with or effect the Proposed Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Purchase Price to be paid to the Company for the sale of the Assets to NATC in connection with the Proposed Transaction is fair to STSI from a financial point of view.

Very truly yours,

McColl Partners, LLC

FORM OF

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is effective as of                     , by and between Star Scientific, Inc., a Delaware corporation (“Star Scientific”), and North Atlantic Trading Company, Inc., a Delaware corporation (“NATC”).

WHEREAS, NATC, STAR SCIENTIFIC, and Star Tobacco, Inc., a Delaware corporation and wholly owned subsidiary of STAR SCIENTIFIC (“STAR TOBACCO”), entered into an Asset Purchase Agreement, dated as of                     , 2003 (the “PURCHASE AGREEMENT”), pursuant to which NATC agreed to purchase the assets, and assume the liabilities, of STAR SCIENTIFIC and STAR TOBACCO related to their discount cigarette business (as those assets and liabilities are described in the PURCHASE AGREEMENT) (the “SALE TRANSACTION”);

WHEREAS, effective as of the date hereof, NATC, STAR SCIENTIFIC, and STAR TOBACCO are consummating the SALE TRANSACTION;

WHEREAS, STAR SCIENTIFIC is the exclusive licensee of U.S. Patent No. 6,202,649, U.S. Patent No. 6,135,121, and U.S. Patent No. 6,425,401, and may obtain future patents pertaining to processes for substantially preventing the formation of tobacco-specific nitrosamines (“TSNAs”) during tobacco curing and to products made from low-TSNA tobacco (“PATENTS” as defined in Section 1.1 below);

WHEREAS, STAR SCIENTIFIC warrants that it has or will have the right to grant licenses or sublicenses to the PATENTS; and

WHEREAS, in connection with the consummation of the SALE TRANSACTION, NATC wishes to acquire a nonexclusive and nontransferable license from STAR SCIENTIFIC to make, have made, use, or import tobacco claimed by the PATENTS or cured using processes claimed by the PATENTS for use in NATC’s own manufacture and sale of cigarettes, roll your own tobacco and smokeless products;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and with intent to be legally bound hereby, the parties agree as follows:

1  Definitions.

1.1  “PATENTS” shall mean patents and patent applications that are owned by or licensed to STAR Scientific that (i) relate to processes for substantially preventing the formation of TSNAs during tobacco curing; or (ii) otherwise relate to low-TSNA tobacco, including, without limitation, U.S. Patent Nos. 6,202,649, U.S. Patent No. 6,135,121, and U.S. Patent No. 6,425,401.

1.2  “PRODUCT” shall mean low-TSNA tobacco whose manufacture, use or import, absent rights granted hereunder, would infringe the PATENTS, or low-TSNA tobacco made by any process that absent rights granted hereunder would infringe the PATENTS.

1.3  “CIGARETTES” shall mean cigarettes manufactured by or on behalf of NATC or its AFFILIATES and sold by NATC or its AFFILIATES, which contain some quantity of the PRODUCT.

1.4  “OTHER TOBACCO PRODUCTS” shall mean roll your own tobacco and smokeless tobacco products manufactured by or on behalf of NATC or its AFFILIATES and sold by NATC or its AFFILIATES, which contain some quantity of the PRODUCT.

1.5  “NET SALES” shall mean the gross sales of CIGARETTES and OTHER TOBACCO PRODUCTS, less, (i) any rebates actually paid in connection with a sale to a wholesaler, (ii) discounts and allowances actually given or taken in connection with a sale to a wholesaler, and (iii) returns to the extent credit is given or paid. There shall be no deduction from NET SALES of any federal excise or sales tax payable on account of the sale of CIGARETTES or OTHER TOBACCO PRODUCTS or otherwise, including without limitation tobacco product excise taxes. All the foregoing deductions from the gross sales shall be determined in accordance with the generally accepted accounting practices used by NATC and its AFFILIATES in the ordinary course of business. It is the intent of the parties that NET SALES shall be based on arms- length sales transactions by NATC or its AFFILIATES to independent third parties and not based on sales between or among NATC and its AFFILIATES. In the case of any sale or other disposal for value of the CIGARETTES or OTHER TOBACCO PRODUCTS other than in an arm’s length transaction exclusively for money, NET SALES shall be calculated on the value of the consideration received or the fair market price (if higher) of the CIGARETTES or OTHER TOBACCO PRODUCTS in the country of sale or disposal.

1.6  “EARNED ROYALTIES” shall mean the royalties payable by NATC to STAR SCIENTIFIC as set out in Sections 3 and 4 of this Agreement.

1.7  “AFFILIATES” shall mean any corporation or limited liability company that is controlled by the party in question, including, without limitation, National Tobacco Company. For this purpose, “control” shall mean the ownership, whether direct or indirect, of one hundred-percent (100%) of the securities or ownership interests of or in the entity. STAR SCIENTIFIC agrees that it will entertain requests by NATC to designate an entity who does not conform to this definition as an “AFFILIATE” of NATC. If STAR SCIENTIFIC so agrees in writing, then such entity shall be deemed an “AFFILIATE” of NATC hereunder.

2  License Grant and Limitations.

2.1  License Grant.    Subject to the terms of this Agreement, STAR SCIENTIFIC hereby grants to NATC and its AFFILIATES for the term of this Agreement a nonexclusive and nontransferable right and license under the PATENTS to:

2.1.1  Make, have made, use, or import the PRODUCT only for use in the manufacture of CIGARETTES or OTHER TOBACCO PRODUCTS and for no other purpose including the resale of the PRODUCT to other purchasers of bulk tobacco;

2.1.2  Use the PRODUCT upon termination of this Agreement as provided by Section 10; and

2.1.3  Make, have made, use, offer to sell, sell, or import CIGARETTES or OTHER TOBACCO PRODUCTS.

The license granted to each of NATC’s AFFILIATES hereunder shall continue in force and effect with respect to each such AFFILIATE only so long as such entity is an AFFILIATE of NATC. Neither NATC or any of its AFFILIATES has been granted hereunder any right or license under the PATENTS to manufacture or sell CIGARETTES or OTHER TOBACCO PRODUCTS for the benefit of or on behalf of any third party.

2.2  Limitations on Grant.

2.2.1  No Implied Licenses.    Except as expressly granted herein, there are no implied licenses under the PATENTS, including the right to make, use, sell, offer for sale, or import any tobacco product other than CIGARETTES or OTHER TOBACCO PRODUCTS.

2.2.2  No Right to Grant Sublicenses or Assign.    This license does not include the right to grant sublicenses. STAR SCIENTIFIC agrees that NATC and its AFFILIATES may use third-party manufacturers to manufacture the PRODUCT or CIGARETTES or OTHER TOBACCO PRODUCTS, on their behalf, as provided in Section 2.1.1 and Section 2.1.3. Without the express written consent of STAR SCIENTIFIC, this license is not assignable or otherwise transferable by NATC or its AFFILIATES, including without limitation any transfer in connection with an acquisition in whole or in part of NATC or its AFFILIATES (or any of their assets) or a merger, consolidation or other reorganization involving NATC or its AFFILIATES. Any purported assignment or transfer made without STAR SCIENTIFIC’S consent shall be void and shall constitute a material breach of this Agreement.

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2.3  Nonsuit.    So long as NATC is not in default under this Agreement, STAR SCIENTIFIC will agree not to bring any legal action seeking to enjoin or otherwise restrict (i) the use, manufacture, or import of the PRODUCT by NATC or its AFFILIATES for the manufacture of CIGARETTES or OTHER TOBACCO PRODUCTS,(ii) the manufacture of NATC’s or its AFFILIATES’ PRODUCT or NATC’s or its AFFILIATES’ CIGARETTES or other TOBACCO PRODUCTS on behalf of NATC or its AFFILIATES by third-party manufacturers, or (iii) the use, manufacture, import, or sale by NATC or its AFFILIATES of CIGARETTES or OTHER TOBACCO PRODUCTS.

2.4  Retention of Rights.    STAR SCIENTIFIC retains all rights not expressly granted by this Agreement. Nothing in this Agreement shall grant any rights, directly or indirectly, to any other party, including any tobacco company or cigarette manufacturer other than NATC or its AFFILIATES. If NATC or its AFFILIATES acquires a tobacco company or cigarette manufacturer that has entered into a license agreement with STAR SCIENTIFIC with respect to the PATENTS that requires the payment of a higher royalty rate than that required under this Agreement, then such entity shall not be treated as an AFFILIATE of NATC for purposes of this Agreement without the express written consent of STAR SCIENTIFIC and with respect to entities that have entered into a license agreement with STAR SCIENTIFIC with respect to the PATENTS, the agreement between such entity and STAR SCIENTIFIC shall remain in full force and effect.

3  Consideration and Royalties.    In consideration for the license granted hereunder, NATC agrees to pay EARNED ROYALTIES to STAR SCIENTIFIC, as follows:

3.1  Royalty Base.    EARNED ROYALTIES shall be based on the NET SALES of CIGARETTES and OTHER TOBACCO PRODUCTS. EARNED ROYALTIES shall accrue at the time the CIGARETTES and OTHER TOBACCO PRODUCTS either are shipped or are exported from the United States.

3.2  Royalty Commencement Date.    EARNED ROYALTIES shall commence on the earlier of (a) the date that one or more of the PATENTS is enforced by a United States trial court having jurisdiction over the matter against any of the four largest United States tobacco companies (as of the date of this Agreement, the four largest U.S. tobacco companies are: Philip Morris, R.J. Reynolds, Brown & Williamson and Lorillard) in a manner that results in one or more of those companies being enjoined from violating the PATENTS or being required to make payments to STAR SCIENTIFIC for past or future use, purchase, production, import, export or sale of the PRODUCT or of CIGARETTES or OTHER TOBACCO PRODUCTS, or (b) such date as any United States tobacco company, excluding Brown & Williamson Tobacco Corporation, makes a royalty payment to STAR SCIENTIFIC for rights under the PATENTS (the date described in clause (a) or (b) above, the “Royalty Commencement Date”). No royalty obligation shall be incurred to STAR SCIENTIFIC by NATC for its exercise of any rights granted by this Agreement prior to the Royalty Commencement Date. NATC’s obligation to pay royalties terminates if all of the PATENTS become unenforceable or are found invalid for any reason.

3.3  Royalty Rate.    The EARNED ROYALTY rate shall be equal to one-half the lowest royalty rate STAR SCIENTIFIC receives from any United States tobacco company other than NATC (excluding the royalty rate paid by Brown & Williamson Tobacco Corporation pursuant to the currently existing royalty arrangement under the April 25, 2001 agreement with STAR SCIENTIFIC and by Golden Leaf Tobacco Company, Inc. pursuant to its arrangements with STAR SCIENTIFIC in effect on the date hereof). If STAR SCIENTIFIC receives royalties from more than one such United States tobacco company then the EARNED ROYALTY rate shall be equal to one-half of the lowest royalty rate received from such United States tobacco company, but in no event more than two and one-half percent (2.5%) of the NET SALES. The EARNED ROYALTY rate may be established from time to time as STAR SCIENTIFIC enters into royalty arrangements or agreements with other United States tobacco companies and shall apply from the effective date of such arrangement or agreement. If a judgment is entered by a United States trial court against one of the four largest United States tobacco companies that does not result in the setting of a royalty rate, then a presumed EARNED ROYALTY rate of two and one-half percent (2.5%) shall apply from the date of judgment until a royalty rate is established. The EARNED ROYALTIES provided herein shall be the entire compensation due STAR SCIENTIFIC in respect of any PRODUCT provided by a third-party manufacturer

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to NATC or its AFFILIATES pursuant to the rights granted under Sections 2.1.1 and 2.1.3 permitting such third-party manufacturer to produce such PRODUCT, CIGARETTES and OTHER TOBACCO PRODUCTS.

3.4  EARNED ROYALTY Rate Notice.    STAR SCIENTIFIC shall furnish notice to NATC within thirty (30) days following the effective date of any royalty arrangement or agreements with other United States tobacco companies and shall provide NATC with information relating to non-confidential terms of any such agreement, including at a minimum information sufficient to allow NATC to determine such royalty terms, arrangements or agreements and redacted copies, as necessary.

4  Payment.

4.1  Calendar Quarter Report.    Within thirty (30) days after the end of each calendar quarter following the Royalty Commencement Date during the term of this Agreement, NATC shall furnish to STAR SCIENTIFIC a written report setting forth the aggregate NET SALES during such calendar quarter and clearly describing how the EARNED ROYALTIES payable thereon were calculated.

4.2  Payment.    NATC shall pay the EARNED ROYALTIES to STAR SCIENTIFIC in cash, which shall accompany each written calendar quarter report.

4.3  Conversion Rate.    EARNED ROYALTIES shall be payable in U.S. dollars. In the event that conversion of the NET SALES from a foreign currency is necessary, the exchange rate used shall be the rate in effect for the purchase of United States dollars with such currency at the end of the last business day of the applicable calendar quarter as published in the Wall Street Journal.

4.4  Reporting in the Event of Termination.    In the event that this Agreement is terminated at any time other than at the end of a calendar quarter, an EARNED ROYALTIES report and payment shall be made within thirty (30) days following the termination of this Agreement, with a final EARNED ROYALTIES report and payment due thirty (30) days after the expiration of the ninety (90) day extension period provided under Section 10, below.

4.5  Taxes Withheld.    If any EARNED ROYALTIES are subject to withholding or similar tax, NATC shall pay such additional amounts as shall be required to ensure that the net amounts received by STAR SCIENTIFIC hereunder (including any applicable tax credits used by STAR SCIENTIFIC) will equal the full EARNED ROYALTIES amounts due under Section 3 hereof. The parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either party may reasonably request of the other party to enable NATC or its AFFILIATES to take advantage of any applicable legal provision or any double taxation treaties which may prevent or limit any tax being imposed or withheld by taxing authorities with respect to EARNED ROYALTIES payable by NATC hereunder.

4.6  Interest.    In the event that any EARNED ROYALTIES due STAR SCIENTIFIC under this Agreement are not paid within five (5) business days of the date due, the amount due shall accrue interest annually calculated at the prime rate (as reported in the Wall Street Journal on the due date or, if the due date is not a business day, the first business day thereafter) plus four percent (4.0%), but in no event less than ten percent (10%); provided, however, that in no event shall said annual rate exceed the maximum legal interest rate under Maryland law. Such EARNED ROYALTIES when paid shall be accompanied by all interest so accrued.

5  Books and Records.

5.1  Obligation to Keep Books and Records.    NATC must keep, and cause its AFFILIATES to keep, accurate books and records of the manufacture, use, import, or sale of CIGARETTES and OTHER TOBACCO PRODUCTS. NATC must preserve, and cause its AFFILIATES to preserve, these books and records for at least five (5) years from the date of the EARNED ROYALTIES to which they pertain.

5.2  Right of Inspection.    STAR SCIENTIFIC’S representatives or agents are entitled to inspect the books and records described in Section 5.1 not more than once per year. STAR SCIENTIFIC will pay the fees and expenses of these inspections. If an under-reporting of more than five percent (5%) of the

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EARNED ROYALTIES for the period subject to inspection is discovered, then NATC will pay the reasonable fees and expenses of that inspection. NATC shall promptly pay to STAR SCIENTIFIC the amount of any underpayment discovered together with interest at the rate set forth in Section 4.6, above from the date such payment was originally due until paid.

6  Patent Marking; Use of Names and Trademarks.

6.1  Patent Marking.    NATC shall place, and shall cause its AFFILIATES to place, all appropriate patent and intellectual property notices, markings, and indicia on the packaging materials for all CIGARETTES and OTHER TOBACCO PRODUCTS and marketing literature for the CIGARETTES and OTHER TOBACCO PRODUCTS to protect the patent and other intellectual property rights of STAR SCIENTIFIC, including STAR SCIENTIFIC’S right to damages for infringement thereof. Notwithstanding the foregoing, NATC has no obligation to mark any of its packaging materials and marketing literature with any notice concerning PATENTS for manufacturing or production processes for producing low-TSNA tobacco.

6.2  Use of Names and Trademarks.    Neither NATC nor any of its AFFILIATES are permitted to use any name, trade name, trademark, or other designation of STAR SCIENTIFIC or any of its AFFILIATES, including the marks StarCure™ Inside and StarCured™ Inside, in advertising, publicity, promotional activity, or for any other purpose, without the express written consent of STAR SCIENTIFIC.

6.3  Sponsorship.    Neither NATC nor any of its AFFILIATES shall include any statements on the packaging materials or in any advertising or information accompanying the CIGARETTES and OTHER TOBACCO PRODUCTS that expressly or implicitly represent or suggest that STAR SCIENTIFIC has sponsored, endorsed, or approved the PRODUCT or the CIGARETTES and OTHER TOBACCO PRODUCTS, or that STAR SCIENTIFIC is affiliated, connected, or associated with the PRODUCT or the CIGARETTES and OTHER TOBACCO PRODUCTS.

7  Patent Infringement.    Upon discovery by NATC of any infringement of the PATENTS, or the possibility thereof, NATC shall promptly notify STAR SCIENTIFIC. STAR SCIENTIFIC shall have the exclusive right, but not the obligation, to take appropriate legal action in connection with the actual or potential infringement. NATC shall use its reasonable efforts to cooperate with and assist STAR SCIENTIFIC in any action pertaining to the PATENTS by providing documentary evidence, employee testimony or the like. In the event STAR SCIENTIFIC shall elect to take such action, the conduct of the action shall be entirely directed and controlled by STAR SCIENTIFIC, and STAR SCIENTIFIC shall enjoy the benefits of all recoveries from such action.

8  Term of the Agreement.    Subject to prior termination by operation of law, or by acts of the parties in accordance with the provisions of Section 9, the license granted by this Agreement shall commence on the date first set forth above and shall continue until the expiration of the last to expire of the PATENTS.

9  Termination.

9.1  STAR SCIENTIFIC shall have the right to immediately terminate this Agreement if NATC shall at any time be in default in the payment of EARNED ROYALTIES hereunder or NATC or its AFFILIATES shall commit any other material breach of this Agreement and shall fail to remedy such default or material breach within thirty (30) days after receipt of written notice thereof by STAR SCIENTIFIC. If during the term of this Agreement, NATC or any of its AFFILIATES makes, files, or maintains any claim, suit, cause or other action alleging that any claim of a PATENT is invalid or unenforceable or is not infringed by the manufacture, use, sale, offer to sell, or import of the PRODUCT or of CIGARETTES or OTHER TOBACCO PRODUCTS, STAR SCIENTIFIC may immediately upon notice to NATC terminate this Agreement. In the event that either NATC or any of its AFFILIATES, on the one hand, or STAR SCIENTIFIC, on the other hand shall, (i) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of

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its property or assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any applicable bankruptcy laws, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any applicable bankruptcy laws or (vii) take any corporate action for the purpose of effecting any of the foregoing; then the other party may, by giving notice thereof to such party, terminate this Agreement as of the date specified in such termination notice. In the event of a termination of this Agreement, all rights with respect to the PATENTS shall automatically revert to STAR SCIENTIFIC. Termination of this Agreement shall be without prejudice to any moneys already paid or then due or to become due from NATC to STAR SCIENTIFIC and without prejudice to any rights of either party accrued prior to the effective date of termination or that this Agreement indicates shall survive termination.

9.2  The Parties acknowledge and agree that it is their intention that only NATC and its AFFILIATES shall be the beneficiaries of the rights and license granted hereunder.

10  Disposition of the Cigarettes and OTHER TOBACCO PRODUCTS on Hand Upon Termination.    Upon termination of this Agreement, NATC and its AFFILIATES will have the right, for a period of up to ninety (90) days, to use all PRODUCT on hand and sell previously made or partially made CIGARETTES and OTHER TOBACCO PRODUCTS. NATC must submit EARNED ROYALTIES reports on all post-termination NET SALES, and must pay EARNED ROYALTIES at the rate and at the time provided in this Agreement.

11  Injunctive Relief.    In the event that NATC or one of its AFFILIATES materially breaches this Agreement, the parties agree that monetary damages may not provide an adequate remedy for STAR SCIENTIFIC. Therefore, in the event of a material breach or threat of material breach, STAR SCIENTIFIC shall be entitled to seek, in addition to any other relief available at law or in equity, injunctive relief to restrain NATC or one of its AFFILIATES from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

12  Disclaimer of Warranties.    Nothing in this Agreement shall be construed as:

12.1  a warranty or representation by STAR SCIENTIFIC as to the validity, enforceability, or scope of any of the PATENTS;

12.2  a warranty or representation by STAR SCIENTIFIC that any PRODUCT or CIGARETTE and OTHER TOBACCO PRODUCTS made, used, imported, sold, or otherwise disposed of pursuant to this Agreement will not infringe patents, copyrights, trademarks, or other proprietary rights of third parties;

12.3  an obligation of STAR SCIENTIFIC to bring or prosecute actions or suits against third parties for infringement of the PATENTS; or

12.4  an obligation of STAR SCIENTIFIC to license any other patents or any other intellectual property rights not specifically licensed hereunder.

NATC EXPRESSLY ACKNOWLEDGES AND AGREES THAT ITS AND ITS AFFILIATES’ PERFORMANCE OF THE RIGHTS GRANTED IN THIS AGREEMENT IS AT THEIR OWN RISK. STAR SCIENTIFIC EXPRESSLY DISCLAIMS AND EXCLUDES ALL WARRANTIES (INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, IN RELATION TO NATC’S OR ITS AFFILIATES’ MANUFACTURE, USE, OR IMPORT OF THE PRODUCT OR MANUFACTURE, USE, IMPORT, SALE OR OTHER DISPOSITION OF CIGARETTES AND OTHER TOBACCO PRODUCTS.

13  Limitation of Remedies.    STAR SCIENTIFIC WILL NOT BE LIABLE TO NATC OR ANY OF ITS AFFILIATES, OR ANY THIRD PARTY, FOR LOSS OF PROFITS, LOSS OF USE OR FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, EVEN IF

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IT IS AWARE OF THE POSSIBILITY THEREOF. NATC AGREES THAT THE ENTIRE LIABILITY OF STAR SCIENTIFIC ARISING IN CONNECTION WITH THIS AGREEMENT WILL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE EARNED ROYALTIES PAID BY NATC HEREUNDER.

14  Indemnification.    NATC shall defend, indemnify, and hold harmless STAR SCIENTIFIC, its affiliates (including Regent Court Technologies, LLC.) and the directors, officers, employees, agents, successors and assigns of each of them, from and against all liability, obligations, costs, expenses (including reasonably attorneys’ fees), losses, damages, penalties, judgments, claims, demands, actions, and suits, brought by or through any third party (hereinafter collectively called “liabilities”) imposed on, incurred by or asserted against any one or more of them in connection with NATC’S or its AFFILIATES’ manufacture, import, or use of the PRODUCT or manufacture, use, import, sale, resale, or other distribution of CIGARETTES or OTHER TOBACCO PRODUCTS, including but not limited to any liabilities arising out of actions in the form of tort, warranty, or strict liability, for death, personal injury, illness, or property damage. NATC or its AFFILIATES shall not settle or compromise any such claim, demand, lawsuit or other action in a manner that imposes any restrictions or obligations on STAR SCIENTIFIC or grants any rights to the PATENTS without STAR SCIENTIFIC’S prior written consent.

15  Notices.    Any notice or payment required to be given to either party must be sent to the respective addresses given below and is effective: (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice given in accordance with this Section:

FOR STAR SCIENTIFIC:	Star Scientific, Inc. Attention: Robert E. Pokusa, Esq. General Counsel 7475 Wisconsin Avenue

Suite 850 Bethesda, Maryland 20814 Phone: (301) 654-8300 Fax: (301) 654-9308

COPY TO:	Latham & Watkins Attention: Scott C. Herlihy 555 Eleventh St., N.W. Suite 1000 Washington, D.C. 20004 Phone: (202) 637-2200 Fax: (202) 637-2201

FOR NATC:	North Atlantic Trading Company, Inc. Attention: David Brunson, President Chief Financial Officer 257 Park Avenue South, 7/th/ Floor New York, New York 10010 Phone: (212) 253-4587 Fax: (212) 253-8296

COPY TO:	Weil, Gotshal & Manges LLP Attention: David E. Zeltner 767 Fifth Avenue New York, New York 10153 Phone: (212) 310-8000 Fax: (212) 310-8007

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16  Entire Agreement.    This Agreement represents the entire understanding and agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, agreements, and understandings with respect thereto. This Agreement may be modified or waived only by a separate writing signed by both parties expressly so modifying or waiving this Agreement.

17  Severability.    If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law: (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as is possible; and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, STAR SCIENTIFIC and NATC hereby waive their right to enforce any provision of law that would render any provision hereof prohibited or unenforceable in any respect. If the terms and conditions of this Agreement are materially altered as a result of this Section, the parties shall attempt to renegotiate the terms and conditions of this Agreement, in good faith, to resolve any inequities.

18  Governing Law.    This Agreement shall be deemed to be executed and to be performed in the State of Maryland, and shall be construed under and in accordance with the laws of the State of Maryland, including but not limited to matters of validity, construction, effect, and performance. In the event of a controversy, claim, or dispute between the parties hereto arising out of or relating to this Agreement, such controversy, claim, or dispute may be tried exclusively in the courts of the State of Maryland or in the United States Federal District Court located in, or closest to, Bethesda, Maryland, as either party may elect. Each of the parties hereby waives any defense of lack of in personam jurisdiction, improper venue, and forum non conveniens, and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other party at the address provided for in Section 15 hereof. Both parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this Section 18.

19  Counterparts.    This Agreement may be executed in one or more counterparts (including facsimile copies), each of which, when so executed, constitutes one original and all of which, when taken together, constitute one and the same Agreement.

20  Press Releases And Other Public Disclosures.    Except as provided in the ASSET PURCHASE AGREEMENT, or during the course of formal discovery or trial proceedings in any litigation or as otherwise legally required, no other public announcement or other disclosure to third parties concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either party hereto, without first obtaining the written approval of the other party, which shall include agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure by providing the other party with a written copy thereof, and allowing reasonably sufficient time prior to public release to permit such other party to comment upon such announcement or disclosure. Once any such public announcement or disclosure has been made in accordance with this Section, then either party may appropriately communicate information contained in such permitted announcement or disclosure. Each party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure, but neither party shall be prevented by this Section 20 from making any disclosures to such agencies required under applicable law.

21  No Waiver.    No failure on the part of a party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by a party of any right preclude any other future exercise thereof or the exercise of any other right.

22  Independent Contractors.    No agency, partnership or joint venture is hereby established; each party shall act hereunder as an independent contractor. Neither STAR SCIENTIFIC nor NATC shall enter into, or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party any contractual obligations, expenses or liabilities whatsoever.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed this              day of             ,              by their duly authorized representatives.

STAR SCIENTIFIC, INC.

By:
Name: Title: Date:

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name: Title: Date:

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